As filed with the Securities and Exchange Commission on November 23, 2022

Registration No. 333-267657

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2 TO FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

CALIBERCOS INC.

(Exact name of Registrant as specified in its charter)

Delaware	6282	47-2426901
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

8901 E. Mountain View Rd. Ste. 150

Scottsdale, AZ, 85258

(480) 295-7600

(Address including zip code, telephone number, including area code, of Registrant’s Principal Executive Offices)

John C. Loeffler, II

Chairman and Chief Executive Officer

8901 E. Mountain View Rd. Ste. 150

Scottsdale, AZ 85258

(480) 295-7600

(Name, address including zip code, telephone number, including area code, of agent for service)

Copies To:

Thomas J. Poletti. Esq. Veronica Lah, Esq. Manatt, Phelps & Phillips LLP 695 Town Center Drive, 14th Floor Costa Mesa, CA 92626 (714) 371-2500	Louis A. Bevilacqua, Esq. Bevilacqua PLLC 1050 Connecticut Avenue, NW, Suite 500 Washington, DC 20036 (202) 869-0888

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒	Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the Securities and Exchange Commission declares our registration statement effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED November 23, 2022

1,600,000 Shares

CALIBERCOS INC.

Class A common stock

[         ] per share

This is the initial public offering of shares of Class A common stock of CaliberCos Inc. Prior to this offering, there has been no public market for our Class A common stock. The initial public offering price is expected to be between $5.00 and $6.00 per share. The actual number of shares we will offer will be determined based on the actual public offering price.

We intend to apply to have our shares of Class A common stock listed on the Nasdaq Capital Market under the symbol “CWD”. The closing of this offering is contingent upon our listing on the Nasdaq Capital Market.

We are an “emerging growth company,” as defined under the federal securities laws and, as such, we have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings. See “Prospectus Summary— Implications of Being an Emerging Growth Company.”

After completion of this offering, John C. Loeffler, II, our Chief Executive Officer, and Jennifer Schrader, our President and Chief Operating Officer, through ownership of all our outstanding shares of Class B common stock, will continue to control a majority of the voting power of our outstanding common stock. As a result, we will be a “controlled company” within the meaning of the corporate governance standards of Nasdaq and are eligible for certain exemptions from these rules, though we do not intend to rely on any such exemptions.  See “Risk Factors – We will be a ‘controlled company’ within the meaning of the listing rules of Nasdaq and, as a result, can rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies” on page 30 for more information.

Investing in our Class A common stock involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 14 to read about factors you should consider before buying shares of our Class A common stock.

Neither the Securities and Exchange Commission in the United States nor any other regulatory body has approved or disapproved of these common shares or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$5.50	$8,800,000
Underwriting discounts and commissions (1)	0.44	704,000
Proceeds, before expenses	5.06	8,096,000

(1) See “Underwriting” for additional disclosure regarding underwriting discounts and commissions and estimated offering expenses payable to Revere Securities LLC, the representative of the underwriters.

We have granted the underwriters a 45-day option to purchase up to 240,000 additional shares of Class A common stock from us at the initial public offering price less the underwriting discounts and commissions, solely to cover the underwriters’ option to purchase additional shares.

Revere Securities LLC

The underwriters expect to deliver the shares of Class A common stock to purchasers against payment in New York, New York on or about             , 2022.

Prospectus dated                           , 2022

Neither we nor the underwriters have authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. Neither we nor the underwriters take responsibility for and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Through and including ____, 2022 (the 25th day after the date of this prospectus), all dealers that buy, sell or trade in our common shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

For investors outside of the United States neither we nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourself about, and to observe any restrictions relating to, this offering and the distribution of this prospectus outside of the United States. See the section of this prospectus entitled “Underwriting” for additional information on these restrictions.

Unless otherwise indicated, information in this prospectus concerning economic conditions, our industries and our markets is based on a variety of sources, including information from third-party industry analysts and publications and our own estimates and research. This information involves a number of assumptions, estimates and limitations. The industry publications, surveys and forecasts and other public information generally indicate or suggest that their information has been obtained from sources believed to be reliable. None of the third-party industry publications used in this prospectus were prepared on our behalf. The industries in which we operate are subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” in this prospectus. These and other factors could cause results to differ materially from those expressed in these publications.

We own or have rights to various trademarks, service marks and trade names that we use in connection with the operation of our businesses. This prospectus may also contain trademarks, service marks and trade names of third parties, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks and trade names or products in this prospectus is not intended to, and does not imply a relationship with, or endorsement or sponsorship by us. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus may appear without the ®, TM or SM symbols, but the omission of such references is not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable owner of these trademarks, service marks and trade names.

A LETTER FROM OUR CEO

CHRIS LOEFFLER, CEO

CALIBER
THE WEALTH DEVELOPMENT COMPANY

Caliber seeks to be a wealth building engine for investors

We are an alternative asset manager on a mission to build wealth for our investors, communities, and team by developing impactful projects and companies.

Caliber applies the established private equity business model to proven asset classes, such as real estate and private credit, and strives to differentiate itself as a leader in the underserved, middle-market segment.

We serve a broad set of customers that includes accredited investors, investment advisers, family offices, and institutions. We believe many investors and their investment advisors are seeking to increase their allocations to alternative assets and yet these prospective Caliber customers are finding access to quality alternative investments as a substantial hurdle to achieving their allocation goals.

Caliber solves this problem with creativity, hard work, and uncompromising dedication to the ultimate success of our investors. We create attractive investment products, endeavor to manage them well, and, in doing so, create broad access to alternatives.

When my co-founders and I took the first steps toward building the business that would eventually become Caliber, the economy was in chaos.

In the throes of the Great Recession of 2007-2009, the banking and real estate industries were in disarray and investors from all walks of life were left with savings and investments that had been decimated. They were looking for an alternative way to rebuild their financial foundation.

Against this backdrop we saw opportunity – meaningful opportunity – to create value in a disrupted real estate market by building a platform for those investors who were seeking different ways to grow their wealth.

Opportunity

Brick by brick, we have built Caliber to provide wealth development opportunities to investors who previously have been excluded from alternative asset classes. We find investment opportunities that are often overlooked by the rest of the market due to their size or location. Also, we create incremental return opportunities by managing the full life cycle of many of our investments.

Early on, we recognized two meaningful gaps in the alternative assets marketplace. First, accredited investors were hungry for the opportunity to invest outside of traditional stocks, bonds and insurance products. Yet, an accessible and trusted avenue to alternative asset classes simply didn’t exist. Second, real estate investment opportunities in the middle market – which we define as projects in the $5 million to $50 million range – often lacked sufficient funding. We stepped into these gaps and saw our business grow quickly as we met the needs of the market and our investors.

The Democratization of Alternative Assets

For years, access to the alternative asset space was limited to financial institutions or a select group of ultra-high-net-worth investors. We believe this left the vast majority of investors at a significant disadvantage when it came to tax planning, diversification and inflation hedging, as well as missing out on potentially higher return opportunities.

We built Caliber to change that dynamic and democratize access to alternative assets.

When public solicitation of private securities became a viable strategy in 2012, we became an early adopter of the new rules and saw the opportunity to bring alternative assets to a broader range of accredited investors. We start with a focus on education, helping our investors understand the market for alternative investments and the strategies that are effective in that segment, and then we take the time to understand their investing goals and match them to the investment that best fits their needs.

Everything we do is grounded in our commitment to accountability, respect and transparency and maintaining open lines of communication with our investors – something that often gets lost in other institutions. We want to build trust with every investor with the goal that they continue to invest with us indefinitely. This focus on education and transparency is a key part of the Caliber experience. We strive to know what our customers need, what drives them to make an investment decision, and what it takes to earn and keep their trust.

The Middle Market Opportunity

From the beginning, our team has focused on finding opportunity where others see only barriers. This is due, in part, to our expertise and our vertically integrated business model. That mindset has enabled us to pursue many projects from the ground up, even in under-resourced locations and in challenging times. Caliber has a track record of finding a path forward where others may not.

We believe that the opportunity to invest in, develop and manage real estate projects in middle markets has never been stronger. The middle market segment tends to be highly fragmented due to a mismatch we have found that exists between the size and complexity of middle market assets, the inability of smaller firms to compete for those assets, and the lack of competition from traditional institutions that may be focused more on larger projects.

We have also found opportunities in middle-market geographies, specifically in real estate investments in the Southwest and Mountainwest regions of the United States Caliber focuses on business-friendly locations with strong, multi-year demographic trends. In many locations, we have boots on-the-ground to help us manage projects and capture diverse revenue streams.

We have a rule at Caliber: do what is best for the asset. When we do that, we believe we ultimately do what is best for the investor and for Caliber. Sometimes this requires us to change course, but we believe that adaptability is a strength and a competitive edge in today’s world and is a meaningful component of Caliber’s culture.

We believe our focus on the middle market also allows us to participate in meaningful projects that are helping to transform communities while providing our investors with tax-advantaged returns.  This is a critical component to Caliber’s strategy as an impact investor and goal to build the wealth of communities we operate in.

Caliber was an early innovator in the creation of Qualified Opportunity Zone (QOZ) funds, which offer investors the ability to reduce and eliminate short and long-term capital gain tax liabilities by investing in a professionally managed real estate fund that completes new developments that are impactful to the designated communities within each zone. Created in 2017 as part of the Tax Cut and Jobs Act, these funds are purposed to help stimulate economic growth in distressed communities across the country.

The Caliber Tax-Advantaged Fund was launched in 2018 and included investments in QOZ communities in Arizona and Texas. With the launch of our second fund in July 2022, Caliber is poised to be one of the largest and most active Opportunity Zone investors in our regions.

The Vision

We often tell the marketplace that we don’t have a five-year plan—we have a 100-year plan. Over the last 14 years, we have built our business property by property and investor by investor, resulting in a team and business system poised for growth.

We believe that the opportunities for growth in our existing real estate verticals are substantial and our deal pipeline is robust. From a fundraising perspective, we estimate that we currently serve a fraction of potential high-net-worth households in the United States alone. That leaves us a substantial opportunity to expand within this investor base.

At Caliber, we have always believed that if you put money into the hands of good people, they will do good things with it.  This belief underscores our commitment to build wealth for our employees, our fund investors and our shareholders, and we hope will ultimately be our company’s legacy.

We welcome you to join us as a co-owner of this growing business – a platform we are excited to build together long into the future.

Chris Loeffler, CEO

PROSPECTUS SUMMARY

This summary highlights certain significant aspects of our business and this offering and is a summary of information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before deciding to invest in our Class A common stock. You should read the entire prospectus carefully, including “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and our financial statements and related notes thereto included in this prospectus, before making an investment decision. Unless the context otherwise requires, the terms “Caliber”, “Company”, “we”, “us” and “our” refer to CaliberCos Inc., a Delaware corporation, and “this prospectus” refers to the offering contemplated this prospectus.

Unless otherwise indicated, all information in this prospectus gives effect to the automatic conversion of all 2,775,725 outstanding shares of Series B Preferred Stock into an equal number of shares of Class A common stock on the effective date of this offering.

General

Caliber is a leading vertically integrated asset management firm whose primary goal is to enhance the wealth of investors seeking to make investments in middle-market assets. We strive to build wealth for our investor clients by creating, managing, and servicing proprietary products including middle-market investment funds, private syndications, and direct investments. Our funds include investment vehicles focused primarily on real estate, private equity, and debt facilities. We earn asset management fees calculated as a percentage of managed capital in our Funds and Offerings. We market our services through direct sales to private investors, wholesaling to investment advisers, direct sales to family offices and institutions, and through in-house client services.

We believe that we provide investors attractive risk-adjusted returns by offering a balance of (i) structured offerings and ease of ownership, (ii) a pipeline of investment opportunities, primarily projects that range in value between $5 million and $50 million, and (iii) an integrated execution and processing platform. Our investment strategy leverages the local market intelligence and real-time data we gain from our operations to evaluate current investments, generate proprietary transaction flow, and implement various asset management strategies.

Market Opportunity

Our focus is on offering investors access to investments in alternative asset classes. According to Preqin, total alternative global assets under management (“AUM”) is expected to reach $17.2 trillion by 2025. Preqin’s 2020 investor survey indicated that 81% of investors surveyed intended to either increase or significantly increase their investments into alternative assets. Caliber’s current product offerings offer a broad range of alternative real estate investments and its established business model is designed for growth into multiple alternative asset classes. Caliber’s roadmap includes expanding into a full suite of credit products and adding business equity products such as private equity and venture capital. We believe that Caliber’s ability to move with the market and cater to investor interests, supported with our innovative product team, drives growth in our AUM.

Caliber’s Integrated Model

While we primarily act as an alternative asset manager, we also offer a full suite of support services and employ a vertically integrated approach to investment management. Our asset management activities are complemented with transaction and advisory services including development and construction management, acquisition and disposition expertise, and fund formation, from which we derive revenue, which we believe differentiates us from other asset management firms. We believe our model allows us to acquire attractive projects, reduce operating costs and deliver services to our funds that enhance net returns to investors. We integrate our expertise and knowledge across these verticals to successfully manage our investment platform.

The following table summarizes the fees we are scheduled to earn by investment phase and distinguishes between fees that are incurred one time and fees that are earned throughout the investment life cycle.

We follow a rigorous diligence process to identify and qualify each of our investments. We source and analyze our investment opportunities through the strong relationships and networks we have developed in our target markets. We utilize and consider both qualitative and quantitative data in the identification and selection of our investment opportunities. We consider data from varying sources including proprietary market analytics, cost of capital, and internal financial modeling projections. We also consider portfolio exposure or concentrations in any one asset class and other laws and requirements that are either outlined in our fund operating agreements or other limitations required by law. We primarily focus on direct investments into real estate and credit (lending) into real estate investments.

Real Estate – Our real estate expertise was formed in the wake of the 2008 financial crisis and encompasses hospitality, residential, and commercial asset types and vertical and horizontal projects. Our asset management team specializes by asset type, allowing for collaboration of different real estate verticals to gain pricing and capital deployment efficiencies as well purchasing power over materials and supplies to increase cash flows and returns. Our real estate products include: core plus, value add, distressed and opportunistic investing. Our opportunity zone fund also provides access to tax efficient deployment of capital.

Credit – Our credit products are designed to meet our investors’ needs for stable, cash flowing, investments. We deploy and enhance investing in both mezzanine and preferred equity strategies based on the capital requirements of the underlying investment. Each investment decision involves a number of factors and criteria that are focused on the subject asset’s ability to perform in the near term, its plans and projected capabilities, and its long-term return profile, among others.

Assets Under Management. AUM refers to the assets we manage or sponsor. We monitor two types of information with regard to our AUM:

i.	Managed Capital – we define this as the total equity capital raised from investors in our funds at any point in time. We use this information to monitor, among other things, the amount of ‘preferred return’ that would be paid at the time of a distribution and the potential to earn a performance fee over and above the preferred return at the time of the distribution. Our asset management fees are based on a percentage of Managed Capital and monitoring the change and composition of Managed Capital provides relevant data points for Caliber management to further calculate and predict future earnings.

ii.	Fair Value (“FV”) AUM – we define this as the aggregate fair value of the real estate assets we manage and from which we derive management fees, performance revenues and other fees and expense reimbursements. We estimate the value of these assets quarterly to help make sale and hold decisions and to evaluate whether an existing asset would benefit from refinancing or recapitalization. This also gives us insight into the value of our carried interest at any point in time. We also utilize the FV AUM metric to predict the percentage of our portfolio which may need development services in a given year, fund management services (such as refinance), and brokerage services. As we control the decision to hire for these services, our service income is generally predictable based upon our current portfolio AUM and our expectations for AUM growth in the year forecasted. As of September 30, 2022, we had total FV AUM of approximately $686 million.

Business Segments

Our operations are organized into three reportable segments for management and financial reporting purposes: Fund Management, Development, and Brokerage.

Fund Management — This segment represents our fund management activities along with back office and corporate support functions including accounting and human resources. It includes the activities of Caliber Services, LLC and its subsidiaries, (“Caliber Services”), which acts as an external manager of our funds, which have diversified investment objectives. It also includes the activities associated with Caliber Securities, LLC (“Caliber Securities”), a wholly-owned Arizona registered issuer-dealer, which generates fees from set up services and fund formation. We earn fund management fees for services rendered to each of the funds by Caliber Services as follows:

•

Asset Management Fee. We receive an annual asset management fee typically equal to 1.0% - 1.5% of the non-affiliated capital contributions related to the assets owned by the particular fund to compensate us for the overall administration of that fund. These management fees are payable regularly, generally on a monthly basis, pursuant to our management agreement with each fund.

•

Carried Interest. We are entitled to an allocation of the income allocable to the limited partners or members of each fund for returns above accumulated and unpaid priority preferred returns and repayment of preferred capital contributions (the “Hurdle Rate”). Income earned with respect to our carried interest is recorded as Performance Allocations. Performance Allocations are an important element of our business and have historically accounted for a material portion of our revenues.

Depending on the fund, we typically receive a carried interest of 20% - 35%, depending on the fund, of all cash distributions from (i) the operating cash flow of each fund above the Hurdle Rate and (ii) the cash flow resulting from the sale or refinancing of any investments held by our funds after payment of the related fund’s investors unpaid priority preferred returns and Hurdle Rate. Our funds’ preferred returns range from 6% - 12%.

•

Financing Fee. We earn a fee upon the closing of a loan by our investment funds with a third-party lender to compensate us for the services performed and costs incurred in securing the financing. This is typically a fixed fee arrangement which approximates no more than 1% of the total loan and will not exceed 3% of the total loan after considering all other origination fees charged by lenders and brokers involved in the transaction. Financing fees are recorded under Transaction and Advisory Fees.

•	Set-Up Fee. We charge an initial one-time fee related to the initial formation, administration and set-up of the applicable fund. Set-up fees can be flat fees or a percentage of capital raised, typically 1.5% of capital raised or less. These fees are recorded under Transaction and Advisory Fees.

•

Fund Formation Fee. Through Caliber Securities, we earn non-affiliated fees from raising capital for our funds. Our contracts with our funds are typically fixed fee arrangements which approximate no more than 3.5% on capital raised. These fees are recorded under Transaction and Advisory Fees.

Based on the contractual terms of the relevant funds we manage, in addition to the fees noted above, Caliber is entitled to be reimbursed for its expenses, which are not to exceed non-affiliated third-party costs, related to services provided to the funds.

Development — This segment represents our activities associated with providing real estate development services as their principal developer. These services include managing and supervising third-party developers and general contractors with respect to the development of the properties owned by our funds. Revenues generated by this segment are generally based on 4% of the total expected costs of the development or 4% of the total expected costs of the construction project. Caliber Development, LLC (“Caliber Development”), a wholly-owned subsidiary of Caliber Services and an Arizona licensed general contractor, acts as either the developer, development manager, and/or construction manager on our funds’ projects.

We have a number of development, redevelopment, construction, and entitlement projects that are underway or are in the planning stages, which we define as Assets Under Development (“AUD”). This category includes projects we are planning to build on undeveloped land and projects to be built and constructed on undeveloped lands which are not yet owned by our funds but are under contract to purchase. Completing these development activities may ultimately result in income-producing assets, assets we can sell to third parties, or both. As of September 30, 2022, we are actively developing 2,460 multifamily units, 2,300 single family units, 2.5 million square feet of commercial and industrial, and 1.3 million of office and retail. If all of these projects are brought to completion, the total cost capitalized to these projects, which represents total current estimated costs to complete the development and construction of such projects, is $2.2 billion, which we expect would be funded through a combination of undeployed fund cash, third-party equity, project sales, tax credit financing and similar incentives, and secured debt financing. We are under no obligation to complete these projects and may dispose of any such assets at any time. There can be no assurance that assets under development will ultimately be developed or constructed because of the nature of the cost of the approval and development process and market demand for a particular use. In addition, the mix of residential and commercial assets under development may change prior to final development. The development of these assets will require significant additional financing or other sources of funding, which may not be available.

Brokerage — This segment is involved in the buying, selling and leasing of all our funds’ assets. For the nine months ended September 30, 2022 and 2021, our brokerage segment completed approximately $63.1 million and $46.8 million in transactions generating approximately $0.9 million and $0.6 million of brokerage fees, respectively.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Segment Analysis” for a discussion of activities by segment for the nine months ended September 30, 2022.

Structure of Funds

We are focused on enhancing wealth for our clients by providing access to high quality alternative investments. We believe that capital organized privately into structured funds offers investors an attractive balance of risk-adjusted return and investment performance. By allowing minimum investments as low as $50,000, we provide investors, who may not otherwise have been able to purchase a large asset, a variety of alternative investment strategies, including typical real estate investment solutions.

Our funds are typically structured as limited partnerships or limited liability companies which have a specified period during which clients can subscribe for limited partnership units or membership interests in the funds. Once the client is admitted as a limited partner or member, that client generally cannot withdraw its investment and may be required to contribute additional capital if called by the general partner or managing member. These funds can have a single investment purpose or the ability to invest in a broad range of asset types. As funds liquidate their investments, they typically distribute the proceeds to the funds’ investors, however, and in particular with our multi-asset funds, the funds have the ability to retain the proceeds to make additional investments.

We act as an external manager of our funds, which have diversified investment objectives and include investment vehicles focused on real estate, private equity and debt facilities. The consolidated investment funds are variable interest entities in which Caliber has been determined to be the primary beneficiary for accounting purposes since we have the power to direct the activities of the entities and the right to absorb losses, generally in the form of guarantees of indebtedness that are significant to the individual investment funds. Our chief operating decision maker does not regularly review the operating results of these investment funds for the purpose of allocating resources, assessing performance or determining whether additional investments or advances be made to these funds. Outside of our interests as the manager or general partner of these funds, our benefits in these entities are limited to Caliber’s direct membership or partnership interests, if any. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Critical Accounting Estimates” for discussion of our consolidation and segment accounting policies.

Investment Process and Risk Management

We maintain a rigorous investment process across all our funds. Each fund has investment policies and procedures that generally contain investment parameters and requirements, such as limitations relating to the types of assets, industries or geographic regions in which the fund will invest. An investment committee reviews and evaluates investment opportunities in a framework that includes a qualitative and quantitative assessment of the key opportunities and risks of investments.

Our investment professionals are responsible for the full life cycle of an investment, from evaluation, through execution, to exit. Investment professionals generally submit investment opportunities for review and approval by our investment committee. The investment committee is comprised of executives and senior leaders of the Company. When evaluating investment opportunities, the investment committee may consider, without limitation and depending on the nature of the investment and its strategy, the quality of the asset in which the fund proposes to invest, likely exit strategies, factors that could reduce the value of the asset at exit, and a range of economic and interest rate environments, macroeconomic trends in the relevant geographic region or industry and the quality of the asset’s business operations. Our investment committee also incorporates, to the extent appropriate, environmental, social and governance (“ESG”) factors into the investment decision-making process.

Existing investments are reviewed and monitored on a regular basis by investment and asset management professionals. In addition, our investment professionals and asset managers work directly with our portfolio companies’ directors, executives and managers to drive operational efficiencies and growth.

Capital Invested In and Alongside Our Investment Funds

To further align our interests with those of investors in our investment funds, we have invested our own capital and that of certain of our personnel in the investment funds that we sponsor and manage. Minimum general partner capital commitments to our investment funds are determined separately with respect to each of our investment funds and, generally, are less than 5% of the limited partner commitments of any particular fund. We determine whether to make general partner capital commitments to our funds in excess of the minimum required commitments based on, among other things, our anticipated liquidity, working capital and other capital needs.

Investors in many of our funds also receive the opportunity to make additional “co-investments” with the investment funds. Our employees, as well as Caliber itself, also have the opportunity to make investments, in or alongside our funds and other vehicles we manage, in some instances without being subject to management fees, carried interest or incentive fees. In certain cases, limited partner investors may pay additional management fees or carried interest in connection with such co-investments.

Competition

The alternative asset management industry is intensely competitive, and we expect it to remain so. For investments, we compete primarily on a regional, industry and asset basis. For capital and fund investors, we compete nationally and occasionally accept capital from international investors.

We face competition both in the pursuit of fund investors and investment opportunities. Generally, our competition varies across business lines, geographies, and financial markets. We compete for outside investors based on a variety of factors, including investment performance, investor perception of investment managers’ drive, focus and alignment of interest, quality of service provided to and duration of relationship with investors, business reputation, and the level of fees and expenses charged for services. We also compete on investor preference, as alternative investments gain favor over traditional investments.

We compete for investment opportunities based on a variety of factors, including breadth of market coverage and relationships, access to capital, transaction execution skills, the range of products and services offered, innovation, and price.

We compete with real estate funds, specialized funds, hedge fund sponsors, financial institutions, private equity funds, corporate buyers, and other parties. Many of these competitors are substantially larger and have considerably greater financial, technical, and marketing resources than are available to us. Many of these competitors have similar investment objectives to ours, which may create additional competition for investment opportunities. Some of these competitors may also have a lower cost of capital and access to funding sources that are not available to us, which may create competitive disadvantages for us with respect to investment opportunities. In addition, some of these competitors may have higher risk tolerances, different risk assessments or lower return thresholds, which could allow them to consider a wider variety of investments and to bid more aggressively than us for investments that we want to make. Corporate buyers may be able to achieve synergistic cost savings with regard to an investment that may provide them with a competitive advantage in bidding for an investment.

We also compete within market segments. Caliber targets the middle-market segment, which includes investments generally too large or complex for smaller investors and too disaggregated or specialized for large investors. For investors, Caliber competes to gain investment from high net worth individuals, registered investment advisors, broker-dealers, family offices, and other institutions. Generally, we target the middle-market segment of those investors, offering access to alternative investments to investors who may not have traditionally had access in the past. For these investors, Caliber competes with all other sources of potential investment for their capital, including other alternative investments and traditional investments.

Strategy and Competitive Strengths

We manage and administer investment vehicles that allow investors to diversify their holdings into asset classes that would not be readily accessible to them otherwise. Caliber’s approach is to offer investors, and their wealth managers, products managed by a team aligned with their success by tying our financial success to a percentage of distributions enjoyed by our customers. Caliber’s strategy is grounded by a commitment to investor education, making the process of choosing alternative investments approachable and simple to understand.

Our competitive strengths include:

•	Extensive relationship and sourcing network. We leverage our relationships in order to source deals for our funds. In addition, our management has extensive relationships with major industry participants in each of the markets in which we currently operate. Their local presence and reputation in these markets enables them to cultivate key relationships with major holders of property inventory, in particular, financial institutions, throughout the real estate community

•	Targeted market opportunities. We primarily focus on business and investment-friendly markets that have a long-term trend of population growth and job growth with a particular focus on Arizona, Colorado, Nevada, Texas and Utah. We generally avoid engaging in direct competition in over-regulated and saturated markets.

•	Structuring expertise and speed of execution. We believe we have developed a reputation of being able to quickly execute, as well as originate and creatively structure acquisitions, dispositions and financing transactions. We have experience in a variety of investment strategies, including direct property investments, joint ventures, participating loans and investments in performing and non-performing mortgages with the objective of long-term ownership.

•	Vertically integrated platform for operational enhancement. We believe in a hands-on approach to real estate investing and possess local expertise in brokerage, development management, and investment sales, which we believe enable us to invest successfully in select submarkets. Our goal is to optimize the use of in-house services for high margin, low volume tasks while using third-party services for high volume, low margin tasks.

•	Focus on the middle market. We believe our focus on middle market opportunities offers our investors significant alternatives to traditional institutions providing alternative investments. This focus has allowed us to offer a diversified range of alternative investment opportunities, particularly for accredited investors

•	Risk protection and investment discipline. We underwrite our investments based upon an examination of investment economics and an understanding of market dynamics and risk management strategies. We conduct an in-depth sensitivity analysis on each of our fund investments. This analysis applies various economic scenarios that include, where appropriate, changes to rental rates, absorption periods, operating expenses, interest rates, exit values and holding periods.

Our Growth Strategy

We aim to continue building wealth for our investors by expanding our business with the following strategies:

•	Organic growth with our existing high net worth investor base. We estimate that we currently service less than 1% of the current high net worth investor base in the United States. Using our established direct sales method, we intend to attract additional high net worth individuals to expand our number of customers and our assets under management.

•	Expansion into additional distribution channels. We intend to expand Caliber’s recent, early success in accessing institutional channels by further expanding our fundraising activities directed to registered investment advisers (RIA), broker-dealers, family offices, and boutique institutions.

•	New funds and platforms. We intend to grow our AUM by expanding the number of available funds and products we offer. We will look for complementary products and vehicles that utilize our existing vertically integrated infrastructure to allow us to continue to capture attractive risk-adjusted returns. These areas of investment could include public funds, such as REITs, private credit, venture capital and private equity. We expect these new funds and platforms will attract new investors, in addition to leveraging our existing investor base and offering them access to a broad set of high-quality alternative investments.

•	Accretive acquisitions. We plan to evaluate potential accretive acquisition opportunities to expand our customer base and distribution of investments, our geographic reach, and our internal capabilities to execute on specific investment strategies. Our acquisition strategy focuses on two categories – acquisitions of alternative fund sponsors and asset managers who generally operate a similar business to Caliber’s and who are seeking to gain access to the benefits of being owned by a public company and strategic acquisitions of other entities to expand our distribution capabilities, product offerings, and services provided.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As an emerging growth company, we are eligible to take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies and may elect to take advantage of other exemptions from reporting requirements in our future filings with the Securities Exchange Commission (“SEC”). In particular, in this prospectus, these exemptions include:

•	presenting only two years of audited financial statements and only two years of related selected financial data and Management’s Discussion and Analysis of Financial Condition and Results of Operations disclosure in our registration statement of which this prospectus forms a part;

•	reduced disclosure about our executive compensation arrangements;

•	exemption from the requirements to hold non-binding advisory votes on executive compensation (“Say on Pay”);

•	extended transition periods for complying with new or revised accounting standards;

•	exemption from the auditor attestation requirement in the assessment of our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”); and

•	exemption from complying with any requirement that may be adopted by the Public Company Accounting Oversight Board (“PCAOB”) regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor communication regarding critical audit matters).

We may take advantage of these exemptions up until the last day of the fiscal year following the fifth anniversary of this offering or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.07 billion in annual revenue, we have more than $700 million in market value of our stock held by non-affiliates (and we have been a public company for at least 12 months and have filed one annual report on Form 10-K) or we issue more than $1 billion of non-convertible debt securities over a three-year period. We may choose to take advantage of some, but not all, of the available exemptions. We have taken advantage of certain reduced reporting obligations in this prospectus. Further, pursuant to Section 107 of the JOBS Act, as an emerging growth company, we have elected to use the extended transition period for complying with new or revised accounting standards until those standards would otherwise apply to private companies. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock, and our financial statements may not be comparable to the financial statements of issuers who are required to comply with the effective dates for new or revised accounting standards that are applicable to public companies. See “Risk Factors—Risks Related to this offering and Ownership or Our Class A Common Stock” which describes that we are an emerging growth company, and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our Class A common stock less attractive to investors.

Implications of being a “controlled company” within the meaning of Nasdaq listing standards and the rules of the SEC

After completion of this offering, John C. Loeffler, II, our Chief Executive Officer, and Jennifer Schrader, our President and Chief Operating Officer, through ownership of all our outstanding shares of Class B common stock, will continue to control a majority of the voting power of our outstanding common stock. As a result, we will be a “controlled company” within the meaning of the corporate governance standards of Nasdaq. Under these rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” but may elect not to comply with certain corporate governance requirements, including:

•	the requirement that a majority of our Board of Directors consist of “independent directors”;

•	the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	the requirement that we have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

Notwithstanding the foregoing, following this offering, we do not intend to utilize these exemptions. As a result, we will have a majority of independent directors, and our nominating and corporate governance committee and compensation committee will consist entirely of independent directors. Accordingly, you will have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

Summary of Risks Related to Our Business

Our business is subject to numerous risks and uncertainties, including those described in “Risk Factors” and elsewhere in this prospectus. You should carefully consider these risks before making an investment. These risks include, among others, the following:

•	Our business depends in large part on our ability to raise capital for our real estate funds from investors. If we were unable to raise such capital, we may be unable to grow our asset management fees and our transaction fees may be materially impacted. The inability to deploy such capital into fund investments may materially reduce our revenues and cash flows and adversely affect our financial condition.
•	Changes in prevailing interest rates may reduce our profitability, and we may not be able to adequately anticipate and respond to changes in market interest rates.
•	Inflation can have an adverse impact on our business and on our customers.
•	A decline in the pace of growth or size of investment made by our funds may adversely affect our revenues.
•

Our revenue, earnings, net income, and cash flows can all vary materially, which may make it difficult for us to achieve steady earnings growth on a quarterly basis and may cause the price of our Class A common stock to decline.

•	We may need additional capital, and financing may not be available on terms acceptable to us, or at all.
•	The global outbreak of the novel coronavirus, or COVID-19, has caused severe disruptions to global economies and has adversely impacted, and may continue to adversely impact, our performance, and results of operations.
•	We could lose part or all of our investments, which could have a material adverse effect on our financial condition and results of operations.
•	The historical returns attributable to our funds should not be considered as indicative of the future results of our funds or of our future results or of any returns expected on an investment in our Class A common stock.
•	We may be subject to litigation risks and may face liabilities and damage to our professional reputation as a result of investment decisions on behalf of investors in our funds.
•	Actions of any joint venture partners that we may have could reduce the returns on joint venture investments.
•	Our reliance on third-parties to operate and to develop certain of our properties may harm our business.
•	Changes in relevant tax laws, regulations, treaties, or an adverse interpretation of these items by tax authorities could adversely impact our effective tax rate and tax liability.
•	Conflicts of interest exist between our Company and related parties.
•	Risk management activities may adversely affect the return on our funds’ investments.
•	Our real estate funds are subject to the risks inherent in the ownership, development, and operation of real estate.
•	Investments by our investment funds may rank junior to investments made by others.
•	Rapid growth of our businesses may be difficult to sustain and may place significant demands on our administrative, operational, and financial resources.
•	We depend on our founders, senior professionals, and other key personnel, and our ability to retain them and attract additional qualified personnel is critical to our success and our growth prospects.
•	Our management team has limited public company experience.
•	We may expand into new investment strategies, geographic markets and businesses, each of which may result in additional risks and uncertainties in our businesses.
•	We may not be successful in competing with companies in the asset management industry, some of which may have substantially greater resources than we do.
•	If we are unable to maintain and protect our intellectual property, or if third parties assert that we infringe their intellectual property rights, our business could suffer.
•	Our business could be adversely affected by security breaches through cyber-attacks, cyber intrusions, or otherwise.

•	If we are unable to implement and maintain effective internal control over financial reporting in the future, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our Class A common stock may decline.
•	The consolidation of investment funds or operating businesses of our portfolio companies could make it more difficult to understand the operating performance of the Company and could create operational risks for the Company.
•

Our Bylaws have an exclusive forum for adjudication of disputes provision which limits the forum to the Delaware Court of Chancery for certain stockholder litigation matters actions against the Company, which may limit an investor’s ability to seek what they regard as a favorable judicial forum for disputes with the Company or its directors, officers, employees, or stockholders.

•	If we were deemed to be an “investment company” under the Investment Company Act, applicable restrictions could make it impractical for us to continue our businesses as conducted and could have a material adverse effect on our businesses.
•	Extensive regulation of our businesses affects our activities and creates the potential for significant liabilities and penalties. The possibility of increased regulatory focus could result in additional burdens on our business. Changes in tax law and other legislative or regulatory changes could adversely affect us.
•	The dual class structure of our common stock has the effect of concentrating voting control with our executive officers, which will limit your ability to influence the outcome of important transactions.
•	We may not be able to satisfy listing requirements of Nasdaq or obtain or maintain a listing of our Class A common stock on Nasdaq.
•	No public market for our Class A common stock currently exists, and an active trading market may not develop or be sustained following this offering.
•	Our share price may be volatile, and you may be unable to sell your shares at or above the offering price.
•	Future sales and issuances of our Class A common stock or rights to purchase Class A common stock, including pursuant to our equity incentive plans, could result in additional dilution of the percentage ownership of our stockholders and could cause the stock price of our Class A common stock to decline.
•	Future sales of our Class A common stock in the public market could cause our share price to fall.
•	We expect to incur significant additional costs as a result of being a public company, which may adversely affect our business, financial condition and results of operations.
•	Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud.
•	If we fail to implement and maintain an effective system of internal control, we may be unable to accurately report our operating results, meet our reporting obligations, or prevent fraud.
•

We are an emerging growth company, and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our Class A common stock less attractive to investors.

•	We will be a “controlled company” within the meaning of the listing rules of Nasdaq and, as a result, can rely on exemptions from certain corporate governance requirements that provide protection to stockholders of other companies.
•	Our management has broad discretion in the use of the net proceeds from this offering and may not use the net proceeds effectively.

•	If securities or industry analysts do not publish research or publish unfavorable research about our business, our stock price and trading volume could decline.
•	If you purchase shares of our Class A common stock in this offering, you will incur immediate and substantial dilution.
•

We have never paid dividends on our capital stock, and we do not intend to pay dividends for the foreseeable future. Consequently, any gains from an investment in our Class A common stock will likely depend on whether the price of our common stock increases.

•	Our charter documents and Delaware law and the voting control exercised by our founders could prevent a takeover that stockholders consider favorable and could also reduce the market price of our stock.
•	Claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

Corporate Information

Our Company was originally founded as Caliber Companies, LLC, organized under the laws of Arizona, and commenced operations in January 2009. In 2014, the Company was reorganized as CaliberCos Inc., as a Nevada corporation. In June 2018, we reincorporated in the state of Delaware. Our corporate office is located at 8901 E. Mountain View Rd. Ste 150, Scottsdale, Arizona 85258. Our telephone number is (480) 295-7600. Our website address is www.caliberco.com. We do not incorporate information on or accessible through our website into this prospectus, and you should not consider any information on, or that can be accessed through our website as part of this prospectus.

Nasdaq Listing

We intend to list our common stock on Nasdaq. There is no assurance that our listing application will be approved by Nasdaq. The approval of our listing on Nasdaq is a condition of closing. If our application to Nasdaq is not approved or we otherwise determine that we will not be able to secure the listing of the common stock on Nasdaq, we will not complete the offering.

The Offering

Shares of Class A common stock offered by us	1,600,000 shares

Class A common stock to be outstanding after this Offering	22,766,077 shares

Class B common stock outstanding	12,474,692 shares

Total Class A common stock and Class B common stock to be outstanding after this Offering	35,240,769 shares

Option to purchase additional shares of Class A common stock	240,000 shares

Use of Proceeds

We estimate that our net proceeds from the sale of our Class A common stock that we are offering will be approximately $6.9 million (or approximately $8.1 million if the underwriters’ option to purchase additional shares of our Class A common stock from us is exercised in full), assuming an initial public offering price of $5.50 per share, the midpoint of the estimated price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses.

The principal purposes of this offering are to increase our capitalization and financial flexibility and create a public market for our Class A common stock. As of the date of this prospectus, we currently intend to use the net proceeds we receive from this offering for general corporate purposes, including working capital, operating expenses and capital expenditures. We may also use a portion of the net proceeds to acquire complementary businesses, products, services or technologies. However, we do not have agreements or commitments to enter into any acquisitions at this time. See the section titled “Use of Proceeds” for additional information.

Voting Rights

We have two classes of common stock: Class A common stock and Class B common stock. Class A common stock is entitled to one vote per share and Class B common stock is entitled to 10 votes per share.

Holders of Class A common stock and Class B common stock generally vote together as a single class, unless otherwise required by law or our amended and restated certificate of incorporation. The holders of our outstanding Class B common stock hold approximately 84.57% of the voting power of our outstanding shares following this offering and will have the ability to control the outcome of matters submitted to our stockholders for approval, including the election of our directors and the approval of any change in control transaction. See the sections titled “Principal Stockholders” and “Description of Capital Stock” for additional information.

Risk Factors	Investing in our Class A common stock involves a high degree of risk. You should carefully read and consider the information set forth under “Risk Factors” and all other information in this prospectus before investing in our Class A common stock.

Lock-up Agreements

We, and all of our directors and officers have agreed, or will agree, with the underwriters that, until 180 days after the date of this prospectus (the “restricted period”), subject to certain exceptions, we and they will not, without the prior written consent of Revere Securities LLC , offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any of our shares of common stock, any options or warrants to purchase any of our shares of common stock or any securities convertible into or exchangeable for or that represent the right to receive shares of our common stock; Revere Securities LLC may release any of the securities subject to these lock-up agreements at any time, subject to applicable notice requirements.

Listing	We intend to apply to list our Class A common stock on the Nasdaq Capital Market under the symbol “CWD.” We believe that upon the completion of this offering, we will meet the standards for listing on Nasdaq. The closing of this offering is contingent upon the successful listing of our common stock on the Nasdaq Capital Market.

The number of shares of Class A common stock that will be outstanding after this offering set forth above is based on 21,166,077 shares of Class A common Stock outstanding as of November 23, 2022, after giving effect to the conversion of all shares of Series B Preferred Stock into Class A common stock which will occur on the effective date of this offering, and (i) does not give effect to (x) the conversion of Class B common stock to Class A common stock, (y) the conversion of convertible debt securities into Class A common stock, and (z) the exercise of any warrants or stock options or vesting of restricted stock units outstanding as of the date hereof and (ii) excludes shares of Class A Common Stock reserved for future grant or issuance under our 2017 Plan.

Unless specifically stated otherwise, all information in this prospectus assumes no exercise of the underwriters’ over-allotment option.

Summary of Financial Data

The following table sets forth our summary financial data as of the dates and for the periods indicated. We have derived the summary statement of operations data from our audited annual financial statements for the years ended December 31, 2021 and 2020 and our unaudited interim consolidated financial statements for the nine months ended September 30, 2022 and 2021 included elsewhere in this prospectus. In our opinion, the unaudited interim condensed consolidated financial statements have been prepared on a basis consistent with our audited annual consolidated financial statements and contain all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of such financial statements.

The historical results presented below are not necessarily indicative of the results to be expected for any future period and our interim results are not necessarily indicative of the results that may be expected for a full year. The following summaries of our financial data for the periods presented should be read in conjunction with the sections of this prospectus entitled “Risk Factors,” “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes included elsewhere in this prospectus.

Consolidated Statements of Operations (Amounts in thousands, except per share data)

	Nine Months Ended September 30,		Years Ended December 31,
	2022	2021	2021	2020
Revenue	$62,489	$36,072	$56,033	$37,877
Consolidated funds revenue	48,672	30,854	46,158	31,409
Operating costs	8,421	6,045	9,685	10,972
Consolidated funds expenses	50,932	43,718	61,531	49,227
Interest expense	685	546	712	736
Other income, net	(241)	(856)	(1,653)	(86)
Net income (loss) attributable to CaliberCos Inc.	4,489	(256)	(698)	(5,446)
Net income (loss) attributable to noncontrolling interests	14,561	(16,603)	(20,469)	(20,099)
Basic net income (loss) per share	$0.15	$(0.01)	$(0.02))	$(0.19)
Diluted net income (loss) per share	$0.14	$(0.01)	$(0.02)	$(0.19)
Weighted average shares outstanding - basic	30,332	29,968	29,980	20,392
Weighted average shares outstanding - diluted	33,435	29,968	29,980	20,392
Pro forma basic net income (loss) per share (1)	$0.14		$(0.02)
Pro forma diluted net income (loss) per share (1)	$0.12		$(0.02)
Pro forma weighted average shares outstanding - basic (1)	33,108		33,603
Pro forma weighted average shares outstanding - diluted (1)	36,211		33,603

Consolidated Balance Sheet (Amounts in thousands)

	As of September 30, 2022
	Actual	Pro Forma (2)	Pro Forma As Adjusted (3)
Cash	$4,731	$4,731	$11,612
Restricted cash	23	23	23
Real estate investments, net	2,030	2,030	2,030
Real estate assets held for sale	-	-	-
Assets of consolidated funds	238,038	238,038	238,038
Total assets	260,251	260,251	267,132
Notes payable	13,444	13,444	13,444
Notes payable - related party	365	365	365
Buyback obligation	12,469	-	-
Due to related parties	25	25	25
Other liabilities	353	353	353
Liabilities of consolidated funds	153,457	153,457	153,457
Total liabilities	182,647	170,178	170,178
Treasury stock	(13,626)	-	-
Stockholders’ (deficit) equity attributable to CaliberCos Inc.	(829)	7,060	18,521
Stockholders’ equity attributable to noncontrolling interests	78,433	78,433	78,433
Total stockholders’ equity	77,604	90,073	96,954

(1)	Gives effect to the automatic conversion of all shares of Series B Preferred Stock into Class A common stock on the effective date of this offering.

(2)	Pro forma basis gives effect to (i) the automatic conversion of all outstanding shares of Series B Preferred Stock into Class A common stock on the effective date of this offering and (ii) the termination of the Company’s obligation to repurchase shares of a non-participating founder’s shares of common stock, which obligation terminates on the effective date of this offering, resulting in the elimination of a previously booked contingent liability from such obligation and a corresponding addition to stockholders’ equity.

(3)	Pro forma as adjusted amounts reflect the sale of 1,600,000 shares in this offering at the assumed initial public offering price of $5.50 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. A $1.00 increase (decrease) in the assumed initial public offering price of $5.50 per share would increase (decrease) the pro forma as adjusted amount of each of cash, working capital, total assets and total stockholders’ equity by approximately $1.5 million, assuming that the number of shares offered by us, as set forth on the cover of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase (decrease) of 1.0 million shares offered by us would increase (decrease) the net proceeds to us from this offering by approximately $5.1 million, assuming the assumed initial public offering price remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

RISK FACTORS

        Investing in our Class A common stock involves a high degree of risk. You should carefully consider the following risk factors, as well as the other information in this prospectus, before deciding whether to invest in shares of our Class A common stock. If any of the following risks actually occurs, our business, results of operations and financial condition could be materially adversely affected. In this case, the trading price of our Class A common stock would likely decline, and you might lose part or all your investment in our Class A common stock.

Risks Related to Our Business

Our business depends in large part on our ability to raise capital for our funds from investors. If we were unable to raise such capital, we may be unable to grow our asset management fees and our transaction fees may be materially impacted. The inability to deploy such capital into investments, may materially reduce our revenues and cash flows and adversely affect our financial condition.

We depend on the capital markets to grow our Assets Under Management, (“AUM”), and we depend on third-party equity and debt financings to acquire properties for our funds. We intend to continue to raise a significant amount of equity and debt to acquire various alternative investments for our funds in the ordinary course of our business. Our debt financing depends on a combination of seller financing, the assumption of existing loans, government agencies, and financial institutions. We depend on equity financing from equity partners, which may include public or private companies, pension funds, family offices, financial institutions, endowments, high net worth individuals, and money managers. Our access to capital funding for our funds is uncertain. Our inability to raise additional capital for our funds on terms reasonably acceptable to us could jeopardize the future growth of our business.

Our ability to raise capital from investors in our funds depends on several factors, including many that are outside our control. Investors may downsize their investment allocations to alternative asset managers, including private funds and hedge funds, to rebalance a disproportionate weighting of their overall investment portfolio among asset classes. Poor performance of our funds could also make it more difficult for us to raise new capital. Our investors and potential investors continually assess our funds’ performance independently and relative to market benchmarks and our competitors, and our ability to raise capital for existing and future funds depends on our funds’ performance. The financial markets are affected by many factors, such as U.S. and foreign economic conditions and general trends in business and finance that are beyond our control, which could be adversely affected by changes in the equity or debt marketplaces, unanticipated changes in currency exchange rates, interest rates, inflation rates, the yield curve, financial crises, changes in regulation, war, terrorism, natural disasters and other factors that are difficult to predict. Recently, markets have been affected by the COVID-19 pandemic, inflation in the United States, the imposition of sanctions and the escalation of hostilities between Russia and Ukraine. In the event that the U.S. or international financial markets suffer a severe or prolonged downturn or increased volatility, our funds’ investments may lose value and investors may choose to withdraw assets from our funds and use the assets to pay expenses or transfer them to investments that they perceive to be more secure, such as bank deposits and Treasury securities. If economic and market conditions deteriorate, we may be unable to raise sufficient capital to support the investment activities of future funds. If we are unable to successfully raise capital, our revenues and cash flows would be reduced, and our financial condition would be adversely affected.

Changes in prevailing interest rates may reduce our profitability, and we may not be able to adequately anticipate and respond to changes in market interest rates.

The majority of our funds’ assets are monetary in nature and subject to risk from changes in interest rates. Our earnings and cash flows depend to a great extent upon the difference between the interest our funds pay on loans and borrowings and the value of fixed-rate debt investments made by our funds. Depending on the terms and maturities of our assets and liabilities, a significant change in interest rates could have a material adverse effect on our profitability. In addition, rising interest rates, coupled with periods of significant equity and credit market volatility may potentially make it more difficult for us to find attractive opportunities for our funds to exit and realize value from their existing investments.

Interest rates remained at relatively low levels on a historical basis and the U.S. Federal Reserve maintained the federal funds target range at 0.0% to 0.25% for much of 2020 and 2021. During approximately the first ten months of 2022, the Federal Reserve raised interest rates by an aggregate of 375 basis points. The consensus is that rates will be increased additional times during 2022. Additionally, the current geopolitical environment in Europe provides yet another layer of uncertainty around the actions that the Federal Reserve might take. Market interest rates are affected by many factors outside of our control, including governmental monetary policies, domestic and international economic conditions, inflation, deflation, recession, changes in unemployment, the money supply, international disorder and instability in domestic and foreign financial markets. Rising interest rates create downward pressure on the price of real estate, increase the cost and reduce the availability of debt financing for the transactions our funds pursue and decrease the value of fixed-rate debt investments made by our funds, each of which may have an adverse impact on our business.

Increased costs of borrowing could also cause us to reconsider the purchase of certain real estate assets, the terms of any such purchase or the mix of debt and equity we employ in connection with such purchase. Such issues are expected to be more prevalent in a continued rising interest rate environment. A higher interest rate environment may lead to a significant contraction or weakening in the market for debt financing or have other adverse changes relating to the terms of debt financing (such as, for example, higher equity requirements and/or more restrictive covenants), particularly in the area of acquisition financings for private equity and real estate transactions, which could have a material adverse impact on our business. In a rising interest rate environment, the financing of acquisitions or the operations of our funds’ portfolio companies with debt may also become less attractive due to the cost of capital or limitations on the deductibility of corporate interest expense. If our funds are unable to obtain committed debt financing for potential acquisitions, can only obtain debt financing at an increased interest rate or on unfavorable terms, or the ability to deduct corporate interest expense is substantially limited, our funds may face increased competition from strategic buyers of assets who may have an overall lower cost of capital or the ability to benefit from a higher amount of cost savings following an acquisition, or may have difficulty completing otherwise profitable acquisitions or may generate profits that are lower than would otherwise be the case, each of which could lead to a decrease in our revenues.

In addition, if our funds are unable to obtain committed debt financing for potential acquisitions, can only obtain debt financing at an increased interest rate or on unfavorable terms, this would require us to employ a higher mix of equity to acquire real estate assets. The cost of equity in a rising interest rate environment may also become more expensive; we may be required to offer a higher rate of return on equity in order to finance such assets. This in turn would adversely affect our profitability from such assets. While to date our funds’ borrowing costs have not substantially increased, as rates continue to increase, our ability to use leverage as a financing tool or to pass along any increased costs of borrowing or financing will become more difficult, all of which could have an adverse effect on our profitability.

Inflation can have an adverse impact on our business and on our customers.

Inflation risk is the risk that the value of assets or income from investments will be worth less in the future as inflation decreases the value of money. The annual inflation rate in the United States increased to 9.1% in June 2022, the highest rate since November 1981, but decreased to 7.7% in October 2022. As a result, during approximately the first ten months of 2022, the Federal Reserve has increased the federal funds rate by 375 basis points and has indicated its intention to continue to increase interest rates in an effort to combat inflation. For project execution, inflation has increased the cost of nearly all building materials and labor types, increasing the cost of construction and renovation of our funds’ assets. Furthermore, third parties we do business with, such as developers and contractors, are also affected by inflation and the rising costs of goods and services used in their businesses. A significant and continued increase in interest rates and inflation would be expected to have a negative impact on their ability to do business with us, which would affect our profitability.

A decline in the pace of growth or size of investment made by our funds may adversely affect our revenues.

Revenues we derive from our asset management and related services are driven in part by the pace at which our funds make investments and the size of those investments. A decline in the pace or the size of such investments may reduce our revenues. The pace of our investments could decline due to, among other factors, the market environment for private equity transactions, which has at times been characterized by relatively high prices, and such market changes make the deployment of capital more difficult. In addition, many other factors could cause a decline in the pace of investment, including the inability of our investment professionals to identify attractive investment opportunities, competition for such opportunities among other potential acquirers, decreased availability of capital on attractive terms, and our failure to consummate identified investment opportunities because of business, regulatory or legal complexities or uncertainty and adverse developments in the U.S. or global economy or financial markets. In addition, if our funds are unable to deploy capital at a pace that is sufficient to offset the pace of realizations, our fee revenues could decrease.

Our revenue, earnings, net income, and cash flows can all vary materially, which may make it difficult for us to achieve steady earnings growth on a quarterly basis and may cause the price of our Class A common stock to decline.

We have in the past and may in the future experience fluctuations in our results, including our revenue and net income, from quarter to quarter due to a number of other factors, including timing of realizations, changes in the amount of distributions or interest paid in respect of investments, changes in our operating expenses, the degree to which we encounter competition and general economic and market conditions. Achieving steady growth in net income and cash flow on a quarterly basis may be difficult, which could in turn lead to large adverse movements or general increased volatility in the price of our Class A common stock. We also do not provide any guidance regarding our expected quarterly and annual operating results. The lack of guidance may affect the expectations of public market analysts and could cause increased volatility in our Class A common stock price.

Our revenue, net income, and cash flows can all vary materially due to Performance Allocations (income earned with respect to our carried interest is recorded as Performance Allocations) in any fiscal period. Performance Allocations depend on our funds’ performance and opportunities for realizing gains, which may be limited. Our cash flow may fluctuate significantly due to the fact that we receive Performance Allocations from our carry funds only when portfolio companies make distributions in excess of preferred return hurdles, or when investments are realized and achieve a minimum preferred return. It takes a substantial period of time to identify attractive investment opportunities, to raise all the funds needed to make an investment, to manage the performance of the investment, and then to realize the cash value (or other proceeds) of an investment through a sale, public offering, recapitalization or other exit. Even if an investment proves to be profitable, it may be several years before any profits can be realized in cash (or other proceeds). We cannot predict with certainty exactly when, or if, any Performance Allocations will or may occur.

In addition, upon the realization of a profitable investment by any of our funds and prior to our receiving any Performance Allocations in respect of that investment, 100% of the net proceeds from such realization must generally be paid to the investors in that fund until they have achieved a certain return on all realized investments by that fund. A particular realization event may have a significant impact on our results for that particular quarter that may not be replicated in subsequent quarters. We recognize revenue on investments in our investment funds based on our allocable share of realized gains (or losses) reported by such investment funds, and a decline in gains, or an increase in losses, would adversely affect our revenue and possibly cash flow, which could further increase the volatility of our quarterly results. Because our carry funds have preferred return thresholds to investors that need to be met prior to our receiving any Performance Allocations, substantial declines in the carrying value of the investment portfolios of a fund can significantly delay or eliminate any Performance Allocations paid to us in respect of that fund since the value of the assets in the fund would need to recover to their aggregate cost basis plus the preferred return over time before we would be entitled to receive any Performance Allocations from that fund.

The timing and receipt of Performance Allocations also varies with the life cycle of our funds. During periods in which a relatively large portion of our assets under management are attributable to funds and investments in their “optimized” period, our funds would make larger distributions than in the fundraising or investment periods that precede the optimized period. During periods in which a significant portion of our assets under management is attributable to funds that are not in their optimized periods, we may receive substantially lower Performance Allocations.

We may need additional capital, and financing may not be available on terms acceptable to us, or at all.

We use cash to (a) provide capital to facilitate the growth of our existing businesses, which principally includes funding our general partner and co-investment commitments to our funds, (b) provide capital for business expansion and (c) pay operating expenses and other obligations as they arise, including servicing our debt. There is no guarantee that in the future we will generate enough working capital to support our business. Although we believe that our anticipated cash flows from operating activities, together with cash on hand and the proceeds of this offering, will be sufficient to meet our anticipated working capital requirements and capital expenditures in the ordinary course of business for the next twelve months, we cannot assure you this will be the case. We may need additional cash resources in the future if we experience changes in business conditions or other developments. If the global economy and conditions in the financing markets worsen, our fund investment performance could suffer, resulting in, for example, the payment of less or no Performance Allocations to us. This could materially and adversely affect the amount of cash we have on hand, including for, among other purposes, the payment of dividends to our stockholders. Having less cash on hand could in turn require us to rely on other sources of cash (such as the capital markets, which may not be available to us on acceptable terms) for the above purposes. Furthermore, during adverse economic and market conditions, we might not be able to renew all or part of our existing credit facility or find alternate financing on commercially reasonable terms. As a result, our uses of cash may exceed our sources of cash, thereby potentially affecting our liquidity position.

We may also need additional cash resources in the future if we find and wish to pursue opportunities for investment, acquisition, capital expenditures or similar actions. If we determine that our cash requirements exceed the amount of cash and cash equivalents we have on hand at the time, we may seek to issue additional equity or debt securities or obtain credit facilities. The issuance and sale of additional equity would result in further dilution to our stockholders. The incurrence of indebtedness would result in increased fixed obligations and could result in operating covenants that would restrict our operations. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

The global outbreak of the novel coronavirus, or COVID-19, has caused severe disruptions to global economies and has adversely impacted, and may continue to adversely impact, our performance, and results of operations.

The COVID-19 pandemic and related shutdowns or limitations in the operations of certain non-essential businesses have created economic and financial disruptions that have adversely impacted, and may continue to adversely impact, our business, financial condition, results of operations, liquidity and prospects materially. The pandemic has also exacerbated many of the other risks discussed in this “Risk Factors” section. Although an economic recovery is partially underway, it continues to be uneven and characterized by dispersion across sectors and regions, with uncertainty regarding its ultimate length and trajectory.

The longer the pandemic impacts activity levels in the locations and sectors in which we and our funds operate, the more likely it is to have a sustained, material impact on the economy and on us. In particular, issues with respect to the distribution or adoption of vaccines or the spread of variants of the virus could lead people to continue to self-isolate and not participate in the economy at pre-pandemic levels for a prolonged period of time. These and other factors may delay a return to pre-pandemic, ordinary course economic activity, or cause the U.S. economy or other major global economies to experience a recession.

If, and when, the COVID-19 pandemic subsides, the market turmoil and other changes associated with the pandemic may have lasting effects on our business and operations. The proliferation of remote working may result in long-term changed market, consumer and workplace practices that could negatively impact us and our business. Increased adoption of and familiarity with remote work practices could result in continued decreased demand for business and leisure travel, hotel stays, conference facilities, and select U.S. urban residential and office assets. In addition, consumer practices and demands may permanently, or for an extended period, change from what they were prior to the onset of COVID-19, including avoiding activities where people are in proximity to each other, which could adversely affect certain of our investments. Failure of our investment strategies to adapt to these and other changes, including potential future global pandemics, could adversely impact the returns on our investments.

Adverse impacts on our business as a result of the COVID-19 pandemic include, and may in the future include, but are not limited to:

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Asset Management Fees. While the market recovery since the onset of the COVID-19 pandemic has contributed to capital deployment, realization, and fundraising activity, a potential market downturn may cause us to experience a decline in the growth of our assets under management and our existing investments’ ability to pay their current asset management fees to us. The pandemic slowed our anticipated fundraising pace for new or successor funds from March through October of 2020 and slowed our expected fee growth. We may experience another such decline in the pace of our investments and of our recovery. If our funds are unable to deploy capital at a pace that is sufficient to offset the pace of our realizations, our asset management fee revenues could decrease. In addition, COVID-19 had a dramatic impact on our hospitality portfolio by limiting earnings and cash flow. In some cases, we have chosen to delay or defer the collection of our management fees until the performance of that investment has recovered. Although the industry has seen some measurable improvement in 2021, the recovery of the sector may prove to be slow or could reverse. Should this occur, we may continue to delay collecting our asset management fees timely which, over time, would have a negative impact on our liquidity.

-	Performance Allocations. Our ability to realize value from our investments was adversely impacted, and could continue to be adversely impacted, by decreased portfolio company revenues and earnings, lack of potential buyers with financial resources to pursue an acquisition, and limited access to the equity capital markets. During parts of 2020, limited opportunities for realizing gains delayed or eliminated receipt of performance revenues as preferred return thresholds became harder to achieve. Although the continuing market recovery has contributed to capital deployment and realizations, a potential market downturn, or a slower economic recovery, and associated declines in the value of investments as well as limited capital deployment and realization opportunities could reduce our performance revenues.

-	Advisory and Transaction Fees. As noted elsewhere, the pandemic slowed both our anticipated investment funds fundraising pace and our ability to complete both buy and sell transactions in 2020 and much of 2021, which resulted in the elimination of the ancillary activities we provide to our funds and the revenues derived from such activity. We also saw certain asset-level activities, such as construction, slow, causing a negative impact on our fees. While we have begun to experience a return to pre-pandemic transactional behaviors, a market recession caused by a resurgence in COVID infection rates could continue to put downward pressure on our ability to generate and collect advisory and transaction related fees.

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Investment Performance. Many of our investments are in industries that have been materially impacted by COVID-19 and related public health restrictions and recommendations, including shutdowns or limitations in operations. For example, certain investments in our real estate portfolio, such as those in the hospitality sector have experienced material reductions in value and continue to be adversely impacted. We have also seen an increasing focus toward rent regulation as a means to address residential affordability caused by undersupply of housing in the United States. Such conditions may contribute to adverse operating performance, including by moderating rent growth in our residential portfolio. During the year ended December 31, 2020, the valuation of certain sectors of our portfolio, particularly in the sectors most directly impacted by the COVID-19 pandemic, declined significantly from their valuations on December 31, 2019. Furthermore, such negative market conditions could potentially result in a portfolio company entering bankruptcy proceedings, thereby potentially resulting in a complete loss of the fund’s investment in such portfolio company and a significant negative impact to the investment fund’s performance and consequently to our operating results and cash flow, as well as to our reputation.

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Liquidity. Our portfolio companies faced, and may face in the future, increased credit and liquidity risk due to volatility in financial markets, reduced revenue streams, and limited access or higher cost of financing, which may result in potential impairment of our or our funds’ investments. Changes in the debt financing markets impacted, and may in the future impact, the ability of our portfolio companies to meet their respective financial obligations. For example, the initial outbreak of the pandemic created additional pressure for certain of our portfolio companies’ and investments’ liquidity needs, by adversely impacting rent collection and operational performance in the hospitality sector. Although we have multiple sources of liquidity to meet our capital needs, changes in the debt financing markets may also impact our ability to refinance our debt obligations. In addition, tenants leasing real estate properties owned by our funds may not be able to pay rents in a timely manner or at all, resulting in a decrease in value of our funds’ credit and real estate investments and lower than expected return.

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Employee-Related Risks. COVID-19 continues to present a threat to our employees’ and their families’ well-being. Our employees or executive officers may become sick or otherwise unable to perform their duties for an extended period of time. Further, extended public health restrictions and remote working arrangements may impact employee morale. In addition to any potential impact of such extended illness on our operations, we may be exposed to the risk of litigation by our employees against us for, among other things, failure to take adequate steps to protect their well-being, particularly in the event they become sick after a return to the office. A prolonged period of remote work may also make it more difficult to integrate new employees and maintain our culture.

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Operational Risks. In accordance with local government guidance and social distancing recommendations, the majority of our employees have been working remotely during the COVID-19 pandemic. While our technology infrastructure has supported remote work, such working environments may be less secure and more susceptible to hacking attacks, including phishing and social engineering attempts. In addition, third- party service providers on whom we have become increasingly reliant for certain aspects of our business could be impacted by an inability to perform due to COVID-19 restrictions or by failures of, or attacks on, their information systems and technology.

The extent to which the COVID-19 pandemic will affect our business, financial condition, results of operations, liquidity and prospects materially will depend on future developments, including the duration, spread and intensity of the pandemic, the duration of government measures to mitigate the pandemic and how quickly and to what extent normal economic and operating conditions can resume, all of which are uncertain and difficult to predict.

We could lose part or all of our investments, which could have a material adverse effect on our financial condition and results of operations.

There is an inherent risk that we could lose all or part of our investment in certain assets. Our investments are generally illiquid, which may affect our ability to change our asset mix in response to changes in economic and other conditions. The value of our investments can also be diminished by:

•	civil unrest, acts of war and terrorism and acts of God, including earthquakes, hurricanes, and other natural disasters (which may result in uninsured or underinsured losses);
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the impact of present or future legislation (including environmental regulation, changes in laws concerning foreign ownership of property, changes in tax rates, changes in zoning laws and laws requiring upgrades to accommodate disabled persons) and the cost of compliance with these types of legislation; and

•	liabilities relating to claims, to the extent insurance is not available or is inadequate.

The historical returns attributable to our funds should not be considered as indicative of the future results of our funds or of our future results or of any returns expected on an investment in our Class A common stock.

An investment in our Class A common stock is not an investment in any of our funds. You should not conclude that positive performance of our funds will necessarily result in positive returns on an investment in our Class A common stock. The historical performance of our funds is relevant to us primarily insofar as it is indicative of asset management fees, performance allocations, and advisory and transaction fees we have earned in the past and may earn in the future and our reputation and ability to raise new funds.

In addition, the historical returns of our funds may not be indicative of any future returns of these or from any future funds we may raise due to several factors including:

•	market conditions during previous periods may have been more favorable for generating positive performance than the market conditions we may experience in the future; and
•	our funds’ returns may have previously benefited from investment opportunities and general market conditions that may not recur, and we may not be able to achieve the same returns or profitable investment opportunities or deploy capital as quickly.

We may be subject to litigation risks and may face liabilities and damage to our professional reputation as a result of investment decisions on behalf of investors in our funds.

We make investment decisions on behalf of investors in our funds that could result in substantial losses. This may subject us to the risk of legal liabilities or actions alleging negligent misconduct, breach of fiduciary duty, or breach of contract. Further, we may be subject to third-party litigation arising from allegations that we improperly exercised control or influence over portfolio investments.

These and other legal liabilities could have a material adverse effect on our businesses, financial condition, our results of operations, or cause reputational harm to us, which could harm our businesses. We depend, to a large extent, on our business relationships and our reputation for integrity and professional services to attract and retain investors and to pursue investment opportunities for our funds. As a result, allegations of improper conduct by private litigants or regulators, whether the ultimate outcome is favorable or unfavorable to us, as well as negative publicity and press speculation about us, our investment activities, or the investment industry in general, whether or not valid, may harm our reputation, which may be damaging to our businesses.

Actions of any joint venture partners that we may have could reduce the returns on joint venture investments.

At times we enter joint ventures or partnerships to acquire and develop properties. Such investments may involve risks not otherwise present with other methods of investment, including:

•	that our co-venturer, or partner in an investment could become insolvent or bankrupt;
•	that such co-venturer, or partner may at any time have economic or business interests or goals that are or that become inconsistent with our business interests or goals;
•	that such co-venturer, or partner may be in a position to take action contrary to our instructions, requests or our policies or objectives; or
•	that disputes between us and our co-venturer, or partner, may result in litigation or arbitration that would increase expenses.

Any of the above might subject a property to liabilities in excess of those contemplated and thus reduce our returns on that investment.

Our reliance on third parties to operate and to develop certain of our properties may harm our business.

In some instances, we rely on third-party property managers and hotel operators to manage our properties. These third parties are directly responsible for the day-to-day operation of our properties with limited supervision by us, and they often have potentially significant decision-making authority with respect to those properties. These third parties may fail to manage our properties effectively or in accordance with their agreements with us, may be negligent in their performance and may engage in criminal or fraudulent activity. If any of these events occur, we could incur losses or face liabilities from the loss or injury to our property or to persons at our properties. In addition, disputes may arise between us and these third-party managers and operators, and we may incur significant expenses to resolve those disputes or terminate the relevant agreement with these third parties and locate and engage competent and cost-effective service providers to operate and manage the relevant properties.

In addition, we are also parties to hotel management agreements. If any of these events occur, our relationships with any franchisors may be damaged, we may be in breach of our franchise agreement, and we could incur liabilities resulting from loss or injury to our property or to persons at our properties. From time to time, disputes may arise between us and our third-party managers regarding their performance or compliance with the terms of the hotel management agreements, which in turn could adversely affect us. If we are unable to resolve such disputes through discussions and negotiations, we may choose to terminate our management agreement, litigate the dispute or submit the matter to third-party dispute resolution, the expense of which may be material and the outcome of which may harm our business, operating results or prospects.

Changes in relevant tax laws, regulations, treaties, or an adverse interpretation of these items by tax authorities could adversely impact our effective tax rate and tax liability.

Our effective tax rate and tax liability is based on the application of current income tax laws, regulations and treaties. These laws, regulations and treaties are complex, and the manner which they apply to us and our funds is sometimes open to interpretation. Significant management judgment is required in determining our provision for income taxes, our deferred tax assets and liabilities and any valuation allowance recorded against our net deferred tax assets. Although management believes its application of current laws, regulations and treaties to be correct and sustainable upon examination by the tax authorities, the tax authorities could challenge our interpretation resulting in additional tax liability or adjustment to our income tax provision that could increase our effective tax rate. In particular, changes in legislation or regulation relating to Opportunity Zones could adversely affect our ability to form new Opportunity Zone Funds or to acquire assets for our existing Opportunity Zone Funds, thereby diminishing our ability to generate revenue from those activities.

Conflicts of interest exist between our Company and related parties.

Conflicts of interest exist and may arise in the future as a result of the relationships between our Company and its affiliates and divisions and our officers, directors and owners, on the one hand, and our funds and its investors, on the other hand. We earn fees from our funds, including our carried interest which value is a direct result from the performance of our funds. There may be instances where the interests of our funds and the investors in such funds diverge from those of our Company which could result in conflicts of interest. In resolving these conflicts, our board of directors and executive officers have a fiduciary duty to our stockholders. In addition, as we operate as a Fund Manager through a wholly owned subsidiary, our Company has a fiduciary duty to investors in the funds we manage. Unless the resolution of a conflict is specifically provided for in the operating agreements of such funds, our board of directors may consider a wide range of factors they determine to be in good faith when resolving a conflict. An independent third party is not required to evaluate the resolution. As a result of the foregoing, there may be instances where any such conflicts are resolved in a manner which favors the interests of our funds and their investors over our stockholders. See Certain Relationships and Related Party Transactions.

Risk management activities may adversely affect the return on our funds’ investments.

When managing our exposure to market risks, we may (on our own behalf or on behalf of our funds) from time to time use forward contracts, options, swaps, caps, collars and floors, or pursue other strategies or use other forms of derivative instruments to limit our exposure to changes in the relative values of investments that may result from market developments, including changes in prevailing interest rates, currency exchange rates and commodity prices. The success of any hedging or other derivative transactions generally will depend on our ability to correctly predict market changes, the degree of correlation between price movements of a derivative instrument, the position being hedged, the creditworthiness of the counterparty and other factors. As a result, while we may enter into a transaction in order to reduce our exposure to market risks, the transaction may result in poorer overall investment performance than if it had not been executed. Such transactions may also limit the opportunity for gain if the value of a hedged position increases.

While such hedging arrangements may reduce certain risks, such arrangements themselves may entail certain other risks. These arrangements may require the posting of cash collateral at a time when a fund has insufficient cash or illiquid assets such that the posting of the cash is either impossible or requires the sale of assets at prices that do not reflect their underlying value. Moreover, these hedging arrangements may generate significant transaction costs, including potential tax costs, that reduce the returns generated by a fund. Finally, the Commodity Futures Trading Commission (the “CFTC”) may in the future require certain foreign exchange products to be subject to mandatory clearing, which could increase the cost of entering into currency hedges.

Our real estate funds are subject to the risks inherent in the ownership, development, and operation of real estate.

Investments in our real estate funds will be subject to the risks inherent in the ownership and operation of real estate and real estate-related businesses and assets, including the deterioration of real estate fundamentals. These risks include, but are not limited to, those associated with the burdens of ownership of real property, general and local economic conditions, changes in supply of and demand for competing properties in an area (as a result, for instance, of overbuilding), fluctuations in the average occupancy and room rates for hotel properties, operating income, the financial resources of tenants, changes in building, environmental, zoning and other laws, casualty or condemnation losses, energy and supply shortages, various uninsured or uninsurable risks, natural disasters, climate change related risks (including climate-related transition risks and acute and chronic physical risks), changes in government regulations (such as rent control), changes in real property tax rates, changes in income tax rates, changes in interest rates, the reduced availability of mortgage funds which may render the sale or refinancing of properties difficult or impracticable, increased mortgage defaults, increases in borrowing rates, changes to the taxation of business entities and the deductibility of corporate interest expense, negative developments in the economy that depress travel activity, environmental liabilities, contingent liabilities on disposition of assets, acts of god, terrorist attacks, war and other factors that are beyond our control. In addition, if our real estate funds acquire direct or indirect interests in undeveloped land or underdeveloped real property, which may often be non-income producing, they will be subject to the risks normally associated with such assets and development activities, including risks relating to the availability and timely receipt of zoning and other regulatory or environmental approvals, the cost and timely completion of construction (including risks beyond the control of our fund, such as weather, labor conditions, or material shortages), and the availability of both construction and permanent financing with favorable terms. In addition, our real estate funds may also make investments in residential real estate projects and/or otherwise participate in financing opportunities relating to residential real estate assets or portfolios thereof from time to time, which may be more susceptible to adverse changes in prevailing economic and/or market conditions and present additional risks relative to the ownership and operation of commercial real estate assets.

Investments by our investment funds may rank junior to investments made by others.

In most cases, the companies in which our investment funds invest will have indebtedness or equity securities or may be permitted to incur indebtedness or to issue equity securities that rank senior to our investment. By their terms, such instruments may provide that their holders are entitled to receive payments of dividends, interest or principal on or before the dates on which payments are to be made in respect of our investment. Also, in the event of insolvency, liquidation, dissolution, reorganization or bankruptcy of a company in which an investment is made, holders of securities ranking senior to our investment would typically be entitled to receive payment in full before distributions could be made in respect of our investment. After repaying senior security holders, the company may not have any remaining assets to use for repaying amounts owed in respect of our investment. To the extent that any assets remain, holders of claims that rank equally with our investment would be entitled to share on an equal and ratable basis in distributions that are made out of those assets. Also, during periods of financial distress or following an insolvency, the ability of our investment funds to influence a company’s affairs and to take actions to protect their investments may be substantially less than that of the senior creditors.

Rapid growth of our businesses may be difficult to sustain and may place significant demands on our administrative, operational, and financial resources.

Our assets under management have grown significantly in the past, and we are pursuing further growth in the near future, both organically and through acquisitions. Our rapid growth has placed, and planned growth, if successful, will continue to place, significant demands on our legal, accounting and operational infrastructure, and has increased expenses. The complexity of these demands, and the expense required to address them, is a function not simply of the amount by which our assets under management has grown, but of the growth in the variety and complexity of, as well as the differences in strategy between, our different funds. In addition, we are required to continuously develop our systems and infrastructure in response to the increasing sophistication of the investment management market and legal, accounting, regulatory, and tax developments.

Our future growth will depend in part on our ability to maintain an operating platform and management system sufficient to address our growth and will require us to incur significant additional expenses and to commit additional senior management and operational resources.

We depend on our founders, senior professionals, and other key personnel, and our ability to retain them and attract additional qualified personnel is critical to our success and our growth prospects.

We depend on the diligence, skill, judgment, business contacts and personal reputations of our founders, senior professionals and other key personnel. Our future success will depend upon our ability to attract and retain senior professionals and other personnel. Our executives have built highly regarded reputations in the alternative investment industry. Our executives attract business opportunities and assist both in negotiations with lenders and potential joint venture partners and in the representation of large and institutional clients. If we lost their services, our relationships with lenders, joint ventures, and clients would diminish significantly.

In addition, some of our officers have strong regional reputations, and they aid in attracting business, identifying opportunities, and negotiating for us and on behalf of our clients. As we continue to grow, our success will largely depend on our ability to attract and retain qualified personnel in all areas of business. We may be unable to continue to hire and retain a sufficient number of qualified personnel to support or keep pace with our planned growth.

Our management team has limited public company experience.

Our management team has limited public company experience. Our entire management team, as well as other Company personnel, will need to devote substantial time to compliance, and may not effectively or efficiently manage our transition into a public company. If we are unable to effectively comply with the regulations applicable to public companies or if we are unable to produce accurate and timely financial statements, which may result in misstatements that may be material in our financial statements or possible restatement of financial results, our stock price may be materially adversely affected. Any such failures could also result in litigation or regulatory actions by the SEC or other regulatory authorities, loss of investor confidence, delisting of our securities, harm to our reputation and diversion of financial and management resources from the operation of our business, any of which could materially adversely affect our business, financial condition, results of operations, and growth prospects. Additionally, the failure of a key employee to perform in his or her current position could result in our inability to continue to grow our business or to implement our business strategy.

We may expand into new investment strategies, geographic markets and businesses, each of which may result in additional risks and uncertainties in our businesses.

We intend, if market conditions warrant, to grow our businesses by increasing assets under management in existing businesses and expanding into new investment strategies, geographic markets and businesses. We may pursue growth through acquisitions of critical business partners or other strategic initiatives, which may include entering into new lines of business.

Attempts to expand our businesses involve a number of special risks, including some or all of the following:

•	the required investment of capital and other resources;
•	the diversion of management’s attention from our core businesses;
•	the assumption of liabilities in any acquired business;
•	the disruption of our ongoing businesses;
•	entry into markets or lines of business in which we may have limited or no experience;
•	increasing demands on our operational and management systems and controls;
•	compliance with additional regulatory requirements;
•	potential increase in investor concentration; and
•	the broadening of our geographic footprint, increasing the risks associated with conducting operations in certain jurisdictions where we currently have no experience.

Entry into certain lines of business may subject us to new laws and regulations with which we are not familiar, or from which we are currently exempt, and may lead to increased litigation and regulatory risk. If a new business does not generate sufficient revenues or if we are unable to efficiently manage our expanded operations, our results of operations will be adversely affected. Our strategic initiatives may include joint ventures, in which case we will be subject to additional risks and uncertainties in that we may be dependent upon, and subject to liability, losses or reputational damage relating to systems, controls and personnel that are not under our control. Because we have not yet identified these potential new investment strategies, geographic markets or lines of business, we cannot identify all of the specific risks we may face and the potential adverse consequences on us and their investment that may result from any attempted expansion.

We may not be successful in competing with companies in the asset management industry and alternative investment industries, some of which may have substantially greater resources than we do.

The asset management industry and alternative investment industries are intensely competitive. We compete primarily on a regional, industry, and asset basis.

We face competition both in the pursuit of fund investors and investment opportunities. Generally, our competition varies across business lines, geographies, and financial markets. We compete for outside investors based on a variety of factors, including investment performance, investor perception of investment managers’ drive, focus and alignment of interest, quality of service provided to and duration of relationship with investors, business reputation, and the level of fees and expenses charged for services.

We compete for investment opportunities based on a variety of factors, including breadth of market coverage and relationships, access to capital, transaction execution skills, the range of products and services offered, innovation, and price.

We compete with real estate funds, specialized funds, hedge fund sponsors, financial institutions, private equity funds, corporate buyers, and other parties. Many of these competitors are substantially larger and have considerably greater financial, technical, and marketing resources than are available to us. Many of these competitors have similar investment objectives to ours, which may create additional competition for investment opportunities. Some of these competitors may also have a lower cost of capital and access to funding sources that are not available to us, which may create competitive disadvantages for us with respect to investment opportunities. In addition, some of these competitors may have higher risk tolerances, different risk assessments or lower return thresholds, which could allow them to consider a wider variety of investments and to bid more aggressively than us for investments that we want to make. Corporate buyers may be able to achieve synergistic cost savings with regard to an investment that may provide them with a competitive advantage in bidding for an investment.

If we are unable to maintain and protect our intellectual property, or if third parties assert that we infringe their intellectual property rights, our business could suffer.

Our business depends, in part, on our ability to identify and protect proprietary information and other intellectual property such as our client lists and information and business methods. We rely on a combination of trade secrets, confidentiality policies, non-disclosure and other contractual arrangements and copyright and trademark laws to protect our intellectual property rights. However, we may not adequately protect these rights, and their disclosure to, or use by, third parties may harm our competitive position. Our inability to detect unauthorized use of, or to take appropriate or timely steps to enforce, our intellectual property rights may harm our business.

Also, third parties may claim that our business operations infringe on their intellectual property rights. These claims may harm our reputation, cost us money to defend, distract the attention of our management and prevent us from offering some services.

Confidential intellectual property is increasingly stored or carried on mobile devices, such as laptop computers, which increases the risk of inadvertent disclosure where the mobile devices are lost or stolen and the information has not been adequately safeguarded or encrypted. This also makes it easier for someone with access to our systems, or someone who gains unauthorized access, to steal information and use it to our disadvantage. Advances in technology, which permit increasingly large amounts of information to be stored on mobile devices or on third-party “cloud” servers, may exacerbate these risks.

Our business could be adversely affected by security breaches through cyber-attacks, cyber intrusions, or otherwise.

We face risks associated with security breaches, whether through cyber-attacks or cyber intrusions over the internet, malware, computer viruses, attachments to e-mails, persons inside our organization or persons with access to systems inside our organization, and other significant disruptions of our information technology networks and related systems. These risks include operational interruption, private data exposure, and damage to our relationship with our customers, among others. A security breach involving our networks and related systems could disrupt our operations in numerous ways that could ultimately have an adverse effect on our financial condition and results of operations.

If we are unable to implement and maintain effective internal control over financial reporting in the future, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our Class A common stock may decline.

As a public company, we will be required to maintain internal control over financial reporting and to report any material weaknesses in such internal control. In addition, in the future, we will be required to furnish a report by management on the effectiveness of our internal control over financial reporting pursuant to Section 404(a) of the Sarbanes-Oxley Act beginning with our annual report on Form 10-K for the fiscal year ending December 31, 2023. We are in the process of designing, implementing, and testing our internal control over financial reporting required to comply with this obligation, which process is time consuming, costly, and complicated. In addition, our independent registered public accounting firm may be required to attest to the effectiveness of our internal control over financial reporting beginning with our annual report on Form 10-K following the date on which we are no longer an “emerging growth company,” which may be up to five full years following the date of this offering. If we identify material weaknesses in our internal control over financial reporting, if we are unable to comply with the requirements of Section 404 in a timely manner or assert that our internal control over financial reporting is not effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting when required, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our Class A common stock could be negatively affected, and we could become subject to investigations by the stock exchange on which our securities are listed, the Securities and Exchange Commission, or other regulatory authorities, which could require additional financial and management resources.

Risks Related to Our Organizational Structure

The consolidation of investment funds or operating businesses of our portfolio companies could make it more difficult to understand the operating performance of the Company and could create operational risks for the Company.

Under applicable generally accepted accounting principles in the United States of America (“U.S. GAAP”), we may be required to consolidate certain of our funds, limited liability companies, partnerships or operating businesses if we determine that these entities are variable interest entities (“VIEs”) and where we determine that the Company is the primary beneficiary of the VIE. The consolidation of such entities could make it difficult for an investor to differentiate the assets, liabilities, and results of operations of the Company apart from the assets, liabilities, and results of operations of the consolidated VIEs. The assets of the consolidated VIEs are not available to meet our liquidity requirements. As of September 30, 2022, December 31, 2021 and 2020, total assets of our consolidated VIEs reflected in our consolidated balance sheets were $238 million, $232 million and $219 million, respectively, and as of September 30, 2022, December 31, 2021 and 2020, total liabilities of our consolidated VIEs reflected in our consolidated balance sheets were $153 million, $167 million and $155 million, respectively.

Our Bylaws have an exclusive forum for adjudication of disputes provision which limits the forum to the Delaware Court of Chancery for certain stockholder litigation matters actions against the Company, which may limit an investor’s ability to seek what they regard as a favorable judicial forum for disputes with the Company or its directors, officers, employees, or stockholders.

Section 4 of Article VII of our Bylaws dictates that the Delaware Court of Chancery is the sole and exclusive forum for certain actions including derivative action or proceeding brought on behalf of the Company; an action asserting a breach of fiduciary duty owed by an officer, director, employee or to the stockholders of the Company; any claim arising under Delaware corporate law; and any action asserting a claim governed by the internal affairs doctrine. However, Section 4 of Article VII of our Bylaws does not designate the Delaware Court of Chancery as the exclusive forum for any derivative action or other claim for which the applicable statute creates exclusive jurisdiction in another forum, such as the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Securities Act of 1933, as amended (the “Securities Act”), and as a result, does not apply to claims made under the U.S. federal securities laws.

A Delaware corporation is allowed to mandate in its corporate governance documents a chosen forum for the resolution of state law-based stockholder class actions, derivative suits and other intra-corporate disputes. With respect to such state law claims, the Company’s management believes limiting state law-based claims to Delaware will provide the most appropriate outcomes as the risk of another forum misapplying Delaware law is avoided, Delaware courts have a well-developed body of case law and limiting the forum will preclude costly and duplicative litigation and avoids the risk of inconsistent outcomes. Additionally, Delaware Chancery Courts can typically resolve disputes on an accelerated schedule when compared to other forums.

The choice of forum provisions contained in the Company’s Bylaws may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the Company or any of its directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims. Alternatively, the enforceability of similar choice of forum provisions in other issuers’ bylaws and certificates of incorporation has been challenged in legal proceedings, and it is possible that in connection with any applicable action brought against the Company, a court could find the choice of forum provisions contained in the Company’s Bylaws to be inapplicable or unenforceable in such action. As a result, the Company could incur additional costs associated with resolving such actions in other jurisdictions, which could harm the Company’s business, operating results and financial condition.

If we were deemed to be an “investment company” under the Investment Company Act, applicable restrictions could make it impractical for us to continue our businesses as conducted and could have a material adverse effect on our businesses.

An entity will generally be deemed to be an “investment company” for purposes of the Investment Company Act if:

•	it is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities; or
•	absent an applicable exemption, it owns or proposes to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis.

Our exemptions from the registration requirements of an investment company under the Investment Company Act are threefold:

•	Our parent company does not meet the asset test component of the definition of “investment company” under the Investment Company Act as summarized above;
•	Our investment subsidiaries qualify under the exemption afforded by Section 3(c)(5)(C) of the Investment Company Act; and
•	Our intermediate subsidiaries qualify under the exemption afforded by Section 3(c)(6) of the Investment Company Act. See “Investment Company Considerations”.

We are engaged primarily in the business of investing services for real estate and real estate-related assets and not primarily in the business of investing, reinvesting, or trading in securities. We hold ourselves out as a vertically integrated alternative asset management firm and do not propose to engage primarily in the business of investing, reinvesting or trading in securities. Accordingly, we do not believe that we are, or following this offering will be, required to register as an investment company for purposes of the Investment Company Act. Furthermore, following this offering, we will have no material assets other than interests in certain wholly owned subsidiaries (within the meaning of the Investment Company Act), which in turn will have either direct interests in real estate assets or LLC member/LP partnership interests in affiliated funds. We do not believe that, based on current rules and interpretations, the equity interests in our wholly owned subsidiaries or the LLC member interests consolidated, or unconsolidated affiliated funds qualify as investment securities under the Investment Company Act.

The Investment Company Act and the rules thereunder contain detailed parameters for the organization and operation of investment companies. Among other things, the Investment Company Act and the rules thereunder limit or prohibit transactions with affiliates, impose limitations on the issuance of debt and equity securities, generally prohibit the issuance of options and impose certain governance requirements. We intend to conduct our operations so that we will not be deemed to be an investment company under the Investment Company Act. If anything were to happen that would cause us to be deemed to be an investment company under the Investment Company Act, requirements imposed by the Investment Company Act, including limitations on capital structure, the ability to transact business with affiliates and the ability to compensate senior employees, could make it impractical for us to continue our businesses as currently conducted, impair the agreements and arrangements between and among us, our funds and our senior management, or any combination thereof, and have a material adverse effect on our businesses, financial condition and results of operations. In addition, we may be required to limit the amount of investments that we make as a principal or otherwise conduct our businesses in a manner that does not subject us to the registration and other requirements of the Investment Company Act.

Extensive regulation of our businesses affects our activities and creates the potential for significant liabilities and penalties. The possibility of increased regulatory focus could result in additional burdens on our business. Changes in tax law and other legislative or regulatory changes could adversely affect us.

Our fund management and ancillary businesses are subject to extensive regulation. We are subject to regulation, including periodic examinations, by governmental and self-regulatory organizations in the jurisdictions in which we operate. Many of these regulators are empowered to conduct investigations and administrative proceedings that can result in fines, suspensions of personnel or other sanctions, including censure, the issuance of cease-and-desist orders or the suspension or expulsion of a broker-dealer or investment adviser from registration or membership. Even if an investigation or proceeding did not result in a sanction or the sanction imposed against us or our personnel by a regulator were small in monetary amount, the adverse publicity relating to the investigation, proceeding or imposition of these sanctions could harm our reputation and cause us to lose existing clients or fail to gain new fund management or financial advisory clients.

In addition, we regularly rely on exemptions from various requirements of the Securities Act, the Exchange Act, the U.S. Investment Company Act of 1940, as amended, or the Investment Company Act, and the U.S. Employee Retirement Income Security Act of 1974, as amended, in conducting our fund management activities. These exemptions are sometimes highly complex and may in certain circumstances depend on compliance by third parties whom we do not control. If for any reason these exemptions were to become unavailable to us, we could become subject to regulatory action or third-party claims and our business could be materially and adversely affected. If we were deemed an “investment company” under the Investment Company Act, applicable restrictions could make it impractical for us to continue our business as conducted and could have a material adverse effect on our business.

In addition, we may be adversely affected by new or revised legislation or regulations imposed by governmental regulatory authorities or self-regulatory organizations that supervise the financial markets. We also may be adversely affected by changes in the interpretation or enforcement of existing laws and rules by these governmental authorities and self-regulatory organizations. It is impossible to determine the extent of the impact of any new laws, regulations or initiatives that may be proposed, or whether any of the proposals will become law. Compliance with any new laws or regulations could make compliance more difficult and expensive and affect the manner in which we conduct business.

Risks Related to this Offering and Ownership of Our Class A Common Stock

The dual class structure of our common stock has the effect of concentrating voting control with our executive officers, which will limit your ability to influence the outcome of important transactions.

Our Class B common stock has 10 votes per share and our Class A common stock, which is the stock we are offering in this offering, has one vote per share. John C. Loeffler, II, our Chief Executive Officer, and Jennifer Schrader, our President and Chief Operating Officer, own all of our outstanding shares of Class B common stock. Together Mr. Loeffler and Ms. Schrader exercise 85.5% voting control over the Company prior to this offering. As a result, if they act together, these stockholders will be able to exercise significant influence over all matters submitted to our stockholders for approval, including the election of directors and approval of significant corporate transactions, such as (i) making changes to our articles of incorporation whether to issue additional common stock and preferred stock, (ii) employment decisions, including compensation arrangements; and (iii) whether to enter into material transactions with related parties. This control may adversely affect the market price of our Class A common stock.

We may not be able to satisfy listing requirements of Nasdaq or obtain or maintain a listing of our Class A common stock on Nasdaq.

If our Class A common stock is listed on Nasdaq, we must meet certain financial and liquidity criteria to maintain such listing. If we violate Nasdaq’s listing requirements, or if we fail to meet any of Nasdaq’s listing standards, our Class A common stock may be delisted. In addition, our board of directors may determine that the cost of maintaining our listing on a national securities exchange outweighs the benefits of such listing. A delisting of our Class A common stock from Nasdaq may materially impair our stockholders’ ability to buy and sell our Class A common stock and could have an adverse effect on the market price of, and the efficiency of the trading market for, our Class A common stock. The delisting of our Class A common stock could significantly impair our ability to raise capital and the value of your investment.

No public market for our Class A common stock currently exists, and an active trading market may not develop or be sustained following this offering.

Prior to this offering, there has been no public market for our Class A common stock. Although we intend to apply to list our Class A common stock on the Nasdaq Capital Market, there is no guarantee that Nasdaq, or any other exchange or quotation system, will permit our Class A common stock to be listed and traded, and the closing of this offering is contingent upon the successful listing of our Class A common stock on the Nasdaq Capital Market. Furthermore, even if our Class A common stock is approved for listing on Nasdaq, an active trading market may not develop following the closing of this offering or, if developed, may not be sustained. The lack of an active market may impair your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market may also reduce the fair market value of your shares. An inactive market may also impair our ability to raise capital necessary to continue to fund operations and may impair our ability to acquire other companies or technologies by using our shares as consideration. The initial public offering price was determined by negotiations between us and the underwriters and may not be indicative of the future prices of our Class A common stock.

Our share price may be volatile, and you may be unable to sell your shares at or above the offering price.

The market price of our Class A common stock is likely to be volatile and could be subject to wide fluctuations in response to many risk factors listed in this section, and others beyond our control, including:

•	actual or anticipated fluctuations in our financial condition and operating results, including fluctuations in our quarterly and annual results;
•	overall conditions in our industry and the markets in which we operate or in the economy as a whole;
•	changes in laws or regulations applicable to our operations;
•	actual or anticipated changes in our growth rate relative to our competitors;
•	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;
•	additions or departures of key personnel;
•	issuance of new or updated research or reports by securities analysts;
•	fluctuations in the valuation of companies perceived by investors to be comparable to us;
•	litigation matters;
•	announcement or expectation of additional financing efforts;
•	sales of our Class A common stock by us or our stockholders;
•	share price and volume fluctuations attributable to inconsistent trading volume levels of our shares;
•	the expiration of contractual lock-up agreements with our executive officers, directors and stockholders; and
•	general economic and market conditions.

Furthermore, the stock markets have experienced price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations, as well as general economic, political, and market conditions such as recessions, interest rate changes or international currency fluctuations, may negatively impact the market price of our Class A common stock. If the market price of our Class A common stock after this offering does not exceed the initial public offering price, you may not realize any return on your investment in us and may lose some or all of your investment. In the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business.

Future sales and issuances of our Class A common stock or rights to purchase Class A common stock, including pursuant to our equity incentive plans, could result in additional dilution of the percentage ownership of our stockholders and could cause the stock price of our Class A common stock to decline.

We may issue additional securities following the closing of this offering. In the future, we may sell Class A common stock, convertible securities or other equity securities in one or more transactions at prices and in a manner that we determine. We also expect to issue Class A common stock to employees, consultants, and directors pursuant to our equity incentive plans. If we sell common stock, convertible securities or other equity securities in subsequent transactions, or Class A common stock is issued pursuant to equity incentive plans, investors may be materially diluted. New investors in such subsequent transactions could gain rights, preferences and privileges senior to those of holders of our Class A common stock.

Future sales of our Class A common stock in the public market could cause our share price to fall.

Sales of a substantial number of shares of our Class A common stock in the public market after this offering, or the perception that these sales might occur, could depress the market price of our Class A common stock and could impair our ability to raise capital through the sale of additional equity securities. Based on 21,166,077 shares of Class A common stock outstanding as of September 30, 2022, giving effect to the automatic conversion of all shares of Series B Preferred Stock into Class A common stock on the effective date of this offering, we will have 22,766,077 shares of Class A common stock outstanding (or 23,006,077 shares if the option to purchase additional shares is exercised in full). Based on the conversion of all shares of Class B common stock outstanding as of September 30, 2022 into 12,474,692 shares of Class A common stock, we will have 35,240,769 shares of Class A common stock outstanding (or 35,480,769 shares if the option to purchase additional shares is exercised in full), which would decrease the adjusted net tangible book value per share after this offering, as presented in the table in the section title “Dilution”, by 35.4% (or 35.2% if the option to purchase additional shares is exercised in full). As a result, holders of the Company’s Class A common stock, including purchasers in this offering, will experience substantial dilution upon the conversion of such shares of Class B common stock into the Company’s Class A common stock.

All of the Class A common stock sold in this offering will be freely tradable without restrictions or further registration under the Securities Act of 1933. All 2,775,725 outstanding shares of Series B Preferred Stock, which automatically convert into an equal number of shares of Class A common stock on the effective date of this offering, were sold under Regulation A+ and the underlying shares of Class A common stock will also be freely tradable without restrictions or further registration under the Securities Act of 1933. We, and all of our directors and officers, have agreed, or will agree, with the underwriters that, until 180 days after the date of this prospectus, subject to certain exceptions, we and they will not, without the prior written consent of Revere Securities LLC, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any of our shares of common stock, any options or warrants to purchase any of our shares of common stock or any securities convertible into or exchangeable for or that represent the right to receive shares of our common stock. See also the section of this prospectus captioned “Shares Eligible for Future Sale.”

The underwriters may, in their sole discretion, release all or some portion of the shares subject to lock-up agreements with the underwriters prior to expiration of the lock-up period. For more information regarding the lock-up agreements with the underwriters see the section of this prospectus captioned “Underwriting.”

We intend to file a registration statement on Form S-8 under the Securities Act to register the shares subject to outstanding stock options and unvested restricted stock under the 2017 Plan and shares of Class A common stock reserved for issuance under our 2017 Plan, which as of September 30, 2022, totaled 10,000,000 shares. Once we register the shares under these plans, they can be freely sold in the public market upon issuance and vesting, subject to a 180-day lock-up period and other restrictions provided under the terms of the applicable plan and/or the award agreements entered into with participants.

We expect to incur significant additional costs as a result of being a public company, which may adversely affect our business, financial condition and results of operations.

Upon completion of this offering, we expect to incur costs associated with becoming and remaining a public company and the corporate governance requirements that will become applicable to us as a public company, including rules and regulations of the SEC and Nasdaq, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and the Consumer Protection Act of 2010. These rules and regulations are expected to significantly increase our accounting, legal, and financial compliance costs and make some activities more time-consuming. We also expect these rules and regulations to make it more expensive for us to obtain and maintain directors’ and officers’ liability insurance. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers and are likely to increase our costs for doing so. Accordingly, increases in costs incurred as a result of becoming a publicly traded company may adversely affect our business, financial condition, and results of operations.

Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud.

Upon the closing of this offering, we will become subject to the periodic reporting requirements of the Exchange Act. We designed our disclosure controls and procedures to provide reasonable assurance that information we must disclose in reports we file or submit under the Exchange Act is accumulated and communicated to management, and recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. We believe that any disclosure controls and procedures, no matter how well-conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met.

These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of a simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people, or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in our control system, misstatements due to error or fraud may occur and not be detected.

If we fail to implement and maintain an effective system of internal control, we may be unable to accurately report our operating results, meet our reporting obligations, or prevent fraud.

Our management has not completed an assessment of the effectiveness of our internal control over financial reporting, and our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting.

Upon completion of this offering, we will become a public company in the United States subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act of 2002 will require that we include a report of management on our internal control over financial reporting in our annual report on Form 10-K, beginning with our annual report for the fiscal year ending December 31, 2023. In addition, once we cease to be an “emerging growth company” as such term is defined under the JOBS Act, our independent registered public accounting firm may be required to attest to and report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, after we become a public company, our reporting obligations may place a significant strain on our management, operational and financial resources and systems for the foreseeable future. We may be unable to timely complete our evaluation testing and any required remediation.

During the course of documenting and testing our internal control procedures, in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, we may identify other weaknesses and deficiencies in our internal control over financial reporting. In addition, if we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented, or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. Generally, if we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could in turn limit our access to capital markets and harm our results of operations. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list, regulatory investigations, and civil or criminal sanctions.

We are an emerging growth company, and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our Class A common stock less attractive to investors.

We are an emerging growth company, as defined in the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in this prospectus and our periodic reports and proxy statements and exemptions from the requirements of holding nonbinding advisory votes on executive compensation and stockholder approval of any golden parachute payments not previously approved. We could be an emerging growth company for up to five years following the year in which we complete this offering, although circumstances could cause us to lose that status earlier. We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year (a) following the fifth anniversary of the completion of this offering, (b) in which we have total annual gross revenue of at least $1.07 billion or (c) in which we are deemed to be a large accelerated filer, which requires the market value of our common stock that is held by non-affiliates to exceed $700.0 million as of the prior June 30th, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

Even after we no longer qualify as an emerging growth company, we may still qualify as a “smaller reporting company” which would allow us to take advantage of many of the same exemptions from disclosure requirements including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and reduced disclosure obligations regarding executive compensation in this prospectus and our periodic reports and proxy statements. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock, and our stock price may be more volatile.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to avail ourselves of this exemption and, therefore, we are not subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. As a result, changes in rules of U.S. generally accepted accounting principles or their interpretation, the adoption of new guidance or the application of existing guidance to changes in our business could significantly affect our financial position and results of operations.

We will be a “controlled company” within the meaning of the listing rules of Nasdaq and, as a result, can rely on exemptions from certain corporate governance requirements that provide protection to stockholders of other companies.

After completion of this offering, John C. Loeffler, II, our Chief Executive Officer, and Jennifer Schrader, our President and Chief Operating Officer, through ownership of all our outstanding shares of Class B common stock, will continue to control a majority of the voting power of our outstanding common stock. As a result, we will be a “controlled company” within the meaning of the corporate governance standards of Nasdaq. Under these rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” but may elect not to comply with certain corporate governance requirements, including:

•	the requirement that a majority of our Board of Directors consist of “independent directors”;

•	the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	the requirement that we have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

Although we do not intend to rely on the “controlled company” exemptions to Nasdaq’s corporate governance rules, we could elect to rely on these exemptions in the future. If we elected to rely on the “controlled company” exemptions, a majority of the members of our board of directors might not be independent directors, our nominating and corporate governance and compensation committees might not consist entirely of independent directors upon closing of the offering, and you would not have the same protection afforded to shareholders of companies that are subject to Nasdaq’s corporate governance rules.

Our management has broad discretion in the use of the net proceeds from this offering and may not use the net proceeds effectively.

Our management will have broad discretion in the application of the net proceeds of this offering. We cannot specify with certainty the uses to which we will apply these net proceeds. The failure by our management to apply these funds effectively could adversely affect our ability to continue maintaining and expanding our business.

If securities or industry analysts do not publish research or publish unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our Class A common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. If one or more of these analysts ceases coverage of our Company or fails to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. Moreover, if our operating results do not meet the expectations of the investor community, one or more of the analysts who cover our Company may change their recommendations regarding our Company, and our stock price could decline.

If you purchase shares of our Class A common stock in this offering, you will incur immediate and substantial dilution.

The offering price of our Class A common stock is substantially higher than the pro forma net tangible book value per share of our Class A common stock, which was $0.26 per share of our Class A common stock as of September 30, 2022. As a result, you will incur immediate and substantial dilution in net tangible book value when you buy our Class A common stock in this offering. This means that you will pay a higher price per share than the amount of our total tangible assets, less our total liabilities, divided by the number of shares of Class A common stock outstanding. In addition, you may also experience additional dilution if options or other rights to purchase our Class A common stock that are outstanding or that we may issue in the future are exercised or converted or we issue additional shares of our Class A common stock at prices lower than our net tangible book value at such time. See “Dilution.”

We have never paid dividends on our capital stock, and we do not intend to pay dividends for the foreseeable future. Consequently, any gains from an investment in our Class A common stock will likely depend on whether the price of our Class A common stock increases.

We have never declared or paid any dividends on our capital stock and do not intend to pay any dividends in the foreseeable future. We anticipate that we will retain all of our future earnings for use in the operation of our business and for general corporate purposes. Any determination to pay dividends in the future will be at the discretion of our board of directors. Accordingly, investors must rely on sales of their Class A common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investments.

Our charter documents and Delaware law and the voting control exercised by our founders could prevent a takeover that stockholders consider favorable and could also reduce the market price of our stock.

Our amended and restated certificate of incorporation and our amended and restated bylaws contain provisions that could delay or prevent a change in control of our Company. These provisions could also make it more difficult for stockholders to elect directors and take other corporate actions. These provisions include:

•	authorizing our board of directors to issue preferred stock with voting or other rights or preferences that could discourage a takeover attempt or delay changes in control;
•	prohibiting stockholder action by written consent;
•	limiting the persons who may call special meetings of stockholders; and
•	requiring advance notification of stockholder nominations and proposals.

These provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of our management. In addition, the provisions of Section 203 of the Delaware General Corporate Law (“DGCL”) govern us. These provisions may prohibit large stockholders, in particular those owning 15% or more of our outstanding voting stock, from merging or combining with us for a certain period of time without the consent of our board of directors.

These and other provisions in our amended and restated certificate of incorporation and our amended and restated bylaws and under Delaware law, together with the voting control possessed by our founders, could discourage potential takeover attempts, reduce the price investors might be willing to pay in the future for shares of our common stock and result in the market price of our common stock being lower than it would be without these provisions. For more information, see the section of this prospectus captioned “Description of Capital Stock—Anti-Takeover Effects.”

Claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

Our amended and restated certificate of incorporation and amended and restated bylaws provide that we will indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law.

In addition, as permitted by Section 145 of the Delaware General Corporation Law (“DGCL”), our amended and restated bylaws and our indemnification agreements that we have entered into with our directors and officers provide that:

•	we will indemnify our directors and officers for serving us in those capacities or for serving other business enterprises at our request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful;

•	we may, in our discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law;

•	we are required to advance expenses, as incurred, to our directors and officers in connection with defending a proceeding, except that such directors or officers shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification;

•	we will not be obligated pursuant to our amended and restated bylaws to indemnify a person with respect to proceedings initiated by that person against us or our other indemnitees, except with respect to proceedings authorized by our board of directors or brought to enforce a right to indemnification;

•	the rights conferred in our amended and restated bylaws are not exclusive, and we are authorized to enter into indemnification agreements with our directors, officers, employees and agents and to obtain insurance to indemnify such persons; and

•	we may not retroactively amend our amended and restated bylaw provisions to reduce our indemnification obligations to directors, officers, employees and agents.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements within the meaning of the federal securities laws. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting the operating results and financial condition of our business. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to, statements about:

•	estimates of our expenses, future revenues, capital requirements and our needs for additional financing;

•	our estimates of the size of our market opportunities;

•	our ability to effectively manage our growth;

•	our ability to successfully enter new markets, manage our growth expansion and comply with any applicable laws and regulations;

•	the effects of increased competition from our market competitors;

•	significant disruption in, or breach in security of, our information technology systems and resultant interruptions in service and any related impact on our reputation;

•	the attraction and retention of qualified employees and key personnel;

•	the effectiveness of our internal controls;

•	changes in laws and government regulation affecting our business;

•	the impact of adverse economic conditions;

•	the sufficiency of our cash and cash equivalents to meet our liquidity needs and service our indebtedness; and

•	outcomes of legal or administrative proceedings.

In addition, in this prospectus, the words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “predict,” “potential” and similar expressions, as they relate to our Company, our business and our management, are intended to identify forward-looking statements. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

Forward-looking statements speak only as of the date of this prospectus. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

You should read this prospectus and the documents that we reference in this prospectus and have filed with the Securities and Exchange Commission as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

Please note that the safe harbor provisions of Securities Act Section 27A and Exchange Act Section 21E do not apply to forward-looking statements made in this offering.

INDUSTRY AND MARKET DATA

We have obtained the industry, market and similar data set forth in this prospectus from our own internal estimates and research, industry publications and surveys and studies conducted by third parties. These data sources involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such information and estimates.

Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties and actual events, or circumstances may differ materially from events and circumstances that are assumed in this information. In some cases, we do not expressly refer to the sources from which this data is derived. In that regard, when we refer to one or more sources of this type of data in any paragraph, you should assume that other data of this type appearing in the same paragraph is derived from the same sources, unless otherwise expressly stated or the context otherwise requires.

USE OF PROCEEDS

We estimate that the net proceeds from our issuance and sale of shares of our Class A common stock in this offering will be approximately $6.9 million, assuming an initial public offering price of $5.50 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

Each $1.00 increase or decrease in the assumed initial public offering price of $5.50 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, would increase or decrease our net proceeds from this offering by approximately $1.5 million, assuming that the number of shares of our Class A common stock offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions payable by us. An increase or decrease of 1,000,000 shares in the number of shares offered by us, as set forth on the cover page of this prospectus, would increase or decrease our net proceeds from this offering by approximately $5.1 million, assuming no change in the assumed initial public offering price per share and after deducting estimated underwriting discounts and commissions payable by us. We do not expect that a change in the offering price or the number of shares by these amounts would have a material effect on our intended uses of the net proceeds from this offering, although it may impact the amount of time prior to which we may need to seek additional capital.

The principal purposes of this offering are to increase our capitalization and financial flexibility and create a public market for our Class A common stock and facilitate our future access to the capital markets. As of the date of this prospectus, we currently intend to use the net proceeds we receive from this offering for general corporate purposes, including working capital, operating expenses and capital expenditures. We may also use a portion of the net proceeds to acquire complementary businesses, products, services or technologies. However, we do not have agreements or commitments to enter into any acquisitions at this time.

The foregoing represents our current intentions to use and allocate the net proceeds of this offering based upon our present plans and business conditions. We will have broad discretion over how to use the net proceeds to us from this offering. We intend to invest the net proceeds to us from the offering that are not used as described above in investment-grade, interest-bearing instruments. See “Risk Factors—Risks Related to this Offering and Our Class A Common Stock — Our management has broad discretion in the use of the net proceeds from this offering and may not use the net proceeds effectively.”

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. We intend to retain future earnings, if any, to finance the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay dividends will be made at the discretion of our board of directors or any authorized committee thereof after considering our financial condition, results of operations, capital requirements, business prospects and other factors our board of directors or such committee deems relevant, and subject to the restrictions contained in our current or future financing instruments. See also “Risk Factors— Risks Related to this Offering and Our Class A Common Stock — We have never paid dividends on our capital stock and we do not intend to pay dividends for the foreseeable future. Consequently, any gains from an investment in our Class A common stock will likely depend on whether the price of our common stock increases.”

CAPITALIZATION

The following table sets forth our cash and capitalization as of September 30, 2022 (i) on an actual basis, ii) on a pro forma basis after giving effect to (A) the automatic conversion of all outstanding shares of Series B Preferred Stock into Class A common stock on the effective date of this offering and (B) the termination of the Company’s obligation to repurchase shares of a non-participating founder’s shares of common stock, which obligation terminates on the effective date of this offering, resulting in the elimination of a previously booked contingent liability from such obligation and a corresponding addition to stockholders’ equity, and (iii) on a pro forma as adjusted basis, giving effect to our receipt of estimated net proceeds from the sale of shares of Class A common stock that we are offering at an assumed initial public offering price of $5.50 per share, the midpoint of the price range set forth on the cover page of this prospectus, after deducting the estimated underwriting discounts and commissions and estimated offering expenses. You should read this table together with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	At September 30, 2022
(in thousands, except share data)	Actual	Pro Forma	Pro Forma As Adjusted
Cash	$4,754	$4,754	$11,635
Stockholders’ (deficit) equity:
Preferred Stock Series B, $0.001 par value, 12,500,000 shares authorized, 2,775,725 shares issued and outstanding, actual, no shares issued and outstanding, pro forma and pro forma as adjusted	-	-	-
Class A common stock, $0.001 par value, 100,000,000 shares authorized, 18,390,352 shares issued and outstanding, actual, 21,166,077 shares issued and outstanding, pro forma, and 22,766,077 shares issued and outstanding, as adjusted	18	21	23
Class B common stock, $0.001 par value, 15,000,000 shares authorized, 12,474,692 shares issued and outstanding actual, pro forma and pro forma as adjusted	12	12	12
Paid-in capital	33,007	33,004	39,883
Treasury stock	(13,626)	-	-
Accumulated deficit	(20,240)	(21,397)	(21,397)
Total stockholders’ (deficit) equity attributable to CaliberCos Inc.	(829)	11,640	18,521
Total capitalization	(829)	11,640	18,521

Each $1.00 increase or decrease in the assumed initial public offering price of $5.50 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, would increase or decrease, as applicable, our cash, and total stockholders’ equity and total capitalization by approximately $1.5 million, assuming that the number of shares of our Class A common stock offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions payable by us. Each increase or decrease of 1,000,000 million shares in the number of shares offered by us would increase or decrease the amount of our cash, total stockholders’ equity and total capitalization by approximately $5.1 million, assuming an initial public offering price of $5.50 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions payable by us.

The total number of shares of our common stock reflected in the discussion and table above (i) does not give effect to (x) the conversion of Class B common stock to Class A common stock, (y) the conversion of convertible debt securities into Class A common stock and (z) the exercise of any warrants or stock options or vesting of restricted stock units outstanding as of the date hereof, and (ii) excludes shares of Class A common stock reserved for future grant or issuance under our 2017 Plan.

DILUTION

If you invest in our Class A common stock, your interest will be diluted to the extent of the difference between the public offering price per share of our Class A common stock and the pro forma as adjusted net tangible book value per share of our Class A common stock after this offering. Dilution in net tangible book value per share to new investors is the amount by which the offering price paid by the purchasers of the shares sold in this offering exceeds the pro forma as adjusted net tangible book value per share of Class A common stock after this offering. Net tangible book value per share is determined at any date by subtracting our total liabilities from the total book value of our tangible assets and dividing the difference by the number of shares of our Class A common stock deemed to be outstanding at that date.

Our historical net tangible book value (deficit) as of September 30, 2022 was ($7.0) million, or ($0.38) per share of Class A common stock. After giving effect to (i) the automatic conversion of all Series B Preferred Stock into Class A common stock on the effective date of this offering and (ii) the termination of the Company’s obligation to repurchase shares of a non-participating founder’s shares of common stock, which obligation terminates on the effective date of this offering, resulting in the elimination of a previously booked contingent liability from such obligation and a corresponding addition to stockholders’ equity, our pro forma historical net tangible book value as of September 30, 2022 was $5.5 million, or $0.26 per share of Class A common stock.

After giving effect to our sale of 1,600,000 shares of our Class A common stock in this offering at an assumed initial public offering price of $5.50 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions payable by us, our pro forma as adjusted net tangible book value as of September 30, 2022, would have been $12.4 million, or $0.54 per share. This represents an immediate increase in pro forma net tangible book value of $0.64 per share to our existing stockholders and an immediate dilution of $4.96 per share to new investors purchasing shares of Class A common stock in this offering. The following table illustrates this dilution on a per share basis:

Assumed initial public offering price per share		$5.50
Historical net tangible book value (deficit) per share as of September 30, 2022	$(0.38)
Increase per share attributable to the pro forma adjustments described above	0.64
Pro forma net tangible book value (deficit) per share as of September 30, 2022	0.26
Increase in pro forma net tangible book value per share attributable to new investors purchasing shares in this offering	0.28
Pro forma as adjusted net tangible book value (deficit) per share after this offering		0.54
Dilution in pro forma as adjusted net tangible book value per share to new investors in this offering		$4.96

Each $1.00 increase or decrease in the assumed initial public offering price of $5.50 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, would increase or decrease, as applicable, our pro forma as adjusted net tangible book value by approximately $1.5 million, or approximately $0.06 per share, and would increase or decrease, as applicable, dilution per share to new investors in this offering by $0.06, assuming that the number of shares of our Class A common stock offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions payable by us. An increase or decrease of 1,000,000 shares in the number of shares offered by us would increase or decrease, as applicable, our pro forma as adjusted net tangible book value by approximately $5.1 million, or approximately $0.22 per share, and would increase or decrease, as applicable, dilution per share to new investors in this offering by approximately $0.22 per share, assuming an initial public offering price of $5.50 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions payable by us. The pro forma as adjusted information discussed above is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing. If the underwriters exercise their option to purchase additional shares in full, the pro forma as adjusted net tangible book value per share would be $0.59 per share, and the dilution per share to new investors in this offering would be $4.91 per share.

The following table summarizes on an as adjusted basis as described above, as of September 30, 2022, the differences between the existing stockholders and new investors with respect to the number of shares of Class A common stock purchased from us, the total consideration paid to us and the average price per share paid or to be paid to us at an assumed initial public offering price of $5.50 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us:

			Total Consideration		Average Price
Shares Purchased	Number	Percent	Amount	Percent	Per Share
Existing stockholders (1)	21,166,077	93.0%	$31,029,740	77.9%	$1.47
New investors	1,600,000	7.0%	8,800,000	22.1%	5.50
Totals (1)	22,766,077	100.0%	$39,829,740	100.0%	$1.75

(1) Gives effect to the automatic conversion of all Series B Preferred Stock into Class A common stock on the effective date of this offering.

If the underwriters exercise their option to purchase additional shares in full, the percentage of shares of our Class A common stock held by existing stockholders would be 92.0% and the percentage of shares of our Class A common stock held by new investors would be 8.0%.

To the extent that any outstanding options are exercised, or new options are issued under our stock-based compensation plans, or we issue additional shares of common stock in the future, there will be further dilution to investors participating in this offering. If all outstanding options and vested restricted stock units under our 2017 Plan as of September 30, 2022 were exercised or settled, then our existing stockholders, including the holders of these options, would own 93.9% and our new investors would own 6.1% of the total number of shares of our Class A common stock and Class B common stock outstanding on the completion of this offering.

The total number of shares of our common stock reflected in the discussion and table above (i) does not give effect to (x) the conversion of Class B common stock to Class A common stock, (y) the conversion of convertible debt securities into Class A common stock and (z) the exercise of any warrants or stock options or vesting of restricted stock units outstanding as of the date hereof, and (ii) excludes shares of Class A common stock reserved for future grant or issuance under our 2017 Plan.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and related notes thereto included elsewhere in this prospectus. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from these forward-looking statements as a result of certain factors. We discuss factors that we believe could cause or contribute to these differences below and elsewhere in this prospectus, including those set forth in the sections of this prospectus entitled “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements”.

Overview

Caliber was originally founded as Caliber Companies, LLC, an Arizona limited liability company, organized under the laws of Arizona, and commenced operations in January 2009. In 2014, the Company was reorganized as a Nevada corporation and in June 2018, we reincorporated in the state of Delaware.

Caliber is a leading vertically integrated asset management firm whose primary goal is to enhance the wealth of investors seeking to make investments in middle-market assets. We strive to build wealth for our investor clients by creating, managing, and servicing proprietary products including middle-market investment funds, private syndications, and direct investments. Our funds include investment vehicles focused primarily on real estate, private equity, and debt facilities. We earn asset management fees calculated as a percentage of managed capital in our Funds and Offerings. We market our services through direct sales to private investors, wholesaling to investment advisers, direct sales to family offices and institutions, and through in-house client services.

We believe that we provide investors attractive risk-adjusted returns by offering a balance of (i) structured offerings and ease of ownership, (ii) a pipeline of investment opportunities, primarily projects that range in value between $5 million and $50 million, and (iii) an integrated execution and processing platform. Our investment strategy leverages the local market intelligence and real-time data we gain from our operations to evaluate current investments, generate proprietary transaction flow, and implement various asset management strategies.

While we primarily act as an alternative asset manager, we also offer a full suite of support services and employ a vertically integrated approach to investment management. Our asset management activities are complemented with transaction and advisory services including development and construction management, acquisition and disposition expertise, and fund formation, which we believe differentiate us from other asset management firms. We believe our model allows us to acquire attractive projects, reduce operating costs, and deliver services to our funds that bolster net returns to investors.

Our operations are organized into three reportable segments for management and financial reporting purposes: Fund Management, Development, and Brokerage.

Fund Management — This segment represents our fund management activities along with back office and corporate support functions including accounting and human resources. It includes the activities of Caliber Services, which acts as an external manager of our funds, which have diversified investment objectives. It also includes the activities associated with Caliber Securities, a wholly-owned Arizona registered issuer-dealer, which generates fees from set up services and fund formation. We earn fund management fees for services rendered to each of the funds by Caliber Services as follows:

•	Asset Management Fee. We receive an annual asset management fee typically equal to 1.0% - 1.5% of the non-affiliated capital contributions related to the assets owned by the particular fund to compensate us for the overall administration of that fund. These management fees are payable regularly, generally on a monthly basis, pursuant to our management agreement with each fund.

•	Carried Interest. We are entitled to an allocation of the income allocable to the limited partners or members of each fund for returns above accumulated and unpaid priority preferred returns and repayment of preferred capital contributions (the “Hurdle Rate”). Income earned with respect to our carried interest is recorded as Performance Allocations. Performance Allocations are an important element of our business and have historically accounted for a material portion of our revenues.

Depending on the fund, we typically receive a carried interest of 20% - 35%, depending on the fund, of all cash distributions from (i) the operating cash flow of each fund above the Hurdle Rate and (ii) the cash flow resulting from the sale or refinancing of any investments held by our funds after payment of the related fund’s investors unpaid priority preferred returns and Hurdle Rate. Our funds’ preferred returns range from 6% - 12%.

•	Financing Fee. We earn a fee upon the closing of a loan by our investment funds with a third-party lender to compensate us for the services performed and costs incurred in securing the financing. This is typically a fixed fee arrangement which approximates no more than 1% of the total loan and will not exceed 3% of the total loan after considering all other origination fees charged by lenders and brokers involved in the transaction. Financing fees are recorded under Transaction and Advisory Fees.

•	Set-Up Fee. We charge an initial one-time fee related to the initial formation, administration and set-up of the applicable fund. Set-up fees can be flat fees or a percentage of capital raised, typically 1.5% of capital raised or less. These fees are recorded under Transaction and Advisory Fees.

•

Fund Formation Fee. Through Caliber Securities, we earn non-affiliated fees from raising capital for our funds. Our contracts with our funds are typically fixed fee arrangements which approximate no more than 3.5% on capital raised. These fees are recorded under Transaction and Advisory Fees.

Based on the contractual terms of the relevant funds we manage, in addition to the fees noted above, Caliber is entitled to be reimbursed for its expenses, which are not to exceed non-affiliated third-party costs, related to services provided to the funds.

Development — This segment represents our activities associated with providing real estate development services as their principal developer. These services include managing and supervising third-party developers and general contractors with respect to the development of the properties owned by our funds. Revenues generated by this segment are generally based on 4% of the total expected costs of the development or 4% of the total expected costs of the construction project. Caliber Development, a wholly-owned subsidiary of Caliber Services and an Arizona licensed general contractor, acts as either the developer, development manager, and/or construction manager on our funds’ projects.

We have a number of development, redevelopment, construction, and entitlement projects that are underway or are in the planning stages, which we define as AUD. This category includes projects we are planning to build on undeveloped land and projects to be built and constructed on undeveloped lands which are not yet owned by our funds but are under contract to purchase. Completing these development activities may ultimately result in income-producing assets, assets we can sell to third parties, or both. As of September 30, 2022, we are actively developing 2,460 multifamily units, 2,300 single family units, 2.5 million square feet of commercial and industrial, and 1.3 million of office and retail. If all of these projects are brought to completion, the total cost capitalized to these projects, which represents total current estimated costs to complete the development and construction of such projects, is $2.2 billion, which we expect would be funded through a combination of undeployed fund cash, third-party equity, project sales, tax credit financing and similar incentives, and secured debt financing. We are under no obligation to complete these projects and may dispose of any such assets at any time. There can be no assurance that assets under development will ultimately be developed or constructed because of the nature of the cost of the approval and development process and market demand for a particular use. In addition, the mix of residential and commercial assets under development may change prior to final development. The development of these assets will require significant additional financing or other sources of funding, which may not be available.

Brokerage — This segment is involved in the buying, selling and leasing of all our funds’ assets. For the nine months ended September 30, 2022 and 2021, our brokerage segment completed approximately $63.1 million and $46.8 million in transactions generating approximately $0.9 million and $0.6 million of brokerage fees, respectively.

Trends Affecting Our Business

Our business is driven by trends which affect the following:

1.)	Capital formation: any trend which increases or decreases investors’ knowledge of alternative investments, desire to acquire them, access to acquire them, and knowledge and appreciation of Caliber as a potential provider, will affect our ability to attract and raise new capital. Capital formation also drives investment acquisitions, which contribute to Caliber’s revenues.

2.)	Investment acquisition: any trend which increases or decreases the supply of middle-market real estate projects or loans, the accessibility of developments or development incentives, or enhances or detracts from Caliber’s ability to access those projects will affect our ability to generate revenue. Coincidentally, investment acquisitions, or the rights to acquire an investment, drive capital formation – creating a flywheel effect for Caliber.

3.)

Project execution: any trend which increases or decreases the costs of execution on a real estate project, including materials pricing, labor pricing, access to materials, delays due to governmental action, and the general labor market, will affect Caliber’s ability to generate revenues.

Our business depends in large part on our ability to raise capital for our funds from investors. Since our inception, we have continued to successfully raise capital into our funds with our total capital raised through September 30, 2022 exceeding $582 million. Our success at raising new capital into our funds is impacted by the extent to which new investors see alternative assets as a viable option for capital appreciation and/or income generation. Since our ability to raise new capital into our funds is dependent upon the availability and willingness of investors to direct their investment dollars into our products, our financial performance is sensitive in part to changes in overall economic conditions that affect investment behaviors. The demand from investors is dependent upon the type of asset, the type of return it will generate (current cash flow, long-term capital gains, or both) and the actual return earned by our fund investors relative to other comparable or substitute products. General economic factors and conditions, including the general interest rate environment and unemployment rates, may affect an investor’s ability and desire to invest in real estate. For example, a significant interest rate increase could cause a projected rate of return to be insufficient after considering other risk exposures. Additionally, if weakness in the economy emerges and actual or expected default rates increase, investors in our funds may delay or reduce their investments; however, we believe our approach to investing and the capabilities that Caliber manages throughout the deal cycle will continue to offer an attractive value proposition to investors.

While we have had historical successes, there can be no assurance that fundraising for our new and existing funds will experience similar success. If we were unable to raise such capital, we would be unable to collect capital raise fees or deploy such capital into investments, which would materially reduce our revenues and cash flow and adversely affect our financial condition.

We remain confident about our ability to find, identify, and source new investment opportunities that meet the requirements and return profile of our investment funds despite headwinds associated with increased asset valuations, competition and increased overall cost of credit. We continue to identify strategic acquisitions on off-market terms and anticipate that this trend will continue. We are at a point in our investment cycle where some of our funds have begun to exit significant parts of their portfolios while other are approaching a potential harvesting phase. We have complemented these cycles with other newer funds that will maintain management fees while providing continued sources of activity for our Development segment.

Acquiring new assets includes being able to negotiate favorable loans on both a short and long-term basis. We strive to forecast and project our returns using assumptions about, among other things, the types of loans that we might expect the market to extend for a particular type of asset. This becomes more complex when the asset also requires construction financing. We may also need to refinance existing loans that are due to mature. Factors that affect these arrangements include the interest rate and economic environment, the estimated fair value of real property, and the profitability of the asset’s historical operations. These capital market conditions may affect the renewal or replacement of our credit agreements, some of which have maturity dates occurring within the next 12 months. Obtaining such financing is not guaranteed and is largely dependent on market conditions and other factors.

Trends:

COVID-19

The prevailing trend in 2021 that affected our business was the impact of the COVID-19 pandemic, which began having an effect in the first quarter of 2020, and which subsequently affected all three trends described above. COVID-19 continues to pose a threat to the health and economic wellbeing of the worldwide population and the overall economy in light of variants that seem to spread more easily than the original virus. While the equity markets have rebounded from their steep declines in March 2020 after the World Health Organization announced that infections of COVID-19 had become a pandemic, there is continued uncertainty as to the duration of the global health and economic impact caused by COVID-19 even with vaccines now available.

For the year ended December 31, 2020, the potential adverse effects of COVID-19 resulted in an immediate and sharp slowdown in the U.S. economy which created uncertainty in the global economic outlook. This adversely affected our ability to raise money into our funds for that fiscal period. However, the global economy improved and as a result capital raised into our funds rose to $114.0 million from $39.2 million for the years ended December 31, 2021 and 2020, respectively. We are continuing to monitor the recovery in velocity of new investment capital into our funds and anticipate continuing to see the same trend for the foreseeable future.

The extent to which the pandemic will affect our business, financial condition, results of operations, liquidity and prospects materially in the future will depend on future developments, including the duration, spread and intensity of the pandemic, the duration of government measures to mitigate the pandemic and how quickly and to what extent normal economic and operating conditions can resume, all of which are uncertain and difficult to predict.

Interest rates

A prevailing trend in 2022 which affects our business is the rising interest rate environment. The majority of our funds’ assets are monetary in nature and subject to risk from changes in interest rates. Our earnings and cash flows depend to a great extent upon the difference between the interest our funds pay on loans and borrowings and the value of fixed-rate debt investments made by our funds. Depending on the terms and maturities of our assets and liabilities, a significant change in interest rates could have a material adverse effect on our profitability. In addition, rising interest rates, coupled with periods of significant equity and credit market volatility may potentially make it more difficult for us to find attractive opportunities for our funds to exit and realize value from their existing investments.

Interest rates remained at relatively low levels on a historical basis and the U.S. Federal Reserve maintained the federal funds target range at 0.0% to 0.25% for much of 2020 and 2021. During approximately the first ten months of 2022, the Federal Reserve raised interest rates by an aggregate of 375 basis points. The consensus is that rates will be increased additional times during 2022. Additionally, the current geopolitical environment in Europe provides yet another layer of uncertainty around the actions that the Federal Reserve might take. Market interest rates are affected by many factors outside of our control, including governmental monetary policies, domestic and international economic conditions, inflation, deflation, recession, changes in unemployment, the money supply, international disorder and instability in domestic and foreign financial markets. Rising interest rates create downward pressure on the price of real estate, increase the cost and reduce the availability of debt financing for the transactions our funds pursue and decrease the value of fixed-rate debt investments made by our funds, each of which may have an adverse impact on our business.

Increased costs of borrowing could also cause us to reconsider the purchase of certain real estate assets, the terms of any such purchase or the mix of debt and equity we employ in connection with such purchase. Such issues are expected to be more prevalent in a continued rising interest rate environment. A higher interest rate environment may lead to a significant contraction or weakening in the market for debt financing or have other adverse change relating to the terms of debt financing (such as, for example, higher equity requirements and/or more restrictive covenants), particularly in the area of acquisition financings for private equity and real estate transactions, could have a material adverse impact on our business. In a rising interest rate environment, the financing of acquisitions or the operations of our funds’ portfolio companies with debt may also become less attractive due to the cost of capital or limitations on the deductibility of corporate interest expense. If our funds are unable to obtain committed debt financing for potential acquisitions, can only obtain debt financing at an increased interest rate or on unfavorable terms or the ability to deduct corporate interest expense is substantially limited, our funds may face increased competition from strategic buyers of assets who may have an overall lower cost of capital or the ability to benefit from a higher amount of cost savings following an acquisition, or may have difficulty completing otherwise profitable acquisitions or may generate profits that are lower than would otherwise be the case, each of which could lead to a decrease in our revenues.

In addition, if our funds are unable to obtain committed debt financing for potential acquisitions, can only obtain debt financing at an increased interest rate or on unfavorable terms, this would require us to employ a higher mix of equity to acquire real estate assets. The cost of equity in a rising interest rate environment may also become more expensive; we may be required to offer a higher rate of return on equity in order to finance such assets. This in turn would adversely affect our profitability from such assets. While to date our funds’ borrowing costs have not substantially increased, as rates continue to increase, our ability to use leverage as a financing tool or to pass along any increased costs of borrowing or financing will become more difficult, all of which could have an adverse effect on our profitability.

Increased interest rates may impact our results of operations with the following challenges and opportunities.

•	Challenges
o	decrease in asset management, set-up, and fund formation fees due to possible decrease in capital raised,
o	decrease in performance allocation revenue due to funds’ possible decrease in operating cash flow and real estate sale proceeds,
o	decrease in financing fees if a fund is unable to refinance any maturing debt, and
o	decrease in brokerage revenue due to limited acquisition activity by our funds and possible decrease in fair value of funds’ real estate assets and sale price.
•	Opportunities
o	increase in asset management, set-up, and fund formation fees due to possible increase in capital raise and acquisition of distressed multi-family real estate,
o	increase in performance allocation revenue due to funds’ increase in operating cash flow related to possible increase in rental revenue,
o	increase in development revenue as construction costs increase, and
o	increase in brokerage revenue related to acquisition of distressed multi-family real estate.

Increased interest rates may impact our funds’ results of operations with the following challenges and opportunities.

•	Challenges:
o	limit acquisitions,
o	reduce profitability of acquisitions,
o	decrease cash flow and working capital due to increased interest expense and construction costs,
o	decrease the fair value of the funds’ real estate assets,
o	reduce capital raise due an increase in investor expectations of return on their debt and equity investments, and
o	difficulty in refinancing existing debt, which may cause the fund to extend more expensive bridge debt for longer periods of time or sell an asset prior to optimizing cash flows.
•	Opportunities
o	increase rental rates, resulting in increased revenues, operating cash flow and working capital,
o	increase sales of distressed multi-family real estate, and
o	increase capital raise as investors are seeking enhanced transparency and investment opportunities focused on strategies to produce growth, yield and inflation protection, which is in line with our alternative investment strategy.

Currently, we do not expect any changes to our product and services mix due to a rising interest rate environment. We will continue to create, manage, and service middle-market investment funds, private syndications, and direct investments and our funds will continue to include investment vehicles focused primarily on real estate, private equity, and debt facilities. Project sales are driven by adherence to a long-term business plan for each asset and we do not plan to make any changes to the expected timelines in our business plan due to the increased cost of financing. If financing costs continue to increase or stay persistently high for an extended period, it may affect our decision to sell assets in the future, irrespective of our current plans, as continuing to hold those assets for rental income may offer a more attractive alternative. This would have the effect of maintaining and potentially increasing asset management fee revenues while decreasing the potential for performance allocations and transaction and advisory fee revenues over the same period of time. We also do not expect any decreases in project sales as our product sales are driven by adherence to a long-term business plan for each asset and we do not plan to make any changes due to the increased cost of financing.

Inflation

Another prevailing trend in 2022 which affects our business, and which corresponds with a rising interest rate environment, is the increase in inflation nationwide. Inflation risk is the risk that the value of assets or income from investments will be worth less in the future as inflation decreases the value of money. The annual inflation rate in the United States increased to 9.1% in June 2022, the highest rate since November 1981, but decreased to 7.7% in October 2022. As a result, during approximately the first ten months in 2022, the Federal Reserve has increased the federal funds rate by 375 basis points to date in 2022 and has indicated its intention to continue to increase interest rates in an effort to combat inflation.

Historically, inflation has tended to favor new capital formation for Caliber’s funds, as investors seek opportunities that can hedge against rising costs, such as real estate investments. For project execution, inflation has increased the cost of nearly all building materials and labor types, increasing the cost of construction and renovation of our funds’ assets. Furthermore, third parties we do business with, such as developers and contractors, are also affected by inflation and the rising costs of goods and services used in their businesses. A significant and continued increase in interest rates and inflation could have a negative impact on their ability to do business with us, which could affect our profitability.

Key Financial Measures and Indicators

Our key financial measures are discussed in the following pages. Additional information regarding these key financial measures and our other significant accounting policies can be found in Note 2 – Summary of Significant Accounting Policies in the notes to our accompanying consolidated financial statements included herein.

Total Revenue

We generate the majority of our revenue from (i) asset management fees, (ii) performance allocations and (iii) advisory and transaction services. Included within our consolidated results, are the related revenues of certain consolidated VIEs. During 2021, we realigned our operating segments to better reflect the internal management of our business based on a change to the way our chief operating decision maker monitors performance, aligns strategies, and allocates resources. Refer to Note 2 – Summary of Significant Accounting Policies – Segment Information in the notes to our accompanying consolidated financial statements for additional disclosures.

Total Expenses

Total expenses include operating costs, general and administrative, marketing and advertising and depreciation and amortization. Included within our consolidated results, are the related expenses of certain consolidated VIEs.

Other (Income) Expenses

Other (income) expenses include gain on extinguishment of debt, interest expense and interest income.

Results of Operations

Comparison of the Nine Months Ended September 30, 2022 and 2021

The following table and discussion provide insight into our condensed consolidated results of operations for the nine months ended September 30, 2022 and 2021 (in thousands):

	Nine Months Ended September 30,
	2022	2021	$ Change	% Change
Revenues
Asset management fees	$3,048	$1,706	$1,342	78.7%
Performance allocations	2,508	396	2,112	533.3%
Transaction and advisory fees	8,261	3,116	5,145	165.1%
Consolidated funds - Hospitality revenue	43,801	27,021	16,780	62.1%
Consolidated funds - Other revenue	4,871	3,833	1,038	27.1%
Total revenues	62,489	36,072	26,417	73.2%
Expenses
Operating Costs	8,421	6,045	2,376	39.3%
General and administrative	5,389	2,075	3,314	159.7%
Marketing and Advertising	1,293	1,329	(36)	(2.7)%
Depreciation and amortization	23	74	(51)	(68.9)%
Consolidated fund expenses - Hospitality expenses	44,786	39,312	5,474	13.9%
Consolidated fund expenses - Other expenses	6,146	4,406	1,740	39.5%
Total expenses	66,058	53,241	12,817	24.1%

Consolidated funds - Gain on sale of real estate investment	21,530	-	21,530	100.0%

Other income, net	(241)	(856)	615	71.8%
Gain on extinguishment of debt	(1,421)	-	(1,421)	100.0%
Interest income	(112)	-	(112)	100.0%
Interest expense	685	546	139	25.5%
Net Income (Loss) Before Income Taxes	19,050	(16,859)	35,909	(213.0)%
Provision for (benefit from) income taxes	-	-	-	0.0%
Net Income (Loss)	19,050	(16,859)	35,909	(213.0)%
Net income (loss) attributable to noncontrolling interests	14,561	(16,603)	31,164	187.7%
Net Income (Loss) Attributable to CaliberCos Inc.	4,489	(256)	$4,745	(1,853.5)%

For the nine months ended September 30, 2022 and 2021, total revenues were $62.5 million and $36.1 million, respectively, representing a period-over-period increase of 73.2%. This increase was primarily due to an increase in revenues in our consolidated fund assets whose operations are recovering from the impact of the COVID-19 pandemic. Additionally, the increase in revenue was driven by a significant increase in transaction and advisory fees, related to fund set-up fees and performance allocations, captured from the sale of investments.

For the nine months ended September 30, 2022 and 2021, total expenses were $66.1 million and $53.2 million, respectively, representing a period-over-period increase of 24.1%. The increase was primarily due to an increase in consolidated fund related expenses as operations responded to the measured recovery that started to appear in late 2021. The properties began hiring in more employees to cater to the increasing occupancies. In addition, there was an increase in general and administrative expenses of $3.3 million, which was primarily due to an increase in professional fees and an increase in the legal accrual related to the Company’s settlement agreement with 6831614 Manitoba Ltd.

For the nine months ended September 30, 2022, Consolidated funds – Gain on sale of real estate investment represents the gain recognized in 2022 on the sale of GC Square Apartments for $21.5 million, a multi-family property with a cost basis of $9.1 million. This sale drove the majority of our performance allocations for the period. As of December 31, 2021, this real estate investment was included in Real estate assets held for sale on the consolidated balance sheets.

For the nine months ended September 30, 2022, Gain on extinguishment of debt represents the gain recognized in 2022 on the forgiveness of a PPP loan of $1.4 million principal, plus accrued interest.

Segment Analysis

The following discussion is specific to our various segments for the nine months ended September 30, 2022 and 2021. Our segment information is presented in a format consistent with the information senior management uses to make operating decisions, assess performance and allocate resources.

For segment reporting purposes, revenues and expenses are presented on a basis that deconsolidates our consolidated funds. As a result, segment revenues are different than those presented on a consolidated basis in accordance with U.S. GAAP because these fees are eliminated in consolidation when they are derived from a consolidated fund. Furthermore, segment expenses are also different than those presented on a consolidated U.S. GAAP basis due to the exclusion of fund expenses that are paid by the consolidated funds.

Fund Management

The following table presents our results of operations for our Fund Management segment (in thousands):

	Nine Months Ended September 30,
	2022	2021	$ Change	% Change
Revenues
Asset management fees	$6,095	$4,824	$1,271	26.3%
Performance allocations	2,508	396	2,112	533.3%
Transaction and advisory fees	6,276	1,768	4,508	255.0%
Total revenues	14,879	6,988	7,891	112.9%
Expenses
Operating costs	7,045	4,621	2,424	52.5%
General and administrative	5,166	1,916	3,250	169.6%
Marketing and advertising	1,292	1,329	(37)	(2.8)%
Depreciation and amortization	23	29	(6)	(20.7)%
Total expenses	13,526	7,895	5,631	71.3%
Other expenses (income), net	3	(299)	302	(101.0)%
Interest income	(111)	(91)	(20)	22.0%
Gain on extinguishment of debt, net of interest expense	(781)	479	(1,260)	(263.0)%
Net Loss	$2,242	$(996)	$3,238	(325.1)%

For the nine months ended September 30, 2022 and 2021, asset management fees were $6.1 million and $4.8 million, respectively, representing a period-over-period increase of 26.3%. The increase in our fees corresponds to the increase in total managed capital. Total managed capital at September 30, 2022 was approximately $348.9 million compared to $274.9 million at September 30, 2021.

For the nine months ended September 30, 2022 and 2021, performance allocations were $2.5 million and $0.4 million, respectively. The increase is due to a $2.3 million increase in our carried interest earned by the Company related to the sale of the GC Square Apartments multi-family property in March 2022.

For the nine months ended September 30, 2022 and 2021, transaction and advisory fees were $6.3 million and $1.8 million, respectively. The increase is primarily related to the fund set-up fees for Caliber Tax Advantaged Opportunity Zone Fund II, LLC.

For the nine months ended September 30, 2022 and 2021, operating costs were $7.0 million and $4.6 million, respectively, representing a period-over-period increase of 52.5%. This increase was primarily due to an increase in payroll costs, as the Company’s employees increased from 58 at September 30, 2021 to 71 at September 30, 2022.

For the nine months ended September 30, 2022 and 2021, general and administrative costs were $5.2 million and $1.9 million, respectively, representing a period-over-period increase of 169.6%. This increase was primarily due to an increase in professional fees and an increase in the legal accrual related to the Company’s settlement agreement with 6831614 Manitoba Ltd.

For the nine months ended September 30, 2022 and 2021, gain on extinguishment of debt, net of interest expense was $0.8 million and ($0.5) million, respectively, representing a period-over-period increase of 263.0%. The increase was primarily due to the gain on extinguishment of debt recognized in 2022 on the forgiveness of a PPP loan of $1.4 million principal, plus accrued interest.

Development

The following table presents our results of operations for our Development segment (in thousands):

	Nine Months Ended September 30,
	2022	2021	$ Change	% Change
Revenues
Transaction and advisory fees	$2,596	$1,615	$981	60.7%
Total revenues	2,596	1,615	981	60.7%
Expenses
Operating costs	1,071	1,840	(769)	(41.8)%
General and administrative	157	113	44	38.9%
Marketing and advertising	-	1	(1)	(100.0)%
Depreciation	8	-	8	100.0%
Total expenses	1,236	1,954	(718)	(36.7)%
Other expenses (income), net	(216)	(48)	(168)	350.0%
Net Income	$1,576	$(291)	$1,867	(641.6)%

For the nine months ended September 30, 2022 and 2021, transaction and advisory fees were $2.6 million and $1.6 million, respectively. The increase is primarily due to an increase in construction management fees related to new construction projects and increased construction activity in the nine months ended September 30, 2022, as compared to the same period in 2021.

For the nine months ended September 30, 2022 and 2021, operating costs were $1.1 million and $1.8 million, respectively, representing a period-over-period decrease of 41.8%. This decrease was due to lower headcount as the Company no longer acts as general contractor on development projects.

Brokerage

The following table presents our results of operations for our Brokerage segment (in thousands):

	Nine Months Ended September 30,
	2022	2021	$ Change	% Change
Revenues
Transaction and advisory fees	$1,221	$940	$281	29.9%
Total revenues	1,221	940	281	29.9%
Expenses
Operating costs	305	191	114	59.7%
General and administrative	58	47	11	23.4%
Depreciation and amortization	-	45	(45)	(100.0)%
Total expenses	363	283	80	28.3%
Other expenses (income), net	(28)	(510)	482	(94.5)%
Interest expense	46	106	(60)	(56.6)%
Net Income	$840	$1,061	$(221)	(20.8)%

Comparison of Years Ended December 31, 2021 and 2020

The following table and discussion provide insight into our consolidated results of operations for the years ended December 31, 2021 and 2020 (dollars in thousands):

	Years Ended December 31,
	2021	2020	$ Change	% Change
Revenues
Asset management fees	$3,476	$2,754	$722	26.2%
Performance allocations	733	299	434	145.2%
Transaction and advisory fees	5,666	3,415	2,251	65.9%
Consolidated funds – Hospitality revenue	40,837	27,676	13,161	47.6%
Consolidated funds – Other revenue	5,321	3,733	1,588	42.5%
Total revenues	56,033	37,877	18,156	47.9%
Expenses
Operating Costs	9,685	10,972	(1,287)	(11.7)%
General and administrative	5,307	2,751	2,556	92.9%
Marketing and Advertising	1,536	1,086	450	41.4%
Depreciation and amortization	83	151	(68)	(45.0)%
Consolidated funds - Hospitality expenses	55,999	44,718	11,281	25.2%
Consolidated funds – Other expenses	5,532	4,509	1,023	22.7%
Total expenses	78,142	64,187	13,955	21.7%
Other expenses (income), net	(1,653)	(86)	(1,567)	1,822.1%
Interest income	(1)	(7)	6	(85.7)%
Interest expense	712	(672)	1,384	(206.0)%
Net Loss Before Income Taxes	(21,167)	(25,545)	4,378	(17.1)%
Provision for (benefit from) income taxes	-	-	-	0.0%
Net Loss	(21,167)	(25,545)	4,378	(17.1)%
Net loss attributable to noncontrolling interests	(20,469)	(20,099)	(370)	1.8%
Net Loss Attributable to CaliberCos Inc.	$(698)	$(5,446)	$4,748	(87.2)%

For the years ended December 31, 2021 and 2020, total revenues were $56.0 million and $37.9 million, respectively, representing a period-over-period increase of approximately 47.9%. This increase was primarily due to (i) an increase in revenues in our hospitality portfolio whose operations began to recover from the impact of the COVID-19 pandemic (while lockdowns associated with virus containment continued to affect revenues in 2021, our properties are located in states that had re-opened quickly in late 2020); (ii) increased revenues in our single-family and multi-family real estate portfolios; and (iii) increased interest revenue in our lending fund compared to the prior comparative period.

For the years ended December 31, 2021 and 2020, total expenses were $78.1 million and $64.2 million, respectively, representing a period-over-period increase of 21.7%. The increase was primarily due to an increase in hospitality related expenses as operations responded to the measured recovery that started to appear in late 2020. The properties began expanded staffing levels and service offerings as occupancy and demand began to recover. In addition, the increase in total expenses is attributable to increased operating costs of our single-family and multi-family real estate portfolios as well as an increased interest expense related to our single-family and multi-family real estate portfolios. For the year ended December 31, 2021, notes payable related to these portfolios increased by approximately $15.7 million, primarily related to the consolidation of our Ironwood Fundco, LLC fund.

Segment Analysis

The following discussion is specific to our various segments for the years ended December 31, 2021 and 2020. Our segment information is presented in a format consistent with the information senior management uses to make operating decisions, assess performance and allocate resources.

For segment reporting purposes, revenues and expenses are presented on a basis that deconsolidates our consolidated funds. As a result, segment revenues are different than those presented on a consolidated basis in accordance with U.S. GAAP because these fees are eliminated in consolidation when they are derived from a consolidated fund. Furthermore, segment expenses are also different than those presented on a consolidated U.S. GAAP basis due to the exclusion of fund expenses that are paid by the consolidated funds.

Fund Management

The following table presents our results of operations for our Fund Management segment (dollars in thousands):

	Years Ended December 31,
	2021	2020	$ Change	% Change
Revenues
Asset management fees	$7,610	$5,316	$2,294	43.2%
Performance allocations	733	422	311	73.7%
Transaction and advisory fees	3,240	1,278	1,962	153.5%
Total revenues	11,583	7,016	4,567	65.1%
Expenses
Operating costs	7,725	7,105	620	8.7%
General and administrative	5,084	2,796	2,288	81.8%
Marketing and advertising	1,533	1,012	521	51.5%
Depreciation	38	39	(1)	(2.6)%
Total expenses	14,380	10,952	3,428	31.3%
Other expenses (income), net	(1,090)	(24)	(1,066)	4,441.7%
Interest income	(104)	(7)	(97)	1,385.7%
Interest expense	641	(639)	1,280	(200.3)%
Net loss	$(2,244)	$(3,266)	$1,022	(31.3)%

For the years ended December 31, 2021 and 2020, asset management fees were $7.6 million and $5.3 million, respectively, representing a period-over-period increase of 43.2%. The increase in our fees corresponds to the increase in total managed capital. Total managed capital at December 31, 2021 was approximately $307.0 million compared to $224.2 million at December 31, 2020.

For the years ended December 31, 2021 and 2020, performance allocations were $0.7 million and $0.4 million, respectively, representing a period-over-period increase of 73.7%. This increase was primarily due to an increase in our carried interest income. In 2021, profit share was generated by the sale by our investment funds of an office/flex building investment and a separate sale of a land investment. In 2020, performance allocations were primarily related to the final distribution of our profit share related to the completion of a 2019 sale by one of our investment funds of an investment in three apartment buildings.

For the years ended December 31, 2021 and 2020, transaction and advisory fees were $3.2 million and $1.3 million, respectively, representing a period over period increase of 153.5%. For the year ended December 31, 2021, we raised approximately $114.0 million compared to approximately $39.2 million for the year ended December 31, 2020.

For the years ended December 31, 2021 and 2020, operating costs were $7.7 million and $7.1 million, respectively, representing a period-over-period increase of 8.7%. This increase was primarily due to an increase in corporate payroll costs resulting from increased headcount.

For the years ended December 31, 2021 and 2020, general and administrative costs were $5.1 million and $2.8 million, respectively, representing a period-over-period increase of 81.8%. This increase was primarily due to an increase in legal reserves in 2021 based on continued development of current litigation matters of the Company.

For the years ended December 31, 2021 and 2020, marketing and advertising was $1.5 million and $1.0 million, respectively, representing a period-over-period increase of approximately 51.5%. During the year ended December 31, 2021, we incurred higher costs associated with marketing the closing of the Company’s Reg A+ capital raise which closed at the end of February 2021.

For the years ended December 31, 2021 and 2020, other expenses (income), net was $1.1 million and $0.02 million, respectively. This increase is primarily due to employee retention credits received in 2021 under the CARES Act for which the Company did not qualify in 2020.

For the years ended December 31, 2021 and 2020, interest expense was $0.6 million and $(0.6) million, respectively, representing a period-over-period increase of 200.3%. In 2020, we received approval from the Small Business Administration for full forgiveness of our Payroll Protection Program loan totaling $1.4 million.

Development

The following table presents our results of operations for our Development segment (dollars in thousands):

	Years Ended December 31,
	2021	2020	$ Change	% Change
Revenues
Transaction and advisory fees	$3,211	$4,434	$(1,223)	(27.6)%
Total revenues	3,211	4,434	(1,223)	(27.6)%
Expenses
Operating costs	2,659	4,541	(1,882)	(41.4)%
General and administrative	162	65	97	149.2%
Marketing and advertising	3	55	(52)	(94.5)%
Total expenses	2,824	4,661	(1,837)	(39.4)%
Other expenses (income), net	(53)	1	(54)	(5,400.0)%
Net Income (loss)	$440	$(228)	$668	(293.0)%

For the years ended December 31, 2021 and 2020, segment revenues were $3.2 million and $4.4 million, respectively, representing a period-over-period decrease of 27.6%. This was due to the completion of our Tucson Convention Center hotel the Doubletree by Hilton in March 2021.

For the years ended December 31, 2021 and 2020, operating costs were $2.7 million and $4.5 million, respectively, representing a period-over-period decrease of 41.4%. This decrease was due to the decrease in revenues over the same period and recovery in 2021 from the increased operating costs experienced in 2020 due to the effects of the pandemic where supply and labor shortages caused inefficiencies in our job execution and increased labor costs, respectively.

Brokerage

The following table presents our results of operations for our Brokerage segment (dollars in thousands):

	Years Ended December 31,
	2021	2020	$ Change	% Change
Revenues
Transaction and advisory fees	$1,198	$747	$451	60.4%
Total revenues	1,198	747	451	60.4%
Expenses
Operating costs	259	636	(377)	(59.3)%
General and administrative	61	3	58	1,933.3%
Marketing and advertising	-	18	(18)	(100.0)%
Depreciation and amortization	45	110	(65)	(59.1)%
Total expenses	365	767	(402)	(52.4)%
Other expenses (income), net	(510)	-	(510)	100.0%
Interest expense	115	202	(87)	(43.1)%
Net Income (loss)	$1,228	$(222)	$1,450	(653.2)%

For the years ended December 31, 2021 and 2020, segment revenues were $1.2 million and $0.7 million, respectively, representing an increase of 60.4%. In 2021, we completed the sale of our Treehouse apartment complex in Tucson, Arizona which sold for $23.0 million and our Fiesta Tech office/flex building in Gilbert, Arizona for $8.3 million.

For the years ended December 31, 2021 and 2020, other expenses (income) were $0.5 million and $0, respectively. In 2021 we sold the remaining four single-family homes owned by Caliber Auction Homes, which included two single family homes which were sold to related parties, previously held as investments in real estate for $1.9 million, resulting in a gain on the dispositions of $0.5 million.

Investment Valuations

The investments that are held by our funds are generally considered to be illiquid and have no readily ascertainable market value. We value these investments based on our estimate of their fair value as of the date of determination. We estimate the fair value of our fund’s investments based on a number of inputs built within forecasting models which are either developed by a third party or by our internal finance team. The models generally rely on discounted cash flow analysis and other techniques and may include independently sourced market parameters. The material estimates and assumptions used in these models include the timing and expected amounts of cash flows, income and expenses for the property, the appropriateness of discount rates used, overall capitalization rate, and, in some cases, the ability to execute, estimated proceeds and timing of expected sales and financings. The majority of our assets utilize the income approach to value the property. Where appropriate, management may obtain additional supporting evidence of values from methods generally utilized in the real estate investment industry, such as appraisal reports and broker price opinion (“BPO”) reports.

As discussed elsewhere in this document, we have experienced adverse effects related to COVID-19 on our assets. It is unclear whether the effects of COVID-19 will have a lasting and prolonged effect on asset values over the long term.

With respect to the underlying factors that led to the change in fair value in the current year, we identify assets that are undervalued and/or underperforming at the time of acquisition. Such assets generally undergo some form of repositioning soon after our acquisition in order to help drive increased appreciation and operating performance. Once the repositioning is complete, we focus on increasing the asset’s net operating income, thereby further increasing the value of the asset. Making below-market acquisitions, adding value through development activities, and increasing free cash flow with proper management all represent a material component to our core business model. Despite those efforts, the impacts of COVID-19 have appeared in the values of our assets. While we believe that COVID-19 will not have a permanent effect on the long-term value of our assets, there can be no assurance that such outcome will occur.

A unique feature of Caliber’s funds is the discretion given to Caliber’s management team to decide when to sell assets and when to hold them. We believe this discretion allows Caliber to avoid selling properties that, while their business plan may have matured, the market will not pay an attractive price in the current environment. Avoiding selling at a time of disruption, such as all of 2020, is critical to preserving the value of our assets, our carried interest, our ongoing revenues, and our clients’ capital. We believe the disruption caused by COVID-19 may negatively affect our competitors, who may have a more traditional model with fixed, required, liquidation dates, which in turn may offer Caliber attractive investment opportunities. While this is management’s expectation, there can be no assurance these outcomes will occur.

Assets Under Management

AUM refers to the assets we manage or sponsor. We monitor two types of information with regard to our AUM:

i.	Managed Capital – we define this as the total equity capital raised from investors in our funds at any point in time. We use this information to monitor, among other things, the amount of ‘preferred return’ that would be paid at the time of a distribution and the potential to earn a performance fee over and above the preferred return at the time of the distribution. Our asset management fees are based on a percentage of Managed Capital and monitoring the change and composition of Managed Capital provides relevant data points for Caliber management to further calculate and predict future earnings.

ii.	Fair Value (“FV”) AUM – we define this is as the aggregate fair value of the real estate assets we manage and from which we derive management fees, performance revenues and other fees and expense reimbursements. We estimate the value of these assets quarterly to help make sale and hold decisions and to evaluate whether an existing asset would benefit from refinancing or recapitalization. This also gives us insight into the value of our carried interest at any point in time. We also utilize FV AUM to predict the percentage of our portfolio which may need development services in a given year, fund management services (such as refinance), and brokerage services. As we control the decision to hire for these services, our service income is generally predictable based upon our current portfolio AUM and our expectations for AUM growth in the year forecasted. As of September 30, 2022, we had total FV AUM of approximately $686 million.

Although we believe we are utilizing generally accepted methodologies for our calculation of Managed Capital and FV AUM, it may differ from our competitors, thereby making these metrics non-comparable to our competitors.

Managed Capital

The table below summarizes the activity of the Managed Capital for the nine months ended September 30, 2022:

September 30, 2022
Beginning of year	$306,899
Originations	49,980
Redemptions	(7,941)
End of period	$348,938

The following table summarizes Managed Capital of our investment fund portfolios as of September 30, 2022 and December 31, 2021:

	September 30, 2022	December 31, 2021
Real Estate
Hospitality	$102,077	$100,887
Residential	58,674	45,643
Commercial	94,357	65,176
Total Real Estate	255,108	211,706
Credit(1)	70,777	49,729
Other(2)	23,053	45,464
Total	$348,938	$306,899

(1)	Credit Managed Capital represents loans made to Caliber’s investment funds by our Diversified credit fund.
(2)	Other Managed Capital represents undeployed capital held in our Diversified funds.

Managed capital for our hospitality investment funds increased $1.2 million during the nine months ended September 30, 2022, representing capital raised into our hospitality assets for capital improvements and operating costs related to three hotels.

Managed capital for our residential investment funds increased $13.0 million during the nine months ended September 30, 2022, representing: (i) $13.2 million in capital raised into our residential assets, and (ii) $6.1 million contributed by our Diversified funds, primarily to support four new multi-family ground-up builds in Arizona and one in Texas, which was offset by $6.3 million of redemptions related to the sale of GC Square in the first quarter of 2022.

Managed capital for our commercial investment funds increased $29.2 million during the nine months ended September 30, 2022, representing: (i) $10.4 million in capital raised into our commercial assets, and (ii) $18.8 million contributed by our Diversified funds, to support five commercial ground-up builds, acquisitions and tenant improvements.

During the nine months ended September 30, 2022, we raised $7.0 million of new capital into Caliber Fixed Income Fund III, LP (“CFIF III”) and deployed it into our various real estate investments. We also deployed $14.0 million directly into new investments in the form of notes receivable.

As of September 30, 2022, we held $23.1 million of other managed capital, which included a $3.0 million private equity investment in a local start-up business and $20.1 million of undeployed cash and pursuit costs, compared to $45.5 million of undeployed cash and pursuit costs held as of December 31, 2021.

FV AUM

As the economy continued to recover, our FV AUM increased. The table below details the activities that had an impact on our FV AUM, for the nine months ended September 30, 2022.

September 30, 2022
Beginning of year	$601,168
Assets acquired	30,734
Construction and net market appreciation	87,591
Assets sold(1)	(32,000)
Credit(2)	21,048
Other(3)	(22,411)
End of period	$686,130

The following table summarizes FV AUM of our investment fund portfolios as of September 30, 2022 and December 31, 2021:

	September 30, 2022	December 31, 2021
Real Estate
Hospitality	$312,900	$264,800
Residential(1)	79,500	90,763
Commercial	199,900	150,412
Total Real Estate	592,300	505,975
Credit(2)	70,777	49,729
Other(3)	23,053	45,464
Total	$686,130	$601,168

(1)	Includes the sale of the GC Square Apartments multi-family property in March 2022.
(2)	Credit FV AUM represents loans made to Caliber’s investment funds by our Diversified credit fund.
(3)	Other FV AUM represents undeployed capital held in our Diversified funds.

Managed Capital

The table below summarizes the activity of the Managed Capital for the years ended December 31, 2021 and 2020:

	December 31,
	2021	2020
Beginning of year	$224,213	$188,243
Originations	99,132	38,611
Redemptions	(16,446)	(2,641)
End of Year	$306,899	$224,213

The following table summarizes Managed Capital for our investment fund portfolios as of December 31, 2021 and 2020:

	December 31,
	2021	2020
Real Estate
Hospitality	$100,887	$89,730
Residential	45,643	46,297
Commercial	65,176	35,500
Total Real Estate	211,706	171,527
Credit(1)	49,729	48,173
Other(2)	45,464	4,513
Total	$306,899	$224,213

(1)	Credit Managed Capital represents loans made to Caliber’s investment funds by our Diversified credit fund.
(2)	Other Managed Capital represents undeployed capital held in our Diversified funds.

Managed capital for our hospitality investment funds increased $11.2 million during the year ended December 31, 2021, representing capital raised into our hospitality assets for capital improvements and operating costs related to three hotels.

Managed capital for our commercial investment funds increased $29.7 million during the year ended December 31, 2021, representing capital raised into our commercial assets to support one commercial ground-up build in Arizona and three commercial ground-up builds in Colorado. The scope of investments included tenant improvements and land development.

As of December 31, 2021, we held $45.5 million of undeployed cash and pursuit costs, compared to $4.5 million of undeployed cash and pursuit costs held as of December 31, 2020. For the year ended December 31, 2020, the potential adverse effects of COVID-19 resulted in an immediate and sharp slowdown in the U.S. economy which created uncertainty in the global economic outlook. This adversely affected our ability to raise money into our funds for that fiscal period. However, the global economy improved and as a result capital raised into our funds rose to $114.0 million from $39.2 million for the years ended December 31, 2021 and 2020, respectively, increasing our undeployed capital balance during the year ended December 31, 2021.

Residential and credit managed capital remained relatively constant from December 31, 2020 to December 31, 2021.

FV AUM

As the economy continued to recover, our FV AUM increased. The table below details the activities that had an impact on our FV AUM, during the year ended December 31, 2021.

	December 31,
	2021	2020
Beginning of year	$465,553	$395,816
Assets acquired	37,008	4,300
Construction and net market appreciation	95,902	61,995
Assets sold	(39,802)	(1,258)
Credit(1)	1,556	15,921
Other(2)	40,951	(11,221)
End of Year	$601,168	$465,553

The following table summarizes FV AUM of our investment fund portfolios as of December 31, 2021 and December 31, 2020:

	December 31,
	2021	2020
Real Estate
Hospitality	$264,800	$223,800
Residential	90,763	83,635
Commercial	150,412	105,432
Total Real Estate	505,975	412,867
Credit(1)	49,729	48,173
Other(2)	45,464	4,513
Total	$601,168	$465,553

(1)	Credit FV AUM represents loans made to Caliber’s investment funds by our Diversified credit fund.
(2)	Other FV AUM represents undeployed capital held in our Diversified funds.

Non-GAAP Measures

We present EBITDA and Adjusted EBITDA, which are not recognized financial measures under U.S. GAAP, as supplemental disclosures because we regularly review these measures to evaluate our funds, measure our performance, identify trends, formulate financial projections and make strategic decisions.

EBITDA represents earnings before net interest expense, income taxes, depreciation and amortization on a basis that deconsolidates our consolidated funds (intercompany eliminations) and eliminates noncontrolling interest. Eliminating the impact of consolidated funds and noncontrolling interest provides investors a view of the performance attributable to CaliberCos Inc. and is consistent with performance models and analysis used by management. Adjusted EBITDA represents EBITDA as further adjusted to exclude stock-based compensation, transaction fees, expenses and other amounts related to the registration statement of which this prospectus forms a part, the share repurchase costs related to the Company’s Buyback Program, litigation settlements, expenses recorded to earnings relating to investment deals which were abandoned or closed, any other non-cash expenses or losses, as further adjusted for extraordinary or non-recurring items.

When analyzing our operating performance, investors should use these measures in addition to, and not as an alternative for, their most directly comparable financial measure calculated and presented in accordance with U.S. GAAP. We generally use these non-U.S. GAAP financial measures to evaluate operating performance and for other discretionary purposes. We believe that these measures enhance the understanding of ongoing operations and comparability of current results to prior periods and may be useful for investors to analyze our financial performance because they eliminate the impact of selected charges that may obscure trends in the underlying performance of our business. Because not all companies use identical calculations, our presentation of EBITDA and Adjusted EBITDA may not be comparable to similarly identified measures of other companies.

EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow for our discretionary use because they do not consider certain cash requirements such as tax and debt service payments. These measures may also differ from the amounts calculated under similarly titled definitions in our debt instruments, which amounts are further adjusted to reflect certain other cash and non-cash charges and are used by us to determine compliance with financial covenants therein and our ability to engage in certain activities, such as incurring additional debt and making certain restricted payments.

The following table presents a reconciliation of net income (loss) to EBITDA and Adjusted EBITDA for periods presented (in thousands):

	Nine Months Ended September 30,
	2022	2021
Net Income (Loss) Before Income Taxes	$19,050	$(16,859)
Add:
Intercompany eliminations	4,878	3,769
Non-controlling interest eliminations	(19,270)	12,864
CaliberCos Net Loss(1)	4,658	(226)
Add:
Interest expense	686	585
Depreciation expense	31	74
EBITDA	5,375	433
Add:
Share buy back	235	238
Stock-based compensation	371	-
Legal costs(2)	525	13
Public registration costs(3)	779	1,010
Adjusted EBITDA	$7,285	$1,694

(1)	CaliberCos Net Loss is presented on a basis that deconsolidates our consolidated funds and eliminates noncontrolling interest and includes only those amounts attributable to CaliberCos Inc. and its wholly-owned subsidiaries. See Note 10 – Segment Reporting for additional disclosures on our segment accounting policies and the required U.S. GAAP reconciliation to the condensed consolidated statements of operations.

(2)	Legal costs represent an increase in the accrual related to the Company’s settlement agreement with 6831614 Manitoba Ltd.

(3)	Public registration costs include direct costs related to our Reg A+ and S-1 offerings such as legal and accounting advisor fees, printing costs, and advertising costs.

The following table presents a reconciliation of net loss to EBITDA and Adjusted EBITDA for the periods presented (in thousands):

	Years Ended December 31,
	2021	2020
Net Loss Before Income Taxes	$(21,167)	$(25,545)
Add:
Intercompany eliminations	5,218	4,011
Non-controlling interest eliminations	15,373	17,818
CaliberCos Net Loss(1)	(576)	(3,716)
Add:
Interest expense	756	970
Depreciation expense	83	149
EBITDA	263	(2,597)
Add:
Share buy back	317	291
Stock-based compensation	24	-
Severance payments	-	138
Legal costs(2)	1,818	-
Public registration costs(3)	1,040	878
Adjusted EBITDA	$3,462	$(1,290)

(1)	CaliberCos Net Loss is presented on a basis that deconsolidates our consolidated funds and eliminates noncontrolling interest and includes only those amounts attributable to CaliberCos Inc. and its wholly-owned subsidiaries. See Note 16 – Segment Reporting for additional disclosures on our segment accounting policies and the required U.S. GAAP reconciliation to the consolidated statements of operations.

(2)	Legal costs represent an increase in the accrual related to the 6831614 Manitoba Ltd. complaint.

(3)	Public registration costs include direct costs related to our Reg A+ offering such as legal and accounting advisor fees, printing costs, and advertising costs.

Liquidity and Capital Resources

As described elsewhere in this prospectus, COVID-19 has had far-reaching adverse impacts on the near-term availability of access to capital markets and debt. Due to COVID-19, we continue to take a measured approach to our operations and cash flows. Through the year ended December 31, 2021, we obtained PPP Round 2 loans totaling $5.9 million under the CARES Act. For a discussion of remedial measures and other key trends and uncertainties that have affected our business see “Trends Affecting Our Business”.

The Company, through guarantees of loans held by its consolidated funds, has five separate loans outstanding with maturity dates within the 12-month period subsequent to when these financial statements were issued with outside lenders totaling $82.8 million at September 30, 2022. Management is actively managing the potential amendments to the applicable loan agreements to include additional extension options, pay off or refinancing of these facilities. Management believes that we will be able to come to an agreement with the respective lenders in order to mitigate any defaults or enter into new financing arrangements with third-party lenders. Compliance with all other covenants were met.

Each of our funds and the related assets that are acquired or own equity interest in those funds are established as separate legal entities with limited liability. Therefore, the cash flows generated by these entities, whether through operations or financing, are unavailable for general corporate purposes.

We have historically financed our operations primarily through a combination of operating cash flows, private offerings of our equity securities, and secured and unsecured debt. In addition, due to the consolidation of CFIF III, we now recognize a revolving line of credit with a maximum borrowing amount of $4.5 million.

We hold our excess unrestricted cash in bank accounts with several high-quality financial institutions. We believe that our current capital position is sufficient to meet our current liquidity needs for at least the next 12 months.

Equity Financings

Since inception through September 30, 2022, we have raised approximately $33.7 million from the sale of common and convertible preferred stock to third parties and management. The funds received from the issuance of our stock sales have been used for operating expenditures and refinancing our higher interest debt.

Unsecured Corporate Debt

As of September 30, 2022, we have issued and outstanding unsecured promissory notes of $13.4 million with an average outstanding principal balance of $0.1 million, a weighted average interest rate of 10.23%, and maturity dates ranging from April 2023 to June 2024. Management believes it can come to a mutual agreement with each lender to extend the maturities of the notes for an additional 12-month term. This outstanding debt resulted in $0.6 million of interest expense for the nine month period ended September 30, 2022.

Cash Flows Analysis

The section below discusses in more detail the Company’s primary sources and uses of cash and primary drivers of cash flows within the Company’s consolidated statements of cash flows.

	Nine Months Ended September 30,
(dollars in thousands)	2022	2021	$ Change
Net cash provided by (used in):
Operating activities	$(3,816)	$(12,568)	$8,752
Investing activities	(23,877)	(14,600)	(9,277)
Financing activities	29,570	33,312	(3,742)
Net Change in Cash and Cash Equivalents	$1,877	$6,144	$(4,267)

The assets of our consolidated funds, on a gross basis, can be substantially larger than the assets of our core business and, accordingly could have a substantial effect on the accompanying statements of cash flows. The table below summarizes our consolidated statements of cash flow by activity attributable to the Company and to our consolidated funds.

	Nine Months Ended September 30,
(dollars in thousands)	2022	2021	$ Change
Net cash used in the Company’s operating activities	$(3,508)	$(4,219)	$711
Net cash used in the Consolidated Funds’ operating activities	(308)	(8,349)	8,041
Net cash used in operating activities	(3,816)	(12,568)	8,752
Net cash (used in) provided by the Company’s investing activities	(961)	1,413	(2,374)
Net cash used in the Consolidated Funds’ investing activities	(22,916)	(16,013)	(6,903)
Net cash used in investing activities	(23,877)	(14,600)	(9,277)
Net cash provided by the Company’s financing activities	7,320	5,921	1,399
Net cash provided by the Consolidated Funds’ financing activities	22,250	27,391	(5,141)
Net cash provided by financing activities	29,570	33,312	(3,742)
Net Change in Cash and Cash Equivalents	$1,877	$6,144	$(4,267)

Operating Activities

Our net cash flows from operating activities are generally comprised of asset management fees, performance allocations, and transaction and advisory fees, less cash used for operating expenses, including interest paid on our debt obligations. Net cash flows used in operating activities of the Company decreased from the nine months ended September 30, 2022 to 2021, primarily due to increased capital assets under management resulting in increased asset management fees received and an increase in performance allocations over the same period recognized from the sale of a multi-family property held as a fund investment in March 2022, offset by increased operating expenses, including increases in payroll due to increased headcount and bonuses paid and increased general and administrative expenses incurred in the current year. The decrease in net cash used in operating activities of the Consolidated Funds is related to an increase in net income, excluding the effect of the non-cash items, which was primarily related to an increase in hospitality revenues offset by an increase in hospitality expenses.

Investing Activities

The increase in net cash flows used in investing activities of the Company for the nine months ended September 30, 2022 to 2021, primarily relates to increased contributions to our investment funds in 2022 as compared to the same period in 2021. The increase in net cash flows used in investing activities of the Consolidated Funds is primarily due to the increase in investments in real estate assets, including the consolidation of the Northsight Crossings AZ, LLC and Southpointe Fundco, LLC investment funds, offset by the net impact of the deconsolidation and net proceeds from the sale of the GC Square Apartments held by the GC Square, LLC investment fund and the deconsolidation of Ironwood Fundco, LLC.

Financing Activities

The decrease in net cash flows provided by financing activities for the nine months ended September 30, 2022 to 2021 were primarily driven by $7.2 million in proceeds raised pursuant to our Series B preferred stock Reg A+ offering in in 2021, as compared to no proceeds raised during the respective 2022 period, offset by an increase of $7.6 million of net proceeds on notes payable in 2022 from 2021. In addition, the net proceeds from notes payable and notes payable – related parties of our consolidated funds decreased $7.4 million in 2022 as compared to the same prior period in 2021.

	Years Ended December 31,
(dollars in thousands)	2021	2020	$ Change
Net cash provided by (used in):
Operating activities	$(15,015)	$(15,769)	$754
Investing activities	(14,314)	(9,668)	(4,646)
Financing activities	35,046	19,561	15,485
Net Change in Cash and Cash Equivalents	$5,717	$(5,876)	$11,593

The table below summarizes our consolidated statements of cash flow by activity attributable to the Company and to our consolidated funds.

	Years Ended December 31,
(dollars in thousands)	2021	2020	$ Change
Net cash used in the Company’s operating activities	$(5,857)	$(3,203)	$(2,654)
Net cash used in the Consolidated Funds’ operating activities	(9,158)	(12,566)	3,408
Net cash used in operating activities	(15,015)	(15,769)	754
Net cash provided by (used in) the Company’s investing activities	928	(380)	1,308
Net cash used in the Consolidated Funds’ investing activities	(15,242)	(9,288)	(5,954)
Net cash used in investing activities	(14,314)	(9,668)	(4,646)
Net cash provided by the Company’s financing activities	5,567	3,015	2,552
Net cash provided by the Consolidated Funds’ financing activities	29,479	16,546	12,933
Net cash provided by financing activities	35,046	19,561	15,485
Net Change in Cash and Cash Equivalents	$5,717	$(5,876)	$11,593

Operating Activities

Our net cash flows from operating activities are generally comprised of asset management fees, performance allocations, and transaction and advisory fees, less cash used for operating expenses, including interest paid on our debt obligations. Net cash flows used in operating activities increased from 2020 to 2021 primarily due to an increase in amounts due from related parties, increased operating expenses, including increases in payroll due to increased headcount and bonuses paid, additional amounts lent to related parties, and increased pursuit costs incurred in the current year. The decrease in net used in operating activities of the Consolidated Funds is primarily due to increases in net loss, excluding the effect of the non-cash items, primarily the gain on extinguishment of debt and in accounts receivable, partially offset by increases in accounts payable and accrued expenses and amounts due to related parties.

Investing Activities

Net cash flows provided by investing activities for 2021 primarily relate to $1.9 million in proceeds from the sale of four single-family homes, previously held as investments in real estate, offset by an additional investment in our real estate assets and additional contributions to our investment funds. Net cash flows used in investing activities for 2020 primarily relates to additional investment in our real estate assets and additional contributions to our investment funds. The increase in net cash flows used in investing activities of the Consolidated Funds is primarily due to the increase in investments in and acquisition of real estate assets and net fundings on notes receivables - related parties.

Financing Activities

Net cash flows provided by financing activities for 2021 were primarily driven by $7.2 million in proceeds raised pursuant to our Series B preferred stock Reg A+ offering, offset by net repayments on notes payable and notes payable – related parties and payments related to our buyback obligation to one of our non-participating founders (see Note 11 to our consolidated financial statements included herein). Net cash flows provided by financing activities for 2020 were primarily driven by $3.4 million in proceeds raised pursuant to our Series B preferred stock Reg A+ offering and net proceeds from notes payable and notes payable – related parties, offset payments related to our buyback obligation to one of our non-participating founders. The net proceeds from notes payable and notes payable related parties of our consolidated funds increased $7.0 million in 2021 compared to 2020. In addition, net contributions from noncontrolling interest holders increased $6.0 million in 2021 compared to 2020.

Critical Accounting Estimates

The preparation of our consolidated financial statements in conformity with U.S. GAAP requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. These estimates are made and evaluated on an ongoing basis using information that is currently available as well as various other assumptions believed to be reasonable under the circumstances. The uncertainty created by COVID-19 and efforts to contain it has made such estimates more difficult and subjective. Actual results could differ from those estimates, perhaps in adverse ways, and those estimates could be different under different assumptions or conditions.

We believe the following critical accounting policies affect our more significant estimates and judgements used in the preparation of our consolidated financial statements.

Revenue Recognition

In accordance with the ASC 606, Revenue from Contracts with Customers, management applies the five-step framework in determining the timing and amount of revenue to recognize. This framework requires an entity to: (i) identify the contract(s) with customers, (ii) identify the performance obligations within the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations within the contract, and (v) recognize revenue when or as the entity satisfies a performance obligation. The Company’s revenues primarily consist of fund management and transaction and advisory fees.

Fund Management

Asset Management Fees are generally based on 1.0% - 1.5% of the unreturned capital contributions in a particular fund and include reimbursement for costs incurred on behalf of the fund, including an allocation of certain overhead costs. Asset management fees are recalculated for each fund on an annual basis. These customer contracts require the partnership to provide management services, representing a performance obligation that the partnership satisfies over time.

Performance allocations (“carried interest”) are an arrangement in which we are entitled to an allocation of investment returns, generated within the investment funds which we manage, based on a contractual formula. We typically receive 20% – 35% of all cash distributions from (i) the operating cash flow of each fund, after payment to the related fund investors of any accumulated and unpaid priority preferred returns and repayment of preferred capital contributions; and (ii) the cash flow resulting from  the sale or refinance of any real estate assets held by each fund, after payment to the related fund investors of any accumulated and unpaid priority preferred returns and repayment of initial preferred capital contributions. Our funds’ preferred returns range from 6% to 12%, typically 6% for common equity or 10-12% for preferred equity, which does not participate in profits. Performance allocations are related to services which have been provided and are recognized when it is determined that they are no longer probable of significant reversal, which is generally satisfied when an underlying fund investment is realized or sold.

Transaction and Advisory Fees

Revenues from contracts with customers includes fixed fee arrangements with its related party affiliates to provide certain associated activities which are ancillary to and generally add value to the assets we manage, such as set up and fund formation services associated with marketing, soliciting, and selling member interests in the affiliated limited partnerships, brokerage services, construction and development management services, loan placement and guarantees. The recognition and measurement of revenue is based on the assessment of individual contract terms. For performance obligations satisfied at a point in time, there are no significant judgments made in evaluating when the customer obtains control of the promised service.

For performance obligations satisfied over time, significant judgment is required to determine how to allocate transaction prices where multiple performance obligations are identified; when to recognize revenue based on appropriate measurement of the Company’s progress under the contract; and whether constraints on variable consideration should be applied due to uncertain future events. Transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied. Variable consideration is included in the estimated transaction price to the extent it is probable that a significant reversal of cumulative revenue recognized will not occur or when the uncertainty associated with the variable consideration is resolved. The Company’s estimates of variable consideration and determination of whether to include estimated amounts in transaction price are based largely on an assessment of its anticipated performance and all information that is reasonably available to the Company. Revenues are recognized when control of the promised services is transferred to customers in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services.

Income Taxes

The Company accounts for income taxes under the asset and liability method in accordance with ASC 740, Accounting for Income Taxes. Deferred tax assets and liabilities are determined based on temporary differences between the financial reporting and tax basis of assets and liabilities and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured by applying enacted tax rates and laws and are released in the years in which the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are provided against deferred tax assets when it is more-likely-than-not that some portion or all of the deferred tax assets will not be realized.

A valuation allowance is required to reduce the balance of a deferred tax asset if it is determined that it is more-likely-than-not that all or some portion of the deferred tax asset will not be realized due to the lack of sufficient taxable income or other limitation on the Company’s ability to utilize the loss carryforward.

We recognize the impact of an income tax position, if that position is more-likely-than-not of being sustained on audit, based on the technical merits of the position. Related interest and penalties are classified as income taxes in the financial statements. See Note 9 – Income Taxes in the notes to our accompanying consolidated financial statements included herein for more detail.

Segment Information

During 2021, we realigned our operating segments to represent the internal management of our business. This realignment demonstrates a strategic shift in the growth and maturation of the Caliber model into an alternative asset manager generating fees from managed capital and growing a portfolio of high value diversified assets. The Company’s activities are organized into three operating segments which constitute three reportable segments based on similarities with both their qualitative and economic characteristics. These segments distinguish all of the primary revenue generating activities of the business but group them together by their nature. The Company’s chief operating decision maker uses total revenue, operating income and key operating statistics to evaluate performance and allocate resources to the Company’s operations. Under this revised structure, the Company’s operations are now organized into three reportable segments for management and financial reporting purposes, Fund Management, Development and Brokerage.

Management has concluded that based on the strategic shift in our operating strategies the consolidated investment funds which previously comprised the Hospitality, Residential, Commercial and Diversified segments, no longer meet the requirements in ASC 280, Segment Reporting, as operating segments. The consolidated investment funds are consolidated based on the requirement in ASC 810, Consolidation, as the Company was determined to be the primary beneficiary of each of these variable interest entities since it has the power to direct the activities of the entities and the right to absorb losses, generally in the form of guarantees of indebtedness that are significant to the individual investment funds. The Company’s chief operating decision maker no longer regularly reviews the operating results of these investment funds for the purposes of allocating resources, assessing performance or determining whether additional investments or advances be made to these funds.

The non-reportable segments include certain business activities which do not meet the requirement to be a reportable segment because they are immaterial. These activities represent the operating activity of our single-family assets which involve both the sale and rental of real estate assets. In addition, the Company has not and does not allocate its assets or liabilities specifically to the operating segments and the Company’s chief operating decision maker does not review assets or liabilities by segment to make operating decisions. Assets, liabilities and corporate expenses are recorded at the legal entity level, which is not consistent to the operating segment and is therefore not reported by segment.

Accounting Estimates of Consolidated Funds

Consolidated Fund Revenues

In accordance with the ASC 606, Revenue from Contracts with Customers, our consolidated funds apply the five-step framework in determining the timing and amount of revenue to recognize. This framework requires an entity to: (i) identify the contract(s) with customers, (ii) identify the performance obligations within the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations within the contract, and (v) recognize revenue when or as the entity satisfies a performance obligation. Our consolidated funds’ revenues primarily consist of hospitality revenues and rental income.

Consolidated funds – Hospitality revenue

Hospitality revenues are comprised of charges for room rentals, food and beverage sales, and other hotel operating activities. Revenues are recognized as earned, which is defined as the date upon which a guest occupies a room or utilizes the hotel’s services. Revenues are recorded net of sales tax.

Our consolidated funds have performance obligations to provide accommodations and other ancillary services to hotel guests. As compensation for such goods and services, the consolidated funds are typically entitled to a fixed nightly fee for an agreed upon period and additional fixed fees for any ancillary services purchased. These fees are generally payable at the time the hotel guest checks out of the hotel. The consolidated funds generally satisfy the performance obligations over time and recognize the revenue from room sales and from other ancillary guest services on a daily basis, as the rooms are occupied, and the services have been rendered.

For food and beverage, revenue is recognized upon transfer of promised products or services to customers in an amount that reflects the consideration the consolidated funds received in exchange for those services, which is generally when payment is tendered at the time of sale.

The consolidated funds receive deposits for events and rooms. Such deposits are deferred and included in other liabilities on the accompanying consolidated balance sheets. The deposits are credited to income when the specific event takes place.

Consolidated funds – Other revenue

Included in Consolidated funds – Other revenue is rental income which includes the revenues generated primarily by the rental operations of the residential (multi-family and single-family) properties of our consolidated funds. The consolidated funds’ revenues generated by residential properties, consists of rental income that each tenant pays in accordance with the terms of each lease and are reported on a straight-line basis over the initial noncancelable term of the lease, net of any concessions, and recognized when earned and collectability is reasonably assured. These revenues are recorded net of any sales and occupancy taxes collected from tenants. Rental income is not within the scope of ASC 606 and would fall under ASC 840 – Leases (or ASC 842 – Leases, when effective).

Consolidated Fund Expenses

Consolidated fund expenses consist primarily of costs, expenses and fees that are incurred by, or arise out of the operation and activities of or otherwise related to, our consolidated funds, including, without limitation, operating costs, depreciation and amortization, interest expense on debt held by our consolidated funds, gain on extinguishment of debt, insurance expenses, professional fees and other costs associated with administering and supporting those funds.

Fair Value of Financial Instruments

The fair value of financial instruments is disclosed in accordance with ASC 825, Financial Instruments. The fair value of our financial instruments is estimated using available market information and established valuation methodologies. The estimates of fair value are not necessarily indicative of the amounts the consolidated funds could realize on disposition of the financial instruments. The use of different market assumptions and/or valuation methodologies may have a material effect on the estimated fair value amounts.

BUSINESS

General

Caliber is a leading vertically integrated asset management firm, whose primary goal is to enhance the wealth of investors seeking to make investments in middle-market assets. We strive to build wealth for our investor clients by creating, managing, and servicing proprietary products including middle-market investment funds, private syndications, and direct investments. Our funds include investment vehicles focused primarily on real estate, private equity, and debt facilities. We earn asset management fees calculated as a percentage of managed capital in our Funds and Offerings. We market our services through direct sales to private investors, wholesaling to investment advisers, direct sales to family offices and institutions and through in-house client services.

We believe that we provide investors attractive risk-adjusted returns by offering a balance of (i) structured offerings and ease of ownership, (ii) a pipeline of investment opportunities, primarily projects that range in value between $5 million and $50 million, and (iii) an integrated execution and processing platform. Our investment strategy leverages the local market intelligence and real-time data we gain from our operations to evaluate current investments, generate proprietary transaction flow, and implement various asset management strategies.

Market Opportunity

Our focus is on offering investors access to investments in alternative asset classes. According to Preqin, an investment data company that provides financial data and information on the alternative assets market, total alternative global assets under management (“AUM”) is expected to reach $17.2 trillion by 2025. Preqin’s 2020 investor survey indicated that 81% of investors surveyed intended to either increase or significantly increase their investments into alternative assets. Caliber’s current product offerings offer a broad range of alternative real estate investments and its established business model is designed for growth into multiple alternative asset classes. Caliber’s roadmap includes expanding into a full suite of credit products and adding business equity products such as private equity and venture capital. We believe that Caliber’s ability to move with the market and cater to investor interests, supported with our innovative product team, drives growth in our AUM.

Caliber’s Integrated Model

While we primarily act as an alternative asset manager, we also offer a full suite of support services and employ a vertically integrated approach to investment management. Our asset management activities are complemented with transaction and advisory services, including development and construction management, acquisition and disposition expertise, and fund formation, which we believe differentiate us from other asset management firms. We believe our model allows us to acquire attractive projects, reduce operating costs and deliver services to our funds that enhance net returns to investors. We integrate our expertise and knowledge across these verticals to successfully manage our investment platform.

The following table summarizes the fees we are scheduled to earn by investment phase and distinguishes between fees that are incurred one time and fees that are earned throughout the investment life cycle.

We follow a rigorous diligence process to identify and qualify each of our investments. We source and analyze our investment opportunities through the strong relationships and networks we have developed in our target markets. We utilize and consider both qualitative and quantitative data in the identification and selection of our investment opportunities. We consider data from varying sources including proprietary market analytics, cost of capital, and internal financial modeling projections. We also consider portfolio exposure or concentrations in any one asset class and other laws and requirements that are either outlined in our fund operating agreements or other limitations required by law.

Real Estate – Our real estate expertise was formed in the wake of the 2008 financial crisis and encompasses hospitality, residential, and commercial asset types and vertical and horizontal projects. Our asset management team specializes by asset type, allowing for collaboration of different real estate verticals to gain pricing and capital deployment efficiencies as well purchasing power over materials and supplies to increase cash flows and returns. Our real estate products include core plus, value add, distressed and opportunistic investing. Our opportunity zone fund also provides access to tax efficient deployment of capital.

Credit – Our credit products are designed to meet our investors’ needs for stable, cash flowing, real estate agnostic investments. We deploy and enhance investing in both mezzanine and preferred equity strategies based on the capital requirements of the underlying investment. Each investment decision involves a number of factors and criteria that are focused on the subject asset’s ability to perform in the near term, its plans and projected capabilities, and its long-term return profile, among others.

Assets Under Management. AUM refers to the assets we manage or sponsor. We monitor two types of information with regard to our AUM:

i.	Managed Capital – we define this as the total equity capital raised from investors in our funds at any point in time. We use this information to monitor, among other things, the amount of ‘preferred return’ that would be paid at the time of a distribution and the potential to earn a performance fee over and above the preferred return at the time of the distribution. Our asset management fees are based on a percentage of Managed Capital and monitoring the change and composition of Managed Capital provides relevant data points for Caliber management to further calculate and predict future earnings.

ii.	Fair Value (“FV”) AUM – we define this is as the aggregate fair value of the real estate assets we manage and from which we derive management fees, performance revenues and other fees and expense reimbursements. We estimate the value of these assets quarterly to help make sale and hold decisions and to evaluate whether an existing asset would benefit from refinancing or recapitalization. This also gives us insight into the value of our carried interest at any point in time. We also utilize FV AUM to predict the percentage of our portfolio which may need development services in a given year, fund management services (such as refinance), and brokerage services. As we control the decision to hire for these services, our service income is generally predictable based upon our current portfolio AUM and our expectations for AUM growth in the year forecasted. As of September 30, 2022, we had total FV AUM of approximately $686 million.

The following example is included for illustrative purposes only to describe how the Company seeks to earn fees based on the life cycle of an investment. Assume in year one, Caliber raises debt and equity totaling $1.0 million (60/40, debt/equity) to acquire land for $0.3 million. In years two and three Caliber completes development and construction activities totaling $0.7 million. In year four, Caliber sells the asset for $3.0 million.

Fees	Reoccurring	One-time	Description
Brokerage Fee	$-	$6,000	Caliber earns a real estate brokerage fee of 2% of the purchase price the property of $300,000 in the beginning of Year 1.
Capital Formation Fee	-	8,000	Caliber earns a fee approximating 2% of the total equity raised of $400,000 for this project in Year 1.
Loan Placement Fee	-	6,000	Caliber earns a fee of up to 1% upon closing a loan used to acquire and/or improve the property in Year 1.
Asset Management Fee	24,000	-	Caliber earns an annual fee equal to 1.5% of the total equity raised for managing the asset from Year 1 to Year 4.
Accounting Fee	16,000	-	Caliber earns an annual fee of approximately 1% of total equity capital raised for accounting and back office costs from Year 1 to Year 4.
Loan Guarantee Fee	6,000	-	Caliber earns an annual fee equal to 0.25% of the total loan amount charged annually if guaranteeing the debt from Year 1 to Year 4.
Development Fees	40,000	-	Caliber earns a fee of 4% of the acquisition, development, and construction costs of the project for managing development. Earned while the development activities are being completed
Construction Management Fees	28,000	-	Caliber earns a fee of 4% of the construction costs of the project for managing and overseeing construction of the asset. Earned while the construction activities are being completed
Performance Fee	-	700,000	Caliber earns a fee equal to 35% of any profit that is generated from successfully improving, optimizing, and selling the property in Year 4. For simplicity this example does not contemplate preferred return hurdles owed to investors.
Brokerage Fee	-	60,000	Caliber earns a real estate brokerage fee of 2% of the disposition of the property for $3,000,000 at the end of Year 4.
Total Fees Earned Over Investment Period	$114,000	$780,000

Total Caliber Fees Earned	$894,000

Our vertically integrated model means Caliber earns fees from multiple revenue channels throughout the investment life cycle and accreting value into the asset along the way through increased control and decision making.

Business Segments

Our operations are organized into three reportable segments for management and financial reporting purposes: Fund Management, Development, and Brokerage.

Fund Management — This segment represents our fund management activities along with back office and corporate support functions including accounting and human resources. It includes the activities of Caliber Services, LLC and its subsidiaries, (“Caliber Services”), which acts as an external manager of our funds, which have diversified investment objectives. It also includes the activities associated with Caliber Securities, LLC (“Caliber Securities”), a wholly-owned Arizona registered issuer-dealer, which generates fees from fund formation. We earn fund management fees for services rendered to each of the funds by Caliber Services as follows:

•	Asset Management Fee. We receive an annual asset management fee typically equal to 1.0% - 1.5% of the non-affiliated capital contributions related to the assets owned by the particular fund to compensate us for the overall administration of that fund. These management fees are payable regularly, generally on a monthly basis, pursuant to our management agreement with each fund.

•

Carried Interest. We are entitled to an allocation of the income allocable to the limited partners or members of each fund for returns above accumulated and unpaid priority preferred returns and repayment of preferred capital contributions (the “Hurdle Rate”). Income earned with respect to our carried interest is recorded as Performance Allocations. Performance Allocations are an important element of our business and have historically accounted for a material portion of our revenues.

Depending on the fund, we typically receive a carried interest of 20% - 35%, depending on the fund, of all cash distributions from (i) the operating cash flow of each fund above the Hurdle Rate and (ii) the cash flow resulting from the sale or refinancing of any investments held by our funds after payment of the related fund’s investors unpaid priority preferred returns and Hurdle Rate. Our funds’ preferred returns range from 6% - 12%.

•	Financing Fee. We earn a fee upon the closing of a loan by our investment funds with a third-party lender to compensate us for the services performed and costs incurred in securing the financing. This is typically a fixed fee arrangement which approximates no more than 1% of the total loan and will not exceed 3% of the total loan after considering all other origination fees charged by lenders and brokers involved in the transaction. Financing fees are recorded under Transaction and Advisory Fees.

•	Set-Up Fee. We charge an initial one-time fee related to the initial formation, administration and set-up of the applicable fund. Set-up fees can be flat fees or a percentage of capital raised, typically 1.5% of capital raised or less. These fees are recorded under Transaction and Advisory Fees.

•

Fund Formation Fee. Through Caliber Securities, we earn non-affiliated fees from raising capital for our funds. Our contracts with our funds are typically fixed fee arrangements which approximate no more than 3.5% on capital raised. These fees are recorded under Transaction and Advisory Fees.

Based on the contractual terms of the relevant funds we manage, in addition to the fees noted above, Caliber is entitled to be reimbursed for its expenses, which shall not exceed non-affiliated third-party costs, related to services provided to the funds.

Development — This segment represents our activities associated with providing real estate development services as their principal developer. These services include managing and supervising third-party developers and general contractors with respect to the development of the properties owned by our funds. Revenues generated by this segment are generally based on 4% of the total expected costs of the development or 4% of the total expected costs of the construction project. Caliber Development, LLC (“Caliber Development”), a wholly-owned subsidiary of Caliber Services and an Arizona licensed general contractor, acts as either the developer, development manager, and/or construction manager on our funds’ projects.

We have a number of development, redevelopment, construction, and entitlement projects that are underway or are in the planning stages, which we define as Assets Under Development (“AUD”). This category includes projects we are planning to build on undeveloped land and projects to be built and constructed on undeveloped lands which are not yet owned by our funds but are under contract to purchase. Completing these development activities may ultimately result in income-producing assets, assets we can sell to third parties, or both. As of September 30, 2022, we are actively developing 2,460 multifamily units, 2,300 single family units, 2.5 million square feet of commercial and industrial, and 1.3 million of office and retail. If all of these projects are brought to completion, the total cost capitalized to these projects, which represents total current estimated costs to complete the development and construction of such projects, is $2.2 billion, which we expect would be funded through a combination of undeployed fund cash, third-party equity, project sales, tax credit financing and similar incentives, and secured debt financing. We are under no obligation to complete these projects and may dispose of any such assets at any time. There can be no assurance that assets under development will ultimately be developed or constructed because of the nature of the cost of the approval and development process and market demand for a particular use. In addition, the mix of residential and commercial assets under development may change prior to final development. The development of these assets will require significant additional financing or other sources of funding, which may not be available.

Brokerage — This segment is involved in the buying, selling and leasing of all our funds’ assets. For the nine months ended September 30, 2022 and 2021, our brokerage segment completed approximately $63.1 million and $46.8 million in transactions generating approximately $0.9 million and $0.6 million of brokerage fees, respectively

The table below summarizes the types of fees earned during the nine months ended September 30, 2022, from each of our funds, organized by asset class. Caliber has a partnership interest in each of the funds listed below. Any additional interests are described in footnote 2 to the table below.

	Fund Management			Development	Brokerage
Fund Name	Asset Management Fees	Performance Allocations	Transaction and Advisory Fees	Transaction and Advisory Fees	Transaction and Advisory Fees
Hospitality:
CHPH, LLC (1)	*		*
Indian Bend Hotel Group, LLC (1)	*		*
44th & McDowell Hotel Group, LLC (1)	*		*	*
Tucson East, LLC	*		*	*
47th Street Phoenix Fund, LLC (1)	*		*	*
CH Ocotillo Inv Fund LLC (1)	*		*
Elliot 10 Fund, LLC (1)	*		*
SF Alaska, LP	*		*
The Ketch, LLC	*		*
TCC Hotel I, LLC (1)	*		*	*

Residential:
GC Square, LLC	*	*	*		*
Circle Lofts, LLC (1)	*		*
Caliber Residential Advantage Fund, LP (2)	*	*	*		*
Roosevelt III Holdco, LLC	*		*	*
Boardwalk Fundco, LLC	*		*		*
Ironwood Fundco, LLC	*		*
Jordan Lofts, LLC	*		*	*	*
Southpointe Fundco, LLC (1)	*		*		*
Commons Fundco, LLC	*		*	*
Flagstaff at 4th, LLC (3)		*

Commercial:
DFW Behavioral Health Fundco, LLC	*	*	*		*
Encore Fundco, LLC	*		*	*
DT Mesa Holdco, LLC (1)	*		*	*
J-25 Johnstown Holdings, LLC	*		*	*	*
Ridge II Holdco, LLC	*		*	*
Northsight Crossing AZ, LLC (1)	*	*	*	*	*
Pima Center Fundco, LLC	*		*	*
Riverwalk Developments Fundco 1-5 (4)	*		*
Riverwalk Land Fundco, LLC	*		*
Southridge Fundco, LLC	*		*	*
CBH 1 Phoenix Holdco LLC	*		*

Diversified:
Caliber Diversified Opportunity Fund II, LP (5)	*
Caliber Tax Advantaged Opportunity Zone Fund, LP (5)	*				*
Caliber Fixed Income Fund III, LP (1)(5)	*		*
CDIF, LLC (2)(5)	*	*
Caliber Tax Advantaged Opportunity Zone Fund II, LLC (5)	*		*

(1)	Consolidated at September 30, 2022.
(2)	Caliber owned membership interests in these funds at September 30, 2022 and received immaterial distributions during the nine months ended September 30, 2022, which are included in performance allocation revenue.
(3)	Property held by this fund was sold in 2021, with final distributions made in 2022, generating performance allocation revenue.
(4)	Represents five individual funds.
(5)	The diversified funds only hold investments in the hospitality, residential and commercial asset classes above. Fees earned from the diversified funds contemplate fees earned on the corresponding investments to avoid charging fees on the same capital.

Structure of Funds

We are focused on enhancing wealth for our clients by providing access to high quality alternative investments. We believe that capital organized privately into structured funds offers investors an attractive balance of risk-adjusted return and investment performance. By allowing minimum investments as low as $50,000, we provide investors, who may not otherwise have been able to purchase a large asset, a variety of alternative investment strategies, including typical real estate investment solutions.

Our funds are typically structured as limited partnerships or limited liability companies which have a specified period during which clients can subscribe for limited partnership units or membership interests in the funds. Once the client is admitted as a limited partner or member, that client generally cannot withdraw its investment and may be required to contribute additional capital if called by the general partner or managing member. These funds can have a single investment purpose or the ability to invest in a broad range of asset types. As funds liquidate their investments, they typically distribute the proceeds to the funds’ investors, however, and in particular with our multi-asset funds, the funds have the ability to retain the proceeds to make additional investments.

We act as an external manager of our funds, which have diversified investment objectives and include investment vehicles focused on real estate, private equity and debt facilities. The consolidated investment funds are variable interest entities in which Caliber has been determined to be the primary beneficiary for accounting purposes since we have the power to direct the activities of the entities and the right to absorb losses, generally in the form of guarantees of indebtedness that are significant to the individual investment funds. Our chief operating decision maker does not regularly review the operating results of these investment funds for the purpose of allocating resources, assessing performance or determining whether additional investments or advances be made to these funds. Outside of our interests as the manager or general partner of these funds, our benefits in these entities are limited to Caliber’s direct membership or partnership interests, if any. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Critical Accounting Estimates” for discussion of our consolidation and segment accounting policies.

The following tables present the revenues of our consolidated and unconsolidated investment funds, by fund type, which are comprised of (i) hospitality revenues that include charges from room rentals, food and beverage sales, and other hotel operating activities, (ii) rental revenues generated primarily by the residential properties, and (iii) gains on real estate sales and revenues for Caliber, which are comprised of asset management fees, performance allocations, and transaction and advisory fees, for the periods presented (dollar amounts in thousands):

	Nine Months Ended September 30, 2022
Fund Type	Number of Funds	Fund Revenue		Caliber Revenue	Number of Consolidated Funds
Real Estate
Single Asset	26	$65,424		$10,339	11	(1)
Multi-Asset	5	3,740		5,955	-

Credit
Single Asset	7	74		1,590	2
Multi-Asset	1	3,909		812	1
Total	39	73,147		18,696	14
Less:
Non-consolidated funds revenue		(22,671)
Intercompany eliminations		(1,804	) (2)	(4,879)
Total consolidated revenues		$48,672		$13,817

(1)	Includes GC Square, LLC, which was consolidated until the sale of the GC Square Apartments in March 2022 and Ironwood, LLC which was consolidated until the debt refinance in September 2022.
(2)	Represents interest income earned by a consolidated lending fund from other consolidated funds.

	Nine Months Ended September 30, 2021
Fund Type	Number of Funds	Fund Revenue		Caliber Revenue	Number of Consolidated Funds
Real Estate
Single Asset	21	$37,057		$6,377	11
Multi-Asset	4	4,247		1,700	-

Credit
Single Asset	2	173		633	1
Multi-Asset	1	3,578		833	1
Total	28	45,055		9,543	13
Less:
Non-consolidated funds revenue		(12,089)		-
Intercompany eliminations		(2,112	)(1)	(4,325)
Total consolidated revenues		$30,854		$5,218

(1)	Represents interest income earned by a consolidated lending fund from other consolidated funds.

Investment Process and Risk Management

We maintain a rigorous investment process across all our funds. Each fund has investment policies and procedures that generally contain investment parameters and requirements, such as limitations relating to the types of assets, industries or geographic regions in which the fund will invest. An investment committee reviews and evaluates investment opportunities in a framework that includes a qualitative and quantitative assessment of the key opportunities and risks of investments.

Our investment professionals are responsible for the full life cycle of an investment, from evaluation, through execution, to exit. Investment professionals generally submit investment opportunities for review and approval by our investment committee. The investment committee is comprised of executives and senior leaders of the Company. When evaluating investment opportunities, the investment committee may consider, without limitation and depending on the nature of the investment and its strategy, the quality of the asset in which the fund proposes to invest, likely exit strategies, factors that could reduce the value of the asset at exit, and a range of economic and interest rate environments, macroeconomic trends in the relevant geographic region or industry and the quality of the asset’s business operations. Our investment committee also incorporates, to the extent appropriate, environmental, social and governance (“ESG”) factors into the investment decision-making process.

Existing investments are reviewed and monitored on a regular basis by investment and asset management professionals. In addition, our investment professionals and asset managers work directly with our portfolio companies’ directors, executives and managers to drive operational efficiencies and growth.

Capital Invested In and Alongside Our Investment Funds

To further align our interests with those of investors in our investment funds, we have invested our own capital and that of certain of our personnel in the investment funds that we sponsor and manage. Minimum general partner capital commitments to our investment funds are determined separately with respect to each of our investment funds and, generally, are less than 5% of the limited partner commitments of any particular fund. We determine whether to make general partner capital commitments to our funds in excess of the minimum required commitments based on, among other things, our anticipated liquidity, working capital and other capital needs.

Investors in many of our funds also receive the opportunity to make additional “co-investments” with the investment funds. Our employees, as well as Caliber itself, also have the opportunity to make investments, in or alongside our funds and other vehicles we manage, in some instances without being subject to management fees, carried interest or incentive fees. In certain cases, limited partner investors may pay additional management fees or carried interest in connection with such co-investments.

Competition

The asset management industry is intensely competitive. We compete primarily on a regional, industry and asset basis.

We face competition both in the pursuit of fund investors and investment opportunities. Generally, our competition varies across business lines, geographies, and financial markets. We compete for outside investors based on a variety of factors, including investment performance, investor perception of investment managers’ drive, focus and alignment of interest, quality of service provided to and duration of relationship with investors, business reputation, and the level of fees and expenses charged for services.

We compete for investment opportunities based on a variety of factors, including breadth of market coverage and relationships, access to capital, transaction execution skills, the range of products and services offered, innovation, and price.

We compete with real estate funds, specialized funds, hedge fund sponsors, financial institutions, private equity funds, corporate buyers, and other parties. Many of these competitors are substantially larger and have considerably greater financial, technical, and marketing resources than are available to us. Many of these competitors have similar investment objectives to ours, which may create additional competition for investment opportunities. Some of these competitors may also have a lower cost of capital and access to funding sources that are not available to us, which may create competitive disadvantages for us with respect to investment opportunities. In addition, some of these competitors may have higher risk tolerances, different risk assessments or lower return thresholds, which could allow them to consider a wider variety of investments and to bid more aggressively than us for investments that we want to make. Corporate buyers may be able to achieve synergistic cost savings with regard to an investment that may provide them with a competitive advantage in bidding for an investment.

The alternative investment industry is highly competitive. Many of our competitors have greater financial resources and a broader market presence than we do. We compete with respect to:

•	Competitive fee structures on our asset management services; and

•	Diversification of our revenue stream across the deal continuum, including advisory and transaction fees which include brokerage fees on buying and selling assets, construction management fees on repositioning assets, set up and fund formation fees on capital contributed into our funds from third-party clients.

Strategy and Competitive Strengths

We manage and administer investment vehicles that allow investors to diversify their holdings into asset classes that would not be readily accessible to them otherwise. We typically distribute cash to fund investors where there is either: (i) sufficient distributable cash derived from the income of our investments (rents, etc.) or (ii) a capital event, such as a sale of an asset or a cash-out refinance. Caliber’s approach is to offer investors, and their wealth managers, products managed by a team aligned with their success. We believe our competitive strengths include:

•	Extensive relationship and sourcing network. We leverage our relationships in order to source deals for our funds. In addition, our management has extensive relationships with major industry participants in each of the markets in which we currently operate. Their local presence and reputation in these markets enables them to cultivate key relationships with major holders of property inventory, in particular, financial institutions, throughout the real estate community.

•	Targeted market opportunities. We primarily focus on business and investment-friendly markets that have a long-term trend of population growth and income improvement, in particular focus on Arizona, Colorado, Nevada, Texas and Utah. We generally avoid engaging in direct competition in over-regulated and saturated markets.

•	Structuring expertise and speed of execution. We believe we have developed a reputation of being able to quickly execute, as well as originate and creatively structure acquisitions, dispositions and financing transactions. We have experience in a variety of investment strategies, including direct property investments, joint ventures, participating loans and investments in performing and non-performing mortgages with the objective of long-term ownership.

•	Vertically integrated platform for operational enhancement. We believe in a hands-on approach to real estate investing and possess local expertise in brokerage, development management, and investment sales, which we believe enable us to invest successfully in select submarkets. Our goal is to optimize the use of in-house services for high margin, low volume tasks while using third-party services for high volume, low margin tasks.

•	Focus on the middle market. We believe our focus on middle market opportunities offers our investors significant alternatives to active, equity investing. This focus has allowed us to offer a diversified range of alternative investment opportunities, particularly for accredited investors.

•	Risk protection and investment discipline. We underwrite our investments based upon an examination of investment economics and an understanding of market dynamics and risk management strategies. We conduct an in-depth sensitivity analysis on each of our fund investments. This analysis applies various economic scenarios that include, where appropriate, changes to rental rates, absorption periods, operating expenses, interest rates, exit values and holding periods.

Our Growth Strategy

We aim to continue building wealth for our investors by expanding our business with the following strategies:

•	Organic growth with our existing high net worth investor base. We estimate that we currently service less than 1% of the current high net worth investor base in the United States. Using our established direct sales method, we intend to attract additional high net worth individuals to expand our number of customers and our assets under management.

•	Expansion into additional distribution channels. We intend to expand Caliber’s recent, early success in accessing institutional channels by further expanding our fundraising activities directed to registered investment advisers (RIA), broker-dealers, family offices, and boutique institutions.

•	New funds and platforms. We intend to grow our AUM by expanding the number of available funds and platforms. We will look for complementary products and vehicles that utilize our existing vertically integrated infrastructure to allow us to continue to capture attractive risk-adjusted returns. These areas of investment could include private debt, venture capital and private equity. We expect these new funds and platforms will attract new investors, in addition to leveraging our existing investor base.

•	Accretive acquisitions. We plan to evaluate potential accretive acquisition opportunities to further grow our business. These acquisitions could include opportunities to expand our distribution capabilities, product offerings or geographic reach.

Human Capital Management

Caliber’s core principles of accountability, respect, and transparency are at the heart of who we are and how we operate. Our employees are integral to Caliber’s culture of transparency, integrity, professionalism, and excellence. Our employees adhere to these core principles leading to our continued success as an organization. Our professionals have decades of institutional experience in commercial, real estate, capital markets, alternative investments, and mergers and acquisitions. We give our employees the opportunities to develop their skills and encourage them to collaborate to achieve success.

As of September 30, 2022, we had 71 employees. None of our employees are currently covered by a collective bargaining agreement.

Talent Acquisition, Development and Retention

We face intense competition for qualified personnel. We believe the talent of our employees, in association with our rigorous investment process, has supported our growth and investment performance over the past decade. We are focused on hiring, training, and developing the skills and careers of our people. We provide opportunities for growth and development for our employees and support their personal and professional goals in an effort to retain the most talented individuals.

We value diversity and inclusion on our team. The opportunities we provide in conjunction with our reputation is what we believe makes us an attractive employer. We seek to retain and incentivize the performance of our employees through our compensation structure. We enter into non-competition and non-solicitation agreements with certain employees.

Compensation and Benefits

Our compensation strategy is designed to attract qualified talent, retain team members, and stay competitive within the talent market. Caliber continually evaluates our compensation structure to ensure it aligns with the market and continues to be an attractive component of joining our team. Compensation includes incentives for individual performance as well as overall Company success in meeting goals. We believe these additional incentives encourage team members to perform at a high level.

We provide our team members with competitive health and retirement offerings, as well as a variety of quality-of-life benefits, including flexible time-off, an employee assistance program at no cost to the employee, a Company match for retirement plan contribution, tuition reimbursement, and overall support for well-being and family planning resources.

Regulatory and Compliance Matters

Our businesses, as well as the financial services industry generally, are subject to extensive regulation, including periodic examinations, by governmental agencies and self-regulatory organizations or exchanges in the jurisdictions in which we operate relating to, among other things, anti-money laundering laws, and privacy laws with respect to client information, and some of our funds invest in businesses that operate in highly regulated industries. Each of the regulatory bodies with jurisdiction over us oversee many aspects of financial services, including the authority to grant, and in specific circumstances to revoke, permissions to engage in particular activities. Any failure to comply with these rules and regulations could expose us to liability and/or reputational damage. The SEC and various self-regulatory organizations, state securities regulators, and international securities regulators have in recent years increased their regulatory activities, including regulation, examination, and enforcement in respect of asset management firms. Additional legislation, increasing regulatory oversight of fundraising activities, changes in rules promulgated by self-regulatory organizations or exchanges or changes in the interpretation or enforcement of existing laws and rules may directly affect our mode of operation and profitability.

We intend to continue to conduct our operations so that neither we nor any subsidiaries we own nor ones we may establish will be required to register as an investment company under the Investment Company Act of 1940, as amended (“Investment Company Act”). The loss of our exclusion from regulation pursuant to the Investment Company Act could require us to restructure our operations, sell certain of our assets, or abstain from the purchase of certain assets, which could have an adverse effect on our financial condition and results of operations. If we were deemed an “investment company” under the Investment Company Act, applicable restrictions could make it impractical for us to continue our business as conducted and could have a material adverse effect on our business.

Beginning in the second quarter of 2020 and continuing through December 31, 2020, Caliber partnered with Patrick Capital Markets, LLC, a FINRA licensed entity, to provide managing broker-dealer services for the private fund offerings the Company was actively marketing. This additional layer of capital infrastructure was designed to support Caliber’s plan to grow an internal licensed sales team distributing our funds directly to both high-net-worth private clients and to institutions, such as registered investment advisers, who service those clients. The fees and costs associated with this arrangement included a managing broker-dealer fee ranging from 0.50% to 0.65% and a sales commission of 1.0%. These corresponding costs are partially offset by a reduction to the fee earned in our Caliber Securities contracts.

Beginning in January 2021, we formally engaged and transitioned our managing broker-dealer relationship to Tobin & Company Securities, LLC, a FINRA licensed entity. Our contract with Tobin provides for a managing broker-dealer fee ranging from 0.70% - 1.00% and a sales commission of 1.00%. These corresponding costs are partially offset by a reduction to the fee earned in our Caliber Securities contracts. Caliber believes its internal licensed sales and support team will enable the Company to bring its securities to market for an all-in cost of 4% - 5% of capital formed as compared to as much as 15% charged by some of our competitors.

MANAGEMENT

Directors, Executive Officers, Key Employees and Director Nominees

The Company’s directors, executive officers, key employees and director nominees are listed below as of the date of this prospectus. The executive officers are full-time employees.

Name	Position	Age
Directors and Executive Officers:
John C. “Chris” Loeffler, II	Chief Executive Officer and Chairman of the Board	38
Jennifer Schrader	President & Chief Operating Officer and Vice-Chairperson	41
Jade Leung	Chief Financial Officer	48
Roy Bade	Chief Development Officer	60
Key Employees:
John Hartman	Chief Investment Officer	57
Director Nominees:
William J. Gerber	Director Nominee	64
Michael Trzupek	Director Nominee	53
Daniel P. Hansen	Director Nominee	53

Each of our directors holds office until the next annual meeting of our stockholders or until his/her successor has been elected and qualified, or until his/her death, resignation, or removal. Our executive officers are appointed by our board of directors and hold office until their death, resignation, or removal from office.

Business Experience

The following is a brief overview of the education and business experience of each of our directors, executive officers and director nominees during at least the past five years, including their principal occupations or employment during the period, the name and principal business of the organization by which they were employed:

Directors and Executive Officers:

John C. “Chris” Loeffler, II. Mr. Loeffler has served as the Chief Executive Officer and Chairman of Caliber’s Board of Directors since its inception. As Chief Executive Officer, Mr. Loeffler directs and executes the global strategy, oversees investments and fund management, and contributes to private and public capital formation. As a co-founder Mr. Loeffler took an early role in forming the Company’s financial and operational infrastructure and navigating the vertical integration of all real estate and investment services. Prior to forming Caliber, Mr. Loeffler served as a Senior Associate in the audit and assurance practice for PwC in Phoenix, Arizona, completing public company audits, developing control systems, and completing several acquisition or sale transactions. Some of Mr. Loeffler’s clients included Honeywell International, Inc., CSK Auto Inc., Verizon Communications, Inc., Republic Services, Inc., Car Wash Partners, Inc., and the Arizona Diamondbacks. Mr. Loeffler earned a Bachelor of Science degree in Business Administration with a concentration in Accounting from California Polytechnic State University, San Luis Obispo. Mr. Loeffler also attended Universidad Complutense de Madrid (University of Madrid) in Madrid, Spain. In addition, Mr. Loeffler is a Board Director for Qwick, Inc., a venture-funded hospitality staffing marketplace, and a Board Director for Zennihome Holdings, Inc., a technology-forward manufacturer of stackable housing units. We believe that Mr. Loeffler’s extensive knowledge of Caliber’s business and his extensive corporate and leadership experience as a co- founder of Caliber and its Chief Executive Officer qualifies him to serve on our Board of Directors.

Jennifer Schrader. Ms. Schrader has served as the President and Chief Operating Officer and as Vice-Chairperson and director of Caliber since its inception. Since co-founding Caliber in 2009, Ms. Schrader has overseen the acquisition, design, repositioning, and disposition of over $600 million in assets to date. In addition, she leads the Company’s daily operations, inclusive of Caliber’s asset management activities, focusing on the execution of each investment’s business plan over the asset’s full lifecycle. Prior to forming Caliber, Ms. Schrader was the Managing Partner of First United Equites, LLC, a Michigan business focused on acquiring, renovating and selling homes for profit. Ms. Schrader serves as Chair of the Caliber Foundation, which was launched in 2021, and on the Colangelo College of Business Advisory Board for Grand Canyon University in Phoenix, Arizona. Ms. Schrader attended Lawrence Technological University in Michigan where she studied architecture and interior architecture. She holds a Real Estate Broker’s license from the Arizona School of Real Estate and Business. We believe that Ms. Schrader’s extensive knowledge of Caliber’s business and her extensive corporate and leadership experience as a co-founder of Caliber and its President qualifies her to serve on our Board of Directors.

Jade Leung. Mr. Leung has served as Caliber’s Chief Financial Officer and corporate secretary since April 2017. As Chief Financial Officer, Mr. Leung oversees all aspects of accounting and controllership, financial planning and analysis, tax, financial reporting, and treasury functions at Caliber. Mr. Leung is also responsible for the strategic direction of Caliber’s information technology and data security initiatives. Before being named Chief Financial Officer, Mr. Leung served as Caliber’s Vice President of Finance and was responsible for managing and streamlining the Company’s accounting and compliance functions across all divisions and functions. In August 2016, he was also named the Chief Compliance Officer for the Company’s Arizona issuer-dealer, Caliber Securities, LLC, which established a new revenue stream for the Caliber group of companies. Prior to joining Caliber, Mr. Leung spent 12 years with PwC, most recently as Senior Manager in audit and assurance services in Los Angeles, CA where he managed audit and accounting advisory services for some of PwC’s largest Fortune 500 companies in the United States, Canada, and Japan. Notably, Mr. Leung participated in over $1 billion of public market transactions and financing arrangements for companies including First Solar, Inc., American Express Company, Mitsubishi UFJ Financial Group, and Rural/Metro Corporation. Mr. Leung earned an accounting degree from Ryerson University and a Bachelor of Arts degree in Psychology from the University of British Columbia. Jade holds an active CPA license in the states of Arizona and Maine.

Roy Bade. Mr. Bade has served as the Chief Development Officer of Caliber since November 2019. Roy is responsible for managing real estate service lines provided by Caliber’s vertically integrated group of operating businesses. His four areas of responsibility include vertical and horizontal real estate development, construction, acquisitions, and project financing. Mr. Bade joined Caliber in 2014 as Fund Manager and was quickly promoted to Executive Vice President and Fund Manager. He was responsible for maximizing returns on existing properties and managing Caliber’s development and construction activity. For nearly 30 years prior to joining Caliber, Mr. Bade acted as the principal and managing partner of two businesses, Bade Commercial Services Inc and BCS Development Group, LLC, which included the development, construction, and property management of commercial, retail and industrial properties throughout Phoenix, Arizona. During this time, Mr. Bade developed, constructed and owned over 750,000 square feet of property. Mr. Bade graduated from Washington State University with a Bachelor of Science in Business Information Systems, and holds a Commercial General Contractor’s license, and holds an Arizona Real Estate Broker’s license.

Key Employees:

John Hartman. Mr. Hartman has served as Caliber’s Chief Investment Officer since September 2021. As Chief Investment Officer, Mr. Hartman is responsible for all of Caliber’s private funds, private syndications, and public products such as REIT’s and DST’s. Mr. Hartman joined Caliber in December of 2020 as a consultant and was then hired to fill the role of Executive Vice President and Chief Investment Officer. From January 2020 until joining Caliber he was a Managing Director and equity partner of Republic Capital Partners, a commercial real estate merchant bank, where he oversaw the investor marketing and capital formation activities, including deal sourcing and negotiation. Prior to that, he was Chief Executive Officer and a member of the Board of Directors of Gadsden Properties, a publicly traded real estate company from June 2016 to January 2020. Prior to joining Gadsden, Mr. Hartman was CEO of Landwin Realty Trust, a REIT created out of the merger of several private equity real estate funds from February 2014 to June 2016. Mr. Hartman also served as a Managing Director of Astrum Investment Management; a $50 million private equity real estate fund focused on C-credit middle-market industrial sale/leasebacks from August 2011 to February 2014. Earlier in his career, Mr. Hartman held the position of Chief Financial Officer for Global Facilities Development, a national commercial real estate development and site selection company, focused on historical rehabilitations for high-tech reuse, primarily data centers, between 2009 and 2011. He has also served as President and CEO of Silverado Financial (SLVO), a publicly traded real estate finance company. Mr. Hartman has held leadership roles at private and public real estate firms including institutionally backed private equity real estate funds, where he managed capital formation, due diligence, underwriting, and acquisitions. Mr. Hartman has acquired/developed over $2B in commercial real estate. Mr. Hartman holds a bachelor’s degree from San Jose State University and an MBA from California Coast University. Mr. Hartman is a licensed real estate broker in Arizona.

Director Nominees:

William J. Gerber. Mr. Gerber will become a member of the Board of Directors of the Company on the effective date of this offering. Mr. Gerber has been a member of our Advisory Board since April 2019. Mr. Gerber has acted as a consultant since October 2015. From October 2006 to October 2015 Mr. Gerber served as Chief Financial Officer of TD Ameritrade Holding Corporation (Nasdaq: AMTD) (“TD Ameritrade”), a provider of securities brokerage services and related technology-based financial services to retail investors, traders and independent registered investment advisors, and has extensive financial experience. In May 2007, he was named Executive Vice President of TD Ameritrade. In his role as Chief Financial Officer, he oversaw investor relations, business development, certain treasury functions and finance operations, including accounting, business planning and forecasting, external and internal reporting, tax and competitive intelligence. From May 1999 until October 2006, he served as the Managing Director of Finance at TD Ameritrade, during which time he played a significant role in evaluating merger and acquisition opportunities. Prior to joining TD Ameritrade, he served as Vice President of Acceptance Insurance Companies, Inc., where he was responsible for all aspects of mergers and acquisitions, investment banking activity, banking relationships, investor communications and portfolio management. Prior to joining Acceptance, Mr. Gerber spent eight years with Coopers & Lybrand, now known as PwC, serving as an audit manager primarily focusing on public company clients. Mr. Gerber was named to Institutional Investor Magazine’s All-America Executive Team as one of the top three CFOs in the Brokerage, Asset Managers and Exchanges category (2012 and 2013). He was also named a member of the CNBC CFO Council (2013 and 2014). Since January 2017, he has served on the Board of Directors of Northwestern Mutual Series Fund, a mutual fund company. He has also served on the Board of Directors of the U.S. holding company for the Royal Bank of Canada since July 2016 and Streck, Inc., a privately held company, since March 2015. In addition, he serves on the Boys Town National Board of Trustees. Mr. Gerber holds a B.B.A. in Accounting from the University of Michigan. Mr. Gerber holds a CPA license in the state of Michigan. We believe that Mr. Gerber’s extensive knowledge of Caliber’s business as a member of the Advisory Board of Caliber and his extensive corporate and leadership experience qualify him to serve on our Board of Directors.

Michael Trzupek. Mr. Trzupek will become a member of the Board of Directors of the Company on the effective date of this offering. Mr. Trzupek has been a member of our Advisory Board since May 2019. From September 2020 to April 2022, Mr. Trzupek served as the Chief Financial Officer of Core Scientific, one of the largest digital asset mining infrastructure providers in North America. From February 2019 to June 2020, Mr. Trzupek served as the Chief Financial Officer of Premera Blue Cross, Washington’s leading health plan. Mr. Trzupek oversees accounting, financial planning and analysis, investment and treasury. Prior to joining Premera Blue Cross, Mr. Trzupek served as Group Vice President for Providence St. Joseph Health System, executing finance functions, strategic planning and budgeting, as well as the evaluation of affiliations, acquisitions and strategic investments. Prior to Providence St. Joseph Health System, he was a Corporate Finance General Manager at Microsoft, focused on business planning for the Company’s hardware products, including Xbox and Surface. Mr. Trzupek began his financial career at Intel. Mr. Trzupek received his Master of Business Administration from the University of Chicago. He is a member of the Board of Directors at the Seattle Aquarium, as well as a former Advisory Board member for eCapital Advisors. We believe that Mr. Trzupek’s extensive knowledge of Caliber’s business as a member of the Advisory Board of Caliber and his extensive corporate and leadership experience qualify him to serve on our Board of Directors.

Daniel P. Hansen. Mr. Hansen will become a member of the Board of Directors of the Company on the effective date of this offering. Mr. Hansen has been a member of our Advisory Board since May 2022. Mr. Hansen previously served as the Chairman, President and Chief Executive Officer of Summit Hotel Properties, Inc. (NYSE:INN) from that company’s initial public offering until his retirement in 2021. He served on the Board of the American Hotel & Lodging Association (AHLA) and as a trustee of the AHLA Foundation and on advisory councils of multiple hotel brands. Mr. Hansen was recognized by Institutional Investor Magazine as a top small-cap executive in 2017, and in 2018, received the EY Entrepreneur of The Year Award in the Texas region. Prior to joining The Summit Group, Mr. Hansen spent 11 years with Merrill Lynch in various leadership positions culminating as a Vice President and Regional Sales Manager in the Texas Mid-South Region. Mr. Hansen graduated from South Dakota State University with a B.A. in Economics. We believe that Mr. Hansen’s extensive corporate and leadership experience qualify him to serve on our Board of Directors.

Family Relationships

There are no family relationships among any of our executive officers or directors.

Involvement in Certain Legal Proceedings

To the best of our knowledge, except as described above, none of our directors or executive officers has, during the past ten years:

•	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

•	had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

•	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

•	been found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

•	been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

•	been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Committees of our Board of Directors

Our Board of Directors has established an audit committee, a compensation committee and a nominating and corporate governance committee, each of which will operate pursuant to a charter to be adopted by our Board of Directors and will be effective upon the effectiveness of the registration statement of which this prospectus is a part. The Board of Directors may also establish other committees from time to time to assist our Company and the board of directors. Upon the effectiveness of the registration statement of which this prospectus is a part, the composition and functioning of all of our committees will comply with all applicable requirements of the Sarbanes-Oxley Act of 2002, the Nasdaq Capital Market and SEC rules and regulations, if applicable. Upon our listing on the Nasdaq Capital Market, our committees’ charters will be available on our website at www.caliberco.com. The reference to our website address does not constitute incorporation by reference of the information contained at or available through our website, and you should not consider it to be part of this prospectus.

Audit Committee

Our audit committee will consist of William J. Gerber, Daniel P. Hansen, and Michael Trzupek. Our Board of Directors has determined that each William J. Gerber, Daniel P. Hansen, and Michael Trzupek satisfies the independence requirements under Nasdaq listing standards and Rule 10A-3(b)(1) of the Exchange Act. The chair of our audit committee will be Mr. Trzupek, who our Board of Directors has determined is an “audit committee financial expert” within the meaning of SEC regulations. Each member of our audit committee can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, our Board of Directors has examined each audit committee member’s scope of experience and the nature of their employment in the corporate finance sector.

The principal duties and responsibilities of our audit committee will include, among other things:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	pre-approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

•	reviewing the overall audit plan with our independent registered public accounting firm and members of management responsible for preparing our financial statements;

•	reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

•	coordinating the oversight and reviewing the adequacy of our internal control over financial reporting;

•	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;

•	recommending, based upon the audit committee’s review and discussions with management and our independent registered public accounting firm, whether our audited financial statements shall be included in our Annual Report on Form 10-K;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;

•	preparing the audit committee report required by SEC rules to be included in our annual proxy statement;

•	reviewing all related person transactions for potential conflict of interest situations and approving all such transactions; and

•	reviewing quarterly earnings releases.

Compensation Committee

Our compensation committee will consist of William J. Gerber, Daniel P. Hansen, and Michael Trzupek. The chair of our compensation committee will be Mr. Hansen. Our Board of Directors has determined that each of William J. Gerber, Daniel P. Hansen, and Michael Trzupek is independent under Nasdaq listing standards, a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.

The principal duties and responsibilities of our compensation committee will include, among other things:

•	evaluating the performance of our Chief Executive Officer in light of such corporate goals and objectives and based on such evaluation: (i) recommending to the board of directors the cash compensation of our Chief Executive Officer, and (ii) reviewing and approving grants and awards to our Chief Executive Officer under equity-based plans;

•	reviewing and recommending to the board of directors the cash compensation of our other executive officers;

•	reviewing and establishing our overall management compensation, philosophy, and policy;

•	overseeing and administering our compensation and similar plans;

•	reviewing and approving the retention or termination of any consulting firm or outside advisor to assist in the evaluation of compensation matters and evaluating and assessing potential and current compensation advisors in accordance with the independence standards identified in the applicable Nasdaq rules;

•	retaining and approving the compensation of any compensation advisors;

•	reviewing and approving our policies and procedures for the grant of equity-based awards;

•	reviewing and recommending to the board of directors the compensation of our directors; and

•	preparing the compensation committee report required by SEC rules, if and when required, to be included in our annual proxy statement.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee will consist of William J. Gerber, Daniel P. Hansen, and Michael Trzupek. The chair of our nominating and corporate governance committee will be Mr. Gerber. Our Board of Directors has determined that each of William J. Gerber, Daniel P. Hansen, and Michael Trzupek is independent under Nasdaq listing standards.

The nominating and corporate governance committee’s responsibilities include, among other things:

•	developing and recommending to the board of directors’ criteria for board and committee membership;

•	establishing procedures for identifying and evaluating board of director candidates, including nominees recommended by stockholders;

•	reviewing the composition of the board of directors to ensure that it is composed of members containing the appropriate skills and expertise to advise us;

•	identifying individuals qualified to become members of the board of directors;

•	recommending to the board of directors the persons to be nominated for election as directors and to each of the board’s committees;

•	reviewing and recommending to the board of directors’ appropriate corporate governance guidelines; and

•	overseeing the evaluation of our board of directors.

Corporate Governance

Prior to the effectiveness of the registration statement of which this prospectus is a part, we will adopt a written code of business conduct and ethics that applies to our directors, officers, and employees, including our principal executive officer, principal financial officer, principal accounting officer, or controller, or persons performing similar functions. Following the effectiveness of the registration statement of which this prospectus is a part, a current copy of this code will be posted on the Corporate Governance section of our website, which is located at www.caliberco.com. The information on our website is deemed not to be incorporated in this prospectus or to be a part of this prospectus. If we make any substantive amendments to, or grant any waivers from, the code of business conduct and ethics for any officer or director, we will disclose the nature of such amendment or waiver on our website or in a current report on Form 8-K.

EXECUTIVE COMPENSATION

Summary Compensation Table – Years Ended December 31, 2021 and 2020

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the named persons for services rendered in all capacities during the noted period. No other executive officers received total annual salary and bonus compensation in excess of $100,000.

		2021				2020
Name	Position	Salary ($)	Bonus ($) (1)	All Other Compensation ($) (2)	Total ($)	Salary ($)	Bonus ($) (1)	All Other Compensation ($) (2)	Total ($)
Chris Loeffler	Chief Executive Officer/Co-Founder	255,693	31,810	10,211	297,714	254,690	83,750	10,939	349,379
Jennifer Schrader	President and Chief Operating Officer/Co-Founder	255,693	31,810	9,995	297,498	254,690	83,750	10,939	349,379
Jade Leung	Chief Financial Officer	233,402	53,630	9,558	296,590	230,993	150,900	6,883	388,776
Roy Bade	Chief Development Officer	225,965	41,472	8,499	275,936	230,993	-	6,883	237,876

(1)	The amounts reported in this column reflect the annual cash bonus payments made for performance.

(2)	The amounts reported in this column represent employer 401(k) contributions.

Director Compensation

In April and May 2019, our advisory board entered into agreements with the Company to serve as the Company’s board of directors. Effective upon formal approval of the board the annual compensation for the board will be $150,000, comprised 50% of cash compensation and 50% of stock compensation.

During the years ended December 31, 2021 and 2020, the Company’s advisory board of directors each earned total compensation of $50,000, resulting in total board of director compensation of $150,000.

Employment Agreements

In September 2022, Caliber adopted new compensation arrangements for its Named Executive Officers; these arrangements are in the process of being reduced to formal agreements which will replace existing agreements in place with such officers. Other than as set forth below, each of the formal agreements will contain identical terms and conditions. The agreements will (i) provide for at-will employment, (ii) provide an auto allowance equal to $19,500 per year, (iii) provide for severance equal to 12 months of salary upon termination without cause or voluntary resignation for good reason and (iv) require that the Named Executive Officer shall devote substantially all of his/her time and attention to the performance of his/her duties and responsibilities for and on behalf of Caliber except as may be consented to by Caliber.

The following table sets forth the agreed to compensation arrangements with each of our Named Executive Officers:

Executive	Base Salary ($)	Maximum Bonus as a percentage of Base Salary	Maximum Bonus ($) (1)	Long Term Incentive (LTI)(2) ($)	Total Compensation Potential ($)
John C. Loeffler	490,000	200%	980,000	450,000	1,920,000
Jennifer Schrader	450,000	150%	675,000	450,000	1,575,000
Jade Leung	375,000	100%	375,000	350,000	1,100,000
Roy Bade	350,000	150%	525,000	225,000	1,100,000

(1)

Bonuses are discretionary, will be dependent on both individual and company performance and will be issued following the close of each year. The amounts listed in the Bonus $ are target totals assuming the Named Executive Officer achieves his/her designated goals and expected outcomes in the annual plan.

(2)

The LTI will be payable in the form of RSU's from the 2017 Incentive Stock Plan and are subject to vesting further to the provisions of the Plan. The calculation of total shares to issue for the year will be completed annually as of the first business day each year and the corresponding share price average for the preceding 20 trading days, or as otherwise agreed upon by the Board of Directors.

Other than the employment arrangements described above, we have not entered into any arrangements providing for payments or benefits in connection with the resignation, severance, retirement or other termination of any of our named executive officers, changes in their compensation or a change in control.

In general, Caliber's pay philosophy with respect to its Named Executive Officers is to target at or about the market median of peer group companies for a Named Executive Officer's total compensation, with actual compensation varying based on performance and tenure.

Caliber makes such compensation decisions for the Named Executive Officers based on:

•	The Company's strategic and human resources objectives;

•	Competitive data for peer group companies and for a broader group of asset management firms;

•	Corporate and individual performance on key initiatives;

•	Corporate performance compared to our competitors;

•	Economic conditions;

•	Advice of outside executive compensation consultants and that of our Advisory Board; and

•	How the elements of compensation contribute to and interrelate to total compensation.

The peer group of companies was compiled by an unaffiliated compensation consultant's study. The compensation consultant recommends an appropriate peer group of public, similarly sized, asset management companies, considering the Company's and the competitors' strategy, mix of business and size, as measured primarily by annual revenues, market capitalization and total assets. These companies are the major competitors in one or more of the Company's businesses, but none represent the exact business mix of the Company. Caliber strives to target compensation for the Named Executive Officers at the median of the compensation of the named executive officers at the peer group companies.

2017 Incentive Stock Plan

We have adopted a 2017 Incentive Stock Plan (the “Plan”). An aggregate of 5,000,000 shares of our Class A common stock is reserved for issuance and available for awards under the Plan, including incentive stock options granted under the Plan. In December 2021 the Plan was amended and restated to increase the number of shares of our common stock reserved for issuance to 10,000,000 aggregate shares. The Plan administrator may grant awards to any employee, director, consultant or other person providing services to us or our affiliates. As of September 30, 2022 and December 31, 2021 options representing 3,358,306 and 3,454,790 shares, respectively, have been awarded and are outstanding under the Plan. As of December 31, 2020, 3,453,100 shares have been awarded and are outstanding under the Plan. As of September 30, 2022 and December 31, 2021, restricted stock units representing 667,696 and 682,696 shares have been awarded and are outstanding under the Plan, respectively. No restricted stock units were awarded or were outstanding during the year ended December 31, 2020.

The Plan is currently administered by the Board. The Plan administrator has the authority to determine, within the limits of the express provisions of the Plan, the individuals to whom awards will be granted, the nature, amount and terms of such awards and the objectives and conditions for earning such awards. The Board may at any time amend or terminate the Plan, provided that no such action may be taken that adversely affects any rights or obligations with respect to any awards previously made under the Plan without the consent of the recipient. No awards may be made under the Plan after the tenth anniversary of its effective date.

Awards under the Plan may include incentive stock options, nonqualified stock options, restricted shares of common stock and restricted stock units.

Stock Options. The Plan administrator may grant to a participant options to purchase our common stock that qualify as incentive stock options for purposes of Section 422 of the Internal Revenue Code (“incentive stock options”), options that do not qualify as incentive stock options (“non-qualified stock options”) or a combination thereof. The terms and conditions of stock option grants, including the quantity, price, vesting periods, and other conditions on exercise will be determined by the Plan administrator. The exercise price for stock options will be determined by the Plan administrator in its discretion, but non-qualified stock options and incentive stock options may not be less than 100% of the fair market value of one share of our Company’s common stock on the date when the stock option is granted. Additionally, in the case of incentive stock options granted to a holder of more than 10% of the total combined voting power of all classes of our stock on the date of grant, the exercise price may not be less than 110% of the fair market value of one share of common stock on the date the stock option is granted. Stock options must be exercised within a period fixed by the Plan administrator that may not exceed ten years from the date of grant, except that in the case of incentive stock options granted to a holder of more than 10% of the total combined voting power of all classes of our stock on the date of grant, the exercise period may not exceed five years. At the Plan administrator’s discretion, payment for shares of common stock on the exercise of stock options may be made in cash, shares of our common stock held by the participant or in any other form of consideration acceptable to the Plan administrator (including one or more forms of “cashless” or “net” exercise).

Restricted Shares and Restricted Units. The Plan administrator may award to a participant shares of common stock subject to specified restrictions (“restricted shares”). Restricted shares are subject to forfeiture if the participant does not meet certain conditions such as continued employment over a specified forfeiture period and/or the attainment of specified performance targets over the forfeiture period.

Key Man Insurance

We own key man life insurance policies in the amounts of $15.6 million for Mr. Loeffler and Ms. Schrader, respectively. If Mr. Loeffler were to pass away, the proceeds of the key man policy could be utilized by his surviving spouse as a source of cash to require Caliber to acquire all or part of Mr. Loeffler’s stock holdings and place them back into Caliber’s treasury, with the proceeds being forwarded to Mr. Loeffler’s estate. Mr. Loeffler’s surviving spouse would have discretion in deciding to utilize the funds for this purpose. The funds could also be utilized to offset the cost of finding and recruiting a new CEO. If Ms. Schrader were to pass away, the proceeds of that policy would be required to be utilized by the Company as a source of cash to acquire all or part of her stock holdings to be placed in Caliber’s treasury with the proceeds being paid to Ms. Schrader’s estate. Part of the proceeds may also be utilized to offset the cost of sourcing and recruiting a replacement executive leader for Ms. Schrader.

PRINCIPAL STOCKHOLDERS

The following table sets forth information with respect to the beneficial ownership of our shares as of September 30, 2022 by:

•	each named executive officer;

•	each of our directors and director nominees;

•	our directors, director nominees and executive officers as a group; and

•	each person or entity known by us to own beneficially more than 5% of our Class A common stock and Class B common stock (by number or by voting power).

In accordance with the rules and regulations of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership before the offering is based on 21,166,077 shares of Class A common stock, giving effect to the automatic conversion of all Series B Preferred Stock into Class A common stock on the effective date of this offering, and 12,474,692 shares of Class B common stock outstanding as of September 30, 2022, Applicable percentage ownership after the offering is based on (1) 22,766,077 shares of Class A common stock and (2) 12,474,692 shares of Class B common stock outstanding immediately after the completion of this offering, assuming no exercise by the underwriters of their option to purchase additional shares of Class A common stock from us. In computing the number of shares beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares subject to options held by the person that are currently exercisable, or exercisable or would vest based on service-based vesting conditions within 60 days of September 30, 2022. However, except as described above, we did not deem such shares outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address for each beneficial owner listed in the table below is c/o CaliberCos Inc. 8901 E. Mountain View Rd., Ste 150, Scottsdale, Arizona 85258.

	Shares Beneficially Owned (1)							Beneficial Ownership after the Offering
	Class A Common Stock			Class B Common Stock			% Total Voting	Class A Common Stock			Class B Common Stock			% Total Voting
Name of Beneficial Owner	Shares		%	Shares		%	Power (2)	Shares		%	Shares		%	Power (2)
Named Executive Officers and Directors
Jennifer Schrader (3)	-		-	6,239,846		50.02%	42.76%	-		-	6,239,846		50.02%	42.30%
John C. Loeffler, II	-		-	6,234,846	(4)	49.98%	42.73%	-		-	6,234,846	(4)	49.98%	42.27%
Roy Bade	871,641	(5)	3.98%	-		-	*	871,641	(5)	3.71%	-		-	*
Jade Leung	927,096	(6)	4.20%	-		-	*	927,096	(6)	3.91%	-		-	*
William Gerber	44,271	(7)	*	-		-	*	44,271	(7)	*	-		-	*
Michael Trzupek	21,875	(7)	*	-		-	*	21,875	(7)	*	-		-	-
Daniel P. Hansen	-	(8)	-	-		-	-	-	(8)	*	-		-	-
Directors, Director Nominees and Executive Officers as a Group (7 Persons)	1,864,883	(9)	8.16%	12,474,692		100.00%	85.60%	1,864,883	(9)	7.61%	12,474,692		100.00%	84.68%
5% Beneficial Owners:
Donnie Schrader (3)	5,803,346		27.42%	-		-	3.98%	5,803,346		25.49%	-		-	3.93%
David Baker	1,325,324		6.26%		-	-	-	1,325,324		5.82%		-	-	-

(1)	Does not give effect to (i) the conversion of Class B common stock to Class A common stock, (ii) the conversion of convertible debt securities into Class A common stock or (iii) the vesting of any issued and outstanding stock options or restricted stock units outstanding as of the date hereof and excludes shares of Class A common stock reserved for future grant or issuance under our 2017 Plan. None of the named executive officers and directors or Donnie Schrader beneficially own any convertible debt securities. In addition, no holder of convertible debt would become a beneficial owner of 5% or more of the Company’s Class A common stock should any such holder convert all convertible debt held by such holder within 60 days of September 30, 2022.

(2)	Percentage total voting power represents voting power with respect to all shares of our Class A common stock and Class B common stock, as a single class. Each holder of Class B common stock shall be entitled to ten votes per share of Class B common stock and each holder of Class A common stock shall be entitled to one vote per share of Class A common stock on all matters submitted to our stockholders for a vote. The Class A common stock and Class B common stock vote together as a single class on all matters submitted to a vote of our stockholders, except as may otherwise be required by law. The Class B common stock is convertible at any time by the holder into shares of Class A common stock on a share-for-share basis.

(3)	Jennifer Schrader and Donnie Schrader are married, and each disclaims beneficial ownership of the other’s stock holdings.

(4)	Includes 3,117,423 shares held in The C LO 2021 Irrevocable Trust under agreement of which Mr. Loeffler is trustee.

(5)	Includes 752,786 stock options vested as of and exercisable within 60 days of September 30, 2022. Mr. Bade holds the Class A Common Stock through Wave Investments LLC.

(6)	Includes 727,096 stock options vested as of and exercisable within 60 days of September 30, 2022 and 200,000 vested restricted stock units which vest on the consummation of this offering.

(7)	Represents stock options vested as of and exercisable within 60 days of September 30, 2022.

(8)	Mr. Hansen has been a member of our Advisory Board since May 2022. Included in his agreement are 25,000 stock options none of which are vested or exercisable within 60 days of September 30, 2022.

(9)	Includes 1,681,966 vested stock options and options exercisable within 60 days of September 30, 2022 and 200,000 vested restricted stock units which vest on the consummation of this offering.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Notes Receivable – Related Parties

Notes Receivable – Related Parties of consolidated funds

The Company, through its consolidated VIEs, entered into unsecured promissory notes with related parties. The following table summarizes the notes receivable - related parties as of September 30, 2022 and December 31, 2021, respectively (in thousands):

Notes Receivable - Related Parties	September 30, 2022	December 31, 2021	Interest Rate	Maturity Date
SF Alaska, LP	$10,435	$8,032	12.00%	May 2023
The Ketch, LLC	4,627	3,647	12.00%	May 2023
CDOF II, LP	436	365	12.00%	May 2023
1040 N VIP Blvd, LLC	-	735	12.00%	May 2023
J-25 Development Group, LLC	5,502	3,942	12.00%	May 2023
Tucson East, LLC	3,668	3,381	12.00%	May 2023
Ridge II, LLC	197	-	12.00%	August 2023
Encore, LLC	330	-	12.00%	August 2023
Total Notes Receivable - Related Parties	$25,195	$20,102

No payments are required prior to the maturity of the notes. The notes may be prepaid in whole, or in part, without penalty. During the nine months ended September 30, 2022 and 2021, the Company earned approximately $2.1 million and $1.5 million, respectively, of interest in connection with the notes, which is included in consolidated funds - other revenue on the accompanying condensed consolidated statements of operations. Less than $5,000 was due from the consolidated funds at September 30, 2022. No interest was due from the consolidated funds at December 31, 2021.

Business Segments

Fund Management, Development and Brokerage revenues are presented on a consolidated basis, net of intercompany eliminations (see Note 10 – Segment Reporting for presentation on a gross basis).

Fund Management

We manage multiple private equity real estate funds. In general, the Company generates the following Fund Management revenues:

•	Asset Management Fees – We receive an annual asset management fee typically equal to 1.0% - 1.5% of all the non-affiliate capital contributions related to the assets owned by the particular fund to compensate us for the overall administration of that fund. We are also entitled to receive reimbursement for certain expenses incurred or paid on behalf of the fund, which may include an allocation of certain administrative and overhead costs. During nine months ended September 30, 2022 and 2021, the Company earned $3.0 million and $1.7 million, respectively, of asset management fees from related parties.

•	Performance allocations – We are entitled to a disproportionate allocation of the income otherwise allocable to the limited partners/members of the funds we manage, commonly referred to as carried interest. Generally we receive 20% – 35% of all cash distributions from (i) the operating cash flow of each fund, after payment to the related fund investors of any accumulated and unpaid priority preferred returns and repayment of preferred capital contributions; and (ii) the cash flow resulting from the sale or refinance of any real estate assets held by each fund, after payment to the related fund investors of any accumulated and unpaid priority preferred returns and repayment of initial preferred capital contributions. Our funds’ preferred returns typically range from 6% for common equity to 10-12% for preferred equity, which does not participate in profits. During the nine months ended September 30, 2022 and 2021, the Company earned $2.5 million and $0.4 million, respectively, of performance allocations from related parties.

•	Transaction and Advisory Fees – We receive fees for services primarily relating to set up and formation services, marketing, offering, registering, and selling of equity and debt instruments of the affiliates (collectively, “Fund Formation Fees”), loan placement and guarantee fees. During the nine months ended September 30, 2022 and 2021, the Company earned $5.9 million and $1.3 million, respectively, of transaction and advisory fees from related parties.

As of September 30, 2022 and December 31, 2021, amounts due to the Company from related parties for fund management services was $6.5 million and $3.9 million, respectively.

Development

We provide development related management services to affiliates and third parties, which include ground-up development and repositioning of real estate assets, the build-out of tenant space, the renovation of hospitality, residential, and commercial real estate, and general real estate repair and maintenance services.

During the nine months ended September 30, 2022 and 2021, the Company recognized $1.8 million and $0.9 million, respectively, of development revenue from related parties. As of September 30, 2022 and December 31, 2021, amounts due to the Company from related parties for development services were $1.4 million.

Brokerage

We provide real estate brokerage services related to the purchase, sale and leasing of residential and commercial properties owned by the funds which we manage. During the nine months ended September 30, 2022 and 2021, the Company recognized $0.6 million and $0.9 million, respectively, of brokerage commission revenue from related parties. No amounts were due to the Company for brokerage commissions at September 30, 2022 or December 31, 2021.

Notes Payable – Related Parties

The Company, through various consolidated VIEs, entered into unsecured promissory notes with related parties. The notes may be repaid in whole, or in part, without penalty. In addition, the Company has a related party unsecured promissory note with a former member of the Company’s executive management team.

The following table summarizes the notes payable – related parties at September 30, 2022 and December 31, 2021, respectively (in thousands):

Notes Payable - Related Parties	September 30, 2022	December 31, 2021	Interest Rate	Maturity Date
Former Management	$-	$40	N/A	December 2023
Caliber Residential Advantage Fund, LP	365	815	7.50%	May 2023
Total Notes Payable - Related Parties	$365	$855

During the nine months ended September 30, 2022 and 2021, the Company incurred $46,000 and $0.1 million of interest expense in connection with the notes payable – related parties. There was $2,000 interest payable due to related parties at September 30, 2022. No interest was payable due to related parties at December 31, 2021. Management expects to extend the Caliber Residential Advantage Fund, LP note at maturity.

Notes Payable – Related Parties of consolidated funds

The following table summarizes the notes payable – related parties of consolidated funds as of September 30, 2022 and December 31, 2021, respectively (in thousands):

Notes Payable - Related Parties	September 30, 2022	December 31, 2021	Interest Rate	Maturity Date
Roosevelt III HOLDCO, LLC	$2,667	$2,400	12.00%	March 2023
CDIF, LLC	1,674	1,415	12.00%	May 2023
Caliber Tax Advantaged Opportunity Zone Fund, LP	5,721	850	5.5% - 12.00%	October 2022 – June 2023
Caliber Diversified Opportunity Fund II, LP	-	500	10.00%	April 2023
Total Notes Payable - Related Parties	$10,062	$5,165

During the nine months ended September 30, 2022 and 2021, the consolidated funds incurred $0.7 million and $0.3 million of interest expense in connection with the notes payable – related parties. Interest payable at September 30, 2022 and December 31, 2021 was $23,000 and $0.2 million, respectively.

Withdrawal Agreement

In November 2014, the Company entered into an agreement with a former co-manager and member of one of the Company’s consolidated subsidiaries which outlined the terms of his resignation as co-manager and assignment of his member interest. In consideration for his resignation as co-manager and assignment of his member interest, the Company agreed to issue 55,556 shares of its common stock to the individual or his designee, provide the individual with construction services at no cost to the individual, as outlined in the agreement, and pay the individual or his designee up to $0.5 million in cash, as outlined in the agreement. The Company issued the 55,556 shares of common stock in April 2015. As of September 30, 2022 and December 31, 2021, $32,000 and $0.1 million, respectively, was due to the former co-manager and member of the Company.

Buyback Program

In September 2018, we agreed to repurchase all 6,239,846 shares (“Buyback Program”) owned by Donnie Schrader, one of our non-participating founders and the spouse of Jennifer Schrader, our President and Co-Chairperson, for $2.70 per share of common stock in exchange for an amendment to Mr. Schrader’s stockholder voting rights and other Company protections. Among other things, our obligation to reacquire Mr. Schrader’s shares terminates when the Company’s common stock is listed on a national exchange. The shares are being reacquired at various amounts ranging from 6,000 to 10,000 shares on a monthly basis until such time as we have satisfied the termination conditions or until all of the shares have been reacquired, which could be in 2075. Due to the length of time of the liability, we recorded a liability of $13.6 million and a corresponding reduction to equity in treasury stock at the inception of the Buyback Program using a present value discount rate of 10.00%. As of September 30, 2022 and December 31, 2021, the balance of the liability was $12.5 million and $12.7 million, respectively. The remaining number of shares to be repurchased as of September 30, 2022 and December 31, 2021 was 5,803,346 and 5,893,346, respectively.

Other

In the normal course of business, the Company has various amounts due from related parties, including affiliate entities and individuals, for various expenses paid for by the Company on their behalf and other charges. These amounts are generally unsecured, interest-free, and due on demand. As of September 30, 2022 and December 31, 2021, other amounts due from related parties were $0.8 million and $0.3 million, respectively.

In the normal course of business, the Company has various amounts due to related parties, including affiliated entities and individuals, for various expenses paid for by the affiliates on the Company’s behalf and other short-term payment advances. These amounts are generally unsecured, interest-free, and due on demand. As of September 30, 2022 and December 31, 2021, other amounts due to related parties were $22,000 and $0.7 million, respectively.

Other – consolidated funds

In the normal course of business, the consolidated funds have various amounts due from and/or due to related parties, including affiliate entities and individuals, for various expenses paid by the funds on their behalf and other charges. These amounts are generally unsecured, interest-free, and due on demand. As of September 30, 2022 and December 31, 2021, other amounts due from related parties were $11,000 and $0.2 million, respectively. As of September 30, 2022 and December 31, 2021, other amounts due to related parties were $0.1 million and $0.2 million, respectively.

DESCRIPTION OF SECURITIES

General

The following description summarizes the most important terms of our capital stock, giving effect to the automatic conversion of all Series B Preferred Stock into Class A common stock on the effective date of this offering. This summary does not purport to be complete and is qualified in its entirety by the provisions of Caliber’s amended and restated certificate of incorporation and bylaws, copies of which have been filed as exhibits to the Registration Statement of which this prospectus is a part. For a complete description of Caliber’s capital stock, you should refer to the amended and restated certificate of incorporation and bylaws and to the applicable provisions of Delaware law.

We are authorized to issue up to 137,500,000 shares of capital stock, of which (i) 100,000,000 shares are Class A common stock with a par value $0.001 per share; (ii) 15,000,000 shares are Class B common stock with a par value $0.001 per share; and (iii) 22,500,000 shares are Preferred Stock with a par value of $0.001 per share. As of November 23, 2022, there were 18,390,352 shares of Class A common stock, 12,474,692 shares of Class B common stock and 2,775,725 shares of Preferred Stock issued and outstanding.

Class A common stock

As of November 23, 2022, giving effect to the automatic conversion of all Series B Preferred Stock into Class A common stock on the effective date of this offering, there would be 21,166,077 shares of Class A common stock were issued and outstanding.

Voting. The holders of the Class A common stock are entitled to one (1) vote for each share of Class A common stock held at all meetings of stockholders (and written actions in lieu of meetings). The Class A common stock is not subject to cumulative voting. The Class A common stock and Class B common stock vote together as a single class on all matters submitted to a vote of our stockholders, except as may otherwise be required by law.

Dividends. Subject to the preferences applicable to the Preferred Stock, the holders of the Class A common stock are entitled to, on an equal basis with the holders of Class B common stock, receive dividends when and if declared by the Company’s board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

Class B common stock

As of September 30, 2022, 12,474,692 shares of Class B common stock were issued and outstanding.

Voting. The holders of the Class B common stock are entitled to ten (10) votes for each share of Class B common stock held at all meetings of stockholders (and written actions in lieu of meetings). The Class B common stock is not subject to cumulative voting. The Class A common stock and Class B common stock vote together as a single class on all matters submitted to a vote of our stockholders, except as may otherwise be required by law.

Dividends. Subject to the preferences applicable to the Preferred Stock, the holders of the Class B common stock are entitled to, on an equal basis with the holders of Class A common stock, receive dividends when and if declared by the Company’s board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

The Class B common stock is convertible at any time by the holder into shares of Class A common stock on a share-for-share basis.

Preferred Stock

Series B preferred stock shall, with respect to rights on liquidation, winding up and dissolution, rank senior to the holders of common stock. As of September 30, 2022, 2,775,725 shares of Series B preferred stock were issued and outstanding.

Voting. The holders of the Series B preferred stock shall vote together with common stockholders and not as a separate class as if their shares were converted into shares of common stock, except as may otherwise be required by law.

Optional conversion. The Series B preferred stock is convertible on the optional conversation date at a conversion ratio of one share of Class A common stock, subject to adjustments.

Mandatory conversion. The Series B preferred stock is mandatorily redeemable upon (i) the closing of the sale of shares of Class A common stock to the public in a firm-commitment underwritten public offerings, (ii) a direct listing of Class A common stock on a national stock exchange or the OTC, (iii) the date the Company becomes subject to the reporting requirements of the Securities Exchange Act of 1934, (iv) the date of the sale of all or substantially all of the stock or assets of the Company, or (v) the date of the written consent or affirmative vote of a majority of the Series B preferred stock then outstanding, the Series B preferred stock will automatically be converted into the number of shares of common stock into which such shares of Series B preferred stock would be converted on the date of such occurrence.

Liquidation preference. In the event of liquidation of the Company, the holders of Series B preferred stock shall be entitled to receive, before any payment of distribution shall be made in respect to any junior securities, cash in an amount equal to $4.00 for each share of Series B preferred stock plus an amount equal to all declared and accrued but unpaid dividends.

Convertible Notes

As of September 30, 2022, the Company had outstanding $1.4 million in principal amount of convertible promissory notes bearing interest at a rate of 8.25% per annum due April 2023. Such convertible promissory notes are convertible into Class A common stock at a per share price of $4.50. Management believes it can come to a mutual agreement with each lender to extend the maturities of the notes for an additional 12-month term.

Anti-Takeover Provisions

Certificate of Incorporation and Bylaws and Class B Common Stock

Because our stockholders do not have cumulative voting rights, our stockholders holding a majority of the outstanding shares of common stock outstanding will be able to elect all of our directors.

The foregoing provisions will make it more difficult for our existing stockholders to replace our Board of Directors as well as for another party to obtain control of us by replacing our Board of Directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our Board of Directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

These provisions are intended to enhance the likelihood of continued stability in the composition of our Board of Directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of us. These provisions are also designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of deterring hostile takeovers or delaying changes in our control or management.

In addition, the control vested in our founders by virtue of their holding of Class B common stock may discourage or impede takeover activities.

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon closing of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2∕3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines business combination to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Exclusive forum for adjudication of disputes provision which limits the forum to the Delaware Court of Chancery for certain stockholder litigation matters actions against the Company, which may limit an investor’s ability to obtain a favorable judicial forum for disputes with the Company or its directors, officers, employees or stockholders.

Section 4 of Article VII of our Bylaws dictates that the Delaware Court of Chancery is the sole and exclusive forum for certain actions including derivative action or proceeding brought on behalf of the Company; an action asserting a breach of fiduciary duty owed by an officer, director, employee or to the stockholders of the Company; any claim arising under Delaware corporate law; and any action asserting a claim governed by the internal affairs doctrine. However, Section 4 of Article VII of our Bylaws does not designate the Delaware Court of Chancery as the exclusive forum for any derivative action or other claim for which the applicable statute creates exclusive jurisdiction in another forum, such as the Exchange Act and the Securities Act, and as a result, does not apply to claims made under the U.S. federal securities laws.

A Delaware corporation is allowed to mandate in its corporate governance documents a chosen forum for the resolution of state law-based stockholder class actions, derivative suits and other intra-corporate disputes. With respect to such state law claims, the Company’s management believes limiting state law based claims to Delaware will provide the most appropriate outcomes as the risk of another forum misapplying Delaware law is avoided, Delaware courts have a well-developed body of case law and limiting the forum will preclude costly and duplicative litigation and avoids the risk of inconsistent outcomes. Additionally, Delaware Chancery Courts can typically resolve disputes on an accelerated schedule when compared to other forums.

The choice of forum provisions contained in the Company’s Bylaws may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the Company or any of its directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims. Alternatively, the enforceability of similar choice of forum provisions in other issuers’ bylaws and certificates of incorporation has been challenged in legal proceedings, and it is possible that in connection with any applicable action brought against the Company, a court could find the choice of forum provisions contained in the Company’s Bylaws to be inapplicable or unenforceable in such action. As a result, the Company could incur additional costs associated with resolving such actions in other jurisdictions, which could harm the Company’s business, operating results and financial condition.

Transfer Agent and Registrar

We have appointed Continental Stock Transfer & Trust Company, telephone 800-509-5586, as the transfer agent for our Class A common stock.

Trading Symbol and Market

In connection with this offering, we intend to apply to have our shares of Class A common stock listed on the Nasdaq Capital Market under the symbol “CWD”.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our Class A common stock. Future sales of substantial amounts of our Class A common stock, including shares issued on the exercise of outstanding options, in the public market after this offering, or the possibility of these sales or issuances occurring, could adversely affect the prevailing market price for our Class A common stock or impair our ability to raise equity capital.

Based on our shares outstanding as of September 30, 2022, on the completion of this offering, a total of 22,766,077 shares of Class A common stock and 12,474,692 shares of Class B common stock will be outstanding. Of these shares, all of the Class A common stock sold in this offering by us, plus any shares sold by us on exercise of the underwriters’ option to purchase additional Class A common stock, will be freely tradable in the public market without restriction or further registration under the Securities Act, unless these shares are held by “affiliates,” as that term is defined in Rule 144 under the Securities Act.

All 2,775,725 outstanding shares of Series B Preferred Stock which automatically convert into an equal number of shares of Class A common stock on the effective date of this offering were sold under Regulation A+ and the underlying shares of Class A common stock will also be freely tradable without restrictions or further registration under the Securities Act of 1933. The remaining shares of Class A common stock and Class B common stock will be and shares of Class A common stock or Class B common stock subject to stock options will be on issuance, “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rules 144 or 701 under the Securities Act, which are summarized below. Restricted securities may also be sold outside of the United States to non-U.S. persons in accordance with Rule 904 of Regulation S.

Subject to the lock-up agreements described below and the provisions of Rule 144 or Regulation S under the Securities Act, as well as our insider trading policy, these restricted securities will be available for sale in the public market after the date of this prospectus.

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements of Section 13 or Section 15(d) of the Exchange Act for at least 90 days, an eligible stockholder is entitled to sell such shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. To be an eligible stockholder under Rule 144, such stockholder must not be deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and must have beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then such person is entitled to sell such shares without complying with any of the requirements of Rule 144, subject to the expiration of the lock-up agreements described below.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell shares on expiration of the lock-up agreements described below. Beginning 90 days after the date of this prospectus, within any three-month period, such stockholders may sell a number of shares that does not exceed the greater of:

•	1% of the number of Class A common stock then outstanding, which will equal approximately 227,660 shares immediately after this offering, assuming no exercise of the underwriters’ option to purchase additional shares of Class A common stock from us; or

•	the average weekly trading volume of our Class A common stock on Nasdaq during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

Rule 701 generally allows a stockholder who was issued shares under a written compensatory plan or contract and who is not deemed to have been an affiliate of our Company during the immediately preceding 90 days, to sell these shares in reliance on Rule 144, but without being required to comply with the public information, holding period, volume limitation or notice provisions of Rule 144. Rule 701 also permits affiliates of our Company to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required by that rule to wait until 90 days after the date of this prospectus before selling those shares under Rule 701, subject to the expiration of the lock-up agreements described below.

Form S-8 Registration Statement

We intend to file a registration statement on Form S-8 under the Securities Act with the SEC to register the offer and sale of shares of our Class A common stock that are issuable under our 2017 Plan. This registration statement will become effective immediately on filing. Shares covered by this registration statement will then be eligible for sale in the public markets, subject to vesting restrictions, any applicable lock-up agreements described below, and Rule 144 limitations applicable to affiliates.

Lock-up Agreements

We, and all of our directors and officers have agreed, or will agree, with the underwriters that, until 180 days after the date of this prospectus (the “restricted period”), subject to certain exceptions, we and they will not, without the prior written consent of Revere Securities LLC , offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any of our shares of common stock, any options or warrants to purchase any of our shares of common stock or any securities convertible into or exchangeable for or that represent the right to receive shares of our common stock; Revere Securities LLC may release any of the securities subject to these lock-up agreements at any time, subject to applicable notice requirements.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax consequences of the purchase, ownership and disposition of common stock (which, for purposes of this discussion, includes our Class A common stock and Class B common stock) This discussion is limited to holders who purchase our common stock pursuant to this offering and who hold common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment).

This discussion is based on the provisions of the Code, U.S. Treasury regulations, administrative rulings and judicial decisions, all as of the date hereof, and all of which are subject to change, possibly with retroactive effect. We cannot assure you that a change in law (including, but not limited to, proposed legislation) will not significantly alter the tax considerations that we describe in this summary. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This discussion does not address the U.S. federal income tax consequences to the Sponsor, the anchor investors, or our founders, officers or directors. This summary does not address the Medicare contribution tax on certain net investment income, the alternative minimum tax, special tax accounting rules under Section 451(b) of the Code, U.S. federal estate or gift tax laws, or any state, local or non-U.S. tax laws. In addition, this discussion does not address all U.S. federal income tax considerations that may be important to a particular holder in light of the holder’s circumstances, or to certain categories of investors that may be subject to special rules, such as:

•	banks or other financial institutions;

•	tax-exempt entities;

•	insurance companies;

•	dealers in securities or foreign currencies;

•	traders in securities subject to a mark-to-market method of accounting for U.S. federal income tax purposes with respect to our common stock;

•	partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;

•	regulated investment companies, mutual funds or real estate investment trusts;

•	“controlled foreign corporations” or “passive foreign investment companies;”

•	persons that acquired our common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	former citizens or long-term residents of the United States;

•	persons that hold our common stock as a part of a straddle, hedge, integrated transaction or similar transaction;

•	persons that directly, indirectly or constructively own 5 percent or more (by vote or value) of our common stock; or

•	persons deemed to sell our Combined Company Class A Common Stock under the constructive sale provisions of the Code.

If a partnership (including an entity or arrangement treated as a partnership or other pass-thru entity for U.S. federal income tax purposes) holds our common stock the tax treatment of a partner, member or other beneficial owner in such partnership will generally depend upon the status of the partner, member or other beneficial owner, the activities of the partnership and certain determinations made at the partner, member or other beneficial owner level. If you are a partner, member or other beneficial owner of a partnership holding our common stock, you are urged to consult your tax advisor regarding the tax consequences of the acquisition, ownership and disposition of such common stock.

IF YOU ARE CONSIDERING THE PURCHASE OF OUR COMMON STOCK, YOU SHOULD CONSULT YOUR OWN TAX ADVISORS CONCERNING THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO YOU OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF SUCH CLASS A COMMON STOCK, AS WELL AS THE CONSEQUENCES TO YOU ARISING UNDER OTHER U.S. FEDERAL TAX LAWS, THE LAWS OF ANY OTHER TAXING JURISDICTION, OR ANY APPLICABLE TAX TREATY. IN ADDITION, YOU SHOULD CONSULT WITH YOUR TAX ADVISOR WITH RESPECT TO ANY POTENTIAL CHANGES IN U.S. FEDERAL TAX LAW AS WELL AS ANY POTENTIAL CHANGES IN STATE, LOCAL OR NON-U.S. TAX LAWS. U.S. Holders

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our common stock, that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation or other entity treated as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust (A) the administration of which is subject to the primary supervision of a U.S. court and that has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

Taxation of Distributions

If we pay distributions in cash or other property (other than certain distributions of our stock or rights to acquire our stock) to U.S. Holders of common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of its common stock, as applicable, and will be treated as described under “U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of our Combined Entity Class A Common Stock” below.

Dividends we pay to a U.S. Holder that is treated as a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. Holder may constitute “qualified dividend income” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. If the applicable holding period requirements are not satisfied, then a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate

U.S. Holders may be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of our common stock

Upon a sale or other taxable disposition of common stock, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in such common stock. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for its common stock so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders may be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. Holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its common stock so disposed of. A U.S. Holder’s adjusted tax basis in its common stock generally will equal the U.S. Holder’s acquisition cost less any prior distributions treated as a return of capital.

Information Reporting and Backup Withholding

In general, information reporting requirements may apply to distributions paid or deemed paid to a U.S. Holder and to the proceeds of the sale or other disposition of our common stock, unless the U.S. Holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. Holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability and may entitle such Holder to a refund, provided the required information is timely furnished to the IRS.

Non-U.S. Holders

A “Non-U.S. Holder” is a beneficial owner of our common stock that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. Holder.

Taxation of Distributions

If we pay distributions in cash or other property (other than certain distributions of our stock or rights to acquire our stock) to Non-U.S. Holders of common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Non-U.S. Holder’s common stock, and will be treated as described under “Non U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of our common stock.”

Subject to the discussions below regarding effectively connected income, backup withholding and FATCA, any dividend paid to a Non-U.S. Holder generally will be subject to U.S. federal withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty between the United States and the holder’s country of residence. In order to receive a reduced treaty rate, a Non-U.S. Holder must provide us or the applicable paying agent with an IRS Form W-8BEN or W-8BEN-E or other appropriate version of IRS Form W-8 certifying qualification for the reduced rate. Under applicable Treasury Regulations, we may withhold up to 30% of the gross amount of the entire distribution even if the amount constituting a dividend, as described above, is less than the gross amount. A Non-U.S. Holder may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS. If a Non-U.S. Holder holds our common stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to the agent, which then will be required to provide certification to us or our paying agent, either directly or through other intermediaries. In addition, if we determine that we are likely to be classified as a “United States real property holding corporation” (see the section entitled “Non-U.S. Holders—Gain on Sale, Exchange or Other Taxable Disposition of our common stock” below), we will withhold 15% of any distribution that exceeds our current and accumulated earnings and profits.

Dividends received by a Non-U.S. Holder that are treated as effectively connected with the holder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, that are attributable to a permanent establishment or fixed base maintained by the holder in the United States) are generally exempt from the 30% U.S. federal withholding tax, subject to the discussions below regarding backup withholding and FATCA. In order to obtain this exemption, a Non-U.S. Holder must provide us or the applicable withholding agent with a properly executed IRS Form W-8ECI or other applicable IRS Form W-8 properly certifying such exemption. Such effectively connected dividends, although not subject to U.S. federal withholding tax, generally are taxed at the U.S. federal income tax rates applicable to U.S. persons, net of certain deductions and credits. In addition, dividends received by corporate

Non-U.S. Holders that are effectively connected with the holder’s conduct of a U.S. trade or business may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty between the United States and the holder’s country of residence.

Non-U.S. Holders should consult their tax advisor regarding the tax consequences of the ownership and disposition of our common stock, including the application of any applicable tax treaties that may provide for different rules.

Gain on Sale, Exchange or other Taxable Disposition of our common stock

Subject to the discussions below regarding backup withholding and FATCA, a Non-U.S. Holder generally will not be required to pay U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our common stock unless:

•	the gain is effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business (and, if an applicable income tax treaty so provides, the gain is attributable to a permanent establishment or fixed base maintained by the holder in the United States);

•	the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or

•	our common stock constitutes a United States real property interest, or USRPI, by reason of our status as a “United States real property holding corporation,” or a USRPHC, for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the Non-U.S. Holder’s disposition of, or the holder’s holding period for, our common stock, as applicable.

We believe that we are not currently a USRPHC for U.S. federal income tax purposes, and the remainder of this discussion so assumes. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our U.S. and worldwide real property interests plus our other assets used or held for use in a trade or business, there can be no assurance that we will not become a USRPHC in the future. Even if we are or become a USRPHC, however, in the case where shares of our common stock are regularly traded on an established securities market, the Non-U.S. Holder disposing of our common stock will be treated as disposing of a USRPI only if it has owned, directly or constructively, more than 5% of our common stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. Holder’s holding period for the shares of our common stock. There can be no assurance that our common stock will be treated as regularly traded or not regularly traded on an established securities market for this purpose.

Non-U.S. Holders described in the first bullet above generally will be required to pay tax on the gain derived from the sale (net of certain deductions and credits) under U.S. federal income tax rates applicable to U.S. persons, and a corporate non-U.S. holder described in the first bullet above also may be subject to the branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. Individual Non-U.S. Holders described in the second bullet above will be subject to tax at 30% (or such lower rate specified by an applicable income tax treaty) on the gain derived from the sale, which gain may be offset by U.S. source capital losses for the year, provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

Non-U.S. Holders should consult their tax advisors regarding any applicable income tax or other treaties that may provide for different rules.

Information Reporting and Backup Withholding

We must report annually to the IRS and to each Non-U.S. Holder the gross amount of the dividends we pay or are deemed to pay to such Holder and the tax withheld, if any, with respect to such dividends. A Non-U.S. Holder will have to comply with specific certification procedures to establish that the Holder is not a United States person (as defined in the Code) in order to avoid backup withholding at the applicable rate with respect to dividends. A Non-U.S. Holder generally will not be subject to U.S. backup withholding with respect to payments of dividends if such Holder establishes an exemption by certifying his, her or its Non-U.S. status by providing a valid IRS Form W-8BEN or W-8BEN-E or other appropriate IRS From W-8 (or other applicable or successor form); provided we do not have actual knowledge or reason to know that such Non-U.S. Holder is a U.S. person (as defined in the Code).

Information reporting and backup withholding will generally apply to the proceeds of a taxable disposition of our common stock by a Non-U.S. Holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the Holder establishes an exemption by certifying his, her or its status as a Non-U.S. Holder and satisfies certain other requirements. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a Non-U.S. Holder where the transaction is effected outside the U.S. through a Non-U.S. office of a broker. However, for information reporting purposes, taxable dispositions effected through a Non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker.

Non-U.S. Holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

Copies of information returns may be made available to the tax authorities of the country in which the Non-U.S. Holder resides or is incorporated under the provisions of a specific treaty or agreement.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder may be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability, if any, and may entitle such Holder to a refund, provided that the required information is timely furnished to the IRS.

Additional Withholding Requirements under the Foreign Account Tax Compliance Act

Subject to the following paragraph, the Foreign Account Tax Compliance Act and the Treasury Regulations and other official IRS guidance issued thereunder (collectively, “FATCA”) generally imposes a U.S. federal withholding tax of 30% on dividends (including constructive dividends) on, and the gross proceeds from a sale or other disposition of, our common stock paid to a “foreign financial institution” (as specially defined under these rules), unless such institution enters into an agreement with the U.S. government to, among other things, withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding the U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners) or otherwise establishes an exemption. Subject to the following paragraph, FATCA also generally imposes a U.S. federal withholding tax of 30% on dividends (including constructive dividends) on, and the gross proceeds from a sale or other disposition of, our common stock paid to a “non-financial foreign entity” (as specially defined under these rules) unless such entity provides the withholding agent with a certification identifying the substantial direct and indirect U.S. owners of the entity, certifies that it does not have any substantial U.S. owners, or otherwise establishes an exemption. The withholding tax will apply regardless of whether the payment otherwise would be exempt from the U.S. nonresident withholding tax described above and backup withholding, including under the exemptions described above. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes. An intergovernmental agreement between the United States and the holder’s country of residence may modify the requirements described in this section. Holders should consult with your own tax advisors regarding the application of FATCA to your ownership and disposition of our common stock.

The U.S. Treasury Department has issued proposed regulations that, if finalized in their present form, would eliminate FATCA withholding on gross proceeds of the sale or other disposition of our common stock (but not on payments or constructive payments of dividends). The preamble of such proposed regulations states that they may be relied upon by taxpayers until final regulations are issued or until such proposed regulations are rescinded.

THE PRECEDING DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK.

UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Revere Securities LLC is acting as representative, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares indicated below:

Name	Number of Shares
Revere Securities LLC
Total:	1,600,000

The underwriters and the representative are collectively referred to as the “underwriters” and the “representative,” respectively. The underwriters are offering the shares of Class A common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of Class A common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of Class A common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option described below. The obligation of the underwriters to purchase the shares of Class A common stock is conditioned upon our receiving approval to list the shares of Class A common stock on Nasdaq.

The underwriters initially propose to offer part of the shares of Class A common stock directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers. After the initial offering of the shares of Class A common stock, the offering price and other selling terms may from time to time be varied by the representative. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We have granted to the underwriters an option, exercisable for 45 days from the date of this prospectus, to purchase up to additional shares of Class A common stock (representing 15% of the total number of shares of Class A common stock sold in this offering) at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of Class A common stock offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of Class A common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of Class A common stock listed next to the names of all underwriters in the preceding table.

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $1.2 million.

We intend to apply to have our Class A common stock approved for listing on the Nasdaq Capital Market under the symbol “CWD.”

Discounts and Commissions; Expenses

The underwriting discounts and commissions are a cash fee equal to: (i) eight percent (8%) of gross proceeds from the sale of securities in this offering. We have been advised by the representative that the underwriters propose to offer the Class A common stock to the public at the public offering price set forth on the cover of this prospectus and to dealers at a price that represents a concession not in excess of $             per share under the public offering price. After the offering, the representative may change the public offering price and other selling terms.

The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 240,000 shares of Class A common stock.

		Total
	Per Share	Without Over-Allotment Option	With Over-Allotment Option
Public offering price	$5.50	$8,800,000	$10,120,000
Underwriting discounts and commissions to be paid by us (1)	$0.44	$704,000	$809,600
Proceeds, before expenses, to us	$5.06	$8,096,000	$9,310,400

(1)   Does not include amounts representing reimbursement of certain out-of-pocket expenses, as described below.

We have agreed to reimburse the Representative for out-of-pocket expenses incurred by the representative in connection with this offering, regardless of whether the offering is consummated, up to $162,900. The representative’s out-of-pocket expenses include road show expenses, fees of Representative’s legal counsel, and the cost of background checks. As of the date of this prospectus, we have paid the representative an advance of $10,000 which shall be applied against its actual out-of-pocket accountable expenses. Such advance payments will be returned to us to the extent any portion of the advance is not actually incurred, in accordance with FINRA Rule 5110(g)(4)(A).

The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of shares of Class A common stock offered by them.

Lock-Up Agreement

We and all directors and officers have agreed that, without the prior written consent of Revere Securities LLC on behalf of the underwriters, subject to certain exceptions, we and they will not, during the period ending 180 days after the date of this prospectus (the “restricted period”):

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock;

•	file any registration statement with the Securities and Exchange Commission relating to the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise.

Revere Securities LLC in its sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time, subject to applicable notice requirements.

In order to facilitate the offering of the Class A common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Class A common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class A common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of Class A common stock in the open market to stabilize the price of the Class A common stock. These activities may raise or maintain the market price of the Class A common stock above independent market levels or prevent or retard a decline in the market price of the Class A common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representative may agree to allocate a number of shares of Class A common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters that may make Internet distributions on the same basis as other allocations.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging. financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Pricing of the Offering

Prior to this offering, there has been no public market for our Class A common stock. The initial public offering price was determined by negotiations between us and the representative. Among the factors considered in determining the initial public offering price were our future prospects and those of our industry in general, our sales, earnings and certain other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities, and certain financial and operating information of companies engaged in activities similar to ours.

The public offering price set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors. Neither we nor the representative can assure investors that an active trading market will develop for our Class A common stock, or that the shares will trade in the public market at or above the initial public offering price.

LEGAL MATTERS

The validity of the shares of Class A common stock offered by this prospectus will be passed upon for us by Manatt, Phelps & Phillips, LLP, Costa Mesa, California. Certain legal matters in connection with this offering will be passed upon for the underwriters by Bevilacqua PLLC.

EXPERTS

The financial statements as of December 31, 2021 and 2020, and for each of the two years in the period ended December 31, 2021, included in this Prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of Class A common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our Class A common stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The SEC maintains an internet website that contains reports and other information about issuers, like us, that file electronically with the SEC. The address of that website is http://www.sec.gov.

On the completion of this offering, we will be subject to the information reporting requirements of the Exchange Act, and we will file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available at http://www.sec.gov.

We also maintain a website at www.caliberco.com. Information contained in, or accessible through, our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is only as an inactive textual reference.

CaliberCos Inc. and Subsidiaries

Unaudited Condensed CONSOLIDATED

FINANCIAL STATEMENTS

FOR THE Nine Months ENDED

September 30, 2022 AND 2021

CaliberCos Inc. and Subsidiaries

CaliberCos Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

(AMOUNTS in thousands, except for share and per share data)

	September 30, 2022	December 31, 2021
Assets
Cash	$4,731	$1,606
Restricted cash	23	1,000
Real estate investments, net	2,030	126
Real estate assets held for sale	-	1,816
Due from related parties	8,646	5,618
Investments in unconsolidated entities	3,260	2,382
Prepaid and other assets	3,523	1,433
Assets of consolidated funds
Cash	6,247	6,772
Restricted cash	7,408	7,154
Real estate investments, net	172,699	184,472
Real estate assets held for sale	21,778	9,142
Accounts receivable, net	1,597	1,215
Notes receivable - related parties	25,195	20,102
Due from related parties	12	205
Prepaid and other assets	3,102	2,605
Total assets	$260,251	$245,648

Liabilities and Stockholders’ Equity
Notes payable	$13,444	$6,810
Notes payable - related parties	365	855
Accounts payable and accrued expenses	2,534	6,551
Buyback obligation	12,469	12,704
Due to related parties	25	727
Other liabilities	353	867
Liabilities of consolidated funds
Notes payable, net	128,147	147,389
Notes payable - related parties	10,062	5,165
Accounts payable and accrued expenses	8,539	8,534
Due to related parties	162	390
Other liabilities	6,547	5,963
Total liabilities	182,647	195,955

Commitments and Contingencies

Stockholders’ Equity
Preferred stock Series B, $0.001 par value; 12,500,000 shares authorized, 2,775,725 shares issued and outstanding as of September 30, 2022 and December 31, 2021, respectively	-	-
Common stock Class A, $0.001 par value; 100,000,000 shares authorized, 18,390,352 and 17,540,477 shares issued and outstanding as of September 30, 2022 and December 31, 2021, respectively	18	17
Common stock Class B, $0.001 par value; 15,000,000 shares authorized, 12,474,692 shares issued and outstanding as September 30, 2022 and December 31, 2021, respectively	12	12
Paid-in capital	33,007	29,237
Less treasury stock, at cost, 436,500 and 346,500 shares repurchased and 5,803,346 and 5,893,346 forward repurchase shares as of September 30, 2022 and December 31, 2021, respectively	(13,626)	(13,626)
Accumulated deficit	(20,240)	(24,729)
Stockholders’ deficit attributable to CaliberCos Inc.	(829)	(9,089)
Stockholders’ equity attributable to noncontrolling interests	78,433	58,782
Total Stockholders’ Equity	77,604	49,693
Total Liabilities and Stockholders’ Equity	$260,251	$245,648

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-1

CaliberCos Inc. and Subsidiaries

Condensed Consolidated Statements of Operations (UNAUDITED)

(AMOUNTS in thousands, except per share data)

	Nine Months Ended September 30,
	2022	2021
Revenues
Asset management fees	$3,048	$1,706
Performance allocations	2,508	396
Transaction and advisory fees	8,261	3,116
Consolidated funds - Hospitality revenue(1)	43,801	27,021
Consolidated funds - Other revenue(1)	4,871	3,833
Total revenues	62,489	36,072

Expenses
Operating costs	8,421	6,045
General and administrative	5,389	2,075
Marketing and advertising	1,293	1,329
Depreciation and amortization	23	74
Consolidated funds - Hospitality expenses(1)	44,786	39,312
Consolidated funds - Other expenses(1)	6,146	4,406
Total expenses	66,058	53,241

Consolidated funds - Gain on sale of real estate investment	21,530	-

Other income, net	(241)	(856)
Gain on extinguishment of debt	(1,421)	-
Interest income	(112)	-
Interest expense	685	546
Net Income (Loss) Before Income Taxes	19,050	(16,859)
Provision for income taxes	-	-
Net Income (Loss) Before Income Taxes	19,050	(16,859)
Net income (loss) attributable to noncontrolling interests	14,561	(16,603)
Net Income (Loss) Attributable to CaliberCos Inc.	$4,489	$(256)
Basic net income (loss) per share attributable to common stockholders	$0.15	$(0.01)
Diluted net income (loss) per share attributable to common stockholders	$0.14	$(0.01)
Weighted average common shares outstanding:
Basic	30,332	29,968
Diluted	33,435	29,968

1 See Note 2 – Summary of Significant Accounting Policies – Segment Information for a discussion of our segment accounting policies and Note 3 – VIEs for a discussion of our consolidation policies.

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-2

CaliberCos Inc. and Subsidiaries

condensed Consolidated Statements of Changes in Stockholders’ Equity (UNAUDITED)

(AMOUNTS in thousands)

			CaliberCos Inc.
	Preferred Stock		Common Stock
			Common Stock		Class A		Class B
	Shares	Par Value	Shares	Par Value	Shares	Par Value	Shares	Par Value	Paid in Capital	Treasury Stock	Accumulated Deficit	Noncontrolling Interests	Total Stockholders’ Equity
Balances as of December 31, 2021	2,776	$-	-	$-	17,702	$17	12,475	$12	$29,237	$(13,626)	$(24,729)	$58,782	$49,693
Issuance of common stock	-	-	-	-	850	1	-	-	3,311	-	-	-	3,312
Equity based compensation expense	-	-	-	-	-	-	-	-	459	-	-	-	459
Contributions from noncontrolling interest holders	-	-	-	-	-	-	-	-	-	-	-	20,408	20,408
Redemptions of noncontrolling interest holders	-	-	-	-	-	-	-	-	-	-	-	(1,885)	(1,885)
Distributions to noncontrolling interest holders	-	-	-	-	-	-	-	-	-	-	-	(3,168)	(3,168)
Consolidation of VIE	-	-	-	-	-	-	-	-	-	-	-	3,864	3,864
Deconsolidation of VIE	-	-	-	-	-	-	-	-	-	-	-	(14,129)	(14,129)
Net income	-	-	-	-	-	-	-	-	-	-	4,489	14,561	19,050
Balances as of September 30, 2022	2,776	$-	-	$-	18,552	$18	$12,475	$12	$33,007	$(13,626)	$(20,240)	78,433	$77,604

Balances as of December 31, 2020	851	$-	-	$-	17,702	$17	12,475	$12	$22,039	$(13,626)	$(24,780)	$64,776	48,438
Issuance of preferred stock	1,925	-	-	-	-	-	-	-	7,174	-	-	-	7,174
Contributions from noncontrolling interest holders	-	-	-	-	-	-	-	-	-	-	-	22,256	22,256
Redemptions of noncontrolling interest holders	-	-	-	-	-	-	-	-	-	-	-	(5,868)	(5,868)
Distributions to noncontrolling interest holders	-	-	-	-	-	-	-	-	-	-	-	(2,906)	(2,906)
Consolidation of VIE	-	-	-	-	-	-	-	-	-	-	-	(34)	(34)
Deconsolidation of VIE	-	-	-	-	-	-	-	-	-	-	942	(6,026)	(5,084)
Other	-	-	-	-	-	-	-	-	-	-	(193)	-	(193)
Net loss	-	-	-	-	-	-	-	-	-	-	(256)	(16,603)	(16,859)
Balances as of September 30, 2021	2,776	$-	-	$-	17,702	$17	12,475	$12	$29,213	$(13,626)	$(24,287)	$55,595	$46,924

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-3

CaliberCos Inc. and Subsidiaries

condensed Consolidated Statements of Cash Flows (UNAUDITED)

(AMOUNTS in thousands)

	Nine Months Ended September 30,
	2022	2021
Cash Flows From Operating Activities
Net income (loss)	$19,050	$(16,859)

Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation and amortization	23	74
Equity based compensation	459	-
Gain on disposition of real estate	(27)	(450)
Gain on extinguishment of debt	(1,421)	-
Impairment of real estate	9	-
Changes in operating assets and liabilities:
Real estate assets held for sale	-	(3,082)
Due from related parties	(3,029)	214
Prepaid and other assets	(2,099)	(100)
Accounts payable and accrued expenses	(695)	(503)
Due to related parties	(703)	83
Other liabilities	(514)	(199)

Adjustments to reconcile net income (loss) to net cash from operating activities of consolidated funds:
Depreciation	6,809	7,885
Gain on the disposition of real estate	(21,547)	-
Impairment of real estate	144	-
Gain on extinguishment of debt	(3,131)	(3,416)
Amortization of advanced key money	(56)	(56)
Amortization of above market/below market leases, net	(61)	(81)
Amortization of deferred financing costs	583	839
Changes in operating assets and liabilities of consolidated funds:
Accounts receivable, net	(381)	(276)
Due from related parties	194	(8)
Prepaid and other assets	42	257
Accounts payable and accrued expenses	783	1,670
Due to related parties	382	207
Other liabilities	1,370	1,233
Net cash used in operating activities	(3,816)	(12,568)

Cash Flows From Investing Activities
Investments in real estate assets	(228)	(96)
Proceeds from the sale of real estate assets	144	1,877
Investments in unconsolidated entities	(877)	(368)

Cash Flows From Investing Activities of consolidated funds
Consolidation of VIE	1,393	790
Deconsolidation of VIE	(17,246)	(408)
Proceeds from the sale of real estate assets	30,705	-
Investments in real estate assets	(32,676)	(7,967)
Acquisition of real estate assets	-	(4,867)
Funding of notes receivable - related party	(6,485)	(6,695)
Payment received of notes receivable – related party	1,393	3,134
Net cash used in investing activities	(23,877)	(14,600)

Cash Flows From Financing Activities
Proceeds from notes payable	9,015	1,400
Repayments of notes payable	(981)	(530)
Repayments of notes payable - related parties	(490)	(1,885)
Proceeds from the issuance of preferred stock	-	7,174
Proceeds from the issuance of common stock	12	-
Payments of treasury stock - buyback obligation	(236)	(238)

Cash Flows From Financing Activities of consolidated funds
Payment of deferred financing costs	(355)	(547)
Proceeds from notes payable	27,085	18,417
Repayments of notes payable	(26,012)	(6,088)
Repayments of notes payable - related parties	(9,257)	(6,616)
Proceeds from notes payable - related parties	15,243	8,743
Contributions from noncontrolling interest holders	20,408	22,256
Redemptions of noncontrolling interests	(1,885)	(5,868)
Distributions to noncontrolling interest holders	(2,977)	(2,906)
Net cash provided by financing activities	29,570	33,312
Net Increase in Cash and Restricted Cash	1,877	6,144
Cash and Restricted Cash at Beginning of Period	16,532	10,815
Cash and Restricted Cash at End of Period	$18,409	$16,959

F-4

	Nine Months Ended September 30,
	2022	2021
Reconciliation of Cash and Restricted Cash
Cash at beginning of period	$8,378	$6,532
Restricted cash at beginning of period	8,154	4,283
Cash and restricted cash at beginning of period	16,532	10,815

Cash at end of period	10,978	7,819
Restricted cash at end of period	7,431	9,140
Cash and restricted cash at end of period	$18,409	$16,959

Supplemental Disclosure of Cash Flow Information
Cash paid for interest for the nine months ended September 30, 2022 and 2021, respectively	$978	$452

Supplemental Disclosure of Cash Flow Information of consolidated funds
Cash paid for interest, net of capitalized interest of $10 and $243 for the nine months ended Sepotember 30, 2022 and 2021, respectively	7,245	6,420

Supplemental Disclosures of Non-cash Investing and Financing Activities
Real estate investments moved to held for sale	-	3,082
Real estate investments moved from held for sale	1,703	-
Increase in note payable due to Deconsolidation of VIEs	-	2,705
Note receivable eliminated in consolidation	-	3,110
Cost of real estate investments included in accounts payable	-	-
Issuance of common stock in connection with legal settlement	3,200	-
Issuance of common stock in lieu of cash payment for accounts payable	100	-
Supplemental Disclosures of Non-cash Investing and Financing Activities of Consolidated Funds
Real estate investments moved to held for sale	21,282	-
Cost of real estate investments included in accounts payable	76	151
Cost of real estate investments included in due to related parties	181	0
Consolidation of VIEs
Real estate investments, net	-	14,936
Other assets	568	16
Notes payable	-	8,300
Notes payable – related parties	-	4,400
Accounts payable and accrued expenses	130	-
Due to related parties	-	2
Other liabilities	688	-
Noncontrolling interests	1,972	824
Deconsolidation of VIEs
Real estate investments, net	15,905	3,046
Accounts receivable, net	2	1
Notes receivable	-	85
Other assets	53	24
Due to related parties	791	-
Notes payable	16,953	-
Notes payable – related parties	1,615	826
Accounts payable and accrued expenses	298	12
Other liabilities	4	32
Accumulated deficit	-	942
Noncontrolling interests	2,882	6,435

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-5

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO condensed CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

Note 1 – Organization and Liquidity

Organization

CaliberCos Inc., a Delaware corporation, and its consolidated subsidiaries (collectively, the “Company”, “Caliber”, “we”, “our”, and “us”), is an alternative asset manager of private syndication and direct investment real estate funds, and provider of a full suite of traditional real estate services. The Company was formed in November 2014, and originally began as Caliber Companies, LLC, an Arizona limited liability company, which commenced operations in January 2009. We also provide various support services to the investments we manage including set up and fund formation services, lending support, construction and development management, and real estate brokerage. Our business is organized into three reportable segments Fund Management, Development and Brokerage. As of September 30, 2022 we had operations in Alaska, Arizona, Colorado, Nevada, Texas and Utah.

In general, our private equity real estate funds are organized as operating partnerships, in which multiple unrelated passive investors own partnership interests. In addition, we are designated as the manager and/or general partner of the partnership. Depending on the legal structure and arrangements between us and the funds, we may or may not consolidate the partnerships for financial reporting purposes. For funds in which we are determined to be the controlling party or primary beneficiary for financial reporting purposes, the fund is consolidated, and the passive investors’ ownership is presented as noncontrolling interest in the accompanying condensed consolidated financial statements. For funds in which we are not determined to be the controlling party for financial reporting purposes, the fund is not consolidated, and any fees earned from the fund are included in fund management revenue in the accompanying condensed consolidated financial statements. See Note 2 – Summary of Significant Accounting Policies for more detail.

Liquidity

The Company, through guarantees of loans held by its consolidated funds, has five separate loans outstanding with maturity dates within the 12-month period subsequent to when these financial statements were issued with outside lenders totaling $82.8 million at September 30, 2022. Management is actively managing the potential amendments to the applicable loan agreements to include additional extension options, pay off or refinancing of these facilities. Management believes that we will be able to enter into new financing arrangements with third-party lenders. See Note 5 – Notes Payable for additional details.

Impact of COVID-19

The Company continues to operate its business through the COVID-19 pandemic, including recent variants, and has taken steps to manage the effect of the pandemic on our corporate business and on the assets we manage which include, but are not limited to: (i) implementation of remote work arrangements, which has not had a material effect on our ability  to maintain our business operations; (ii) participating in the Paycheck Protection Plan program (“PPP”); and (iii) having constant communications with lenders to receive additional facilities, convert current reserves into operational reserves and suspend the minimum debt service coverage ratio requirements, when applicable, for a 12-month period.

The overall impact of COVID-19 will depend on the length of time that the pandemic continues, its effect on demand drivers for our investments, the extent to which it affects our ability to raise capital into our investment products, and the effect of governmental regulations imposed in response to the pandemic. Due to these uncertainties, the Company’s accounting estimates may change, as management’s assessment of the impacts of the COVID-19 pandemic continues to evolve.

F-6

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO condensed CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

Note 2 – Summary of Significant Accounting Policies

Accounting Policies of the Company

Basis of Presentation and Consolidation

The accompanying condensed consolidated financial statements are prepared on the accrual basis of accounting in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”). The accompanying condensed consolidated financial statements include our accounts and those of our consolidated subsidiaries, which include variable interest entities (“VIEs”) where we are considered the primary beneficiary and voting interest entities (“VOEs”), where we have determined that we have a controlling financial interest, under the “Consolidations” Topic of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) (Topic 810). The equity and net income or loss attributable to noncontrolling interests in subsidiaries is shown separately in the accompanying condensed consolidated balance sheets, statements of operations, and statements of changes in stockholders’ equity. All intercompany balances and transactions have been eliminated in consolidation.

Variable Interest Entities

We determine if an entity is a VIE based on several factors, including whether the equity holders, as a group, lack the characteristics of a controlling financial interest. We make judgments regarding which types of activities most significantly impact the entity’s economic performance first on a qualitative analysis, then a quantitative analysis, if necessary. We analyze any investments in VIEs to determine if we are the primary beneficiary. A reporting entity is determined to be the primary beneficiary if it holds a controlling financial interest in a VIE.

Determining which reporting entity, if any, has a controlling financial interest in a VIE is primarily a qualitative analysis focused on identifying which reporting entity has both (i) the power to direct the activities of the entity that most significantly impact the entity’s economic performance and (ii) the obligation to absorb losses or the right to receive benefits from such entity that could potentially be significant to such entity. Performance of that analysis requires the exercise of judgement. We consolidate any VIE for which we are the primary beneficiary and disclose significant VIEs of which we are not the primary beneficiary, as well as disclose our maximum exposure to loss related to the VIEs that are consolidated. See Note 3 – VIEs for additional VIE disclosures.

Voting Interest Entities

Entities that do not qualify as VIEs are generally assessed for consolidation as VOEs. For VOEs, we consolidate the entity if we have a controlling financial interest in the entity. We have a controlling financial interest in a VOE if (i) for legal entities other than partnerships, we own a majority voting interest in the entity or, for limited partnerships and similar entities, we own a majority of the entity’s kick-out rights through voting limited partnership interests and (ii) non-controlling shareholders or partners do not hold substantive participating rights, and no other conditions exist that would indicate that we do not control the entity.

Interim Unaudited Financial Data

Our condensed consolidated financial statements reflect all adjustments, which are, in our opinion, of a normal recurring nature and necessary for a fair presentation of our financial position, results of operations and cash flows for the interim periods. Interim results of operations are not necessarily indicative of the results to be expected for the full year. These condensed consolidated financial statements, including notes, are unaudited, and exclude some of the disclosures required for annual consolidated financial statements, and should be read in conjunction with our audited consolidated financial statements for the year ended December 31, 2021.

Use of Accounting Estimates

The preparation of our condensed consolidated financial statements in conformity with U.S. GAAP requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. These estimates are made and evaluated on an ongoing basis using information that is currently available as well as various other assumptions believed to be reasonable under the circumstances. The uncertainty in the economic environment created by COVID-19 has increased the inherent uncertainty in such estimates and assumptions. Actual results could differ significantly from those estimates.

F-7

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO condensed CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

Reclassification

Certain prior year amounts have been reclassified for consistency with the current year presentation. These reclassifications did not have any impact on our condensed consolidated balance sheets, condensed consolidated statements of changes in stockholders’ equity, or condensed consolidated statements of cash flows. In addition, during 2021, the Company realigned our operating segments to better reflect the internal management of our business based on a change to the way our chief operating decision maker monitors performance, aligns strategies, and allocates resources.

These condensed consolidated financial statements and related footnotes, including prior year financial information, are presented to reflect the new reportable segments. The groupings on the accompanying condensed consolidated statements of operations now segregate the consolidated fund revenues and expenses, which are also included in non-controlling interest. This change in presentation did not impact total revenues, total expenses, or net loss. See Note 2 – Summary of Significant Accounting Policies – Segment Information for additional information.

Cash

Cash includes cash in bank accounts. The Company deposits cash with several high-quality financial institutions. These deposits are guaranteed by the Federal Deposit Insurance Company (“FDIC”) up to an insurance limit of $250,000. At times, the Company’s cash balances may exceed FDIC limits; although the Company bears risk on amounts in excess of those insured by the FDIC, it has not experienced and does not anticipate any losses due to the high quality of the institutions where the deposits are held.

Restricted Cash

Restricted cash consists tenant security deposits and amounts held in escrow accounts by contractual agreement with the Company’s lender as part of financial loan covenant requirements.

Investments in Unconsolidated Entities

If an entity is not a VIE, our determination of the appropriate accounting method with respect to our investments in limited liability companies and other investments is based on voting control. For our managing member interests in limited liability companies, we are presumed to control (and therefore consolidate) the entity, unless the other limited partners have substantive rights that overcome this presumption of control. These substantive rights allow the limited partners to remove the general partner with or without cause or to participate in significant decisions made in the ordinary course of the entity’s business. We account for our non-controlling investments in these entities under the equity method. Our investments in unconsolidated subsidiaries in which we have the ability to exercise significant influence over operating and financial policies, but do not control, or entities which are VIE in which we are not the primary beneficiary are accounted for under the equity method.

The Company uses the hypothetical-liquidation-at-book-value (“HLBV”) approach to account for its equity method investments as the capital structure of its equity method investments results in different liquidation rights and priorities than what is reflected by the underlying percentage ownership interests as defined by the equity method agreements. Simply applying the percentage ownership interest to GAAP net income in order to determine earnings or losses does not accurately represent the income allocation and cash flow distributions that will ultimately be received by the investors. Under the equity method, the investor’s share of the investee’s earnings or loss is calculated by the investor’s capital account at the end of the period assuming that the investee was liquidated or sold at book value, plus cash distributions received by the investor during the period, minus the investor’s new investments in the investee during the period, and minus the investor’s capital account at the beginning of the period assuming that the investee was liquidated or sold at book value. Accordingly, our share of the earnings or loss from these equity-method investments are included in consolidated net income (loss) for the nine months ended September 30, 2022 and 2021.

F-8

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO condensed CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

Our determination of the appropriate accounting treatment for an investment in a subsidiary requires judgment of several factors including the size and nature of our ownership interest and the other owners’ substantive rights to make decisions for the entity. If we were to make different judgments or conclusions as to the level of our control or influence, it could result in a different accounting treatment. Accounting for an investment as either consolidated or using the equity method generally would have no impact on our net income or members’ equity in any accounting period, but a different treatment would impact individual income statement and balance sheet items, as consolidation would effectively “gross up” our statement of operations and balance sheet. In addition, under the equity method, impairment losses are recognized upon evidence of other-than-temporary losses of value.

As of September 30, 2022 and December 31, 2021, the carrying amount of our investments in unconsolidated entities was $3.2 million and $2.4 million, respectively. In certain situations, the Company has invested only a nominal amount of cash, or no cash at all, into a venture. As the manager of the venture, we are entitled to 25 – 35% of the residual cash flow produced by the venture after the payment of any priority returns.

Depreciation and Amortization Expense

Depreciation and amortization expense includes costs associated with the purchase of furniture and equipment and office leasehold improvements which are recorded at cost. Furniture and equipment costs are depreciated using the straight-line method over the estimated useful life of the asset, generally three to seven years beginning in the first full month the asset is placed in service. Office leasehold improvements are amortized using the straight-line method over the shorter of the respective estimated useful life or the lease term. For the nine months ended September 30, 2022 and 2021, depreciation and amortization expense was $23,000 and $0.1 million.

Real Estate Assets Held for Sale

An asset or asset group is classified as held for sale when certain criteria are met including management’s approval for sale, the availability of the asset or asset group to be sold in its present condition, and the likelihood of the sale occurring within the next twelve months is probable. At such time, if the asset was being depreciated, depreciation is no longer recognized. Assets held for sale are recorded at the lower of their carrying value, or estimated net realizable value, less costs to sell. The estimates used in the determination of the net realizable value of real estate held for sale are based on known factors to the Company at the time such estimates are made and management’s expectations of future operations and economic conditions. Should the estimate or expectations used in determining net realizable value deteriorate in the future, the Company may be required to recognize impairment charges or write-offs related to these real estate assets held for sale. In the event an asset classified as held for sale no longer meets the criteria for held for sale classification the asset is reclassified as held for use at the lower of the fair value or the depreciated basis as if the asset had continued to be used.

Revenue Recognition

In accordance with the ASC 606, Revenue from Contracts with Customers, management applies the five-step framework in determining the timing and amount of revenue to recognize. This framework requires an entity to: (i) identify the contract(s) with customers, (ii) identify the performance obligations within the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations within the contract, and (v) recognize revenue when or as the entity satisfies a performance obligation. The Company’s revenues primarily consist of fund management and transaction and advisory fees.

Fund Management

Asset Management Fees are generally based on 1.0% - 1.5% of the unreturned capital contributions in a particular fund and include reimbursement for costs incurred on behalf of the fund, including an allocation of certain overhead costs. Asset management fees are recalculated for each fund on an annual basis. These customer contracts require the partnership to provide management services, representing a performance obligation that the partnership satisfies over time.

Performance allocations (“carried interest”) are an arrangement in which we are entitled to an allocation of investment returns, generated within the investment funds which we manage, based on a contractual formula. We typically receive 20% – 35% of all cash distributions from (i) the operating cash flow of each fund, after payment to the related fund investors of any accumulated and unpaid priority preferred returns and repayment of preferred capital contributions; and (ii) the cash flow resulting from the sale or refinance of any real estate assets held by each fund, after payment to the related fund investors of any accumulated and unpaid priority preferred returns and repayment of initial preferred capital contributions. Our funds’ preferred returns range from 6% to 12%, typically 6% for common equity or 10-12% for preferred equity, which does not participate in profits. Performance allocations are related to services which have been provided and are recognized when it is determined that they are no longer probable of significant reversal, which is generally satisfied when an underlying fund investment is realized or sold.

F-9

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO condensed CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

Transaction and Advisory Fees

Revenues from contracts with customers includes fixed fee arrangements with its related party affiliates to provide certain associated activities which are ancillary to and generally add value to the assets we manage, such as set up and fund formation services associated with marketing, soliciting, and selling member interests in the affiliated limited partnerships, brokerage services, construction and development management services, loan placement and guarantees. The recognition and measurement of revenue is based on the assessment of individual contract terms. For performance obligations satisfied at a point in time, there are no significant judgments made in evaluating when the customer obtains control of the promised service.

For performance obligations satisfied over time, significant judgment is required to determine how to allocate transaction prices where multiple performance obligations are identified; when to recognize revenue based on appropriate measurement of the Company’s progress under the contract; and whether constraints on variable consideration should be applied due to uncertain future events. Transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied. Variable consideration is included in the estimated transaction price to the extent it is probable that a significant reversal of cumulative revenue recognized will not occur or when the uncertainty associated with the variable consideration is resolved. The Company’s estimates of variable consideration and determination of whether to include estimated amounts in transaction price are based largely on an assessment of its anticipated performance and all information that is reasonably available to the Company. Revenues are recognized when control of the promised services is transferred to customers in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services.

Set up services are a one-time fee for the initial formation, administration, and set up of certain private equity real estate fund. These fees are recognized at the point in time when the performance under the contract is complete.

Fund formation fees are earned at a point in time at a fixed rate based on the amount of capital raised into certain managed funds. Services include marketing, offering, registering, and ultimately raising capital.

Noncontrolling Interests in Consolidated Real Estate Partnerships

We report the unaffiliated partners’ interests in the net assets of our consolidated real estate partnerships as noncontrolling interests within the accompanying condensed consolidated statements of changes in stockholders’ equity. Noncontrolling interests consist primarily of equity interests held by limited partners in consolidated real estate partnerships. We generally attribute to noncontrolling interests their share of income or loss of the consolidated partnerships based on their proportionate interest in the results of operations of the partnerships, including their share of losses even if such attribution results in a deficit noncontrolling interest balance within our equity and partners’ capital accounts.

The terms of the partnership agreements generally require the partnerships to be liquidated following the sale of the underlying real estate assets. As the general partner in these partnerships, we ordinarily control the execution of real estate sales and other events that could lead to the liquidation, redemption or other settlement of noncontrolling interests. The terms of certain partnership agreements outline differing classes of equity ownership, some of which are redeemable by the partnership at the partnership manager’s discretion.

Related Parties

In the normal course of business, the Company enters into transactions with related parties. Related parties include affiliates of the entity, entities under common control of the Company, significant stockholders and executive management and members of their immediate families, and other parties that can significantly influence the management and operating policies of the Company.

F-10

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO condensed CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

Segment Information

During 2021, we realigned our operating segments to better reflect the internal management of our business. This realignment demonstrates a strategic shift in the growth and maturation of the Caliber model into an alternative asset manager generating fees from managed capital and growing a portfolio of high value diversified assets. The Company’s activities are organized into three operating segments which constitute three reportable segments based on similarities with both their qualitative and economic characteristics. These segments distinguish all of the primary revenue generating activities of the business but group them together by their nature. The Company’s chief operating decision maker (“CODM”) uses total revenue, operating income and key operating statistics to evaluate performance and allocate resources to the Company’s operations. Under this revised structure, the Company’s operations are now organized into three reportable segments for management and financial reporting purposes, Fund Management, Development and Brokerage.

Management has concluded that based on the strategic shift in our operating strategies the consolidated investment funds which previously comprised the Hospitality, Residential, Commercial and Diversified segments, no longer meet the requirements in ASC 280, Segment Reporting, as operating segments. The consolidated investment funds are consolidated based on the requirement in ASC 810, Consolidation, as the Company was determined to be the primary beneficiary of each of these variable interest entities since it has the power to direct the activities of the entities and the right to absorb losses, generally in the form of guarantees of indebtedness that are significant to the individual investment funds. The Company’s CODM no longer regularly reviews the operating results of these investment funds for the purposes of allocating resources, assessing performance or determining whether additional investments or advances be made to these funds.

The non-reportable segments include certain business activities which do not meet the requirement to be a reportable segment because they are immaterial. These activities represent the operating activity of our single-family assets which involve both the sale and rental of real estate assets. In addition, the Company has not and does not allocate its assets or liabilities specifically to the operating segments and the Company’s CODM does not review assets or liabilities by segment to make operating decisions. Assets, liabilities and corporate expenses are recorded at the legal entity level, which is not consistent to the operating segment and is therefore not reported by segment. See Note 10 – Segment Reporting for additional disclosures regarding the Company’s segments.

Accounting Policies of Consolidated Funds

Accounting for Real Estate Investments

Upon the acquisition of real estate properties, a determination is made as to whether the acquisition meets the criteria to be accounted for as an asset acquisition or a business combination. The determination is primarily based on whether the assets acquired, and liabilities assumed meet the definition of a business. The determination of whether the assets acquired, and liabilities assumed meet the definition of a business includes a single or similar asset threshold. In applying the single or similar asset threshold, if substantially all the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets, the assets acquired, and liabilities assumed are not considered a business. Most of our consolidated fund acquisitions meet the single or similar asset threshold, due to the fact that substantially all the fair value of the gross assets acquired is attributable to the real estate assets acquired.

Acquired real estate properties accounted for as asset acquisitions are recorded at cost, including acquisition and closing costs. Our consolidated funds allocate the cost of real estate properties to the tangible and intangible assets and liabilities acquired based on their estimated relative fair values. Our consolidated funds determine the fair value of tangible assets, such as land, building, furniture, fixtures and equipment, using a combination of internal valuation techniques that consider comparable market transactions, replacement costs and other available information and fair value estimates provided by third-party valuation specialists, depending upon the circumstances of the acquisition. Our consolidated funds determine the fair value of identified intangible assets or liabilities, which typically relate to in-place leases, using a combination of internal valuation techniques that consider the terms of the in-place leases, current market data for comparable leases, and fair value estimates provided by third-party valuation specialists, depending upon the circumstances of the acquisition.

If a transaction is determined to be a business combination, the assets acquired, liabilities assumed, and any identified intangibles are recorded at their estimated fair values on the transaction date, and transaction costs are expensed in the period incurred.

F-11

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO condensed CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

Cost Capitalization and Depreciation

Our consolidated funds capitalize costs, including certain indirect costs, incurred in connection with their development and construction activities. Included in these capitalized costs are payroll costs associated with time spent by site employees in connection with capital addition activities at the asset level. Interest, property taxes and insurance are also capitalized during periods in which redevelopment, development and construction projects are in progress. Capitalization of costs, including certain indirect costs, incurred in connection with our capital addition activities, commence at the point in time when activities necessary to get the assets ready for their intended use are in progress. This includes when assets are undergoing physical construction, as well as when apartment homes are held vacant in advance of planned construction, provided that other activities such as permitting, planning and design are in progress. Our consolidated funds cease the capitalization of costs when the assets are substantially complete and ready for their intended use, which is typically when construction has been completed and apartment homes or other properties are available for occupancy. Cost of ordinary repairs, maintenance and resident turnover are charged to operating expense, as incurred.

Depreciation for all tangible real estate assets is calculated using the straight-line method over the estimated useful lives of the assets. The estimated useful lives of our real estate assets are as follows:

Building and building improvements	15 – 40 years

Furniture, fixtures, and equipment	3 – 7 years

For the nine months ended September 30, 2022 and 2021, depreciation expense was $6.8 million and $7.9 million, respectively.

Cash

Cash includes cash in bank accounts. The consolidated funds deposit cash with several high-quality financial institutions. These deposits are guaranteed by the Federal Deposit Insurance Company (“FDIC”) up to an insurance limit of $250,000. At times, cash balances may exceed FDIC limits. Although the consolidated funds bear risk on amounts in excess of those insured by the FDIC, they have not experienced and do not anticipate any losses due to the high quality of the institutions where the deposits are held.

Restricted Cash

Restricted cash consists of tenant security deposits and cash reserves required by certain loan agreements for capital improvements and repairs. As improvements and repairs are completed, related costs incurred by the consolidated funds are funded from the reserve accounts. Restricted cash also includes cash held in escrow and lockbox accounts by mortgage companies on behalf of the consolidated funds for seasonality reserves and payment of property taxes, insurance, and interest.

Deferred Financing Costs

Deferred financing costs represent costs incurred in connection with obtaining long-term debt and are capitalized and amortized over the term of the related debt obligation using the straight-line method. Capitalized deferred financing costs, net of accumulated amortization, are offset against and included in notes payable, net on the accompanying condensed consolidated balance sheets.

Consolidated Fund Revenues

In accordance with the ASC 606, Revenue from Contracts with Customers, our consolidated funds apply the five-step framework in determining the timing and amount of revenue to recognize. This framework requires an entity to: (i) identify the contract(s) with customers, (ii) identify the performance obligations within the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations within the contract, and (v) recognize revenue when or as the entity satisfies a performance obligation. Our consolidated funds’ revenues primarily consist of hospitality revenues and rental income.

Consolidated funds – Hospitality revenue

Hospitality revenues are comprised of charges for room rentals, food and beverage sales, and other hotel operating activities. Revenues are recognized as earned, which is defined as the date upon which a guest occupies a room or utilizes the hotel’s services. Revenues are recorded net of sales tax.

F-12

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO condensed CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

Our consolidated funds have performance obligations to provide accommodations and other ancillary services to hotel guests. As compensation for such goods and services, the consolidated funds are typically entitled to a fixed nightly fee for an agreed upon period and additional fixed fees for any ancillary services purchased. These fees are generally payable at the time the hotel guest checks out of the hotel. The consolidated funds generally satisfy the performance obligations over time and recognize the revenue from room sales and from other ancillary guest services on a daily basis, as the rooms are occupied, and the services have been rendered.

For food and beverage, revenue is recognized upon transfer of promised products or services to customers in an amount that reflects the consideration the consolidated funds received in exchange for those services, which is generally when payment is tendered at the time of sale.

The consolidated funds receive deposits for events and rooms. Such deposits are deferred and included in other liabilities on the accompanying consolidated balance sheets. The deposits are credited to consolidated funds – hospitality revenue when the specific event takes place.

Consolidated funds – Other revenue

Consolidated funds – other revenue primarily consists of rental revenue of $2.8 million and $2.4 million for the nine months ended September 30, 2022 and 2021, respectively. Rental revenue includes the revenues generated primarily by the rental operations of the residential (multi-family and single-family) properties of our consolidated funds. The consolidated funds’ revenues generated by residential properties, consists of rental revenue that each tenant pays in accordance with the terms of each lease and are reported on a straight-line basis over the initial noncancelable term of the lease, net of any concessions, and recognized when earned and collectability is reasonably assured. These revenues are recorded net of any sales and occupancy taxes collected from tenants. Rental revenue is not within the scope of ASC 606 and would fall under ASC 840 — Leases.

In addition, consolidated funds – other revenue consists of $2.1 million and $1.5 million for the nine months ended September 30, 2022 and 2021, respectively, of interest income generated by a consolidated fund’s lending activity. Interest income is recognized on the accrual basis of accounting in accordance with the lending agreements over the term of the respective loan agreement.

Consolidated Fund Expenses

Consolidated fund expenses consist primarily of costs, expenses and fees that are incurred by, or arise out of the operation and activities of or otherwise related to, our consolidated funds, including, without limitation, operating costs, depreciation and amortization, interest expense on debt held by our consolidated funds, gain on extinguishment of debt, insurance expenses, professional fees and other costs associated with administering and supporting those funds.

Fair Value of Financial Instruments

The fair value of financial instruments is disclosed in accordance with ASC 825, Financial Instruments. The fair value of our financial instruments is estimated using available market information and established valuation methodologies. The estimates of fair value are not necessarily indicative of the amounts the consolidated funds could realize on disposition of the financial instruments. The use of different market assumptions and/or valuation methodologies may have a material effect on the estimated fair value amounts.

Fair Value Measurements

Fair value measurements and disclosures consist of a three level valuation hierarchy. The valuation hierarchy categorizes assets and liabilities measured at fair value into one of three different levels depending on the ability to observe the inputs employed in the measurement using market participant assumptions at the measurement date. An asset’s or liability’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The three levels are defined as follows:

•	Level 1 – Inputs are quoted prices in active markets for identical assets or liabilities that can be accessed at the measurement date.

•	Level 2 – Inputs include quoted prices included within Level 1 that are observable for the asset or liability either directly or indirectly. If the asset or liability has a specified (contractual) term, a Level 2 input must be observable for substantially the full term of the asset or liability.

F-13

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO condensed CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

•	Level 3 – Unobservable inputs for the asset or liability. These unobservable inputs reflect assumptions about what market participants would use to price the asset or liability and are developed based on the best information available in the circumstances (which might include the reporting company’s own data).

Recently Issued Accounting Pronouncements

Leases

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), as amended by subsequent ASUs on this topic, which will require that a lessee recognize assets and liabilities on the balance sheet for all leases with a lease term of more than 12 months, with the result being the recognition of a right-of-use asset and a lease liability and the disclosure of key information about the entity’s leasing arrangements. ASU 2016-02 retains a distinction between finance leases (i.e., capital leases under current U.S. GAAP) and operating leases. The classification criteria for distinguishing between finance leases and operating leases will be substantially similar to the classification criteria for distinguishing between capital leases and operating leases under current U.S. GAAP. The amendments in ASU 2016-02 are effective for the Company for its fiscal year beginning after December 15, 2021, and interim periods in its fiscal year beginning after December 15, 2022, with early adoption permitted. A modified retrospective approach is required for existing leases that have not expired upon adoption. We are currently evaluating the potential impact the adoption of ASU 2016-02, but do not believe the adoption of this standard will have a material impact on our consolidated financial statements.

Note 3 – VIEs

As of each September 30, 2022 and December 31, 2021, the Company’s condensed consolidated financial statements included 12 entities consolidated as VIEs. In March 2022, the Company deconsolidated one VIE which sold its investment in a 164-unit apartment complex because the Company was no longer determined to be the primary beneficiary (See Note 4 – Real Estate Investments for additional information). In September 2022, the Company deconsolidated one VIE that is developing a mutli-family property because the Company was no longer determined to be the primary beneficiary upon refinancing the loan agreement. In February 2021, the Company deconsolidated one VIE which owned various single family real estate assets, because the Company was no longer determined to be the primary beneficiary. In November 2021, the Company deconsolidated one VIE which owned a hotel property, because the Company was no longer determined to be the primary beneficiary. We aggregate and report the results of operations of these VIEs in consolidated fund revenues and consolidated fund expenses within the accompanying condensed consolidated statements of operations.

The Company consolidated Northsight Crossing AZ, LLC (“Northsight”) in January 2022 and Southpointe Fundco, LLC (“Southpointe”) in June 2022 because the Company was determined to be the primary beneficiary as we have the power to direct the activities of Northsight and Southpointe and the right to absorb their losses through its guarantee of their indebtedness which is significant to the fund. The consolidation of Northsight and Southpointe consisted of the following (in thousands):

Assets
Total real estate investments, net	$23,611
Cash	233
Restricted cash	1,325
Prepaid and other assets	748
Total Assets	$25,917

Liabilities
Notes payable, net	$15,824
Notes payable - related parties	5,301
Accounts payable	51
Accrued expenses	58
Due to related parties	7
Other liabilities	688
Total Liabilities	$21,929

Stockholders’ Equity	3,988
Total Liabilities and Stockholders’ Equity	$25,917

Management has determined that the equity holders in our consolidated entities, as a group, lack the power to direct the activities that most significantly impact the entity’s economic performance and/or have disproportionate voting rights relative to their equity. The Company was determined to be the primary beneficiary of each of these entities since it has the power to direct the activities of the entities and the right to absorb losses, generally in the form of guarantees of indebtedness that are significant to the individual entities.

F-14

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO condensed CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

Generally, the assets of the individual consolidated VIEs can be used only to settle liabilities of each respective individual consolidated VIEs and the liabilities of the individual consolidated VIEs are liabilities for which creditors or beneficial interest holders do not have recourse to the general credit of the Company. When the VIE is consolidated, we reflect the assets, liabilities, revenues, expenses and cash flows of the consolidated funds on a gross basis, and the interests in the VIEs are included in non-controlling interest in the consolidated financial statements. The Company has provided financial support to certain consolidated VIEs in the form of short-term financing and guarantees of the debts of certain VIEs. In general, our maximum exposure to loss due to involvement with the consolidated VIEs is limited to the amount of capital investment in the VIE, if any, or the potential obligation to perform on the guarantee of debts.

Note 4 – Real Estate Investments

Acquisitions by Consolidated Funds

During the nine months ended September 30, 2021, the consolidated funds acquired commercial buildings, from a related party, for an aggregate purchase price of $4.9 million with the acquisition being accounted for as an asset acquisition under U.S. GAAP. The allocation of the purchase price amongst the assets acquired at their relative fair value as of the acquisition date, consisted of the following (in thousands):

Real estate investments, at cost
Land	$1,300
Building	3,567
Total purchase price of assets acquired	$4,867

Dispositions by Consolidated Funds

During the nine months ended September 30, 2022, the consolidated funds sold its investment in a 164-unit apartment complex located in Phoenix, Arizona which was previously held as investments in real estate, classified as held for sale for $31.0 million. The consolidated funds recognized a gain on the disposition of $21.5 million which is included in consolidated funds – gain on sale of real estate investment on the accompanying condensed consolidated statements of operations.

Held for Sale by Consolidated Funds

At September 30, 2022, the consolidated funds had $21.8 million of assets, which included commercial real estate investments, classified as held for sale.

At December 31, 2021, the consolidated funds had $9.1 million of assets, which included a multi-family apartment building, classified as held for sale.

Note 5 – Notes Payable

Notes payable consisted of the following as of September 30, 2022 and December 31, 2021, respectively (in thousands):

Notes Payable	September 30, 2022	December 31, 2021	Interest Rate	Maturity date
Payroll Protection Program Loans	$-	$1,399	1.00%	January 2026
Corporate Notes	12,070	3,919	10.00% - 12.00%	April 2023 - June 2024
Convertible Corporate Notes	1,374	1,492	8.25%	April 2023
Total Notes Payable	$13,444	$6,810

Payroll Protection Program (“PPP”) Loans

In January 2021, management was granted a PPP loan totaling $1.4 million. The loan is unsecured and has a fixed interest rate of 1.0% and matures in January 2026. The loan allows the Company to prepay the amount plus accrued interest prior to maturity. According to the terms of the PPP, the potential loan forgiveness for all or a portion of the PPP loan are determined, subject to limitations, on the use of loan proceeds over the 8- to 24-weeks after the loan proceeds are disbursed for payment of payroll costs and other eligible expenses. In August 2022, the $1.4 million outstanding PPP loan was forgiven.

F-15

Corporate Notes and Convertible Corporate Notes

The Company has entered into multiple general corporate financing arrangements with third parties. The arrangements are generally evidenced in the form of a promissory note, which are secured by the otherwise unencumbered assets of the Company and require monthly or quarterly interest-only payments until maturity. The loans generally have a 12-month term and may be extended upon the mutual agreement of the lender and the borrower. Management believes it can come to a mutual agreement with each lender to extend the maturities of the notes for an additional 12-month term.

As of September 30, 2022, there were 113 individual corporate notes outstanding, with an average outstanding principal balance of $0.1 million, interest rates ranging from 8.25% to 12.00%, with a weighted average interest rate of 10.23%, and maturity dates ranging from April 2023 to June 2024. During the nine months ended September 30, 2022, there were no conversions of debt into common or preferred stock.

As of December 31, 2021, there were 71 individual corporate notes outstanding, with an average outstanding principal balance of $0.1 million, interest rates ranging from 8.25% to 15.00%, with a weighted average interest rate of 10.98%, and maturity dates ranging from January 2022 to December 2022. During the year ended December 31, 2021, there were no conversions of debt into common or preferred stock.

The Company has issued corporate notes with a conversion feature. The conversion price is $4.50 per share of common stock. The holders of the convertible corporate notes can elect to convert all or any portion of the balance at any time. As of September 30, 2022 and December 31, 2021, the value of the conversion feature was zero.

Future Minimum Payments

The following table summarizes the scheduled principal repayments of our indebtedness as of September 30, 2022 (in thousands):

Year	Amount
2022	$-
2023	8,054
2024	5,390
2025	-
2026	-
Thereafter	-
Total	$13,444

Notes payable of consolidated funds consisted of the following as of September 30, 2022 and December 31, 2021, respectively (in thousands):

Notes Payable	September 30, 2022	December 31, 2021	Interest Rate at September 30, 2022	Maturity date
Real Estate Loans
Hampton Inn & Suites Hotel	$6,184	$6,345	6.12%	July 2025
Four Points by Sheraton Hotel	11,000	11,000	6.58%	April 2022
Holiday Inn Ocotillo Hotel	9,250	9,250	11.00%	May 2023
Airport Hotel Portfolio	56,470	56,470	6.21%	October 2022
DoubleTree by Hilton Tucson Convention Center	18,964	18,980	5.32%	August 2027
GC Square Apartments (1)	-	11,581	-	October 2028
DT Mesa Holdco II, LLC	5,000	6,015	6.60%	Various
Circle Lofts, LLC	4,909	4,965	5.25%	August 2050
Ironwood Fundco, LLC (2)	-	8,255	-	Various
Northsight Crossings AZ, LLC	14,043	-	3.75%	February 2029
Southpointe Fundco, LLC	1,050	-	9.99%	June 2023
Total Real Estate Loans	126,870	132,861
Payroll Protection Program Loans	-	3,564	-	Various
Economic Injury Disaster Loans	450	450	3.75%	June 2050
Revolving Line of Credit	-	3,750	-	August 2023
Convertible Notes	-	7,620	-	April 2023
Member Note	1,420	-	10.00%	June 2025
Total Notes Payable	128,740	148,245
Deferred Financing Costs, net	(593)	(856)
Total Notes Payable, Net	$128,147	$147,389

(1)	In March 2022, GC Square, LLC sold its investment in the multi-family property and paid its existing property loan amount in full. As a result, the Company determined it was no longer the primary beneficiary of the fund and therefore the fund was deconsolidated. Refer to Note 2 – Summary of Significant Accounting Policies – Basis of Presentation and Consolidation for additional information on the Company’s accounting for VIEs.
(2)	In September 2022, the Company deconsolidated Ironwood Fundco, LLC as the Company was no longer determined to be the primary beneficiary of the fund upon refinancing the loan agreement. Refer to Note 2 – Summary of Significant Accounting Policies – Basis of Presentation and Consolidation for additional information on the Company’s accounting for VIEs .

Real Estate Loans

Hampton Inn & Suites Hotel

In July 2015, the consolidated fund entered into a $7.3 million loan, which is secured by a deed of trust and assignment of leases and rents of a hotel property in Scottsdale, Arizona. The terms of the note require monthly principal and interest payments, with a balloon payment due at maturity The loan bore interest at a fixed annual rate of 4.50% through July 31, 2022, at which time, the interest rate is the Treasury Rate in effect on July 31, 2022 plus 3.00%, or 6.12% through the maturity date in July 2025. The terms of the loan allow the prepayment of the outstanding balance in part or in whole at any time prior to the maturity date, subject to a prepayment premium fee. The loan is guaranteed by an individual who is an affiliate of the Company. The terms of the loan agreement include covenant clauses, which requires certain key financial ratios and liquidity be met. As of December 31, 2021, the debt service coverage ratio covenant required by the loan agreement was not satisfied, however, a waiver of the breach of covenant was obtained from the lender. As of September 30, 2022, the loan was in compliance with the required covenants.

F-16

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO condensed CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

Four Points by Sheraton Hotel

In June 2018, the consolidated fund entered into an $11.0 million loan, which is secured by a deed of trust and assignment of leases and rents of a hotel property in Phoenix, Arizona. Upon entering into the loan, $1.6 million of the loan proceeds were placed into reserve accounts to be drawn against and pay for the conversion of hotel rooms (the “Conversion Reserve”), pay for the property improvement plans required by the franchisor (the “PIP Reserve”), and pay interest on the loan (the “Interest Reserve”). As of September 30, 2022 and December 31, 2021, the balance of the Conversion Reserve, PIP Reserve, and Interest Reserves was $1.1 million in aggregate, which is included in restricted cash on the accompanying condensed consolidated balance sheets. Once the Interest Reserve is depleted, the loan continues to require monthly interest-only payments until maturity. The loan is guaranteed by the Company. In December 2021, an agreement was negotiated to extend the maturity of the loan to April 2022. Per the terms of this agreement, the original interest rate terms, which set the interest rate at the greater of 5.75% or 360 LIBOR Rate plus 4.00%, are extended through March 2022 and thereafter 12.0% until maturity. As of the date of this filing, the Company had not repaid the outstanding loan balance and the lender had not declared an event of default. The Company is negotiating with the lender to amend the loan agreement to extend the maturity date of the loan. The lender applied an interest rate of 6.58% to calculate the monthly interest payments for each of the nine months ended September 30, 2022 and for October and November 2022 and the fund has paid all monthly interest incurred at this interest rate through November 2022.

The terms of the loan include, among other things, certain covenants, as defined in the loan agreement, including a debt service coverage ratio (“DSCR”) requirement. As of September 30, 2022 and December 31, 2021, the loan was not in compliance with its loan covenants as the hotel property’s operating results were below the required DSCR threshold. As of the date of this filing, the lender had not declared an event of default related to the DSCR requirement. As of September 30, 2022, and through the date of this filing, the Company has been in communication with the lender to negotiate an agreement to mitigate any event of default. Compliance with all other covenants was met as of September 30, 2022.

There can be no assurance, but management believes we will be able to come to an agreement with the lender in order to mitigate any events of default and extend the maturity of the loan. Upon occurrence of an event of default, the lender may, at its sole option and in its sole discretion, but is not limited to, demand payment of the outstanding loan balance or commence foreclosure proceedings on the hotel property.

Holiday Inn Ocotillo Hotel

In July 2018, the consolidated fund entered into a $9.3 million loan, which is secured by a deed of trust and assignment of leases and rents of a hotel property in Chandler, Arizona. Upon entering into the loan, $0.9 million of the loan proceeds were placed into reserve accounts to be drawn against and pay for operating expenses (the “Operating Reserve”), pay for the property improvement plan required by the franchisor (the “PIP Reserve”), and pay interest on the loan (the “Interest Reserve”). The Interest Reserve and Operating Reserve have a floor of $0.1 million, respectively, where if the balance falls below the floor, the Company is required to fund the reserves back to their original amounts. As of September 30, 2022 and December 31, 2021, the balance held in reserves related to the loan agreement were $0.3 million and $0.2 million, respectively, which are included in restricted cash on the accompanying condensed consolidated balance sheets. The loan requires monthly interest-only payments. In August 2021, the loan agreement was amended and restated with the lender extending the maturity date to August 2022. Per the terms of the restated loan agreement, the interest rate on the loan is equal to 1-month LIBOR plus 6.00%, with a floor rate of 9.00% which increased to 11% in June 2022. In August 2022, the loan agreement was amended and restated with the lender extending the maturity date to May 2023, with an option to extend the maturity date to October 2023 contingent on meeting a minimum net operating income and no event of default, as defined in the agreement, has occurred and is continuing. The amended and restated loan agreement requires the Company to fund an additional $0.2 million to the Interest Reserve. The loan is guaranteed by the Company. As of September 30, 2022, the interest rate on the loan was 11.00%.

Airport Hotel Portfolio

In September 2018, the consolidated fund entered into a $62.2 million portfolio loan. Initial funding of the loan was $56.5 million with the option to receive an additional $5.7 million once certain operating performance thresholds are met. The loan is secured by a deed of trust and assignment of leases and rents of the Airport Hotel Portfolio. The loan has a variable interest rate equal to one-month LIBOR plus 3.75%, resulting in a rate of 6.21% as of September 30, 2022. The loan requires interest-only payments until maturity.

The terms of the loan agreement require an exit fee equal to 0.25% of the original principal amount of the loan at the time the loan is repaid in full. The exit fee of $0.2 million was accrued upon entering into the loan and recorded as a deferred financing cost to be amortized over the life of the loan. The loan is guaranteed by the Company and individuals who are affiliates of the Company.

The terms of the loan include, among other things, certain covenants, as defined in the loan agreement, including a DSCR requirement. The DSCR contains a “cash management” provision that is triggered when the property’s operating results are below a certain DSCR threshold. As of June 30, 2020, the testing period, and December 31, 2020, the hotel properties’ operational results were below that certain DSCR and certain other required financial covenants were not met. In December 2020, the lender provided notification to management exercising their right under the “cash management” provision, and as such the hotel properties’ operating cash is subject to “cash management”. In April 2021, the terms of the loan agreement were renegotiated extending the maturity date of the loan to October 2022. Per the terms of the renegotiated loan agreement, $3.2 million was placed into reserve accounts for the payment of debt service, which is included in restricted cash on the accompanying consolidated balance sheets. The terms of the renegotiated loan agreement include a waiver of the breach of covenants at December 31, 2020 and further waives the financial covenants through the loan maturity date. In November 2022, loan agreement was amended with the lender and the first option extends the initial maturity date to November 5, 2022 and the second option extends the first extended maturity date to January 5, 2023, subject to certain terms, conditions and fees. The consolidated fund exercised the options, extending the maturity date to January 5, 2023.

F-17

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO condensed CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

DoubleTree by Hilton Tucson Convention Center Hotel

In August 2019, the consolidated fund entered into a loan agreement with a maximum borrowing amount of $19.0 million, which is secured by a deed of trust and assignment of rents of the DoubleTree by Hilton Tucson Convention Center located in Tucson, Arizona. The loan has a variable interest rate per annum equal to LIBOR plus 2.50% resulting in a rate of 5.32% as of September 30, 2022. The loan requires interest-only payments until September 2022 and principal and interest payments thereafter until maturity. The terms of the loan allow the prepayment of the outstanding balance in whole or in part at any time prior to the maturity date. The terms of the loan include, among other things, certain financial covenants, as defined in the loan agreement, including a DSCR and a loan-to-value requirement. As of September 30, 2022, the loan was in compliance with the required covenants. The loan matures in August 2027 and is guaranteed by the Company.

GC Square Apartments

In October 2020, the consolidated fund entered into an $11.6 million loan which was secured by a deed of trust and assignment of rents of a multi-family property in Phoenix, Arizona. The loan bore interest at a fixed annual rate of 3.125% for the first three years, thereafter, the interest rate was adjusted annually to a rate which is equal to the sum of the highest published prime rate as defined by the agreement and a margin of 0.123% with a floor of 3.125% and a ceiling of 16.0% per year. The maturity date of the loan was October 2028. The loan required interest only payments for the first year and thereafter principal and interest payments as defined by the agreement. The loan agreement contained certain usual and customary restrictions and covenants relating to, among other things, liens, insurance, and other indebtedness. The loan was guaranteed by the Company. At December 31, 2021, amounts held in escrow for the payment of interest and taxes were $0.1 million, which is included in restricted cash on the accompanying condensed consolidated balance sheets. In March 2022, the consolidated fund sold its investment in the multi-family property and paid the loan amount in full.

DT Mesa Holdco II, LLC

In May 2019, the consolidated fund entered into a $1.0 million loan, which was secured by a deed of trust of a commercial building in Mesa, Arizona. The loan had a variable rate per annum equal to prime rate plus 1.00%. The loan required interest-only payments until maturity and the terms of the loan allowed the prepayment of the outstanding balance in part or in whole at any time prior to the maturity date with no prepayment penalty. In February 2022, the terms of the loan agreement were renegotiated extending the maturity date of the loan to September 2022. In September 2022, the consolidated fund paid the loan amount outstanding in full.

In November 2019, the consolidated fund entered into a $5.0 million loan secured by the deed of trust of a commercial building in Mesa, Arizona. The loan has a variable interest rate per annum and is the lesser of (i) the three-year federal home loan bank rate plus 2.75% or (ii) the default rate of 5.00%, resulting in a rate of 6.60% as of September 30, 2022. The loan requires interest-only payments until maturity and the terms of the loan allow the prepayment of the outstanding balance in part or in whole at any time prior to the maturity date with no prepayment penalty. The loan matures in November 2022 and is guaranteed by the Company. The terms of the loan include certain financial covenants including a debt service coverage ratio and loan-to-value requirement. As of September 30, 2022, the loan was not in compliance with its debt service coverage ratio requirement based on the operation of the related property. Per the loan agreement, the lender is entitled to declare an event of default unless the Company agrees to partially repay the loan in an amount and on terms satisfactory to the lender. As of September 30, 2022, and through the date of this filing, the Company has been in communication with the lender to negotiate an agreement to mitigate any event of default. There can be no assurance, but management believes we will be able to come to an agreement with the lender in order to mitigate any defaults. Compliance with all other covenants was met as of September 30, 2022.

F-18

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO condensed CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

Circle Lofts, LLC

In July 2020, the consolidated fund entered into a $5.0 million loan, which is secured by a deed of trust and assignment of rents of a multi-family property located in Scottsdale, Arizona. The loan bears interest at a fixed annual rate of 5.25% until August 1, 2023. On August 1, 2023 and each six months thereafter until the maturity date, the interest rate will be adjusted to a rate which is equal to the sum of the six-month LIBOR and 3.75%. The loan matures in August 2050. The loan requires interest only payments until July 2021 and principal and interest payments thereafter until maturity. The loan amount may be prepaid prior to maturity subject to certain conditions and terms outlined in the agreement which defines the schedule of prepayment premiums based on the timing of the exercise of this option. The loan agreement contains certain usual and customary restrictions and covenants relating to, among other things, liens, insurance, and other indebtedness. The loan is guaranteed by individuals who are affiliates of the Company.

Ironwood Fundco, LLC

In April 2021, the fund entered into a $5.8 million loan, which is secured by a deed of trust and assignment of rents of a property in Scottsdale, Arizona. The loan has a variable rate per annum equal to prime rate plus 1.50%, resulting in a rate of 7.43% as of September 30, 2022. In March 2022, the fund negotiated an agreement extending the maturity date of the loan to November 2022 and in October 2022, the fund negotiated an agreement extending the maturity date of the loan to February 2023. The terms of the loan allow the prepayment of the outstanding balance in part or in whole at any time prior to the maturity date with no prepayment penalty.

In April 2021, the consolidated fund entered into a $2.5 million loan (the “2021 Ironwood Loan”), which is secured by a deed of trust and assignment of rents of a property in Scottsdale, Arizona. The 2021 Ironwood Loan had a fixed rate per annum equal to 4.5% and a maturity date in May 2022. In September 2022, the fund refinanced the 2021 Ironwood Loan, repaying the outstanding balance and borrowing $2.4 million (the “2022 Ironwood Loan”). The 2022 Ironwood Loan bears an annual interest rate of 10.99% and matures in September 2023. The terms of the 2022 Ironwood Loan allow the prepayment of the outstanding balance in part or in whole at any time prior to the maturity date with no prepayment penalty. The 2022 Ironwood Loan is not guaranteed by the Company or any individuals who are affiliates of the Company. During the three months ended September 30, 2022, the Company deconsolidated Ironwood Fundco, LLC as the Company was no longer determined to be the primary beneficiary upon refinancing the loan agreement.

Northsight Crossing AZ, LLC

In January 2022, the consolidated fund entered into an $15.0 million loan which was secured by a deed of trust and assignment of rents of commercial property in Scottsdale, Arizona. Upon entering into the loan, $1.3 million was placed into reserve accounts for tenant improvements, operating expenses and capital expenditures, which are included in restricted cash on the accompanying condensed consolidated balance sheets. The loan bears interest at an annual rate of 3.75% for the first five years, thereafter, the interest rate is adjusted annually to a rate which is equal to the sum of the published prime rate as defined by the agreement and a margin of 0.5% with a floor of 3.75%. The loan matures in February 2029. Except for an annual maximum principal reduction of 20% of the original principal balance, the loan may be prepaid subject to a 1.0% prepayment premium on the outstanding balance at the time of prepayment during the first two years of the loan. The loan agreement contains certain usual and customary restrictions and covenants relating to, among other things, liens, insurance, and other indebtedness and includes a minimum DSCR requirement which begins in 2023. The loan is guaranteed by the Company.

Southpointe Fundco, LLC

In June 2022, the consolidated fund entered into a $1.1 million loan, which is secured by a deed of trust and assignment of rents of a residential development property in Phoenix, Arizona. The loan has a fixed rate per annum equal to 9.99% and matures in June 2023. The terms of the loan allow for a 6-month extension subject to certain conditions per the agreement. The terms of the loan allow the prepayment of the outstanding balance in part or in whole at any time prior to the maturity date with no prepayment penalty. The loan is guaranteed by an individual who is an affiliate of the Company.

Payroll Protection Program Loans

In April 2020, the consolidated funds were granted PPP loans totaling $3.4 million (the “2020 PPP Loans”). During the year ended December 31, 2021, the 2020 PPP Loans were forgiven. In March and April 2021, the consolidated funds were granted a second round of PPP loans totaling $3.6 million (the “2021 PPP Loans”, together with the 2020 PPP Loans, the “PPP Loans”). During the nine months ended September 30, 2022, the 2021 PPP Loans were forgiven. The gain recognized on the forgiveness of the PPP Loans is recorded in consolidated funds - hospitality expenses on the accompanying condensed consolidated statements of operations.

F-19

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO condensed CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

Economic Injury Disaster Loans

In June 2020, the consolidated funds were granted Economic Injury Disaster Loans (“EIDL”) loans totaling $0.6 million. The loans are secured by the assets of the respective funds and have a fixed interest rate of 3.75 % and mature in June 2050. Principal and interest payments are deferred for the first 12 months of the loans. The loans allow for prepayment of principal plus accrued interest prior to maturity. The loan agreements contain certain usual and customary restrictions and covenants relating to, among other things, insurance, and other indebtedness. In addition, the terms of the loans include a cross-default provision whereby the Small Business Administration (“SBA”) may, in its discretion, without notice or demand require immediate payment of all amounts outstanding under the loans.

Revolving Line of Credit

In August 2019, a consolidated fund entered into a revolving line of credit (“LOC”) with a maximum borrowing amount of $4.5 million. The LOC is secured by the partnership’s assets and is guaranteed by the Company. The LOC has a variable interest rate equal to the greater of (i) Wall Street Journal Prime Rate plus 0.25% per annum or (ii) 4.75%, resulting in a rate of 6.50% as of September 30, 2022. The Company is required to pay a fee of 0.20% of the unused revolving balance. The LOC matured in August 2021. In November 2021, the agreement was amended extending the maturity date of the LOC to August 2022. In August 2022, the agreement was amended extending the maturity date of the LOC to August 2023 and removing certain restrictive covenants. The terms of the LOC include certain financial covenants and as of September 30, 2022 the fund was in compliance with all such covenants.

Convertible Notes

The fund, Ironwood Fundco, LLC (“Ironwood”), entered into 10.0% convertible notes with individual investors. The notes have a 12-month term which may be extended an additional 12 months by the fund manager. The notes require monthly or quarterly interest only payments until maturity and may be redeemed by the holder at any time prior to maturity into Class A Units of Ironwood at a post-money valuation determined by the fund manager at the time of conversion. During the three months ended September 30, 2022, the Company deconsolidated Ironwood Fundco, LLC as the Company was no longer determined to be the primary beneficiary upon refinancing the loan agreement. At December 31, 2021, $7.6 million of convertible notes were outstanding and the value of the conversion feature was zero.

Member Note

During the nine months ended September 30, 2022, the consolidated fund, Southpointe Fundco, LLC (“Southpointe”), entered into a 10.0% unsecured promissory note with an individual investor. The note matures in June 2025 and may be extended up to two additional twelve month periods by the fund manager. The note requires quarterly interest only payments. The terms of the note allow the prepayment of the outstanding balance in part or in whole at any time prior to the maturity date with no prepayment penalty. At September 30, 2022, the outstanding balance on the note was $1.4 million.

Future Minimum Payments

The following table summarizes the scheduled principal repayments of the consolidated funds’ indebtedness as of September 30, 2022 (in thousands):

Year	Amount
2022	$72,746
2023	11,424
2024	1,173
2025	8,159
2026	1,051
Thereafter	34,187
Total	$128,740

Deferred Financing Costs

During the nine months ended September 30, 2022 and 2021, amortization of deferred financing costs was $0.4 million and $0.8 million, respectively. There was $0.1 million of deferred financing cost write-offs during the nine months ended September 30, 2022. There were no write-offs during the nine months ended September 30, 2021.

F-20

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO condensed CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

Note 6 – Related Party Transactions

Notes Receivable – Related Parties

The Company, through its consolidated VIEs, entered into unsecured promissory notes with related parties. The notes mature on various dates through August 2023 and have interest rates of 12.00% per annum. No payments are required prior to the maturity of the notes. The notes may be prepaid in whole, or in part, without penalty. During the nine months ended September 30, 2022 and 2021, the Company earned approximately $2.1 million and $1.5 million, respectively, of interest in connection with the notes, which is included in consolidated funds - other revenue on the accompanying condensed consolidated statements of operations. Less than $5,000 was due from related parties at September 30, 2022. No interest was due from related parties at December 31, 2021. As of September 30, 2022 and December 31, 2021, the outstanding principal balance was $25.2 million and $20.1 million, respectively.

Fund Management

The Company manages multiple private equity real estate funds. See Note 2 – Summary of Significant Accounting Policies for detail on our revenues related to Fund Management. In general, the Company generates the following Fund Management revenues:

•	Asset Management Fees – We receive an annual asset management fee equal to 1.0% - 1.5% of all the non-affiliate capital contributions related to the assets owned by the particular fund to compensate us for the overall administration of that fund. We are also entitled to receive reimbursement for certain expenses incurred or paid on behalf of the fund, which may include an allocation of certain administrative and overhead costs. During the nine months ended September 30, 2022 and 2021, the Company earned $3.0 million and $1.7 million, respectively, of asset management fees from related parties, which are included in asset management fees on the accompanying condensed consolidated statements of operations.

•	Performance allocations – We are entitled to a disproportionate allocation of the income otherwise allocable to the limited partners/members of the funds we manage, commonly referred to as carried interest. Generally we receive 20% – 35% of all cash distributions from (i) the operating cash flow of each fund, after payment to the related fund investors of any accumulated and unpaid priority preferred returns and repayment of preferred capital contributions; and (ii) the cash flow resulting from the sale or refinance of any real estate assets held by each fund, after payment to the related fund investors of any accumulated and unpaid priority preferred returns and repayment of initial preferred capital contributions. Our funds’ preferred returns typically range from 6% for common equity to 10-12% for preferred equity, which does not participate in profits. During the nine months ended September 30, 2022 and 2021, the Company earned $2.5 million and $0.4 million, respectively, of performance allocations from related parties, which are included in performance allocations on the accompanying condensed consolidated statements of operations.

•	Transaction and Advisory Fees – We receive fees for services primarily relating to the set up of certain funds, marketing, offering, registering, and selling of equity and debt instruments of the affiliates (collectively, “Fund Formation Fees”), loan placement and guarantee fees. During the nine months ended September 30, 2022 and 2021, the Company earned $5.9 million and $1.3 million, respectively, of transaction and advisory fees from related parties, which are included in transaction and advisory fees on the accompanying condensed consolidated statements of operations.

As of September 30, 2022 and December 31, 2021, amounts due to the Company from related parties for fund management services was $6.5 million and $3.9 million, respectively, which are included in due from related parties on the accompanying condensed consolidated balance sheets.

Development

The Company provides development related management services to affiliates and third parties, which include ground-up development and repositioning of real estate assets, the build-out of tenant space, the renovation of hospitality, residential, and commercial real estate, and general real estate repair and maintenance services.

F-21

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO condensed CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

During the nine months ended September 30, 2022 and 2021, the Company recognized $1.8 million and $0.9 million, respectively, of development revenue from related parties, which are included in transaction and advisory fees on the accompanying condensed consolidated statements of operations. As of each September 30, 2022 and December 31, 2021, amounts due to the Company from related parties for development services were $1.4 million, which are included in due from related parties on the accompanying condensed consolidated balance sheets.

Brokerage

The Company provides real estate brokerage services related to the purchase, sale and leasing of residential and commercial properties owned by the funds which we manage. During the nine months ended September 30, 2022 and 2021, the Company recognized $0.6 million and $0.9 million, respectively, of brokerage commission revenue from related parties, which are included in transaction and advisory fees on the accompanying condensed consolidated statements of operations. No amounts were due to the Company for brokerage commissions at September 30, 2022 or December 31, 2021.

Notes Payable – Related Parties

The Company, through various consolidated VIEs, entered into unsecured promissory notes with related parties. The notes may be repaid in whole, or in part, without penalty. In addition, the Company had a related party unsecured promissory note with a former member of the Company’s executive management team that was repaid during the nine months ended September 30, 2022.

The following table summarizes the notes payable – related parties as of September 30, 2022 and December 31, 2021, respectively (in thousands):

Notes Payable – Related Parties	September 30, 2022	December 31, 2021	Interest Rate	Maturity Date
Former Management	$-	$40	N/A	December 2023
Caliber Residential Advantage Fund, LP	365	815	7.50%	May 2023
Total Notes Payable – Related Parties	$365	$855

During the nine months ended September 30, 2022 and 2021, the Company incurred $46,000 and $0.1 million of interest expense in connection with the notes payable – related parties, which is included in interest expense on the accompanying condensed consolidated statements of operations. There was $2,000 of interest payable due to related parties at September 30, 2022 and there was no interest payable due to related parties at December 31, 2021. Management expects to extend the Caliber Residential Advantage Fund, LP note at maturity.

Notes Payable – Related Parties of consolidated funds

The following table summarizes the notes payable – related parties of consolidated funds as of September 30, 2022 and December 31, 2021, respectively (in thousands):

Notes Payable – Related Parties	September 30, 2022	December 31, 2021		Interest Rate	Maturity Date
Roosevelt III HOLDCO, LLC	$2,667	$2,400		12.00%	March 2023
CDIF, LLC	1,674	1,415		12.00%	May 2023
Caliber Tax Advantaged Opportunity Zone Fund, LP	5,721	850	[1]	5.5% - 12.00%	June 2023– December 2023
Caliber Diversified Opportunity Fund II, LP	-	500	[1]	10.00%	April 2023
Total Notes Payable – Related Parties	$10,062	$5,165

1 Amounts at December 31, 2021 represent notes payable held by a fund that was deconsolidated during the nine months ended September 30, 2022.

During the nine months ended September 30, 2022 and 2021, the consolidated funds incurred $0.7 million and $0.3 million of interest expense in connection with the notes payable – related parties, which is included in consolidated funds – hospitality expenses and consolidated funds – other expenses on the accompanying condensed consolidated statements of operations. Interest payable at September 30, 2022 and December 31, 2021 was $23,000 million and $0.2 million, respectively, which is included in due to related parties on the accompanying condensed consolidated balance sheets.

Withdrawal Agreement

In November 2014, the Company entered into an agreement with a former co-manager and member of one of the Company’s consolidated subsidiaries which outlined the terms of his resignation as co-manager and assignment of his member interest. In consideration for his resignation as co-manager and assignment of his member interest, the Company agreed to issue 55,556 shares of its common stock to the individual or his designee, provide the individual with construction services at no cost to the individual, as outlined in the agreement, and pay the individual or his designee up to $0.5 million in cash, as outlined in the agreement. The Company issued the 55,556 shares of common stock in April 2015. As of September 30, 2022 and December 31, 2021, $32,000 and $0.1 million, respectively, was due to the former co-manager and member of the Company, which is included in other liabilities on the accompanying condensed consolidated balance sheets.

F-22

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO condensed CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

Other

In the normal course of business, the Company has various amounts due from related parties, including affiliate entities and individuals, for various expenses paid for by the Company on their behalf and other charges. These amounts are generally unsecured, interest-free, and due on demand. As of September 30, 2022 and December 31, 2021, other amounts due from related parties were $0.8 million and $0.3 million, respectively, which are included in due from related parties on the accompanying condensed consolidated balance sheets.

In the normal course of business, the Company has various amounts due to related parties, including affiliated entities and individuals, for various expenses paid for by the affiliates on the Company’s behalf and other short-term payment advances. These amounts are generally unsecured, interest-free, and due on demand. As of September 30, 2022 and December 31, 2021, other amounts due to related parties were $22,000 and $0.7 million, respectively, which are included in due to related parties on the accompanying condensed consolidated balance sheets.

Other – consolidated funds

In the normal course of business, the consolidated funds have various amounts due from and/or due to related parties, including affiliate entities and individuals, for various expenses paid by the funds on their behalf and other charges. These amounts are generally unsecured, interest-free, and due on demand. As of September 30, 2022 and December 31, 2021, other amounts due from related parties were $11,000 and $0.2 million, respectively, which are included in due from related parties on the accompanying condensed consolidated balance sheets. As of September 30, 2022 and December 31, 2021, other amounts due to related parties were $0.1 million and $0.2 million, which are included in due to related parties on the accompanying condensed consolidated balance sheets.

Note 7 – Commitments and Contingencies

Legal Matters

In August 2014, the Company entered into a consulting agreement with Mercadyne Advisors, LLC (“Mercadyne”) and 6831614 Manitoba Ltd. (“Manitoba”) (collectively, the “Consultants”). Per the agreement, the services to be provided by the Consultants were business consulting related services primarily focused on assisting the Company in accessing capital markets and designing, implementing, and completing a public offering. In exchange for the services, the agreement outlined the Consultants’ compensation to include a $25,000 monthly fee paid in cash and a contingently exercisable warrant to purchase a 15.0% equity interest in the Company for an aggregate exercise price of $1,000, exercisable upon the completion of a public offering. The agreement was amended in February 2015, for the purposes of amending the compensation to be a grant of equity rather than a warrant to purchase a 15.0% equity interest in the Company on a fully diluted basis as of the date of the amendment, for a price of $1,000, and to memorialize that all services required to be provided in connection with the agreement had been provided, although a public offering had not been completed. The agreement does not include a stated number of shares of common stock to be issued in exchange for the services provided. In March 2017, the Company and Mercadyne entered into a stock subscription agreement which finalized the number of shares of common stock to be issued to Mercadyne in connection with the consulting agreement and related amendment. The final number of shares issued to Mercadyne in connection with the agreement was 1,325,324. At the time of the settlement our liability was reduced by $1.1 million, with a corresponding increase to stockholders’ equity.

F-23

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO condensed CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

On January 27, 2020, Manitoba, and its President, filed a complaint in Maricopa County Superior Court in the State of Arizona against the Company and each of the members of its Board of Directors claiming among other things, breach of contract, breach of the implied covenant of good faith and fair dealing, unjust enrichment and fraud in the inducement, in connection with the above equity grant. The complaint sought damages in the amount of $10.9 million, but in no event less than $8.1 million, treble damages under the argument that the unissued shares are wages under Arizona law, or, alternatively, specific performance that the Company issue Manitoba 2,181,115 shares of Class A common stock, but in no event less than 1,625,324 shares. The complaint also sought fees, costs, interest and such other relief as the court deems just and proper. At the Company’s urging, a stipulation to place the entire matter into private, binding arbitration before the American Arbitration Association (“AAA”) in accord with the parties’ prior agreement documentation was executed by counsel for the parties. On March 27, 2020, the Court ordered the parties to AAA arbitration, to be commenced within thirty days of said order. The arbitration commenced and, on May 29, 2020, the respondents submitted their answering statement and counterclaim to the AAA which included the Company’s request to submit a dispositive motion on legal issues on which the Company believed it was likely to succeed as a matter of law. Following a March 29, 2021 initial preliminary hearing conference with the arbitration panel in which the panel approved the Company’s request to submit the dispositive motion, the Company indeed successfully obtained dismissal of four (4) of the alleged claims brought by the prior consultant, including the claim against it for “treble damages”, as well as dismissal of four (4) of the alleged respondent parties, and one of the claimant parties. None of the Company’s counterclaims were dismissed. The Company had engaged in and continued to be engaged in ongoing confidential settlement negotiations with Manitoba for settlement of all claims and counterclaims arising from or relating to the facts and circumstances underlying their complaint.  In April 2022, Company management determined it was necessary to increase the accrual related to this matter to $3.2 million, as of December 31, 2021. The arbitration hearing on the claims and counterclaims commenced on June 20, 2022.

On June 21, 2022, the Company and Manitoba entered into a confidential settlement agreement providing for dismissal with prejudice of both the AAA Arbitration (No. 01-20-0005-0734) and the underlying complaint filed in Maricopa County Superior Court in the State of Arizona (Case No. CV2020-001299), notification to the court of the settlement, and issuance of an order dismissing the complaint in its entirety, with prejudice, with each party to the complaint to bear their own attorneys’ fees and costs. The agreement also provides for the arbitration to be completely dismissed, with prejudice, as well. The principal terms of the settlement are:

•	Cash payments by Caliber to Manitoba aggregating to a total amount of $525,000
•	The issuance of 800,000 shares of Caliber Class A common stock to Manitoba, subject to a Right of First Refusal in favor of Caliber as stipulated per the terms of the confidential settlement agreement
•	Releases by both parties of all claims and discharge of the complaint.

By entering into the settlement, the Company and Manitoba have resolved the complaint to their mutual satisfaction. Caliber has not made any admissions as to the validity of the claims or allegations in the complaint and Manitoba has not made any admissions that any claims or allegations in the complaint lack merit or foundation.

Environmental Matters

In connection with the ownership and operation of real estate assets, the Company may potentially be liable for costs and damages related to environmental matters. The Company believes we are in material compliance with current laws and regulations and do not know of any existing environmental condition and has not been notified by any governmental authority of any non-compliance, liability or other claim, in each case, that could result in a material adverse effect on our financial condition or results of operations.

Note 8 – Net Income (Loss) Per Share

Basic earnings per common share for the nine months ended September 30, 2022 and 2021 are calculated by dividing net income (loss) attributable to common shareholders by the weighted average common shares outstanding during the period. Diluted earnings per share is calculated by dividing net income attributable to common shareholders by the weighted-average number of shares outstanding plus the dilutive impact of all potential dilutive common shares, consisting of stock options and warrants using the treasury stock method, and convertible debt and preferred stock using the if-converted method.

The Company considered the two-class method in calculating the basic and diluted earnings per share for the nine months ended September 30, 2022 and 2021, however, it was determined that there was no impact to the calculation of basic and diluted net income (loss) per share attributable to common stockholders as Class A and Class B Common Stock share in the same earnings and profits, thus, having no impact on the calculation.

F-24

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO condensed CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

The following table summarizes the Company’s calculation of basic and diluted earnings per share attributable to common stockholders during the nine months ended September 30, 2022 and 2021, respectively (in thousands, except per share data):

	Nine Months Ended September 30,
	2022	2021
Numerator:
Net income (loss) attributable to CaliberCos Inc.	$4,489	$(256)
Convertible debt interest	67	97
Net income (loss) attributable to common shareholders of CaliberCos Inc.	$4,556	$(159)
Denominator:
Weighted average shares outstanding – basic	30,332	29,968
Dilutive shares – options, net	2,798	-
Dilutive shares – convertible debt	305	-
Weighted average shares outstanding – diluted	33,435	29,968

Basic net income (loss) per share attributable to common shareholders	$0.15	$(0.01)
Diluted net income (loss) per share attributable to common shareholders	$0.14	$(0.01)

The number of antidilutive shares during the nine months ended September 30, 2021, consisted of the potential exercise of stock options and potential conversion of convertible debt. The following table summarizes these potential exercises and conversions during the nine months ended September 30, 2021, which have been excluded from the computation of diluted loss per share attributable to common stockholders (in thousands):

Nine Months Ended September 30, 2021
Additional common shares, if stock options were exercised	2,402
Additional common shares, if convertible debt were converted	332
2,734

Note 9 – Fair Value of Financial Instruments

Fair Value of Financial Instruments Held By Consolidated Funds

Fair values of financial instruments held by consolidated funds are estimated using available market information and established valuation methodologies. Accordingly, the estimates presented are not necessarily indicative of the amounts the consolidated funds could realize on disposition of the financial instruments. The use of different market assumptions and/or valuation methodologies may have a material effect on the estimated fair value amounts.

Financial instruments that approximate fair value due to the short-term nature of the instruments consist of cash, restricted cash, accounts receivable, and accounts payable. The fair values of long-term debt, advance key money, and interest rate caps have been estimated based on current rates available for similar instruments with similar terms, maturities, and collateral. The carrying values of the consolidated funds’ long-term debt, advance key money, and interest rate caps as of September 30, 2022 and December 31, 2021, approximated fair value, except for the long-term debt instruments listed below, all of which were measured with Level 2 inputs. The estimated fair values for the instruments below were determined based on a discounted future cash-flow model (in thousands).

	September 30, 2022		December 31, 2021
Note Payable	Carrying Value	Fair Value	Carrying Value	Fair Value
Hampton Inn & Suites Hotel	$6,181	$4,536	$6,345	$4,408
GC Square Apartments(1)	-	-	11,581	7,946
Ironwood Fundco, LLC (2)	-	-	2,500	2,400
Northsight Crossing AZ, LLC	14,428	9,205	-	-
Southpointe Fundco, LLC	1,050	978	-	-

(1)	In March 2022, GC Square, LLC sold its investment in the multi-family property and paid its existing property loan amount in full. As a result, the Company determined it was no longer the primary beneficiary of the fund and therefore the fund was deconsolidated. Refer to Note 2 – Summary of Significant Accounting Policies – Basis of Presentation and Consolidation for additional information on the Company’s accounting for VIEs and Note 5 – Notes Payable for additional information.
(2)	In September 2022, the Company deconsolidated Ironwood Fundco, LLC as the Company was no longer determined to be the primary beneficiary of the fund upon refinancing the loan agreement. Refer to Note 2 – Summary of Significant Accounting Policies – Basis of Presentation and Consolidation for additional information on the Company’s accounting for VIEs and Note 5 – Notes Payable for additional information.

F-25

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO condensed CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

Note 10 – Segment Reporting

During 2021, we realigned our operating segments to better reflect the internal management of our business. This realignment demonstrates a strategic shift in the growth and maturation of the Caliber model into an alternative asset manager generating fees from managed capital and growing a portfolio of high value diversified assets. Management has concluded that based on the strategic shift in our operating strategies the consolidated investment funds which previously comprised the Hospitality, Residential, Commercial and Diversified segments, no longer meet the requirements in ASC 280, Segment Reporting, as operating segments. The consolidated investment funds are consolidated based on the requirement in ASC 810, Consolidation, as the Company was determined to be the primary beneficiary of each of these variable interest entities since it has the power to direct the activities of the entities and the right to absorb losses, generally in the form of guarantees of indebtedness that are significant to the individual investment funds. Outside of our interests as the manager or general partner of these funds, our benefits in these entities are limited to Caliber’s direct membership or partnership interests, if any. The Company’s chief operating decision maker (“CODM”) no longer regularly reviews the operating results of these investment funds for the purposes of allocating resources, assessing performance or determining whether additional investments or advances be made to these funds. The operating activities, financial results, forecasts or plans for our investment funds are regularly reviewed by our hospitality and real estate asset management managers. The Company’s CODM reviews the operating results of our Fund Management, Development and Brokerage operating segments on a monthly basis for the purposes of allocating resources and assessing performance. This review does not include the operating activity of the consolidated funds.

The Company’s operations are organized into three operating segments which constitute three reportable segments for management and financial reporting purposes: Fund Management, Development and Brokerage. Each segment is described below:

Fund Management

The Fund Management segment represents our fund management activities along with back office and corporate support functions including accounting and human resources. It includes the activities of Caliber Services, LLC and its subsidiaries, (“Caliber Services”), which act as an external manager of our funds that have diversified investment objectives. It also includes the activities associated with Caliber Securities, LLC (“Caliber Securities”), a wholly-owned Arizona registered issuer-dealer, which generates fees from set up services and fund formation. Revenues generated by this segment include asset management fees, performance allocations and transaction and advisory fees, comprised of Fund Formation Fees and loan placement and guarantee fees.

Development

The Development segment represents our activities associated with providing real estate development services as their principal developer. These services include managing and supervising third-party developers and general contractors with respect to the development of the properties owned by our funds. Revenues generated by this segment are generally based on 4% of the total expected costs of the development or 4% of the total expected costs of the construction project. Caliber Development, LLC (“Caliber Development”), a wholly-owned subsidiary of Caliber Services and an Arizona licensed general contractor, acts as either the developer, development manager, and/or construction manager on our funds’ projects.

Brokerage

This segment includes our real estate brokerage operations. The Company generates commission revenue by acting as a broker for residential and commercial real estate owners and investors seeking to buy, sell and/or lease properties, including investment properties, as well as primary residences. The Company provides brokerage services to affiliated entities as well as third parties.

F-26

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO condensed CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

The information below includes the operating results and measures of profitability for all operating entities which the Company and our chief executive officer, who is our CODM, analyze on a regular basis, for the purposes of allocating resources and assessing performance. The results of each segment are presented on a gross basis, prior to any necessary adjustments to (i) eliminate inter-segment transactions, if any, (ii) eliminate the results of entities that are not included in our accompanying consolidated financial statements, (iii) eliminate revenue activity presented gross when U.S. GAAP requires net, and (iv) reclassify items to reflect U.S. GAAP consolidated presentation.

The following tables present the revenues and net income (loss) of each of our reportable segments for the nine months ended September 30, 2022 and 2021. Consolidated fund revenues and consolidated fund net income (loss) are presented in order to meet the U.S. GAAP requirement to reconcile the total segment revenues to total revenues on the consolidated statement of operations which includes consolidated fund revenues. Interest income, gain on extinguishment of debt, interest expense, depreciation and amortization expense, and other expenses (income) are excluded from our segment presentation as these amounts are immaterial.

F-27

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO condensed CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

	Nine Months Ended September 30, 2022
	Real Estate Services				Non-Controlling Interests	Eliminations
	Fund Management	Development	Brokerage	Total	Consolidated Funds	Intercompany Eliminations	CaliberCos Inc. & Subsidiaries
Revenues[1]
Asset management fees	$6,095	$-	$-	$6,095	$-	$(3,047)	$3,048
Performance allocations	2,508	-	-	2,508	-	-	2,508
Transaction and advisory fees	6,276	2,596	1,221	10,093	-	(1,832)	8,261
Consolidated funds - Hospitality revenue	-	-	-	-	43,801	-	43,801
Consolidated funds - Other revenue	-	-	-	-	4,871	-	4,871
Total revenues	14,879	2,596	1,221	18,696	48,672	(4,879)	62,489
Net Income	$2,242	$1,576	$840	$4,658	$19,270	$(4,878)[2]	$19,050

1 For segment reporting purposes, revenues and expenses are presented on a basis that deconsolidates our consolidated funds. As a result, segment revenues are different than those presented on a consolidated basis in accordance with U.S. GAAP basis because these fees are eliminated in consolidation when they are derived from a consolidated fund.

2 This amount eliminates the intercompany fees and expenses of CaliberCos Inc. and its wholly-owned subsidiaries and our consolidated funds.

F-28

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO condensed CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

	Nine Months Ended September 30, 2021
	Real Estate Services				Non-Controlling Interests	Eliminations
	Fund Management	Development	Brokerage	Total	Consolidated Funds	Intercompany Eliminations	CaliberCos Inc. & Subsidiaries
Revenues[1]
Asset management fees	$4,824	$-	$-	$4,824	$-	$(3,118)	$1,706
Performance allocations	396	-	-	396	-	-	396
Transaction and advisory fees	1,768	1,615	940	4,323	-	(1,207)	3,116
Consolidated funds - Hospitality revenue	-	-	-	-	27,021	-	27,021
Consolidated funds - Other revenue	-	-	-	-	3,833	-	3,833
Total revenues	6,988	1,615	940	9,543	30,854	(4,325)	36,072
Net (Loss) Income	$(996)	$(291)	$1,061	$(226)	$(12,864)	$(3,769)[2]	$(16,859)

1 For segment reporting purposes, revenues and expenses are presented on a basis that deconsolidates our consolidated funds. As a result, segment revenues are different than those presented on a consolidated basis in accordance with U.S. GAAP basis because these fees are eliminated in consolidation when they are derived from a consolidated fund.

2 This amount eliminates the intercompany fees and expenses of CaliberCos Inc. and its wholly-owned subsidiaries and our consolidated funds.

F-29

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO condensed CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

Note 11 – Subsequent Events

Management has evaluated events and transactions that have occurred after September 30, 2022 through November 23, 2022, the date these condensed consolidated financial statements were available to be issued. See Note 5 – Notes Payable for a description of significant events and transactions that took place during this period.

F-30

CaliberCos Inc. and Subsidiaries

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2021 AND 2020

CaliberCos Inc. and Subsidiaries

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of CaliberCos Inc. and subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of CaliberCos Inc. and subsidiaries (the "Company") as of December 31, 2021 and 2020, the related consolidated statements of operations, stockholders' equity, and cash flows, for each of the two years in the period ended December 31, 2021, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ DELOITTE & TOUCHE LLP

Tempe, Arizona
August 9, 2022 (September 29, 2022, as to Note 6)

We have served as the Company's auditor since 2020.

CaliberCos Inc. and Subsidiaries

Consolidated Balance Sheets

(amounts in thousands, except for share and per share data)

	December 31,
	2021	2020
Assets
Cash	$1,606	$1,821
Restricted cash	1,000	11
Real estate investments, net	126	3,215
Real estate assets held for sale	1,816	-
Due from related parties	5,618	1,300
Investments in unconsolidated entities	2,382	1,543
Prepaid and Other assets	1,433	871
Assets of consolidated funds
Cash	6,772	4,711
Restricted cash	7,154	4,272
Real estate investments, net	184,472	191,796
Real estate assets held for sale	9,142	-
Accounts receivable, net	1,215	701
Notes receivable - related parties	20,102	14,641
Due from related parties	205	150
Prepaid and Other assets	2,605	2,305
Total assets	$245,648	$227,337

The accompanying notes are an integral part of these consolidated financial statements

CaliberCos Inc. and Subsidiaries

Consolidated Balance Sheets (Continued)

(amounts in thousands, except for share and per share data)

	December 31,
	2021	2020
Liabilities and Stockholders’ Equity
Notes payable	$6,810	$5,940
Notes payable - related parties	855	95
Accounts payable and accrued expenses	6,551	3,690
Buyback obligation	12,704	13,021
Due to related parties	727	242
Other liabilities	867	1,067
Liabilities of consolidated funds
Notes payable, net	147,389	140,286
Notes payable - related parties	5,165	2,216
Accounts payable and accrued expenses	8,534	6,758
Due to related parties	390	-
Other liabilities	5,963	5,584
Total liabilities	195,955	178,899

Commitments and Contingencies

Stockholders’ Equity
Preferred stock Series B, $0.001 par value; 12,500,000 shares authorized, 2,775,725 shares and 851,454 shares issued and outstanding as of December 31, 2021 and 2020, respectively	-	-
Common stock Class A, $0.001 par value; 100,000,000 shares authorized, 17,540,477 and 17,474,808 shares issued and outstanding as of December 31, 2021 and 2020, respectively	17	17
Common stock Class B, $0.001 par value; 15,000,000 shares authorized, 12,474,692 shares issued and outstanding as December 31, 2021 and 2020, respectively	12	12
Paid-in capital	29,237	22,039
Less treasury stock, at cost, 346,500 and 226,500 shares repurchased and 5,893,346 and 6,013,346 forward repurchase shares as of December 31, 2021 and 2020, respectively	(13,626)	(13,626)
Accumulated deficit	(24,729)	(24,780)
Stockholders’ deficit attributable to CaliberCos Inc.	(9,089)	(16,338)
Stockholders’ equity attributable to noncontrolling interests	58,782	64,776
Total Stockholders’ Equity	49,693	48,438
Total Liabilities and Stockholders’ Equity	$245,648	$227,337

The accompanying notes are an integral part of these consolidated financial statements

CaliberCos Inc. and Subsidiaries

Consolidated Statements of Operations

(Amounts in thousands, except per share data)

	Years Ended December 31,
	2021	2020
Revenues
Asset management fees	$3,476	$2,754
Performance allocations	733	299
Transaction and advisory fees	5,666	3,415
Consolidated funds – Hospitality revenue[1]	40,837	27,676
Consolidated funds – Other revenue[1]	5,321	3,733
Total revenues	56,033	37,877

Expenses
Operating Costs	9,685	10,972
General and administrative	5,307	2,751
Marketing and Advertising	1,536	1,086
Depreciation and amortization	83	151
Consolidated funds - Hospitality expenses[1]	55,999	44,718
Consolidated funds - Other expenses[1]	5,532	4,509
Total expenses	78,142	64,187

Other expenses (income), net	(1,653)	(86)
Interest income	(1)	(7)
Interest expense	712	(672)
Net Loss Before Income Taxes	(21,167)	(25,545)
Provision for (benefit from) income taxes	-	-
Net Loss	(21,167)	(25,545)
Net loss attributable to noncontrolling interests	(20,469)	(20,099)
Net Income (Loss) Attributable to CaliberCos Inc.	$(698)	$(5,446)
Basic net income (loss) per share attributable to common stockholders	$(0.02)	$(0.19)
Diluted net income (loss) per share attributable to common stockholders	$(0.02)	$(0.19)
Weighted average common shares outstanding:
Basic	29,980	20,392
Diluted	29,980	20,392

1 See Note 2 – Summary of Significant Accounting Policies and Note 3 - VIEs

The accompanying notes are an integral part of these consolidated financial statements

CaliberCos Inc. and Subsidiaries

Consolidated Statements of Changes in Stockholders’ Equity

(Amounts in thousands)

			CaliberCos Inc.
	Preferred Stock		Common Stock
			Common Stock		Class A		Class B
	Shares	Par Value	Shares	Par Value	Shares	Par Value	Shares	Par Value	Paid in Capital	Treasury Stock	Accumulated Deficit	Noncontrolling Interests	Total Stockholders’ Equity
Balances as of December 31, 2019	-	$-	-	$-	15,611	$15	12,475	$12	$14,860	$(13,626)	$(19,090)	$28,015	$10,187
Issuance of common stock	-	-	-	-	19	-	-	-	35	-	-	-	35
Conversion of Series A preferred stock to Class A Common Stock	-	-	-	-	2,072	2	-	-	3,848	-	-	-	3,850
Issuance of preferred stock	851	-	-	-	-	-	-	-	3,406	-	-	-	3,406
Equity based compensation expense	-	-	-	-	-	-	-	-	(110)	-	-	-	(110)
Distribution to preferred stockholders	-	-	-	-	-	-	-	-	-	-	(244)	-	(244)
Contributions from noncontrolling interest holders	-	-	-	-	-	-	-	-	-	-	-	14,131	14,131
Redemptions of noncontrolling interest	-	-	-	-	-	-	-	-	-	-	-	(3,720)	(3,720)
Distributions to noncontrolling interest holders	-	-	-	-	-	-	-	-	-	-	-	(2,439)	(2,439)
Consolidation of VIEs	-	-	-	-	-	-	-	-	-	-	-	48,888	48,888
Net loss	-	-	-	-	-	-	-	-	-	-	(5,446)	(20,099)	(25,545)
Balances as of December 31, 2020	851	$-	-	$-	17,702	$17	12,475	$12	$22,039	$(13,626)	$(24,780)	$64,776	48,438
Issuance of preferred stock	1,925	-	-	-	-	-	-	-	7,174	-	-	-	7,174
Issuance of common stock	-	-	-	-	-	-	-	-	-	-	-	-	-
Equity based compensation expense	-	-	-	-	-	-	-	-	24	-	-	-	24
Contributions from noncontrolling interest holders	-	-	-	-	-	-	-	-	-	-	-	24,983	24,983
Redemptions of noncontrolling interest holders	-	-	-	-	-	-	-	-	-	-	-	(7,108)	(7,108)
Distributions to noncontrolling interest holders	-	-	-	-	-	-	-	-	-	-	-	(3,907)	(3,907)
Consolidation of VIE	-	-	-	-	-	-	-	-	-	-	-	(34)	(34)
Deconsolidation of VIEs	-	-	-	-	-	-	-	-	-	-	942	541	1,483
Other	-	-	-	-	-	-	-	-	-	-	(193)	-	(193)
Net (loss) income	-	-	-	-	-	-	-	-	-	-	(698)	(20,469)	(21,167)
Balances as of December 31, 2021	2,776	$-	-	$-	17,702	$17	12,475	$12	$29,237	$(13,626)	$(24,729)	$58,782	$49,693

The accompanying notes are an integral part of these consolidated financial statements

CaliberCos Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(amounts in thousands)

	Years Ended December 31,
	2021	2020
Cash Flows From Operating Activities
Net loss	$(21,167)	$(25,545)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	83	146
Equity-based compensation	24	(110)
Gain on the disposition of real estate	(450)	-
Gain on extinguishment of debt	-	(1,399)
Changes in operating assets and liabilities:
Real estate assets held for sale	(3,082)	-
Due from related parties	(4,318)	3,835
Prepaid and other assets	(562)	681
Accounts payable and accrued expenses	2,861	(19)
Due to related parties	485	(859)
Other liabilities	(200)	(32)
Adjustments to reconcile net loss to net cash used in operating activities of consolidated funds:
Depreciation	10,402	7,886
Gain on the disposition of real estate	-	(122)
Gain on extinguishment of debt	(3,416)	-
Loss on retirement of real estate assets	-	458
Amortization of advanced key money	(75)	(75)
Amortization of above-market ground lease	(110)	(125)
Amortization of deferred financing costs	1,009	1,216
Changes in operating assets and liabilities of consolidated funds:
Accounts receivable, net	(651)	1,231
Due from related parties	(71)	(68)
Prepaid and other assets	(589)	366
Accounts payable and accrued expenses	1,791	(2,411)
Due to related parties	2,314	(208)
Other liabilities	707	(615)
Net cash used in operating activities	(15,015)	(15,769)

Cash Flows From Investing Activities
Proceeds from the sale of real estate assets held for sale	1,877	-
Investments in real estate assets	(110)	(209)
Investments in unconsolidated entities	(839)	(171)

Cash Flows From Investing Activities of consolidated funds
Consolidation of VIE	790	-
Deconsolidation of VIE	(408)	-
Investments in real estate assets	(9,311)	(6,368)
Acquisition of real estate assets	(4,867)	(2,869)
Funding of notes receivable - related party	(7,661)	(3,670)
Payment received of notes receivable - related party	6,215	3,619
Net cash used in investing activities	(14,314)	(9,668)

The accompanying notes are an integral part of these consolidated financial statements

CaliberCos Inc. and Subsidiaries

Consolidated Statements of Cash Flows (Continued)

(amounts in thousands)

	Years Ended December 31,
	2021	2020
Cash Flows From Financing Activities
Proceeds from notes payable	1,400	1,399
Repayments of notes payable	(530)	(1,225)
Repayments of notes payable - related parties	(2,160)	(65)
Proceeds from the issuance of preferred stock	7,174	3,406
Proceeds from the issuance of common stock	-	35
Payments of treasury stock - buyback obligation	(317)	(291)
Dividends to preferred stockholders	-	(244)

Cash Flows From Financing Activities of consolidated funds
Capital lease payments	-	(133)
Payment of deferred financing costs	(648)	(432)
Proceeds from notes payable	21,342	26,417
Repayments of notes payable	(8,460)	(16,222)
Repayments of notes payable - related parties	(6,617)	(1,076)
Proceeds from notes payable - related parties	9,894	20
Contributions from noncontrolling interest holders	24,983	14,131
Redemptions of noncontrolling interests	(7,108)	(3,720)
Distributions to noncontrolling interest holders	(3,907)	(2,439)
Net cash provided by financing activities	35,046	19,561
Net Increase (Decrease) in Cash and Restricted Cash	5,717	(5,876)
Cash and Restricted Cash at Beginning of Period	10,815	16,691
Cash and Restricted Cash at End of Period	$16,532	$10,815

Reconciliation of Cash and Restricted Cash
Cash at beginning of period	$6,532	$11,832
Restricted cash at beginning of period	4,283	4,859
Cash and restricted cash at beginning of period	10,815	16,691

Cash at end of period	8,378	6,532
Restricted cash at end of period	8,154	4,283
Cash and restricted cash at end of period	$16,532	$10,815

The accompanying notes are an integral part of these consolidated financial statements

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Organization, Liquidity and Impact of COVID-19

Organization

CaliberCos Inc., a Delaware corporation, and its consolidated subsidiaries (collectively, the “Company”, “Caliber”, “we”, “our”, and “us”), is an alternative asset manager of private syndication and direct investment real estate funds. and provider of a full suite of traditional real estate services. The Company was formed in November 2014, and originally began as Caliber Companies, LLC, an Arizona limited liability company, which commenced operations in January 2009. We also provide various support services to the investments we manage including fund formation services, lending support, construction and development management, and real estate brokerage. Our business is organized into three reportable segments Fund Management, Development, and Brokerage. As of December 31, 2021, we had operations in Alaska, Arizona, Colorado, Nevada and Utah.

In general, our private equity real estate funds are organized as operating partnerships, in which multiple unrelated passive investors own partnership interests. In addition, we are designated as the manager and/or general partner of the partnership. Depending on the legal structure and arrangements between us and the funds, we may or may not consolidate the partnerships for financial reporting purposes. For funds in which we are determined to be the controlling party or primary beneficiary for financial reporting purposes, the fund is consolidated, and the passive investors’ ownership is presented as noncontrolling interest in the accompanying consolidated financial statements. For funds in which we are not determined to be the controlling party for financial reporting purposes, the fund is not consolidated, and any fees earned from the fund are included in fund management revenue in the accompanying consolidated financial statements. See Note 2 – Summary of Significant Accounting Policies for more detail.

In December 2019, the Company filed a Form 1-A related to a Regulation A offering (“Reg A+ Offering”). A Reg A+ Offering is an exemption to the securities registration requirement found in the Securities Act of 1933 which allows private companies to make exempt public offerings of up to $50 million in securities, as required by the Jumpstart Our Business Startups Act. Concurrently with the Reg A+ Offering, the Company entered into an agreement with SI Securities, LLC regarding the Company’s proposed offering of Series B preferred stock (“Series B”) convertible into Class A common stock pursuant to the Reg A+ Offering. In January and February 2020, the Company made amendments to and refiled its Form 1-A to its Reg A+ Offering. The offering was subsequently qualified by the Securities and Exchange Commission (“SEC”) in February 2020 and June 2020. See Note 13 – Preferred Stock for additional details relating to our Series B offered through the Reg A+ Offering.

Liquidity

The Company, through guarantees of loans held by its consolidated funds, has eight separate loans outstanding with maturity dates within the 12-month period subsequent to when these financial statements were issued with outside lenders totaling $94.7 million at December 31, 2021. Management is actively managing the potential amendments to the applicable loan agreements to include additional extension options, pay off or refinancing of these facilities. Management believes that we will be able to enter into new financing arrangements with third-party lenders. See Note 6 – Notes Payable for additional details.

Impact of COVID-19

The Company continues to operate its business through the COVID-19 pandemic, including recent variants, and has taken steps to manage the effect of the pandemic on our corporate business and on the assets we manage which include, but are not limited to: (i) implementation of remote work arrangements, which has not had a material effect on our ability  to maintain our business operations; (ii) suspending/deferring any unnecessary capital improvements to our assets, unless for fire, life and safety; (iii) reducing food and beverage operations, within our hotels, in accordance with government regulations; (iv) furloughing any non-essential employees; (v) participating in the Paycheck Protection Plan program (“PPP”); and (vi) having constant communications with lenders to receive additional facilities, convert current reserves into operational reserves and suspend the minimum debt service coverage ratio requirements, when applicable, for a 12-month period.

The overall impact of COVID-19 will depend on the length of time that the pandemic continues, its effect on demand drivers for our investments, the extent to which it affects our ability to raise capital into our investment products, and the effect of governmental regulations imposed in response to the pandemic. Due to these uncertainties, the Company’s accounting estimates may change, as management’s assessment of the impacts of the COVID-19 pandemic continues to evolve.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 – Summary of Significant Accounting Policies

Accounting Policies of the Company

Basis of Presentation and Consolidation

The accompanying consolidated financial statements are prepared on the accrual basis of accounting in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”). The accompanying consolidated financial statements include our accounts and those of our consolidated subsidiaries, which include variable interest entities (“VIEs”) where we are considered the primary beneficiary and voting interest entities (“VOEs”), where we have determined that we have a controlling financial interest, under the “Consolidations” Topic of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) (Topic 810). The equity and net income or loss attributable to noncontrolling interests in subsidiaries is shown separately in the accompanying consolidated balance sheets, statements of operations, and statements of changes in stockholders’ equity. All intercompany balances and transactions have been eliminated in consolidation.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Variable Interest Entities

We determine if an entity is a VIE based on several factors, including whether the equity holders, as a group, lack the characteristics of a controlling financial interest. We make judgments regarding which types of activities most significantly impact the entity’s economic performance first on a qualitative analysis, then a quantitative analysis, if necessary. We analyze any investments in VIEs to determine if we are the primary beneficiary. A reporting entity is determined to be the primary beneficiary if it holds a controlling financial interest in a VIE.

Determining which reporting entity, if any, has a controlling financial interest in a VIE is primarily a qualitative analysis focused on identifying which reporting entity has both (i) the power to direct the activities of the entity that most significantly impact the entity’s economic performance and (ii) the obligation to absorb losses or the right to receive benefits from such entity that could potentially be significant to such entity. Performance of that analysis requires the exercise of judgement. We consolidate any VIE for which we are the primary beneficiary and disclose significant VIEs of which we are not the primary beneficiary, as well as disclose our maximum exposure to loss related to the VIEs that are consolidated. See Note 3 – VIEs for more detail.

Voting Interest Entities

Entities that do not qualify as VIEs are generally assessed for consolidation as VOEs. For VOEs, we consolidate the entity if we have a controlling financial interest in the entity. We have a controlling financial interest in a VOE if (i) for legal entities other than partnerships, we own a majority voting interest in the entity or, for limited partnerships and similar entities, we own a majority of the entity’s kick-out rights through voting limited partnership interests and (ii) non-controlling shareholders or partners do not hold substantive participating rights, and no other conditions exist that would indicate that we do not control the entity.

Use of Accounting Estimates

The preparation of our consolidated financial statements in conformity with U.S. GAAP requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. These estimates are made and evaluated on an ongoing basis using information that is currently available as well as various other assumptions believed to be reasonable under the circumstances. The uncertainty in the economic environment created by COVID-19 and governmental imposed restrictions to contain it have increased the inherent uncertainty in such estimates and assumptions. Actual results could differ significantly from those estimates.

Reclassification

Certain prior year amounts have been reclassified for consistency with the current year presentation. These reclassifications also did not have any impact on our balance sheet, statement of changes in stockholders’ equity, or statement of cash flows. In addition, during 2021 the Company realigned our operating segments to better reflect the internal management of our business based on a change to the way our chief operating decision maker monitors performance, aligns strategies, and allocates resources.

These consolidated financial statements and related footnotes, including prior year financial information, are presented to reflect the new reportable segments. The groupings on the accompanying consolidated statements of operations now segregate the consolidated fund revenues and expenses, which are also included in noncontrolling interest. These changes in presentation did not impact total revenues, total expenses, or net loss. See Note 2 – Summary of Significant Accounting Policies – Segment Information and Note 3 – VIE’s for additional information.

Cash

Cash includes cash in bank accounts. The Company deposits cash with several high-quality financial institutions. These deposits are guaranteed by the Federal Deposit Insurance Company (“FDIC”) up to an insurance limit of $250,000. At times, the Company’s cash balances may exceed FDIC limits. Although the Company bears risk on amounts in excess of those insured by the FDIC, it has not experienced and does not anticipate any losses due to the high quality of the institutions where the deposits are held.

Restricted Cash

Restricted cash consists of held in escrow accounts by contractual agreement with the Company’s lender as part of financial loan covenant requirements.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Investments in Unconsolidated Entities

If an entity is not a VIE, our determination of the appropriate accounting method with respect to our investments in limited liability companies and other investments is based on voting control. For our managing member interests in limited liability companies, we are presumed to control (and therefore consolidate) the entity, unless the other limited partners have substantive rights that overcome this presumption of control. These substantive rights allow the limited partners to remove the general partner with or without cause or to participate in significant decisions made in the ordinary course of the entity’s business. We account for our non-controlling investments in these entities under the equity method. Our investments in unconsolidated subsidiaries in which we have the ability to exercise significant influence over operating and financial policies, but do not control, or entities which are VIE in which we are not the primary beneficiary are accounted for under the equity method.

The Company uses the hypothetical-liquidation-at-book-value (“HLBV”) approach to account for its equity method investments as the capital structure of its equity method investments results in different liquidation rights and priorities than what is reflected by the underlying percentage ownership interests as defined by the equity method agreements. Simply applying the percentage ownership interest to GAAP net income in order to determine earnings or losses does not accurately represent the income allocation and cash flow distributions that will ultimately be received by the investors. Under the equity method, the investor’s share of the investee’s earnings or loss is calculated by the investor’s capital account at the end of the period assuming that the investee was liquidated or sold at book value, plus cash distributions received by the investor during the period, minus the investor’s new investments in the investee during the period, and minus the investor’s capital account at the beginning of the period assuming that the investee was liquidated or sold at book value. Accordingly, our share of the earnings or loss from these equity-method investments are included in consolidated net loss for the years ended December 31, 2021 and 2020.

Our determination of the appropriate accounting treatment for an investment in a subsidiary requires judgment of several factors including the size and nature of our ownership interest and the other owners’ substantive rights to make decisions for the entity. If we were to make different judgments or conclusions as to the level of our control or influence, it could result in a different accounting treatment. Accounting for an investment as either consolidated or using the equity method generally would have no impact on our net income or members’ equity in any accounting period, but a different treatment would impact individual income statement and balance sheet items, as consolidation would effectively “gross up” our statement of operations and balance sheet. In addition, under the equity method, impairment losses are recognized upon evidence of other-than-temporary losses of value.

As of December 31, 2021 and 2020, the carrying amount of our investments in unconsolidated entities was $2.4 million and $1.5 million, respectively. In certain situations, the Company has invested only a nominal amount of cash, or no cash at all, into a venture. As the manager of the venture, we are entitled to 25 – 35% of the residual cash flow produced by the venture after the payment of any priority returns.

Depreciation and Amortization Expense

Depreciation expense includes costs associated with the purchase of furniture and equipment and office leasehold improvements which are recorded at cost. Furniture and equipment costs are depreciated using the straight-line method over the estimated useful life of the asset, generally three to seven years beginning in the first full month the asset is placed in service. Office leasehold improvements are amortized using the straight-line method over the shorter of the respective estimated useful life or the lease term. For the years ended December 31, 2021 and 2020, depreciation expense was $0.1 and $0.2 million, respectively.

Impairment of Long-Lived Assets

Real estate and other long-lived assets to be held and used are stated at cost, less accumulated depreciation and amortization, unless the carrying amount of the asset is determined to not be recoverable. If events or circumstances indicate that the carrying amount of a long-lived asset may not be recoverable, we make an assessment of its recoverability by comparing the carrying amount to our estimate of the undiscounted net future cash flows resulting from the use of the asset, excluding interest charges. If the carrying amount exceeds the aggregate undiscounted future cash flows, we recognize an impairment loss to the extent the carrying amount exceeds the estimated fair value of the asset.

For the years ended December 31, 2021 and 2020, the Company did not record an impairment loss related to its real estate and other long-lived assets.

Real Estate Assets Held for Sale

An asset or asset group is classified as held for sale when certain criteria are met including management’s approval for sale, the availability of the asset or asset group to be sold in its present condition, and the likelihood of the sale occurring within the next twelve months is probable. At such time, if the asset was being depreciated, depreciation is no longer recognized. Assets held for sale are recorded at the lower of their carrying value, or estimated net realizable value, less costs to sell. The estimates used in the determination of the net realizable value of real estate held for sale are based on known factors to the Company at the time such estimates are made and management’s expectations of future operations and economic conditions. Should the estimate or expectations used in determining net realizable value deteriorate in the future, the Company may be required to recognize impairment charges or write-offs related to these real estate assets held for sale. In the event an asset classified as held for sale no longer meets the criteria for held for sale classification the asset is reclassified as held for use at the lower of the fair value or the depreciated basis as if the asset had continued to be used.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Concentration of Credit Risk

Substantially all of the Company’s revenues are generated from the management, ownership and/or operations of real estate assets located in Alaska, Arizona, Colorado, Nevada, and Utah. The Company mitigates the associated risk by:

•	diversifying our investments in real estate assets across multiple asset types, including office, hospitality, single-family, multi-family, and self-storage properties;

•	diversifying our investments in real estate assets across multiple geographic locations including different markets and sub-markets in which our real estate assets are located;

•	diversifying our investments in real estate assets across assets at differing points of stabilization, and in varying states of cash flow optimization; and

•	maintaining financing relationships with a diversified mix of lenders (differing size and type), including large national banks, local community banks, private equity lenders, and insurance companies.

Mezzanine Equity

The Company may issue one or more series of preferred stock. Preferred stock, which is subject to mandatory redemption by the Company, is presented as temporary, or mezzanine equity, and presented separate from permanent equity on the accompanying consolidated balances sheets. The Series A Preferred Stock (“Series A”) were mandatorily redeemable at a fixed price on a fixed or determinable date. Series A contained a conversion option which allowed the holder to convert the Series A into Class A common stock of the Company at any time prior to redemption. As a result, the Company concluded that the Series A would not meet the characteristics of being mandatorily redeemable until the conversion option expired. Accordingly, the Series A were presented as mezzanine equity on the accompanying consolidated balance sheets. In April 2020, the Company converted the outstanding shares of Series A to shares of Class A common stock, and as such as of December 31, 2020 no shares of Series A remained outstanding. See Note 12 – Stockholders’ Equity and Share-Based Payments and Note 13 – Preferred Stock for more detail relating to preferred stock.

Noncontrolling Interests in Consolidated Real Estate Partnerships

We report the unaffiliated partners’ interests in the net assets of our consolidated real estate partnerships as noncontrolling interests within the accompanying consolidated statements of changes in stockholders’ equity. Noncontrolling interests consist primarily of equity interests held by limited partners in consolidated real estate partnerships. We generally attribute to noncontrolling interests their share of income or loss of the consolidated partnerships based on their proportionate interest in the results of operations of the partnerships, including their share of losses even if such attribution results in a deficit noncontrolling interest balance within our equity and partners’ capital accounts.

The terms of the partnership agreements generally require the partnerships to be liquidated following the sale of the underlying real estate assets. As the general partner in these partnerships, we ordinarily control the execution of real estate sales and other events that could lead to the liquidation, redemption or other settlement of noncontrolling interests. The terms of certain partnership agreements outline differing classes of equity ownership, some of which are redeemable by the partnership at the partnership manager’s discretion.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Revenue Recognition

In accordance with the ASC 606, Revenue from Contracts with Customers, management applies the five-step framework in determining the timing and amount of revenue to recognize. This framework requires an entity to: (i) identify the contract(s) with customers, (ii) identify the performance obligations within the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations within the contract, and (v) recognize revenue when or as the entity satisfies a performance obligation. The Company’s revenues primarily consist of fund management and transaction and advisory fees.

Fund Management

Asset Management Fees are generally based on 1.0% - 1.5% of the unreturned capital contributions in a particular fund and include reimbursement for costs incurred on behalf of the fund, including an allocation of certain overhead costs. Asset management fees are recalculated for each fund on an annual basis. These customer contracts require the partnership to provide management services, representing a performance obligation that the partnership satisfies over time.

Performance allocations (“carried interest”) are an arrangement in which we are entitled to an allocation of investment returns, generated within the investment funds which we manage, based on a contractual formula. We typically receive 20% – 35% of all cash distributions from (i) the operating cash flow of each fund, after payment to the related fund investors of any accumulated and unpaid priority preferred returns and repayment of preferred capital contributions; and (ii) the cash flow resulting from  the sale or refinance of any real estate assets held by each fund, after payment to the related fund investors of any accumulated and unpaid priority preferred returns and repayment of initial preferred capital contributions. Our funds’ preferred returns range from 6% to 12%, typically 6% for common equity or 10-12% for preferred equity, which does not participate in profits. Performance allocations are related to services which have been provided and are recognized when it is determined that they are no longer probable of significant reversal, which is generally satisfied when an underlying fund investment is realized or sold.

Transaction and Advisory Fees

Revenues from contracts with customers includes fixed fee arrangements with its related party affiliates to provide certain associated activities which are ancillary to and generally add value to the assets we manage, such as set up and fund formation services associated with marketing, soliciting, and selling member interests in the affiliated limited partnerships, brokerage services, construction and development management services, loan placement and guarantees. The recognition and measurement of revenue is based on the assessment of individual contract terms. For performance obligations satisfied at a point in time, there are no significant judgments made in evaluating when the customer obtains control of the promised service.

For performance obligations satisfied over time, significant judgment is required to determine how to allocate transaction prices where multiple performance obligations are identified; when to recognize revenue based on appropriate measurement of the Company’s progress under the contract; and whether constraints on variable consideration should be applied due to uncertain future events. Transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied. Variable consideration is included in the estimated transaction price to the extent it is probable that a significant reversal of cumulative revenue recognized will not occur or when the uncertainty associated with the variable consideration is resolved. The Company’s estimates of variable consideration and determination of whether to include estimated amounts in transaction price are based largely on an assessment of its anticipated performance and all information that is reasonably available to the Company. Revenues are recognized when control of the promised services is transferred to customers in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services.

Set up services are a one-time fee for the initial formation, administration, and set up of the private equity real estate fund. These fees are recognized at the point in time when the performance under the contract is complete.

Fund formation fees are earned over time as equity capital is raised into our managed funds in proportion to the total capital specified in the related contract. Effective with the partnering with a third-party managing broker during the first quarter of 2020, fund formation fees are earned at a point in time at a fixed rate based on the amount of capital raised into our managed funds. Services include marketing, offering, registering, and ultimately raising capital.

Accounts Receivable

Accounts receivable primarily consists of reimbursable expenses from third-party development projects. The Company continually reviews receivables and determines collectability by taking into consideration the history of past write-offs, collections, current credit conditions, payment history, and the financial condition of the related third-party service providers. In the event that the collectability of a receivable is uncertain, the Company will record an increase in the allowance for doubtful accounts. Amounts that are determined to be uncollectible with a high degree of certainty are written-off through bad debt expense, which is included in Operating costs on the accompanying consolidated statements of operations. The Company did not record an allowance for doubtful accounts as of December 31, 2021. As of December 31, 2020, the allowance for doubtful accounts was $0.2 million.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Earnings Per Share

Basic earnings per share attributable to common stockholders is computed by dividing net income (loss) attributable to the Company less dividends on Series A by the weighted average number of shares outstanding during each period. The computation of diluted income (loss) per share attributable to common stockholders further assumes the potential dilutive effect of potential common shares, which includes common shares, consisting of (a) stock options and warrants using the treasury stock method, and (b) convertible debt and preferred stock using the if-converted method. To the extent the inclusion of potential common shares is anti-dilutive, the potential common shares are excluded from the computation of diluted income (loss) per share attributable to common stockholders. See Note 14 – Net Income (Loss) Per Share for the calculation of earnings per share.

Related Parties

In the normal course of business, the Company enters into transactions with related parties. Related parties include affiliates of the entity, entities under common control of the Company, significant stockholders and executive management and members of their immediate families, and other parties that can significantly influence the management and operating policies of the Company.

Income Taxes

The Company accounts for income taxes under the asset and liability method in accordance with ASC 740, Accounting for Income Taxes. Deferred tax assets and liabilities are determined based on temporary differences between the financial reporting and tax basis of assets and liabilities and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured by applying enacted tax rates and laws and are released in the years in which the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are provided against deferred tax assets when it is more-likely-than-not that some portion or all of the deferred tax assets will not be realized.

A valuation allowance is required to reduce the balance of a deferred tax asset if it is determined that it is more-likely-than-not that all or some portion of the deferred tax asset will not be realized due to the lack of sufficient taxable income or other limitation on the Company’s ability to utilize the loss carryforward.

We recognize the impact of an income tax position, if that position is more-likely-than-not of being sustained on audit, based on the technical merits of the position. Related interest and penalties are classified as income taxes in the financial statements. See Note 9 – Income Taxes for more detail.

Share-Based Payments

The Company has granted stock to non-employees in non-capital raising transactions as compensation for services provided. For stock grants to non-employees, the fair value of the share-based payment is determined based upon the measurement date fair value. The measurement date may be either (i) the date at which a performance commitment is reached or (ii) the date at which the necessary performance to earn the equity instruments is complete. The fair value of the Company’s common stock grants is estimated using market factors, such as the current private market selling price of the Company’s common stock at the measurement date, depending on the terms of each arrangement. Non-employee share-based payment charges are recognized based on the terms of each arrangement, and share-based payment charges are generally recognized as the related service is provided. The average vesting period is four years.

Share-Based Compensation

In July 2017, the Company’s Board of Directors approved the 2017 Incentive Stock Plan (the “2017 Plan”), which was amended in June 2018 to authorize the issuance of up to 5.0 million shares of common stock. In June 2018, the Company’s Board of Directors approved and issued approximately 3.0 million employee stock options to existing employees. The total stock options outstanding as of December 31, 2021 and 2020, was 3.5 million, respectively. The total restricted stock units outstanding as of December 31, 2021 was 0.7 million. No restricted stock units were outstanding as of December 31, 2020.

The Company estimates the fair value of stock options using the Black-Scholes valuation model, which requires certain assumptions that can materially impact the estimation of fair value and related compensation expense. The assumptions used to estimate fair value include the price of our common stock, the expected volatility of our common stock, the risk-free interest rate, and the expected term of stock option awards. Management elected to recognize forfeitures as they occur pursuant to ASU 2016-09, Compensation — Stock Compensation. As a result, no forfeiture rate was assumed. The fair value of restricted stock units is based on the fair value of the Company’s common stock at the date of grant.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Segment Information

During 2021, we realigned our operating segments to better reflect the internal management of our business. This realignment demonstrates a strategic shift in the growth and maturation of the Caliber model into an alternative asset manager generating fees from managed capital and growing a portfolio of high value diversified assets. The Company’s activities are organized into three operating segments which constitute three reportable segments based on similarities with both their qualitative and economic characteristics. These segments distinguish all of the primary revenue generating activities of the business but group them together by their nature. The Company’s chief operating decision maker uses total revenue, operating income and key operating statistics to evaluate performance and allocate resources to the Company’s operations. Under this revised structure, the Company’s operations are now organized into three reportable segments for management and financial reporting purposes, Fund Management, Development and Brokerage.

Management has concluded that based on the strategic shift in our operating strategies the consolidated investment funds which previously comprised the Hospitality, Residential, Commercial and Diversified segments, no longer meet the requirements in ASC 280, Segment Reporting, as operating segments. The consolidated investment funds are consolidated based on the requirement in ASC 810, Consolidation, as the Company was determined to be the primary beneficiary of each of these variable interest entities since it has the power to direct the activities of the entities and the right to absorb losses, generally in the form of guarantees of indebtedness that are significant to the individual investment funds. The Company’s chief operating decision maker no longer regularly reviews the operating results of these investment funds for the purposes of allocating resources, assessing performance or determining whether additional investments or advances be made to these funds.

The non-reportable segments include certain business activities which do not meet the requirement to be a reportable segment because they are immaterial. These activities represent the operating activity of our single-family assets which involve both the sale and rental of real estate assets. In addition, the Company has not and does not allocate its assets or liabilities specifically to the operating segments and the Company’s chief operating decision maker does not review assets or liabilities by segment to make operating decisions. Assets, liabilities and corporate expenses are recorded at the legal entity level, which is not consistent to the operating segment and is therefore not reported by segment. See Note 16 – Segment Reporting for additional disclosures regarding the Company’s segments.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Accounting Policies of Consolidated Funds

Accounting for Real Estate Investments

Upon the acquisition of real estate properties, a determination is made as to whether the acquisition meets the criteria to be accounted for as an asset acquisition or a business combination. The determination is primarily based on whether the assets acquired, and liabilities assumed meet the definition of a business. The determination of whether the assets acquired, and liabilities assumed meet the definition of a business includes a single or similar asset threshold. In applying the single or similar asset threshold, if substantially all the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets, the assets acquired, and liabilities assumed are not considered a business. Most of our consolidated fund acquisitions meet the single or similar asset threshold, due to the fact that substantially all the fair value of the gross assets acquired is attributable to the real estate assets acquired.

Acquired real estate properties accounted for as asset acquisitions are recorded at cost, including acquisition and closing costs. Our consolidated funds allocate the cost of real estate properties to the tangible and intangible assets and liabilities acquired based on their estimated relative fair values. Our consolidated funds determine the fair value of tangible assets, such as land, building, furniture, fixtures and equipment, using a combination of internal valuation techniques that consider comparable market transactions, replacement costs and other available information and fair value estimates provided by third-party valuation specialists, depending upon the circumstances of the acquisition. Our consolidated funds determine the fair value of identified intangible assets or liabilities, which typically relate to in-place leases, using a combination of internal valuation techniques that consider the terms of the in-place leases, current market data for comparable leases, and fair value estimates provided by third-party valuation specialists, depending upon the circumstances of the acquisition.

If a transaction is determined to be a business combination, the assets acquired, liabilities assumed, and any identified intangibles are recorded at their estimated fair values on the transaction date, and transaction costs are expensed in the period incurred.

Cost Capitalization and Depreciation

Our consolidated funds capitalize costs, including certain indirect costs, incurred in connection with their development and construction activities. Included in these capitalized costs are payroll costs associated with time spent by site employees in connection with capital addition activities at the asset level. Interest, property taxes and insurance are also capitalized during periods in which redevelopment, development and construction projects are in progress. Capitalization of costs, including certain indirect costs, incurred in connection with our capital addition activities, commence at the point in time when activities necessary to get the assets ready for their intended use are in progress. This includes when assets are undergoing physical construction, as well as when apartment homes are held vacant in advance of planned construction, provided that other activities such as permitting, planning and design are in progress. Our consolidated funds cease the capitalization of costs when the assets are substantially complete and ready for their intended use, which is typically when construction has been completed and apartment homes or other properties are available for occupancy. Cost of ordinary repairs, maintenance and resident turnover are charged to operating expense, as incurred.

Depreciation for all tangible real estate assets is calculated using the straight-line method over the estimated useful lives of the assets. The estimated useful lives of our real estate assets are as follows:

Building and building improvements	15 – 40 years
Furniture, fixtures, and equipment	3 – 7 years

For the years ended December 31, 2021 and 2020, depreciation expense was $10.4 million and $7.8 million, respectively.

Impairment of Long-Lived Assets

Real estate and other long-lived assets to be held and used are stated at cost, less accumulated depreciation and amortization, unless the carrying amount of the asset is determined to not be recoverable. If events or circumstances indicate that the carrying amount of a long-lived asset may not be recoverable, we make an assessment of its recoverability by comparing the carrying amount to our estimate of the undiscounted net future cash flows resulting from the use of the asset, excluding interest charges. If the carrying amount exceeds the aggregate undiscounted future cash flows, our consolidated funds recognize an impairment loss to the extent the carrying amount exceeds the estimated fair value of the asset.

For the years ended December 31, 2021 and 2020, our consolidated funds did not record an impairment loss related to its real estate and other long-lived assets.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Cash

Cash includes cash in bank accounts. The consolidated funds deposit cash with several high-quality financial institutions. These deposits are guaranteed by the Federal Deposit Insurance Company (“FDIC”) up to an insurance limit of $250,000. At times, cash balances may exceed FDIC limits. Although the consolidated funds bear risk on amounts in excess of those insured by the FDIC, they have not experienced and do not anticipate any losses due to the high quality of the institutions where the deposits are held.

Restricted Cash

Restricted cash consists of tenant security deposits and cash reserves required by certain loan agreements for capital improvements and repairs. As improvements and repairs are completed, related costs incurred by the consolidated funds are funded from the reserve accounts. Restricted cash also includes cash held in escrow accounts by mortgage companies on behalf of the consolidated funds for payment of property taxes, insurance, and interest.

Advance Key Money

Our consolidated funds have entered into certain arrangements in which hotel franchisors or their affiliates have provided the consolidated funds with financing as part of a franchise arrangement. The consolidated funds have been advanced funds upon entering into a franchise agreement and are not required to repay the funds as long as the franchise agreement is not terminated prior to its scheduled maturity. The potential amount of funds that would be required to be repaid decreases with the passage of time. The consolidated funds record a liability equal to the initial amount of funds received, which is amortized over the term of the franchise agreement and recorded as a reduction of franchise fee expense, which is included in Consolidated fund expenses in the accompanying consolidated statements of operations.

Deferred Financing Costs

Deferred financing costs represent costs incurred in connection with obtaining long-term debt and are capitalized and amortized over the term of the related debt obligation using the straight-line method. Capitalized deferred financing costs, net of accumulated amortization, are offset against and included in Notes payable, net on the accompanying consolidated balance sheets.

Consolidated Fund Revenues

In accordance with the ASC 606, Revenue from Contracts with Customers, our consolidated funds apply the five-step framework in determining the timing and amount of revenue to recognize. This framework requires an entity to: (i) identify the contract(s) with customers, (ii) identify the performance obligations within the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations within the contract, and (v) recognize revenue when or as the entity satisfies a performance obligation. Our consolidated funds’ revenues primarily consist of hospitality revenues and rental income.

Consolidated funds – Hospitality revenue

Hospitality revenues are comprised of charges for room rentals, food and beverage sales, and other hotel operating activities. Revenues are recognized as earned, which is defined as the date upon which a guest occupies a room or utilizes the hotel’s services. Revenues are recorded net of sales tax.

Our consolidated funds have performance obligations to provide accommodations and other ancillary services to hotel guests. As compensation for such goods and services, the consolidated funds are typically entitled to a fixed nightly fee for an agreed upon period and additional fixed fees for any ancillary services purchased. These fees are generally payable at the time the hotel guest checks out of the hotel. The consolidated funds generally satisfy the performance obligations over time and recognize the revenue from room sales and from other ancillary guest services on a daily basis, as the rooms are occupied, and the services have been rendered.

For food and beverage, revenue is recognized upon transfer of promised products or services to customers in an amount that reflects the consideration the consolidated funds received in exchange for those services, which is generally when payment is tendered at the time of sale.

The consolidated funds receive deposits for events and rooms. Such deposits are deferred and included in Other liabilities on the accompanying consolidated balance sheets. The deposits are credited to Consolidated funds – Hospitality revenue when the specific event takes place.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Consolidated funds – Other revenue

Included in Consolidated funds – Other revenue is rental revenue of $3.3 million and $2.6 million as of December 31, 2021 and 2020, respectively. Rental revenue includes the revenues generated primarily by the rental operations of the residential (multi-family and single-family) properties of our consolidated funds. The consolidated funds’ revenues generated by residential properties, consists of rental revenue that each tenant pays in accordance with the terms of each lease and are reported on a straight-line basis over the initial noncancelable term of the lease, net of any concessions, and recognized when earned and collectability is reasonably assured. These revenues are recorded net of any sales and occupancy taxes collected from tenants. Rental revenue is not within the scope of ASC 606 and would fall under ASC 840 — Leases.

Consolidated Fund Expenses

Consolidated fund expenses consist primarily of costs, expenses and fees that are incurred by, or arise out of the operation and activities of or otherwise related to, our consolidated funds, including, without limitation, operating costs, depreciation and amortization, interest expense on debt held by our consolidated funds, insurance expenses, professional fees and other costs associated with administering and supporting those funds.

Accounts Receivable

Accounts receivable primarily consists of amounts due from guests or groups for hotel rooms and services provided by the hotel properties. Accounts receivable also include due, but unpaid, rental payments. Our consolidated funds continually review receivables and determines collectability by taking into consideration the history of past write-offs, collections, current credit conditions, tenant payment history, the financial condition of the tenants, business conditions in the industry in which the tenant operates and economic conditions in the area in which the property is located. In the event that the collectability of a receivable is uncertain, our consolidated funds will record an increase in the allowance for doubtful accounts. Amounts that are determined to be uncollectible with a high degree of certainty are written-off through bad debt expense, which is included in Other expenses, net on the accompanying consolidated statements of operations. Our consolidated funds did not record an allowance for doubtful accounts as of December 31, 2021 and 2020.

Interest Rate Caps

Our consolidated funds utilize interest rate caps, derivative financial instruments, to reduce interest rate risk. Our consolidated funds do not hold or issue derivative financial instruments for trading purposes. Accounting and reporting standards for derivative instruments and hedging activities require the consolidated funds to recognize all derivatives as either assets or liabilities on the consolidated balance sheets and measure those instruments at fair value. Changes in the fair value of those instruments are reported in earnings or other comprehensive income (loss) depending on the use of the derivative and whether it qualifies for hedge accounting. The accounting for gains and losses associated with changes in the fair value of the derivative and the effect on the financial statements will depend on its hedge designation and whether the hedge is highly effective in achieving offsetting changes in the fair value of cash flows of the asset or liability hedged. As of December 31, 2021 and 2020, the consolidated funds’ interest rate caps were estimated to have fair values (Level 2) equal to zero. See Note 6 – Notes Payable for more detail.

Fair Value of Financial Instruments

The fair value of financial instruments is disclosed in accordance with ASC 825, Financial Instruments. The fair value of our financial instruments is estimated using available market information and established valuation methodologies. The estimates of fair value are not necessarily indicative of the amounts the consolidated funds could realize on disposition of the financial instruments. The use of different market assumptions and/or valuation methodologies may have a material effect on the estimated fair value amounts.

Fair Value Measurements

Fair value measurements and disclosures consist of a three level valuation hierarchy. The valuation hierarchy categorizes assets and liabilities measured at fair value into one of three different levels depending on the ability to observe the inputs employed in the measurement using market participant assumptions at the measurement date. An asset’s or liability’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The three levels are defined as follows:

•	Level 1 – Inputs are quoted prices in active markets for identical assets or liabilities that can be accessed at the measurement date.

•	Level 2 – Inputs include quoted prices included within Level 1 that are observable for the asset or liability either directly or indirectly. If the asset or liability has a specified (contractual) term, a Level 2 input must be observable for substantially the full term of the asset or liability.

•	Level 3 – Unobservable inputs for the asset or liability. These unobservable inputs reflect assumptions about what market participants would use to price the asset or liability and are developed based on the best information available in the circumstances (which might include the reporting company’s own data).

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Recent Accounting Pronouncements

Leases

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), as amended by subsequent ASUs on this topic, which will require that a lessee recognize assets and liabilities on the balance sheet for all leases with a lease term of more than 12 months, with the result being the recognition of a right-of-use asset and a lease liability and the disclosure of key information about the entity’s leasing arrangements. ASU 2016-02 retains a distinction between finance leases (i.e., capital leases under current U.S. GAAP) and operating leases. The classification criteria for distinguishing between finance leases and operating leases will be substantially similar to the classification criteria for distinguishing between capital leases and operating leases under current U.S. GAAP. The amendments in ASU 2016-02 are effective for the Company for its fiscal year beginning after December 15, 2021, and interim periods in its fiscal year beginning after December 15, 2022, with early adoption permitted. A modified retrospective approach is required for existing leases that have not expired upon adoption. We are currently evaluating the potential impact the adoption of ASU 2016-02, but do not believe the adoption of this standard will have a material impact on our consolidated financial statements.

Investments – Equity Securities

In January 2020, the FASB issued ASU 2020-01, Investments – Equity Securities (Topic 321), Investments – Equity Method and Joint Ventures (Topic 323), and Derivatives and Hedging (Topic 815) – Clarifying the Interactions between Topic 321, Topic 323, and Topic 815 (a consensus of the FASB Emerging Issues Task Force), which clarify that an entity should consider observable transactions when determining to apply or discontinue the equity method for the purposes of applying the measurement alternative. The amendments also clarify that an entity would not consider whether a purchased option would be accounted for under the equity method when applying ASC 815-10-15-141(a). The amendments in ASU 2020-01 are effective for the Company for fiscal years beginning after December 15, 2021, and interim periods within those fiscal years and should be applied prospectively. Early adoption is permitted. We are currently evaluating the potential impact the adoption of ASU 2020-01, but do not believe the adoption of this standard will have a material impact on our consolidated financial statements.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Debt

In August 2020, the FASB issued ASU 2020-06, Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40), which simplifies the accounting for convertible instruments by reducing the number of accounting models for convertible debt instruments and convertible preferred stock, removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception and also simplifies the diluted earnings per share calculation in certain areas. The amendments in ASU 2020-06 are effective for the Company for reporting periods beginning after December 15, 2023, including interim periods within those fiscal years, with early adoption permitted beginning after December 15, 2020. We are currently evaluating the impact of ASU 2020-06, but do not believe the adoption of this standard will have a material impact on our consolidated financial statements.

Recent Accounting Pronouncements Adopted

Financial Instruments

In June 2016, the FASB issued an update ASU 2016-13, Measurement of Credit Losses on Financial Instruments establishing Accounting Standards Codification (“ASC”) Topic 326, Financial Instruments – Credit Losses (“ASC 326”), as amended by subsequent ASUs on the topic. ASU 2016-13 changes how entities account for credit losses for most financial assets and certain other instruments that are not measured at fair value through net income. The guidance replaces the current “incurred loss” model with an “expected loss” model that requires consideration of a broader range of information to estimate expected credit losses over the lifetime of the financial asset. In May 2019, the FASB issued ASU 2019-05 Financial Instruments – Credit Losses (Topic 326): Targeted Transition Relief, which allow companies to irrevocably elect, upon adoption of ASU 2016-13, the fair value option for financial instruments that were previously recorded at amortized cost and are within the scope of ASC Subtopic 326-20 if the instruments are eligible for the fair value option under ASC Subtopic 825-10, Financial Instruments. In November 2019, the FASB issued ASU 2019-10, Financial Instruments—Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842), which amends the effective date of the update. The amendments in these updates are effective for the Company for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years, and applied using a modified-retrospective approach, with certain exceptions. The guidance in ASU 2016-13, as amended, was adopted as of January 1, 2021 and did not result in a cumulative-effect adjustment in retained earnings and did not have a material impact on the consolidated financial statements.

Note 3 – VIEs

As of December 31, 2021 and 2020, the Company’s accompanying consolidated financial statements included 13 and 14 entities, respectively, all of which are consolidated as VIEs (“consolidated funds”). In February 2021, the Company deconsolidated one VIE which owned various single family real estate assets, because the Company was no longer determined to be the primary beneficiary. In November 2021, the Company deconsolidated one VIE which owned a hotel property, because the Company was no longer determined to be the primary beneficiary. We aggregate and report the results of operations of these VIEs in Consolidated fund revenues and Consolidated fund expenses within the accompanying consolidated statements of operations through the date of deconsolidation.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the year ended December 31, 2021, the Company began consolidating Ironwood Fundco, LLC (“Ironwood”) in April 2021, because the Company was determined to be the primary beneficiary. The increase in assets, liabilities, and stockholders’ equity as a result of the consolidation of Ironwood consisted of the following (in thousands):

Assets of consolidated fund
Real estate investments, net	$14,936
Cash	400
Restricted cash	390
Prepaid and other assets	16
Total Assets of consolidated fund	$15,742

Liabilities of consolidated fund
Notes payable, net	$8,195
Notes payable - related parties	7,510
Accounts payable	2
Total Liabilities of consolidated fund	$15,707

Stockholders’ Equity of consolidated fund	35
Total Liabilities and Stockholders’ Equity of consolidated fund	$15,742

For the year ended December 31, 2020, the Company began consolidating Caliber Fixed Income Fund III, LP (“CFIF III”) in June 2020, Circle Lofts, LLC (“Circle Lofts”) in July 2020 and TCC Inv Fund I, LLC (“TCC”) in September 2020, because the Company was determined to be the primary beneficiary. The consolidation of CFIF III, Circle Lofts and TCC consisted of the following (in thousands):

Assets of consolidated funds
Real estate investments, net	$47,748
Cash	2,604
Accounts receivable	49
Due from related parties	130
Notes receivable - related parties	34,493
Prepaid and other assets	69
Total Assets of consolidated funds	$85,093

Liabilities of consolidated funds
Notes payable, net	$16,274
Notes payable - related parties	14,882
Accounts payable	2,941
Due to related parties	2,380
Accrued expenses	238
Other liabilities	36
Total Liabilities of consolidated funds	$36,751

Stockholders’ Equity of consolidated funds	48,342
Total Liabilities and Stockholders’ Equity of consolidated funds	$85,093

Management has determined that the equity holders in our consolidated entities, as a group, lack the power to direct the activities that most significantly impact the entity’s economic performance and/or have disproportionate voting rights relative to their equity. The Company was determined to be the primary beneficiary of each of these entities since it has the power to direct the activities of the entities and the right to absorb losses, generally in the form of guarantees of indebtedness that are significant to the individual entities.

Generally, the assets of the individual consolidated VIEs can be used only to settle liabilities of each respective individual consolidated VIEs and the liabilities of the individual consolidated VIEs are liabilities for which creditors or beneficial interest holders do not have recourse to the general credit of the Company. When the VIE is consolidated, we reflect the assets, liabilities, revenues, expenses and cash flows of the consolidated funds on a gross basis, and the interests in the VIEs are included in non-controlling interest in the consolidated financial statements. The Company has provided financial support to certain consolidated VIEs in the form of short-term financing and guarantees of the debts of certain VIEs. In general, our maximum exposure to loss due to involvement with the consolidated VIEs is limited to the amount of capital investment in the VIE, if any, or the potential obligation to perform on the guarantee of debts.

See Note 11 – Commitments and Contingencies for additional information related to the commitments and contingencies of these VIEs.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 – Real Estate Investments

Dispositions

During the year ended December 31, 2021, the Company sold four single-family homes, which included two single family homes sold to related parties, previously held as investments in real estate for $1.9 million, resulting in a gain on the dispositions of $0.5 million, which is included on the accompanying consolidated statements of operations in Other income.

Held for Sale

As of December 31, 2021, the Company had $1.8 million of assets which included one single-family home and land, previously held as investments in real estate, classified as held for sale. As of December 31, 2020, the Company had no assets classified as held for sale.

Asset Acquisitions by Consolidated Funds

During the year ended December 31, 2021, the consolidated funds acquired commercial buildings, from a related party, for an aggregate purchase price of $4.9 million with the acquisition being accounted for as an asset acquisition under U.S. GAAP. The allocation of the purchase price among the assets acquired at their relative fair value as of the acquisition date, consisted of the following for the year ended December 31, 2021 (in thousands):

December 31, 2021
Real estate investments, at cost
Land	$1,300
Building	3,567
Total purchase price of assets acquired	$4,867

During the year ended December 31, 2020, the consolidated funds acquired a commercial building, from a related party, for a purchase price of $2.9 million, with the acquisition being accounted for as an asset acquisition under U.S. GAAP. The allocation of the purchase price among the assets acquired at their relative fair values as of the acquisition date, consisted of the following (in thousands):

December 31, 2020
Real estate investments, at cost
Land	$415
Building	2,454
Total purchase price of assets acquired	$2,869

Investments in Real Estate Assets by Consolidated Funds

During the years ended December 31, 2021 and 2020, the consolidated funds had $9.3 million and $6.6 million, respectively, of capital improvements to real estate investments.

Dispositions by Consolidated Funds

For the year ended December 31, 2021, there were no dispositions made by the consolidated funds. For the year ended December 31, 2020, the consolidated funds sold three separate single-family homes previously held as investments in real estate for $0.5 million, resulting in a gain on the dispositions of $0.1 million, which is included in Consolidated funds - Other expenses on the accompanying consolidated statements of operations.

Held for Sale by Consolidated Funds

For the year ended December 31, 2021, the consolidated funds reclassified $9.1 million in assets which included a multi-family apartment building, previously classified as investments in real estate, to held for sale. As of December 31, 2020, the consolidated funds had no assets classified as held for sale.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5 – Prepaid and Other Assets

Prepaid and other assets consisted of the following as of December 31, 2021 and 2020 (in thousands):

	December 31,
	2021	2020
Prepaid Expenses	$356	$163
Accounts receivable, net	58	69
Deposits	43	346
Costs in excess of billings	207	274
Inventory	9	9
Other assets	7	10
Pursuit costs	753	-
Total prepaid and other assets	$1,433	$871

Prepaid and other assets of the consolidated funds consisted of the following as of December 31, 2021 and 2020 (in thousands):

	December 31,
	2021	2020
Prepaid Expenses	$1,024	$711
Deposits	681	227
Deferred franchise fees, net	416	527
Intangibles, net	-	252
Inventory	120	74
Other assets	20	514
Pursuit costs	344	-
Total prepaid and other assets	$2,605	$2,305

Note 6 – Notes Payable

Notes payable consisted of the following as of December 31, 2021 and 2020 (in thousands):

	December 31,
Notes Payable	2021	2020	Interest Rate	Maturity date
Corporate Notes	$3,919	$4,183	10.00% - 15.00%	January - December 2022
Convertible Corporate Notes	1,492	1,757	8.25%	January - December 2022
Payroll Protection Program Loans	1,399	-	1.00%	January 2026
Total Notes Payable	$6,810	$5,940

Corporate Notes and Convertible Corporate Notes

The Company has entered into multiple general corporate financing arrangements with third parties. The arrangements are generally evidenced in the form of a promissory note, which are secured by the otherwise unencumbered assets of the Company and require monthly or quarterly interest-only payments until maturity. The loans generally have a 12-month term and may be extended upon the mutual agreement of the lender and the borrower. The Company has issued corporate notes with a conversion feature. The conversion price is $4.50 per share of common stock. The holders of the convertible corporate notes can elect to convert all or any portion of the balance at any time. As of December 31, 2021 and December 31, 2020, the value of the conversion feature was zero.

As of December 31, 2021, there were 77 individual corporate notes outstanding, with an average outstanding principal balance of $0.1 million, interest rates ranging from 8.25% to 15.00%, with weighted average interest rate of 10.98%, and maturity dates ranging from January 2022 to December 2022. During the year ended December 31, 2021, there were no conversions of debt into common stock.

As of December 31, 2020, there were 84 individual corporate notes outstanding, with an average outstanding principal balance of $0.1 million, interest rates ranging from 8.25% to 15.00%, with a weighted average interest rate of 10.90%, and maturity dates ranging from January 2021 to December 2021. During the year ended December 31, 2020, there were no conversions of debt into common stock.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Payroll Protection Program Loans

In April 2020, management was granted a PPP loan totaling $1.4 million. The loan was unsecured and had a fixed interest rate of 1.0 % and a maturity in April 2022. The loan allowed the Company to prepay the amount plus accrued interest prior to maturity. In November 2020, the $1.4 million outstanding PPP loan was forgiven. The gain recognized on the forgiveness of the loan is recorded in Interest expense on the consolidated statements of operations.

In January 2021, management was granted a PPP loan totaling $1.4 million. The loan is unsecured and has a fixed interest rate of 1.0 % and matures in January 2026. The loan allows the Company to prepay the amount plus accrued interest prior to maturity. According to the terms of the PPP, the potential loan forgiveness for all or a portion of the PPP loan are determined, subject to limitations, on the use of loan proceeds over the 8- to 24-weeks after the loan proceeds are disbursed for payment of payroll costs and other eligible expenses. Management believes it has used the proceeds from its PPP loan for purposes consistent with the PPP terms and has submitted applications for forgiveness under this program. In August 2022, the $1.4 million outstanding PPP loan was forgiven.

Future Minimum Payments

The following table summarizes the scheduled principal repayments of our indebtedness as of December 31, 2021 (in thousands):

Year	Amount
2022	$5,411
2023	-
2024	-
2025	-
2026	1,399
Total	$6,810

Notes payable of the consolidated funds consisted of the following as of December 31, 2021 and 2020, respectively (in thousands):

Notes Payable	December 31, 2021	December 31, 2020	Interest Rate	Maturity date
Real Estate Loans
Hampton Inn & Suites Hotel	$6,345	$6,556	4.50%	July 2025
Four Points by Sheraton Hotel	11,000	11,000	6.58%	April 2022
Holiday Inn Ocotillo Hotel	9,250	9,250	8.00%	August 2022
Hilton Tucson East Hotel	-	14,000	8.50%	November 2025
Airport Hotel Portfolio	56,470	56,470	5.75%	October 2022
DoubleTree by Hilton Tucson Convention Center	18,980	12,993	2.61%	August 2027
GC Square Apartments	11,581	11,600	3.13%	October 2028
DT Mesa Holdco II, LLC	6,015	5,292	Variable	Various
Circle Lofts, LLC	4,965	5,000	5.25%	August 2050
Ironwood Fundco, LLC	8,255	-	Various	May 2022
Caliber Residential Advantage Fund LP	-	826	5.41%	January 2024
Total Real Estate Loans	132,861	132,987
Payroll Protection Program Loans	3,564	3,416	1.00%	Various
Economic Injury Disaster Loans	450	600	3.75%	June 2050
Revolving Line of Credit	3,750	4,500	4.75%	August 2022
Convertible Notes	7,620	-	10.00%	April 2023
Total Notes Payable	148,245	141,503
Deferred Financing Costs, net	(856)	(1,216)
Total Notes Payable, Net	$147,389	$140,287

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Real Estate Loans

Hampton Inn & Suites Hotel

In July 2015, the consolidated fund entered into a $7.3 million loan, which is secured by a deed of trust and assignment of leases and rents of a hotel property in Scottsdale, Arizona. The terms of the note require monthly principal and interest payments, with a balloon payment due at maturity. The loan has a fixed interest rate of 4.50% and matures in July 2025. The terms of the loan allow the prepayment of the outstanding balance in part or in whole at any time prior to the maturity date, subject to a prepayment premium fee. The loan is guaranteed by an individual who is an affiliate of the Company. The terms of the loan agreement include covenant clauses, which requires certain key financial ratios and liquidity be met. In June 2020 and August 2020, the terms of the loan agreement were renegotiated temporarily removing certain covenants and payment requirements through November 2020. As of December 31, 2020, the debt service coverage ratio and liquidity covenants required by the loan agreement were not satisfied, however, a waiver of the breach of covenant was obtained from the lender. As of December 31, 2021, the debt service coverage ratio covenant required by the loan agreement was not satisfied, however, a waiver of the breach of covenant was obtained from the lender.

Four Points by Sheraton Hotel

In June 2018, the consolidated fund entered into an $11.0 million loan, which is secured by a deed of trust and assignment of leases and rents of a hotel property in Phoenix, Arizona. Upon entering into the loan, $1.6 million of the loan proceeds were placed into reserve accounts to be drawn against and pay for the conversion of hotel rooms (the “Conversion Reserve”), pay for the property improvement plans required by the franchisor (the “PIP Reserve”), and pay interest on the loan (the “Interest Reserve”). At December 31, 2021, the balance of the Conversion Reserve, PIP Reserve, and Interest Reserves was $1.1 million, all of which is included in Restricted cash on the accompanying consolidated balance sheets. Once the Interest Reserve is depleted, the loan continues to require monthly interest-only payments until maturity. The loan matures in December 2021 and the loan terms allow for the prepayment of the outstanding balance in part or in whole at any time prior to the maturity date. In December 2021, an agreement was negotiated to extend the maturity of the loan to April 2022. Per the terms of this agreement, the original interest rate terms are extended through March 2022 and thereafter 12.0% until maturity. As of December 31, 2021, the interest rate was the greater of 5.75% or 360 LIBOR Rate plus 4.00%, resulting in an interest rate of 6.58%. As of the date of this filing, the Company had not repaid the outstanding loan balance and the lender had not declared an event of default. The Company is negotiating with the lender to amend the loan agreement to extend the maturity date of the loan.

The terms of the loan include, among other things, certain covenants, as defined in the loan agreement, including a debt service coverage ratio (“DSCR”) requirement. As of December 31, 2021 and December 31, 2020, the loan was not in compliance with its loan covenants as the hotel property’s operating results were below the required DSCR threshold. As of the date of this filing, the lender had not declared an event of default related to the DSCR requirement. As of December 31, 2021, and through the date of this filing, the Company has been in communication with the lender to negotiate an agreement to mitigate any event of default. Compliance with all other covenants was met as of December 31, 2021. The loan is guaranteed by the Company.

There can be no assurance, but management believes we will be able to come to an agreement with the lender in order to mitigate any events of default. Upon occurrence of an event of default, the lender may, at its sole option and in its sole discretion, but is not limited to, demand payment of the outstanding loan balance or commence foreclosure proceedings on the hotel property.

Holiday Inn Ocotillo Hotel

In July 2018, the consolidated fund entered into a $9.3 million loan, which is secured by a deed of trust and assignment of leases and rents of a hotel property in Chandler, Arizona. Upon entering into the loan, $0.9 million of the loan proceeds were placed into reserve accounts to be drawn against and pay for operating expenses (the “Operating Reserve”), pay for the property improvement plan required by the franchisor (the “PIP Reserve”), and pay interest on the loan (the “Interest Reserve”). The Interest Reserve and Operating Reserve have a floor of $0.1 million, respectively, where if the balance falls below the floor, the Company is required to fund the reserves back to their original amounts. At December 31, 2021 and December 31, 2020, the balance held in reserves related to the loan agreement were $0.2 million, respectively, which are included in Restricted cash on the accompanying consolidated balance sheets. The loan requires monthly interest-only payments. In June 2020, an option to extend the original maturity date of the loan to August 2021 was exercised and paid a fee in the amount of $0.1 million was paid. In August 2021, the loan agreement was amended and restated with the lender extending the maturity date to August 2022. Per the terms of the restated loan agreement, the interest rate on the loan is equal to 1-month LIBOR plus 6.00%, with a floor rate of 8.00%, resulting in a rate of 8.00% as of December 31, 2021. The floor rate increases, per the terms of the agreement, to 9.00% in March 2022 and to 11.00% in June 2022. The loan is guaranteed by the Company. In September 2022, the loan agreement was amended and restated with the lender extending the maturity date to May 2023, with an option to extend the maturity date to October 2023 contingent on meeting a minimum net operating income and no event of default, as defined in the agreement, has occurred and is continuing. The amended and restated loan agreement requires the Company to fund an additional $0.2 million to the Interest Reserve.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Hilton Tucson East Hotel

In July 2018, the consolidated fund entered into a $14.0 million loan with a lender. The loan is secured by a deed of trust and assignment of leases and rents of the Hilton Tucson. The interest rate on the loan has a fixed rate of 8.50%. The loan requires monthly interest-only payments. In June 2020, an option to extend the original maturity date of the loan (“first extension period”) was exercised and paid a fee was paid in the amount of $0.1 million. In December 2020, upon the expiration of the first extension period an agreement was negotiated to extend the maturity of the loan to June 2021 and a fee of $0.1 million was paid in January 2021, the effective date of the agreement. In July 2021 an agreement was negotiated to extend the maturity of the loan to December 2021 (“second extension period”). Per the terms of this agreement an interest reserve of $0.4 million was required to be deposited with the lender and a principal reduction payment of $4.6 million was made. The terms of the loan allow the Company to prepay the outstanding balance in whole or in part at any time prior to the maturity date, subject to a prepayment premium fee.

In December 2021, the consolidated fund paid the remaining $9.4 million loan in full and entered into a new $12.0 million loan which is secured by a deed of trust and assignment of rents of the Hilton Tucson. The interest rate on the loan has a fixed rate of 6.25% and requires interest-only payments for the first 18 months and principal and interest payments thereafter. The terms of the loan allow the prepayment of the outstanding balance in whole or in part at any time prior to the maturity date, subject to a prepayment premium fee of 2% of the prepaid principal balance in the first year of the loan and a 1% of the prepaid principal balance thereafter. Upon the closing of the loan $1.0 million of the loan proceeds were placed into an interest reserve account. The terms of the loan include, among other things, certain covenants, as defined in the loan agreement, including a DSCR requirement which commence in December 2023. The loan matures in November 2025. As of December 2021, the Company determined it was no longer the primary beneficiary of the fund, as the Company is not the guarantor of the debt and therefore the fund was deconsolidated. Refer to Note 2 – Summary of Significant Accounting Policies – Basis of Presentation and Consolidation for additional information on the Company’s accounting for VIEs.

Airport Hotel Portfolio

In September 2018, the consolidated fund entered into a $62.2 million portfolio loan. Initial funding of the loan was $56.5 million with the option to receive an additional $5.7 million once certain operating performance thresholds are met. The loan is secured by a deed of trust and assignment of leases and rents of the Airport Hotel Portfolio. The loan has a variable interest rate equal to one-month LIBOR plus 3.75%, resulting in a rate of 5.75% as of December 31, 2021. The loan requires interest-only payments until maturity and matures in October 2021 with options to extend the maturity date up to two additional years, subject to certain terms, conditions and fees. The terms of the loan agreement require an exit fee equal to 0.25% of the original principal amount of the loan at the time the loan is repaid in full. The exit fee of $0.2 million was accrued upon entering into the loan and recorded as a deferred financing cost to be amortized over the life of the loan. The loan is guaranteed by the Company and individuals who are affiliates of the Company.

The terms of the loan include, among other things, certain covenants, as defined in the loan agreement, including a DSCR requirement. The DSCR contains a “cash management” provision that is triggered when the property’s operating results are below a certain DSCR threshold. As of June 30, 2020, the testing period, and December 31, 2020, the hotel properties’ operational results were below that certain DSCR and certain other required financial covenants were not met. In December 2020, the lender provided notification to management exercising their right under the “cash management” provision, and as such the hotel properties’ operating cash is subject to “cash management”. In April 2021, the terms of the loan agreement were renegotiated extending the maturity date of the loan to October 2022. Per the terms of the renegotiated loan agreement, $3.2 million was placed into reserve accounts for the payment of debt service, which is included in Restricted cash on the accompanying consolidated balance sheets. The terms of the renegotiated loan agreement include a waiver of the breach of covenants at December 31, 2020 and further waives the financial covenants through the loan maturity date.

DoubleTree by Hilton Tucson Convention Center Hotel

Due to the consolidation of TCC Hotel I, LLC, in September 2020, the Company now recognizes a $12.6 million loan at December 31, 2020 with a maximum loan amount of $19.0 million, which is secured by a deed of trust and assignment of rents of the DoubleTree by Hilton Tucson Convention Center located in Tucson, Arizona. The loan has a variable interest rate per annum equal to LIBOR plus 2.50%. The loan requires interest-only payments until September 2022 and principal and interest payments thereafter until maturity. The terms of the loan allow for the prepayment of the outstanding balance in whole or in part at any time prior to the maturity date. The terms of the loan include, among other things, certain financial covenants, as defined in the loan agreement, including a DSCR and a loan-to-value requirement which commence in September 2021. As of December 31, 2021 and 2020, the loan was in compliance with all such covenants. The loan matures in August 2027 and is guaranteed by the Company.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

GC Square Apartments

In October 2017, the consolidated fund entered into an $11.0 million loan, which is secured by a deed of trust and assignment of rents of a multi-family property in Phoenix, Arizona. The loan had a variable interest rate equal to LIBOR plus 5.25%. The loan had options to extend the maturity date up to two additional years, subject to certain terms and conditions. The loan required interest-only payments until maturity. Contemporaneous with entering into the loan, the consolidated fund entered into an interest rate cap agreement, which set a maximum interest rate of 7.00% until November 2018 and 7.75% from November 2018 through maturity. The terms of the loan included, among other things, a debt service coverage ratio, as defined in the loan agreement. The debt coverage ratio contained a “cash trap” provision which was triggered when the property’s operating results were below a certain debt service coverage ratio. At December 31, 2019, the property’s operating results were below that certain debt service ratio; however, the lender did not exercise their right under the “cash trap” provision. The loan and accrued interest was paid in full in October 2020.

In October 2020, the consolidated fund entered into an $11.6 million loan which is secured by a deed of trust and assignment of rents of a multi-family property in Phoenix, Arizona. The loan bears interest at a fixed annual rate of 3.125% for the first three years, thereafter, the interest rate is adjusted annually to a rate which is equal to the sum of the highest published prime rate as defined by the agreement and a margin of 0.123% with a floor of 3.125% and a ceiling of 16.0% per year. The loan matures in October 2028. The loan requires interest only payments for the first year and thereafter principal and interest payments as defined by the agreement. The terms of the loan agreement provide the option to fix the annual interest rate (the “fixed interest rate option”) beginning in year 4 of the loan term. The fixed interest rate option would bear interest at an annual rate equal to the sum of a five-year fixed rate advance index defined by the agreement and a 300 basis point spread, rounded up to the next 0.125% point and requires payment to the lender of an amount equal to one percent of the outstanding principal balance at the time of exercise. The loan may be prepaid prior to maturity subject to certain conditions and terms outlined in the agreement which defines the schedule of prepayment premiums based on the timing of the exercise of this option. The loan agreement contains certain usual and customary restrictions and covenants relating to, among other things, liens, insurance, and other indebtedness. The loan is guaranteed by the Company. At December 31, 2021 and 2020, amounts held in escrow for the payment of interest and taxes were $0.1 million, respectively, which are included in Restricted cash on the accompanying consolidated balance sheets.

DT Mesa Holdco II, LLC

In May 2019, the consolidated fund entered into a $1.0 million loan, which is secured by a deed of trust of a commercial building in Mesa, Arizona. The loan has a variable rate per annum equal to prime rate plus 1.00%, resulting in a rate of 4.25% as of December 31, 2021. The loan requires interest-only payments until maturity and the terms of the loan allow the prepayment of the outstanding balance in part or in whole at any time prior to the maturity date with no prepayment penalty. In April 2021, the terms of the loan agreement were renegotiated extending the maturity date of the loan to January 2022. In February 2022, the terms of the loan agreement were renegotiated extending the maturity date of the loan to September 2022. In September 2022, the consolidated fund paid the loan amount outstanding in full.

In November 2019, the consolidated fund entered into a $5.0 million loan secured by the deed of trust of a commercial building in Mesa, Arizona. The loan has a variable interest rate per annum and is the lesser of (i) the three-year federal home loan bank rate plus 2.75% or (ii) the default rate of 5.00%, resulting in a rate of 3.98% as of December 31, 2021. The loan requires interest-only payments until maturity and the terms of the loan allow the prepayment of the outstanding balance in part or in whole at any time prior to the maturity date with no prepayment penalty. The loan matures in November 2022 and is guaranteed by the Company. The terms of the loan include certain financial covenants including a debt service coverage ratio and loan-to-value requirement which commenced in March 2021. As of December 31, 2021, the loan was not in compliance with its debt service coverage ratio requirement based on the operation of the related property. Per the loan agreement, the lender is entitled to declare an event of default unless the Company agrees to partially repay the loan in an amount and on terms satisfactory to the lender. As of December 31, 2021, and through the date of this filing, the Company has been in communication with the lender to negotiate an agreement to mitigate any event of default. There can be no assurance, but management believes we will be able to come to an agreement with the lender in order to mitigate any defaults. Compliance with all other covenants was met as of December 31, 2021.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Circle Lofts, LLC

In July 2020, the consolidated fund entered into a $5.0 million loan, which is secured by a deed of trust and assignment of rents of a multi-family property located in Scottsdale, Arizona. The loan has a variable interest rate per annum that is equal to LIBOR plus 5.25% with a floor of 5.25% and a ceiling of 11.25% per year resulting in an interest rate of 5.25% at December 31, 2021. The loan matures in August 2050. The loan requires interest only payments until July 2021 and principal and interest payments thereafter until maturity. The loan amount may be prepaid prior to maturity subject to certain conditions and terms outlined in the agreement which defines the schedule of prepayment premiums based on the timing of the exercise of this option. The loan agreement contains certain usual and customary restrictions and covenants relating to, among other things, liens, insurance, and other indebtedness. The loan is guaranteed by individuals who are affiliates of the Company.

Ironwood Fundco, LLC

In April 2021, the consolidated fund entered into a $5.8 million loan, which is secured by a deed of trust and assignment of rents of commercial property in Scottsdale, Arizona. The loan has a variable rate per annum equal to prime rate plus 1.50%, resulting in a rate of 4.91% as of December 31, 2021. The loan requires interest-only payments until maturity. In March 2022, the terms of the loan agreement were renegotiated extending the maturity date of the loan to November 2022. The terms of the loan allow the prepayment of the outstanding balance in part or in whole at any time prior to the maturity date with no prepayment penalty.

In April 2021, the consolidated fund entered into a $2.5 million loan, which is secured by a deed of trust and assignment of rents of commercial property in Scottsdale, Arizona. The loan has a fixed rate per annum equal to 4.5% and matures in May 2022. The terms of the loan allow for a 12-month extension subject to certain conditions per the agreement and an extension fee of 0.25%. The terms of the loan allow the prepayment of the outstanding balance in part or in whole at any time prior to the maturity date with no prepayment penalty. The loan is guaranteed by the Company and individuals who are affiliates of the Company.

Caliber Residential Advantage Fund LP

In January 2019, the consolidated fund entered into a $1.8 million loan secured by the deeds of trust of each collateralized single-family home. The loan had a variable interest rate per annum which was the greater of (i) the rate of 5.00% or (ii) 2.85% plus the five-year treasury rate. The loan required principal and interest payments until maturity and the terms of the loan allowed the outstanding balance to be prepaid in part or in whole at any time prior to the maturity date with no prepayment penalty. The loan originally matured in January 2024 and was guaranteed by the Company and included certain covenants, as defined in the loan agreement, including a DSCR and a loan-to-value requirement. As of December 31, 2020, the Company was in compliance with all such covenants. In February 2021, the loan was paid down by an amount whereby the Company determined it was no longer the primary beneficiary of the investment fund and therefore the fund was deconsolidated. Refer to Note 2 – Summary of Significant Accounting Policies – Basis of Presentation and Consolidation for additional information on the Company’s accounting for VIEs.

Payroll Protection Program Loans

In April 2020, the consolidated funds were granted PPP loans totaling $3.4 million. The loans are unsecured and have a fixed interest rate of 1.0 % and mature in April 2022. The loans allow the Company to prepay the amount plus accrued interest prior to maturity. According to the terms of the PPP, the potential loan forgiveness for all or a portion of the PPP loans are determined, subject to limitations, on the use of loan proceeds over the 8-to-24-weeks after the loan proceeds are disbursed for payment of payroll costs and other eligible expenses. Management believes it has used the proceeds from its PPP loan for purposes consistent with the PPP terms and has submitted applications for forgiveness under this program. During the year ended December 31, 2021, $3.4 million of the outstanding PPP loans were forgiven. The gain recognized on the forgiveness of these loans is recorded in Consolidated fund expenses on the consolidated statements of operations.

During the year ended December 31, 2021, the consolidated funds were granted a second round of PPP loans totaling $3.6 million. The loans are unsecured and have a fixed interest rate of 1.0 % and mature through April 2026. Management intends to use the proceeds consistent with the terms required to qualify for forgiveness, similar to the terms in the April 2020 PPP loan program, and believes the Company will also qualify for forgiveness of the entire loan amounts under this program. In January 2022, $0.1 million of outstanding PPP loans were forgiven.

Economic Injury Disaster Loans

In June 2020, the consolidated funds were granted Economic Injury Disaster Loans (“EIDL”) loans totaling $0.6 million. The loans are secured by the assets of the respective funds and have a fixed interest rate of 3.75 % and mature in June 2050. Principal and interest payments are deferred for the first 12 months of the loans. The loans allow for prepayment of principal plus accrued interest prior to maturity. The loan agreements contain certain usual and customary restrictions and covenants relating to, among other things, insurance, and other indebtedness. In addition, the terms of the loans include a cross-default provision whereby the Small Business Administration (“SBA”) may, in its discretion, without notice or demand require immediate payment of all amounts outstanding under the loans.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Revolving Line of Credit

In August 2019, a consolidated fund entered into a revolving line of credit (“LOC”) with a maximum borrowing amount of $4.5 million. The LOC is secured by the partnership’s assets and is guaranteed by the Company. The LOC has a variable interest rate equal to the greater of (i) Wall Street Journal Prime Rate plus 0.25% per annum or (ii) 4.75%, resulting in a rate of 4.75% as of December 31, 2021. The Company is required to pay a fee of 0.20% of the unused revolving balance. The LOC matured in August 2021. In November 2021, the agreement was amended extending the maturity date of the LOC to August 2022. The terms of the amended agreement include a waiver of certain covenants included in the line of credit agreement that were not satisfied by the consolidated fund as of the date of the amendment. At December 31, 2021, the consolidated fund was in compliance with the financial covenants outlined in the agreement. In August 2022, the agreement was amended extending the maturity date of the LOC to August 2023 and removing certain restrictive covenants.

Future Debt Maturities

As of December 31, 2021, the future aggregate principal repayments due on the Company’s notes payable for each of the years ending December 31, are as follows (in thousands):

Year	Amount
2022	$102,844
2023	697
2024	1,013
2025	6,456
2026	4,405
Thereafter	32,830
Total	$148,245

Deferred Financing Costs

During the years ended December 31, 2021 and 2020, amortization and write-offs of deferred financing costs were $1.0 million and $1.2 million, respectively.

Note 7 – Related Party Transactions

Notes Receivable – Related Parties

Notes Receivable – Related Parties of consolidated funds

The Company, through its consolidated VIEs, entered into unsecured promissory notes with related parties. The notes mature in May 2022 and have interest rates of 12.0% per annum. No payments are required prior to the maturity of the notes. The notes may be prepaid in whole, or in part, without penalty. During the years ended December 31, 2021 and 2020, the Company earned $2.1 million and $1.3 million, respectively, of interest in connection with the notes, which is included in Consolidated fund revenues on the accompanying consolidated statements of operations. No interest was due to the Company as of December 31, 2021 and 2020. As of December 31, 2021 and 2020, the outstanding principal balance on the notes were $20.1 million and $14.6 million, respectively, which is included in Notes receivable — related parties on the accompanying consolidated balance sheets.

Fund Management

The Company manages multiple private equity real estate funds. See Note 2 – Summary of Significant Accounting Policies for detail on our revenues related to Fund Management. In general, the Company generates the following Fund Management revenues:

•	Asset Management Fees – We receive an annual asset management fee equal to 1.0% - 1.5% of all the non-affiliate capital contributions related to the assets owned by the particular fund to compensate us for the overall administration of that fund. We are also entitled to receive reimbursement for certain expenses incurred or paid on behalf of the fund, which may include an allocation of certain administrative and overhead costs. During the year ended December 31, 2021 and 2020, the Company earned $3.5 million and $3.1 million, respectively, of asset management fees from related parties, which are included in Asset Management Fees on the accompanying consolidated statements of operations.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

•	Performance allocations – We are entitled to an allocation of the income otherwise allocable to the limited partners/members of the funds we manage, commonly referred to as carried interest. Generally we receive 20% – 35% of all cash distributions from (i) the operating cash flow of each fund, after payment to the related fund investors of any accumulated and unpaid priority preferred returns and repayment of preferred capital contributions; and (ii) the cash flow resulting from the sale or refinance of any real estate assets held by each fund, after payment to the related fund investors of any accumulated and unpaid priority preferred returns and repayment of initial preferred capital contributions. Our funds’ preferred returns typically range from 6% for common equity to 10-12% for preferred equity, which does not participate in profits. For the year ended December 31, 2021, the Company earned $0.7 million of performance allocations from related parties, which are included in Performance Allocations on the accompanying consolidated statements of operations. For the year ended December 31, 2020, the Company did not earn performance allocations from related parties.

•	Transaction and Advisory Fees – We receive fees for services primarily relating to the marketing, offering, registering, and selling of equity and debt instruments of the affiliates (collectively, “Fund Formation Fees”), loan placement and guarantee fees. For the years ended December 31, 2021 and 2020, the Company earned $2.4 million and $0.5 million, respectively, of transaction and advisory fees from related parties, which are included in Transaction and Advisory Fees on the accompanying consolidated statements of operations.

As of December 31, 2021 and 2020, amounts due to the Company from related parties for fund management services was $3.9 million and $0.9 million, respectively, which are included in Due from related parties on the accompanying consolidated balance sheets.

Development

The Company provides development related management services to affiliates and third parties, which include ground-up development and repositioning of real estate assets, the build-out of tenant space, the renovation of hospitality, residential, and commercial real estate, and general real estate repair and maintenance services.

For the years ended December 31, 2021 and 2020, the Company recognized $2.1 million and $2.2 million, respectively, of development revenue from related parties, which are included in Transaction and Advisory Fees on the accompanying consolidated statements of operations. As of December 31, 2021 and 2020, amounts due to the Company from related parties for development services were $1.4 million and $0.1 million, respectively, which are included in Due from related parties on the accompanying consolidated balance sheets.

Brokerage

The Company provides real estate brokerage services related to the purchase and sale of residential and commercial properties owned by the funds which we manage. For the years ended December 31, 2021 and 2020, the Company recognized $0.04 million and $0.1 million, respectively, of brokerage commission revenue from related parties, which are included in Transaction and Advisory Fees on the accompanying consolidated statements of operations. There were no brokerage commissions due from related parties as of December 31, 2021 and 2020.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Notes Payable – Related Parties

The Company, through various consolidated VIEs, entered into unsecured promissory notes with related parties. The notes may be repaid in whole, or in part, without penalty. In addition, the Company has a related party unsecured promissory note with a former member of the Company’s executive management team.

The following table summarizes the notes payable – related parties as of December 31, 2021 and 2020, respectively (in thousands):

	December 31,
Notes Payable - Related Parties	2021	2020	Interest Rate	Maturity Date
Former Management	$40	$95	N/A	December 2023
Caliber Residential Advantage Fund, LP	815	-	7.50%	May 2022
Total Notes Payable - Related Parties	$855	$95

During the year ended December 31, 2021, the Company incurred $0.1 million of interest expense in connection with the notes payable – related parties, which is included in Interest expense on the accompanying consolidated statements of operations. No interest expense was incurred for the year ended December 31, 2020. There was no interest payable due to related parties as of December 31, 2021 and 2020. Management expects to extend the Caliber Residential Advantage Fund, LP note at maturity.

Notes Payable – Related Parties of consolidated funds

The Company, through various consolidated VIEs, entered into unsecured promissory notes with related parties. The notes may be repaid in whole, or in part, without penalty. The notes payable – related parties consisted of the following as of December 31, 2021 and 2020 (in thousands):

	December 31,
Notes Payable - Related Parties	2021	2020	Interest Rate	Maturity Date
Roosevelt III HOLDCO, LLC	$2,400	$2,216	12.00%	May 2022
CDIF, LLC	1,415	-	12.00%	May 2022
Caliber Tax Advantaged Opportunity Zone Fund, LP	850	-	12.00%	May 2022
Caliber Diversified Opportunity Fund II, LP	500	-	10.00%	June 2022
Total Notes Payable - Related Parties	$5,165	$2,216

During the year ended December 31, 2021 and 2020, the consolidated funds incurred $0.6 million and $0.1 million of interest expense in connection with the notes payable – related parties, which is included in Consolidated fund expenses on the accompanying consolidated statements of operations. Interest payable at December 31, 2021 was $0.2 million, which is included in Due to related parties on the accompanying consolidated balance sheets. There was no interest payable due to related parties as of December 31, 2020. Management expects to extend these notes at maturity.

Withdrawal Agreement

In November 2014, the Company entered into an agreement with a former co-manager and member of one of the Company’s consolidated subsidiaries which outlined the terms of his resignation as co-manager and assignment of his member interest. In consideration for his resignation as co-manager and assignment of his member interest, the Company agreed to issue 55,556 shares of its common stock to the individual or his designee, provide the individual with construction services at no cost to the individual, as outlined in the agreement, and pay the individual or his designee up to $0.5 million in cash, as outlined in the agreement. The Company issued the 55,556 shares of common stock in April 2015. As of December 31, 2021 and 2020, $0.1 million and $0.2 million, respectively, was due to the former co-manager and member of the Company, which are included in Other liabilities on the accompanying consolidated balance sheets.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Other

In the normal course of business, the Company has various amounts due from related parties, including affiliate entities and individuals, for various expenses paid for by the Company on their behalf and other charges. These amounts are generally unsecured, interest-free, and due on demand. As of December 31, 2021 and 2020, other amounts due from related parties were $0.3 million and $0.5 million, respectively, which are included in Due from related parties on the accompanying consolidated balance sheets.

In the normal course of business, the Company has various amounts due to related parties, including affiliated entities and individuals, for various expenses paid for by the affiliates on the Company’s behalf and other short-term payment advances. These amounts are generally unsecured, interest-free, and due on demand. As of December 31, 2021 and 2020, other amounts due to related parties were $0.7 million and $0, respectively, which are included in Due to related parties on the accompanying consolidated balance sheets.

Other – consolidated funds

In the normal course of business, the consolidated funds have various amounts due from and/or due to related parties, including affiliate entities and individuals, for various expenses paid by the funds on their behalf and other charges. These amounts are generally unsecured, interest-free, and due on demand. As of December 31, 2021 and 2020, other amounts due from related parties were $0.2 million and $0, respectively, which are included in Due from related parties on the accompanying consolidated balance sheets. As of December 31, 2021 and 2020, other amounts due to related parties were $0.2 million and $0, respectively, which are included in Due to related parties on the accompanying consolidated balance sheets.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8 – Other Liabilities

Other liabilities consisted of the following as of December 31, 2021 and 2020 (in thousands):

	December 31,
	2021	2020
Sales tax payable	$-	$76
Deferred rent liability	341	371
Billings in excess of costs	423	423
Other	103	197
Total other liabilities	$867	$1,067

Other liabilities of the consolidated funds consisted of the following as of December 31, 2021 and 2020 (in thousands):

	December 31,
	2021	2020
Sales tax payable	$413	$171
Deposits	319	114
Tenant improvement allowance	59	34
Capital leases	71	229
Deferred rent liability	287	247
Advance key money, net	975	1,050
Above market ground lease, net	3,511	3,637
Other	328	102
Total other liabilities	$5,963	$5,584

Note 9 – Income Taxes

The following table shows the components of the income tax (provision) benefit from total operations for the years ended December 31, 2021 and 2020 (in thousands):

	2021	2020
Current income tax provision/(benefit)
Federal	$-	$-
State	-	-
Total	-	-

Deferred income tax provision/(benefit)
Federal	(204)	(978)
State	26	(154)
Total	(178)	(1,132)

Adjustment to valuation allowance	178	1,132
Total income tax provision/(benefit)	$-	$-

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table reconciles the U.S. federal statutory tax rate to the effective income tax rate for the years ended December 31, 2021 and 2020:

	2021	2020
U.S. federal statutory tax rate	21.0%	21.0%
State taxes, net of federal benefit	9.3%	5.0%
Income passed through to noncontrolling interest, federal tax	(20.4)%	(16.5)%
Income passed through to noncontrolling interest, state tax	(9.0)%	(3.9)%
Permanent differences, VIEs	(0.7)%	(1.9)%
Prior period return-to-provision adjustments	0.6%	0.9%
Nondeductible expenses	0.0%	(0.1)%
Change in valuation allowance	(0.8)%	(4.5)%
Effective income tax rate	0.0%	0.0%

The following table summarizes the components of the Company’s deferred tax assets and liabilities as of December 31, 2021 and 2020 (in thousands):

	2021	2020
Deferred tax assets:
Net Operating Loss Carryforwards	$12,263	$11,091
Sec 362 Basis Step-up	441	441
Deferred Compensation	828	662
Fixed Assets	180	292
Other	408	356
Total	14,120	12,842

Deferred tax liabilities:
Passthrough Income/Loss from Partnerships	(9,943)	(8,984)
Other	(409)	(267)
Total	(10,352)	(9,251)
Valuation Allowance	(3,768)	(3,590)
Net deferred tax assets	$-	$-

As of December 31, 2021, the Company had approximately $49.6 million and $47.7 million of federal and state net operating losses (“NOL”), respectively, available to offset future taxable income. As of December 31, 2020, the Company had approximately $44.6 million and $44.4 million of federal and state net operating losses (“NOL”), respectively, available to offset future taxable income. The federal NOLs arising in 2017 and prior, if not utilized, begin expiring in the year 2035. Federal NOLs arising in tax years ending after December 31, 2017 can be carried forward indefinitely but are subject to an 80% of taxable income limitation. The state NOLs arising in 2021 and prior, if not utilized, begin expiring in the year 2035. In accordance with Section 382 of the Internal Revenue Code, deductibility of the Company’s federal NOL carryovers may be limited in the event of a change in control of ownership.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In assessing the need for a valuation allowance against its net deferred tax assets, the Company considers both positive and negative evidence related to the likelihood of realization of the deferred tax assets to determine, based on the weight of available evidence, whether it is more-likely-than-not that some or all of the deferred tax assets will not be realized. In evaluating the need for a valuation allowance, the Company considered cumulative tax losses as a significant piece of negative evidence and established a full valuation allowance of $3.8 million and $3.6 million against the Company’s net deferred tax assets as of December 31, 2021 and 2020, respectively.

The changes to the Company’s valuation allowance during the years ended December 31, 2021 and 2020 were as follows (in thousands):

	2021	2020
Valuation allowance at the beginning of the year	$3,590	$2,458
Changes in valuation allowance recorded during the year	178	1,132
Valuation allowance at the end of the year	$3,768	$3,590

The Company and its subsidiaries are subject to the following significant taxing jurisdictions: U.S., Alaska, Arizona, California, Colorado, Illinois, Minnesota, Nevada, Oregon, and Utah. The Company is currently not under income tax examination in any tax jurisdiction.

Although we believe our tax returns are correct, the final determination of tax examinations and any related litigation could be different from what was reported on the tax returns. We are currently open to audit under the statute of limitations by the United States Internal Revenue Service as well as state taxing authorities for the past four years (three years in some states).

We apply U.S. GAAP related to accounting for uncertainty in income taxes, which prescribes a recognition threshold that a tax position is required to meet before recognition in the financial statements and provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition issues. We do not believe that there are any positions taken by the Company which would require recognition or disclosure in these financial statements for the years ended December 31, 2021 and 2020.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10 – Supplemental Cash Flow Disclosures

Supplemental cash flow information consisted of the following for the years ended December 31, 2021 and 2020 (in thousands):

	Years Ended December 31,
	2021	2020
Supplemental Disclosure of Cash Flow Information
Cash paid for interest, net of capitalized interest of $66 and $82 for the years ended December 31, 2021 and 2020, respectively	$568	$542

Supplemental Disclosure of Cash Flow Information of consolidated funds
Cash paid for interest, net of capitalized interest of $184 and $142 for the years ended December 31, 2021 and 2020, respectively	8,478	6,915

Supplemental Disclosures of Non-cash Investing and Financing Activities
Real estate investments moved to held for sale	(3,082)	-
Increase in note payable due to Deconsolidation of VIEs	2,920	-
Note receivable eliminated in consolidation	(3,110)	-
Conversion of Series A preferred stock to Class A common stock	-	3,848
Supplemental Disclosures of Non-cash Investing and Financing Activities of Consolidated Funds
Real estate investments moved to held for sale	(9,142)	-
Cost of real estate investments included in accounts payable	437	875
Consolidation of VIEs
Real estate investments, net	14,936	48,468
Notes Receivable - related parties	-	12,562
Accounts receivable, net	-	49
Due from related parties	-	69
Prepaid and other assets	16	11
Notes payable	(8,300)	(16,274)
Notes payable - related parties	(4,400)	(7,665)
Accounts payable and accrued expenses	-	(3,626)
Due to related parties	(2)	-
Other liabilities	-	(36)
Noncontrolling interests	824	48,888
Deconsolidation of VIEs
Real estate investments, net	(17,173)
Accounts receivable, net	(137)
Notes receivable	(4,015)
Prepaid and other assets	(305)
Due from related parties	(16)
Due to related parties	1,926
Notes payable	11,024
Notes payable - related parties	4,728
Accrued expenses	1,037
Other liabilities	143
Accumulated deficit	942
Noncontrolling interests	132

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11 – Commitments and Contingencies

In August 2014, the Company entered into a consulting agreement with Mercadyne Advisors, LLC (“Mercadyne”) and 6831614 Manitoba Ltd. (“Manitoba”) (collectively, the “Consultants”). Per the agreement, the services to be provided by the Consultants were business consulting related services primarily focused on assisting the Company in accessing capital markets and designing, implementing, and completing a public offering. In exchange for the services, the agreement outlined the Consultants’ compensation to include a $25,000 monthly fee paid in cash and a contingently exercisable warrant to purchase a 15.0% equity interest in the Company for an aggregate exercise price of $1,000, exercisable upon the completion of a public offering. The agreement was amended in February 2015, for the purposes of amending the compensation to be a grant of equity rather than a warrant to purchase a 15.0% equity interest in the Company on a fully diluted basis as of the date of the amendment, for a price of $1,000, and to memorialize that all services required to be provided in connection with the agreement had been provided, although a public offering had not been completed. The agreement does not include a stated number of shares of common stock to be issued in exchange for the services provided. In March 2017, the Company and Mercadyne entered into a stock subscription agreement which finalized the number of shares of common stock to be issued to Mercadyne in connection with the consulting agreement and related amendment. The final number of shares issued to Mercadyne in connection with the agreement was 1,325,324. At the time of the settlement our liability was reduced by $1.1 million, with a corresponding increase to stockholders’ equity.

On January 27, 2020, Manitoba, and its President, filed a complaint in Maricopa County Superior Court in the State of Arizona against the Company and each of the members of its Board of Directors claiming among other things, breach of contract, breach of the implied covenant of good faith and fair dealing, unjust enrichment and fraud in the inducement, in connection with the above equity grant. The complaint sought damages in the amount of $10.9 million, but in no event less than $8.1 million, treble damages under the argument that the unissued shares are wages under Arizona law, or, alternatively, specific performance that the Company issue Manitoba 2,181,115 shares of Class A common stock, but in no event less than 1,625,324 shares. The complaint also sought fees, costs, interest and such other relief as the court deems just and proper. At the Company’s urging, a stipulation to place the entire matter into private, binding arbitration before the American Arbitration Association (“AAA”) in accord with the parties’ prior agreement documentation was executed by counsel for the parties. On March 27, 2020, the Court ordered the parties to AAA arbitration, to be commenced within thirty days of said order. The arbitration commenced and, on May 29, 2020, the respondents submitted their answering statement and counterclaim to the AAA which included the Company’s request to submit a dispositive motion on legal issues on which the Company believed it was likely to succeed as a matter of law. Following a March 29, 2021 initial preliminary hearing conference with the arbitration panel in which the panel approved the Company’s request to submit the dispositive motion, the Company indeed successfully obtained dismissal of four (4) of the alleged claims brought by the prior consultant, including the claim against it for “treble damages”, as well as dismissal of four (4) of the alleged respondent parties, and one of the claimant parties. None of the Company’s counterclaims were dismissed. The Company had engaged in and continued to be engaged in ongoing confidential settlement negotiations with Manitoba for settlement of all claims and counterclaims arising from or relating to the facts and circumstances underlying their complaint.  In April 2022, Company management determined it was necessary to increase the accrual related to this matter to $3.2 million, as of December 31, 2021. The arbitration hearing on the claims and counterclaims commenced on June 20, 2022.

On June 21, 2022, the Company and Manitoba entered into a confidential settlement agreement providing for dismissal with prejudice of both the AAA Arbitration (No. 01-20-0005-0734) and the underlying complaint filed in Maricopa County Superior Court in the State of Arizona (Case No. CV2020-001299), notification to the court of the settlement, and issuance of an order dismissing the complaint in its entirety, with prejudice, with each party to the complaint to bear their own attorneys’ fees and costs. The agreement also provides for the arbitration to be completely dismissed, with prejudice, as well. The principal terms of the settlement are:

•	Cash payments by Caliber to Manitoba aggregating to a total amount of $525,000
•	The issuance of 800,000 shares of Caliber Class A common stock to Manitoba, subject to a Right of First Refusal in favor of Caliber as stipulated per the terms of the confidential settlement agreement
•	Releases by both parties of all claims and discharge of the complaint.

By entering into the settlement, the Company and Manitoba have resolved the complaint to their mutual satisfaction. Caliber has not made any admissions as to the validity of the claims or allegations in the complaint and Manitoba has not made any admissions that any claims or allegations in the complaint lack merit or foundation.

Environmental Matters

In connection with the ownership and operation of real estate assets, the Company may potentially be liable for costs and damages related to environmental matters. The Company believes we are in material compliance with current laws and regulations and do not know of any existing environmental condition and has not been notified by any governmental authority of any non-compliance, liability or other claim, in each case, that could result in a material adverse effect on our financial condition or results of operations.

Construction Contracts

In connection with our development, redevelopment and capital improvement activities, we have entered into various construction related contracts and we have made commitments to complete certain projects, pursuant to financing or other arrangements. As of December 31, 2021 and 2020, our commitments related to these activities were $0.3 million and $1.0 million, respectively.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Franchise Agreements and Advance Key Money

Intercontinental Hotel Group

In August 2013, the consolidated fund entered into a 20-year franchise agreement with Holiday Hospitality Franchising, LLC (“IHG”). Pursuant to the terms of the franchise agreement, the consolidated funds pay the following fees on a monthly basis:

•	royalty fee of 5% of gross room revenue
•	service contribution fee of 3% of gross room revenue
•	technology fee of $12.75 per room
•	marketing fee of $3.00 per room

As a part of the franchise agreement, Six Continents, Inc., an affiliate of IHG, advanced $1.5 million (“Advance Key Money”) to the consolidated funds to retain IHG as the franchisor on the hotel property for 20 years. The consolidated funds are not required to repay any part of the Advance Key Money unless the franchise agreement is cancelled before the termination date of August 2033.

In June 2015, the consolidated funds entered into a 10-year franchise agreement with IHG, which expires in June 2025. Pursuant to the terms of the franchise agreement, the consolidated funds pay the following fees on a monthly basis:

•	royalty fee of 5% of gross room revenue
•	service contribution fee of 3% of gross room revenue
•	technology fee of $13.26 per room
•	all fees due for marketing

In July 2018, the consolidated funds entered into a separate 15-year franchise agreement with IHG, which expires in July 2033. Pursuant to the terms of the franchise agreement, the consolidated funds pay the following fees on a monthly basis:

•	royalty fee of 5% of gross room revenue
•	service contribution fee of 3% of gross room revenue
•	technology fee of $14.08 per room
•	all fees due for marketing

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Hampton Inn

In October 2014, the consolidated funds entered into a franchise agreement with Hampton Inns Franchise, LLC, which expires in November 2030. Pursuant to the terms of the franchise agreement, the consolidated funds pay the following fees on a monthly basis:

•	program fee of 4% of gross room revenue
•	royalty fee of 6% of gross room revenue

Hilton Worldwide

In November 2016, the consolidated funds entered into a 10-year franchise agreement with Hilton Franchise Holdings, LLC, an affiliate of Hilton Worldwide. Pursuant to the terms of the franchise agreement, the consolidated funds pay the following fees on a monthly basis:

•	program fee of 4% of gross room revenue
•	royalty fee of 5% of gross room revenue
•	food and beverage fee of 3% of gross food and beverage revenue

Marriott International, Inc.

In June 2018, the consolidated funds entered into a 15-year franchise agreement with Marriott International, Inc. Pursuant to the terms of the franchise agreement, the consolidated funds pay the following fees on a monthly basis:

•	program fee of 5.5% of gross room revenue
•	marketing fund fee of 1% of gross room revenue

The consolidated funds recognized total aggregate franchise fees of $2.8 million and $2.0 million for the years ended December 31, 2021 and 2020, respectively.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Contractual Lease Obligations

Office Lease

In July 2018, the Company entered into a new corporate office lease agreement, which has been accounted for as an operating lease. The lease is for a term of 7.6 years and includes a rent abatement period and tenant improvement allowance. The lease includes options for two 5-year extension periods.

As of December 31, 2021, the future required payments, for each of the years ending December 31, were as follows (in thousands):

Year	Amount
2022	$444
2023	493
2024	502
2025	511
2026	86
Total	$2,036

Rent expense was $0.5 million for the years ended December 31, 2021 and 2020, respectively, which includes rent expense related to operating leases for office space. In addition to the arrangement outlined above, the Company regularly enters into short-term equipment and other rentals. Rent expense is included within Operating costs or General and administrative expense in the accompanying consolidated statements of operations, depending on the nature of the individual rental arrangement.

Contractual Lease Obligations of the consolidated funds

Equipment Lease

The consolidated funds have entered into multiple lease agreements for equipment, all of which have been accounted for as capital leases. The leases have a 36-month to 48-month term, require monthly lease payments, and have a bargain purchase option at maturity. The recorded lease liability as of December 31, 2021 and 2020 was $0.1 million and $0.2 million, respectively, which is included in Other liabilities on the accompanying consolidated balance sheets. As of December 31, 2021, the future required minimum lease payments under the lease agreements due in 2022 was $0.1 million.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Ground Leases

In November 2012, we acquired a hotel property in Phoenix, Arizona, which is subject to a ground lease and requires monthly lease payments of approximately $0.1 million, subject to annual adjustments through December 2049, at which time the ground lease expires. The ground lease, accounted for as an operating lease, required a deposit of $0.3 million, which is included in Other assets on the accompanying consolidated balance sheets as of December 31, 2021 and 2020, respectively. At the time of acquisition, it was determined that the lease rate of the ground lease was at a rate which management estimated was above the fair market lease rate. Accordingly, the consolidated funds recorded a liability in the amount of the estimated fair value (Level 3) of the above market lease. The above market lease is amortized as a reduction to lease expense over the term of the lease. Accumulated amortization of the above-market lease intangible as of December 31, 2021 and 2020, was $1.1 million and $1.0 million, respectively.

In October 2014, we acquired a hotel property residing on land which is subject to a ground lease and is subleased to the consolidated funds. The sublease requires monthly lease payments which consist of base rent, taxes, and other charges, and are subject to annual adjustments. The amount of the base rent increases over time. The original sublease expires in May 2056; however, the sublease includes two 5-year extension options and a third extension option for an additional 27 months.

As of December 31, 2021, the estimated future minimum lease payments on the ground leases and the future amortization of the related above market lease intangible for each of the years ending December 31, are as follows (in thousands):

Year	Lease Payments	Intangible Amortization	Net Lease Expense
2022	$1,236	$(125)	$1,111
2023	1,236	(125)	1,111
2024	1,236	(125)	1,111
2025	1,236	(125)	1,111
2026	1,236	(125)	1,111
Thereafter	30,584	(2,886)	27,698
Total	$36,764	$(3,511)	$33,253

Rent expense was $1.1 million for the years ended December 31, 2021 and 2020, respectively, which includes rent expense related to operating leases for equipment and ground leases. In addition to the arrangements outlined above, the consolidated funds regularly enter into short-term equipment and other rentals. Rent expense is included within Consolidated fund expenses in the accompanying consolidated statements of operations.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Buyback Program

In September 2018, the Company agreed to repurchase all 6,239,846 shares (“Buyback Program”) owned by one of its non-participating founders for $2.70 per share of common stock in exchange for an amendment to such non-participating founder’s shareholder voting rights and other Company protections. Among other things, the Company’s obligation to reacquire the non-participating founder’s shares terminates when the Company’s common stock is listed on a national exchange. The shares are being reacquired at various amounts ranging from 6,000 to 10,000 units on a monthly basis until such time as the Company has satisfied the termination conditions or until all of the shares have been reacquired, which could be in 2075. Due to the length of time of the liability, the Company recorded a liability of $13.6 million and a corresponding reduction to equity in treasury stock at the inception of the Buyback Program using a present value discount rate of 10.00%. During the years ended December 31, 2021 and 2020, the Company repurchased 120,000 and 109,000 shares of Class A common stock, respectively. As of December 31, 2021 and 2020, the balance of the liability was $12.7 million and $13.0 million, respectively, which is included in Buyback obligation on the accompanying consolidated balance sheets. The remaining number of shares to be repurchased as of December 31, 2021 and 2020 was 5,893,346 and 6,013,346, respectively.

As of December 31, 2021, the future aggregate principal payments related to the Buyback Program for each of the years ending December 31, are as follows (in thousands):

Year	Amount
2022	$324
2023	324
2024	324
2025	324
2026	324
Thereafter	14,292
Aggregate payments	15,912
Less interest	(3,208)
Total	$12,704

Note 12 – Stockholders’ Equity and Share-Based Payments

In June 2019, the Company amended and restated its certificate of incorporation which increased the number of shares to 125,000,000 consisting of: (i) 100,000,000 shares of Class A Common Stock at a par value of $0.001 per share, (ii) 15,000,000 shares of Class B Common Stock (founder shares owned by our President and Chief Operating Officer and our Chief Executive Officer) at a par value of $0.001 per share, and (iii) 10,000,000 shares of Preferred Stock at a par value of $0.001 per share, including 2,564,103 shares designated as Series A preferred stock (“Series A”). Any shares issued and outstanding and that are owned by a holder other than a founder were reclassified into one share of Class A Common Stock. All founders stock were automatically reclassified into shares of Class B Common Stock.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In December 2019, the Company entered into a second amended and restated certificate of incorporation which authorized the Company to increase the number of shares to 137,500,000 shares of capital stock consisting of: (a) 115,000,000 shares of Common Stock with a par value of $0.001 per share consisting of (i) 100,000,000 shares of Class A Common Stock with a par value of $0.001 per share; (ii) 15,000,000 shares of Class B Common Stock with a par value of $0.001 per share; and (b) 22,500,000 shares of preferred stock with a par value of $0.001 per share including (i) 2,564,103 shares designated as Series A and (ii) 12,500,000 shares designated as Series B with (iii) 7,435,897 shares remaining undesignated. See Note 13 – Preferred Stock for more detail.

The Class B Common Stock is identical in all respects to Class A Common Stock, except it is entitled to 10 votes per share and is convertible at any time on a one-for-one basis into shares of Class A Common Stock. All other rights, privileges, and rank will be shared equally and be identical in all respects as to all matters.

Common Stock

Subject to the rights of holders of any Series A preferred stock having preference as to dividends, the holders of common stock shall be entitled to receive dividends when, as, and if declared by the board of directors. The holders of common stock shall at all times vote together as one class on all matters. Class A Common Stock shall be entitled to one vote for each share of common stock and Class B Common Stock shall be entitled to 10 votes for each share of common stock. No holder of shares of common stock shall have the right to cumulate votes. In the event of liquidation, subject to the prior rights of holders of preferred stock to share ratably in the Company’s assets, the holders of common stock and holders of any shares of preferred stock which are not entitled to any preference in liquidation shall share equally and ratably in the Company’s assets available for distribution after giving effect to any liquidation preference of shares of preferred stock. The holders of Class A Common Stock shall not have any conversion, redemption, or other preemptive rights. The holders of Class B Common Stock are entitled to a conversion upon notice or an automatic conversion upon transfer at which time the Class B Common stockholder will be entitled to one fully paid and nonassessable share of Class A Common Stock. In addition, Class B Common Stock shall not have any redemption or other preemptive rights.

From inception through December 31, 2021, the Company has issued shares of common stock that were sold in units through various tranches equivalent to ranges from one share to 5,882 shares of common stock per unit. Within a few of the tranches, shares of common stock included a warrant to purchase additional shares of common stock within certain timeframes. The warrants had an exercise price ranging from $1.70 to $2.00 per share.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Warrants

The table below summarizes the warrant activity for the years ended December 31, 2021 and 2020, and the number of potential shares of common stock to be issued in connection with outstanding warrants as of December 31, 2021 and 2020 (in thousands):

Shares
December 31, 2019	47
Warrants Issued	-
Warrants exercised	-
Warrants expired	-
December 31, 2020	47
Warrants Issued	-
Warrants exercised	47
Warrants expired	-
December 31, 2021	-

As of December 31, 2021 and 2020, the weighted average remaining term, in months, and the weighted average exercise price of the outstanding warrants was as follows:

	2021	2020
Weighted-average remaining term (in months)	-	4.13
Weighted-average exercise price	$-	$1.80

2017 Incentive Stock Plan

The Company may award stock options to employees under the 2017 Incentive Stock Plan (“2017 Plan”). The 2017 Plan allows the Company to: (i) grant stock awards, (ii) grant stock options, and (iii) offer restricted stock purchases to directors, executives and selected employees, consultants, and advisors. Options will vest if the recipient maintains constant employment through the end of the requisite service period. The following inputs and assumptions were used to calculate the weighted average fair values of the options granted for the years ended December 31, 2021 and 2020:

	December 31,
	2021	2020
Expected term (in years)	6.46	6.46
Volatility	30.00%	30.00%
Dividend Yield	0.00%	0.00%
Risk-free rate	0.97%	0.97%
Grant date fair value	$1.277	$1.277

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Compensation expense is recognized on a straight-line basis over the service period. During the year ended December 31, 2021, the Company recognized $0.02 million in compensation expense, related to the 2017 Plan. During the year ended December 31, 2020, the Company reversed $0.1 million of previously recognized expense, related to the 2017 Plan, due to forfeitures. As of December 31, 2021 and 2020, there was $1.4 million and $0.9 million, respectively, of unrecognized compensation expense related to the 2017 Plan stock options with a weighted-average remaining term of 3.43 years.

The following tables detail the activity of the 2017 Plan during the years ended December 31, 2021 and 2020:

Stock Options

	Stock Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in Years)	Aggregate Intrinsic Value (in thousands)
Outstanding January 1, 2020	3,730,114	$2.18	6.46	$2,410
Granted - Employee	382,500	4.00	-	-
Forfeited	(460,415)	2.74	-	-
Expired	(199,099)	2.10	-	-
Outstanding December 31, 2020	3,453,100	2.31	6.43	2,617
Granted - Employee	840,690	4.00	-	-
Forfeited	(428,177)	2.71	-	-
Expired	(410,823)	2.25	-	-
Outstanding December 31, 2021	3,454,790	$2.68	3.43	$3,166

Restricted Stock Units

	Restricted Stock Units	Weighted Average Fair Value
Unvested restricted stock units at December 31, 2020	-	$-
Granted - Employee	682,696	4.00
Vested	(200,000)	4.00
Unvested restricted stock units at December 31, 2021	482,696	$4.00

The restricted stock units are subject to forfeiture if the participant does not meet certain conditions such as continued employment and/or the attainment of the specified performance target over the specified service period. The performance target related to the outstanding restricted stock units is the completion of an initial public offering and exchange listing. As of December 31, 2021, there was $2.7 million of unrecognized compensation expense related to the restricted stock units with a weighted-average remaining term of 4 years.

Non-employee Grants

In May 2019, the Company issued 25,000 incentive stock options to three members of Caliber’s Advisory Board under the terms of the 2017 Plan. See Note 11 – Commitments and Contingences - Legal Matters for information on other non-employee grants not related to the 2017 Plan.

Note 13 – Preferred Stock

Series A Preferred Stock

In January 2016, the Company began selling shares of Series A in units equivalent to two shares of common stock and one share of Series A, at a cost of $5.85 per unit ($1.80 per share of common stock and $2.25 per share of Series A). During the year ended December 31, 2020, the Company paid dividends to Series A preferred stockholders in the amounts of $0.2 million, or $0.15 per share.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On April 17, 2020, the board of directors and Series A preferred stockholders approved and adopted a second certificate of amendment to the second amended and restated certificate of incorporation of the Company (the “Second Amendment”). The amendments to the Second Amendment included, but not limited to the following:

“Upon the determination of the board of directors of the Company that the value of the Class A common stock of the Company on a fully converted basis is at least $100 million, which determination must be supported by the valuation conducted by an independent audit firm, the Series A will automatically be converted into the number of shares of Class A common stock into which such shares of Series A would be converted on the date of such occurrence, in accordance with Section 4 of the Second Amendment.”

As such, due to the determination by the board of directors that the value of the Class A common stock of the Company is at least $100.0 million, based on a valuation conducted by an independent audit firm, the Company simultaneously converted 1,657,396 shares of Series A preferred stock to 2,071,761 shares of Class A common stock at a conversion rate of one and one-quarter shares of Class A common stock for every one share of Series A preferred stock. As such, as of December 31, 2020, no shares of Series A remain outstanding.

Series B

The powers, preferences, rights, and limitations of Series B preferred stock are as follows:

•	Series B shall, with respect to rights on liquidation, winding up and dissolution, rank senior to the holders of common stock.

•	In the event of liquidation of the Company, the holders of Series B shall be entitled to receive, after payment is made to the holders of Series A of the full preferential amount to which they shall be entitled and before any payment or distribution shall be made in respect to any junior securities, cash in an amount equal to $4.00 for each share of Series B plus an amount equal to all declared and accrued but unpaid dividends.

•	Shares of Series B are convertible into shares of Class A common stock on the option conversion date at a conversion ratio of one share of Class A common stock, subject to adjustments.

•	Upon (i) the closing of the sale of shares of Class A common stock to the public in a firm-commitment underwritten public offering, (ii) a direct listing of Class A common stock on a national stock exchange or the OTC, (iii) the date the Company becomes subject to the reporting requirements of the Securities Exchange Act of 1934, (iv) the date of the sale of all or substantially all of the stock or assets of the Company, or (v) the date of the written consent or affirmative vote of a majority of the Series B then outstanding, the Series B will automatically be converted into the number of shares of common stock into which such shares of Series B would be converted on the date of such occurrence.

•	Holders of Series B and holders of common stock shall vote together and not as separate classes and shall be entitled to vote with common stockholders as if their shares were converted into shares of common stock.

•	At any time when at least 25% of the initially issued shares of Series B remain outstanding, the Company shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without the written consent or affirmative vote of a majority of the Series B then outstanding voting separately as a single class: (i) alter the rights, powers or privileges of the Series B or bylaws in a way that adversely affects the Series B; or (ii) authorize or create any new class or series of capital stock having rights, powers, or privileges that are senior to the Series B in terms of the liquidation preference of the Series B.

The Company is authorized to issue up to 12,500,000 shares of Series B preferred stock pursuant to its Reg A+ Offering and second amended and restated certificate of incorporation. In the offering, which closed in February 2021, the Company raised approximately $11.0 million in proceeds. As of December 31, 2021 and 2020, 2,775,725 and 851,454 shares of Series B preferred stock were issued and outstanding, respectively. See Note 1 – Organization, Liquidity and Impact of COVID-19 for more detail relating to the Series B in our Reg A+ Offering.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14 – Net Income (Loss) Per Share

Basic earnings per common share for the years ended December 31, 2021 and 2020 are calculated by dividing net income (loss) attributable to common shareholders by the weighted average common shares outstanding during the period. Diluted earnings per share is calculated by dividing net income attributable to common shareholders by the weighted-average number of shares outstanding plus the dilutive impact of all potential dilutive common shares, consisting of stock options and warrants using the treasury stock method, and convertible debt and preferred stock using the if-converted method.

The Company considered the two-class method in calculating the basic and diluted earnings per share for the years ended December 31, 2021 and 2020, however, it was determined that there was no impact to the calculation of basic and diluted net income (loss) per share attributable to common stockholders as Class A and Class B Common Stock share in the same earnings and profits, thus, having no impact on the calculation.

The Company has calculated the basic and diluted earnings per share during the years ended December 31, 2021 and 2020 as follows (in thousands, except per share data):

	Years Ended December 31,
	2021	2020
Numerator:
Net loss attributable to CaliberCos Inc.	$(698)	$(5,446)
Preferred stock dividends	-	(245)
Convertible debt interest	97	115
Net income (loss) attributable to common shareholders of CaliberCos Inc.	$(601)	$(5,576)
Denominator:
Weighted average shares outstanding - basic	29,980	29,392
Dilutive shares - options, net	-	-
Dilutive shares -convertible debt, net	-	-
Weighted average shares outstanding - diluted	29,980	29,392

Basic net income (loss) per share attributable to common shareholders	$(0.02)	$(0.19)
Diluted net income (loss) per share attributable to common shareholders	$(0.02)	$(0.19)

For the years ended December 31, 2021 and 2022, the number of antidilutive shares consisting of exercised warrants, stock options, and conversion of convertible debt, which have been excluded from the computation of diluted loss per share were as follows (in thousands):

	Years Ended December 31,
	2021	2020
Additional common shares, if stock options were exercised	2,870	2,580
Additional common shares, if warrants were exercised	-	26
Additional common shares, if convertible debt were converted	332	390
	3,202	2,996

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 15 – Fair Value of Financial Instruments

Fair values of financial instruments held by consolidated funds are estimated using available market information and established valuation methodologies. Accordingly, the estimates presented are not necessarily indicative of the amounts the Company could realize on disposition of the financial instruments. The use of different market assumptions and/or valuation methodologies may have a material effect on the estimated fair value amounts.

Financial instruments that approximate fair value due to the short-term nature of the instruments consist of cash, restricted cash, accounts receivable, and accounts payable. The fair values of long-term debt, advance key money, and interest rate caps have been estimated based on current rates available for similar instruments with similar terms, maturities, and collateral. The carrying values of the Company’s long-term debt, advance key money, and interest rate caps as of December 31, 2021 and 2020, approximated fair value, except for the long-term debt instruments listed below, all of which were measured with Level 2 inputs. The estimated fair values for the instruments below were determined by management based on a discounted future cash-flow model (in thousands).

	December 31, 2021		December 31, 2020
Note Payable	Carrying Value	Fair Value	Carrying Value	Fair Value
Hampton Inn & Suites Hotel	$6,345	$4,408	$6,556	$4,107
Hilton Tucson East Hotel (1)	-	-	14,000	13,189
GC Square Apartments	11,581	7,946	11,600	7,521
Ironwood Fundco, LLC	2,500	2,400	-	-

(1)	As of December 2021, the Company determined it was no longer the primary beneficiary of the Tucson East, LLC fund, as the Company is no longer the guarantor of its refinanced debt and therefore the fund was deconsolidated. Refer to Note 2 – Summary of Significant Accounting Policies – Basis of Presentation and Consolidation for additional information on the Company’s accounting for VIEs and Note 6 – Notes Payable for additional information.

Note 16 – Segment Reporting

During 2021, we realigned our operating segments to better reflect the internal management of our business. This realignment demonstrates a strategic shift in the growth and maturation of the Caliber model into an alternative asset manager generating fees from managed capital and growing a portfolio of high value diversified assets. Management has concluded that based on the strategic shift in our operating strategies the consolidated investment funds which previously comprised the Hospitality, Residential, Commercial and Diversified segments, no longer meet the requirements in ASC 280, Segment Reporting, as operating segments. The consolidated investment funds are consolidated based on the requirement in ASC 810, Consolidation, as the Company was determined to be the primary beneficiary of each of these variable interest entities since it has the power to direct the activities of the entities and the right to absorb losses, generally in the form of guarantees of indebtedness that are significant to the individual investment funds. Outside of our interests as the manager or general partner of these funds, our benefits in these entities are limited to Caliber’s direct membership or partnership interests, if any. The Company’s chief operating decision maker no longer regularly reviews the operating results of these investment funds for the purposes of allocating resources, assessing performance or determining whether additional investments or advances be made to these funds. The operating activities, financial results, forecasts or plans for our investment funds are regularly reviewed by our hospitality and real estate asset management managers. The Company’s chief operating decision maker reviews the operating results of our Fund Management, Development and Brokerage operating segments on a monthly basis for the purposes of allocating resources and assessing performance. This review does not include the operating activity of the consolidated funds.

The Company’s operations are organized into three operating segments which constitute three reportable segments for management and financial reporting purposes: Fund Management, Development and Brokerage. Each segment is described below:

Fund Management

The Fund Management segment represents our fund management activities along with back office and corporate support functions including accounting and human resources. It includes the activities of Caliber Services, LLC and its subsidiaries, (“Caliber Services”), which acts as an external manager of our funds, which have diversified investment objectives. It also includes the activities associated with Caliber Securities, LLC (“Caliber Securities”), a wholly-owned Arizona registered issuer-dealer, which generates fees from fund formation. Revenues generated by this segment include asset management fees, performance allocations and transaction and advisory fees.

Development

The Development segment represents our activities associated with providing real estate development services as their principal developer. These services include managing and supervising third-party developers and general contractors with respect to the development of the properties owned by our funds. Revenues generated by this segment are generally based on 4% of the total expected costs of the development or 4% of the total expected costs of the construction project. Caliber Development, LLC (“Caliber Development”), a wholly-owned subsidiary of Caliber Services and an Arizona licensed general contractor, acts as either the developer, development manager, and/or construction manager on our funds’ projects.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Brokerage

This segment includes our real estate brokerage operations. The Company generates commission revenue by acting as a broker for residential and commercial real estate owners and investors seeking to buy, sell and/or lease properties, including investment properties, as well as primary residences. The Company provides brokerage services to affiliated entities as well as third parties.

The information below includes the operating results and measures of profitability for all operating entities which the Company and our chief executive officer, who is our chief operating decision maker (“CODM”), analyze on a regular basis, for the purposes of allocating resources and assessing performance. The results of each segment are presented on a gross basis, prior to any necessary adjustments to (i) eliminate inter-segment transactions, if any, (ii) eliminate the results of entities that are not included in our accompanying consolidated financial statements, (iii) eliminate revenue activity presented gross when U.S. GAAP requires net, and (iv) reclassify items to reflect U.S. GAAP consolidated presentation.

The following tables present the revenues and net income (loss) of each of our reportable segments for the years ended December 31, 2021 and 2020. Consolidated fund revenues and consolidated fund net income (loss) are presented in order to meet the GAAP requirement to reconcile the total segment revenues to total revenues on the consolidated statement of operations which includes consolidated fund revenues. Interest income, interest expense, depreciation and amortization expense, and other expenses (income) are excluded from our segment presentation as these amounts are immaterial.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands)

	Year Ended December 31, 2021
	Real Estate Services				Non-Controlling Interests	Eliminations
	Fund Management	Development	Brokerage	Segment Total	Consolidated Funds	Intercompany Eliminations	CaliberCos Inc. & Subsidiaries
Revenues[1]
Asset management fees	$7,610	$-	$-	$7,610	$-	$(4,134)	$3,476
Performance allocations	733	-	-	733	-	-	733
Transaction and advisory fees	3,240	3,211	1,198	7,649	-	(1,983)	5,666
Consolidated funds - Hospitality revenue	-	-	-	-	40,837	-	40,837
Consolidated funds – Other revenue	-	-	-	-	5,321	-	5,321
Total revenues	11,583	3,211	1,198	15,992	46,158	(6,117)	56,033
Net Income (Loss)	$(2,244)	$440	$1,228	$(576)	$(15,373)	$(5,218)[2]	$(21,167)

1 For segment reporting purposes, revenues and expenses are presented on a basis that deconsolidates our consolidated funds. As a result, segment revenues are different than those presented on a consolidated basis in accordance with U.S. GAAP basis because these fees are eliminated in consolidation when they are derived from a consolidated fund.

2 This amount eliminates the intercompany fees and expenses of CaliberCos Inc. and its wholly-owned subsidiaries and our consolidated funds.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands)

	Year Ended December 31, 2020
	Real Estate Services				Non-Controlling Interests	Eliminations
	Fund Management	Development	Brokerage	Segment Total	Consolidated Funds	Intercompany Eliminations	CaliberCos Inc. & Subsidiaries
Revenues[1]
Asset management fees	$5,316	$-	$-	$5,316	$-	$(2,562)	$2,754
Performance allocations	422	-	-	422	-	(123)	299
Transaction and advisory fees	1,278	4,434	747	6,459	-	(3,044)	3,415
Consolidated funds - Hospitality revenue	-	-	-	-	27,676	-	27,676
Consolidated funds – Other revenue	-	-	-	-	3,733	-	3,733
Total revenues	7,016	4,434	747	12,197	31,409	(5,729)	37,877
Net (Loss)	$(3,266)	$(228)	$(222)	$(3,716)	$(17,818)	$(4,011)[2]	$(25,545)

1 For segment reporting purposes, revenues and expenses are presented on a basis that deconsolidates our consolidated funds. As a result, segment revenues are different than those presented on a consolidated basis in accordance with U.S. GAAP basis because these fees are eliminated in consolidation when they are derived from a consolidated fund.

2 This amount eliminates the intercompany fees and expenses of CaliberCos Inc. and its wholly-owned subsidiaries and our consolidated funds.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 17 – Subsequent Events

Management has evaluated events and transactions that occurred after December 31, 2021 through September 29, 2022, the date these consolidated financial statement were available to be issued. In addition to the matters discussed in Note 6 – Notes Payable and Note 11 – Commitments and Contingencies, the following is a summary of the significant events and transactions that took place during this period:

•	In March 2022, our consolidated investment fund GC Square, LLC sold its investment in a 164-unit apartment complex located in Phoenix, Arizona for $31.0 million.

1,600,000 Shares

CALIBERCOS INC.

Class A common stock

PRELIMINARY PROSPECTUS

Revere Securities LLC

, 2022

You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to give information that is not contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

Until                     , 2022 (25 days after the commencement of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this prospectus, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscription.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses payable by us (the Registrant), other than underwriting discounts and commissions, in connection with the issuance and distribution of the securities being registered hereunder. All of the amounts shown are estimates, except for the SEC Registration Fee and FINRA filing fee.

Amounts to be Paid
SEC registration fee	$1,023
FINRA filing fee	8,000
Nasdaq filing fee	50,000
Printing fees and expenses	50,000
Legal fees and expenses	600,000
Accounting fees and expenses	200,000
Transfer agent and registrar fees	6,200
Miscellaneous fees and expenses	299,777
Total	$1,215,000

ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act. Our amended and restated certificate of incorporation that will be in effect on the completion of this offering permits indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and our amended and restated bylaws that will be in effect on the completion of this offering provide that we will indemnify our directors and officers and permit us to indemnify our employees and other agents, in each case to the maximum extent permitted by the Delaware General Corporation Law.

We have entered into indemnification agreements with our directors and officers, whereby we have agreed to indemnify our directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director, officer, employee or agent of CaliberCos Inc., provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, the best interest of CaliberCos Inc. At present, there is no pending litigation or proceeding involving a director or officer of CaliberCos Inc. regarding which indemnification is sought, nor is the registrant aware of any threatened litigation that may result in claims for indemnification.

We maintain insurance policies that indemnify our directors and officers against various liabilities arising under the Securities Act and the Securities Exchange Act of 1934, as amended, that might be incurred by any director or officer in his capacity as such.

The underwriters are obligated, under certain circumstances, under the underwriting agreement to be filed as Exhibit 1.1 hereto, to indemnify us and our officers and directors against liabilities under the Securities Act.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

The following sets forth information regarding all unregistered securities sold since January 1, 2019:

(1)	Issuances of Options to Purchase Common Stock—From January 1, 2019 through the date of this registration statement, we granted under our 2017 Plan options to purchase an aggregate of 2,283,249 shares of our common stock to a total of 145 employees, consultants and directors, having exercise prices ranging from $1.99 to $4.00 per share.

(2)	From January 1, 2019 through the date of this registration statement, we issued 2,775,725 shares of Series B preferred stock at a per share price of $4.00 pursuant to Regulation A+.

(3)	From January 1, 2019 through the date of this registration statement, we issued 867,696 restricted stock units to employees of our company.

(4)	On June 24, 2022, we issued 800,000 shares of Class A common stock to a former consultant in connection with the settlement of a dispute.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. Unless otherwise specified above, we believe these transactions were exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act (and Regulation D or Regulation S promulgated thereunder) or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or under benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed on the share certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about us. The sales of these securities were made without any general solicitation or advertising.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

See the Exhibit Index on the page immediately preceding the signature page for a list of exhibits filed as part of this registration statement on Form S-1, which Exhibit Index is incorporated herein by reference.

(b) Financial Statement Schedules.

All financial statement schedules are omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or the notes thereto.

Item 17. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant under the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance on Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act will be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit Number	Description

1.1**	Form of Underwriting Agreement

3.1	Second Amended and Restated Certificate of Incorporation of CaliberCos Inc. (incorporated by reference to Exhibit 2.1 of CaliberCos Inc.’s offering statement on Form 1-A (File No.024-11016), filed with the SEC on January 3, 2020)

3.1.1	First Amendment to Second Amended and Restated Certificate of Incorporation of CaliberCos Inc. (incorporated by reference to Exhibit 2.1.1 of CaliberCos Inc.’s offering statement on Form 1-A (File No.024-11016), filed with the SEC on January 3, 2020)

3.1.2	Second Amendment to Second Amended and Restated Certificate of Incorporation of CaliberCos Inc. (incorporated by reference to Exhibit 2.1.2 of CaliberCos Inc.’s statement on Form 1-U (File No.24R-00272), filed with the SEC on April 23, 2020)

3.1.3	Form of Third Amended and Restated Certificate of Incorporation of CaliberCos Inc.

3.2	Bylaws of CaliberCos Inc. (incorporated by reference to Exhibit 2.2 of CaliberCos Inc.’s offering statement on Form 1-A (File No.024-11016), filed with the SEC on June 13, 2019).

3.2.1	Amendment No.1 to Bylaws of CaliberCos Inc. (incorporated by reference to Exhibit 2.3 of CaliberCos Inc.’s offering statement on Form 1-A (File No.024-11016), filed with the SEC on June 13, 2019)

3.3	Form of Amended and Restated Bylaws of CaliberCos Inc.

4.1**	Form of Class A common stock Certificate

4.2	Stockholders’ Agreement dated September 21, 2018, by and among the Company, John C. Loeffler, Jennifer Schrader and Donnie Schrader (incorporated by reference to Exhibit 3.1 of CaliberCos Inc.’s offering statement on Form 1-A (File No.024-11016), filed with the SEC on June 13, 2019)

4.2.1	Stock Purchase Agreement dated September 21, 2018, by and among the Company and Donnie Schrader (incorporated by reference to Exhibit 3.2 of CaliberCos Inc.’s offering statement on Form 1-A (File No.024-11016), filed with the SEC on June 13, 2019)

4.3	Form of Warrant, exercise price of $1.70 (Tranche 1) (incorporated by reference to Exhibit 3.3 of CaliberCos Inc.’s offering statement on Form 1-A (File No.024-11016), filed with the SEC on June 13, 2019)

4.4	Form of Warrant, exercise price of $1.70 (Tranche 2) (incorporated by reference to Exhibit 3.4 of CaliberCos Inc.’s offering statement on Form 1-A (File No.024-11016), filed with the SEC on June 13, 2019)

4.5	Form of Subscription Agreement for CaliberCos Inc.’s Series B Preferred Stock (incorporated by reference to Exhibit 4.1 of CaliberCos Inc.’s offering statement on Form 1-A (File No.024-11016), filed with the SEC on January 24, 2020)

5.1**	Opinion of Manatt, Phelps & Phillips LLP

10.1+	CaliberCos Inc. Amended and Restated 2017 Stock Incentive Plan (incorporated by reference to Exhibit 6.1 of CaliberCos Inc.’s offering statement on Form 1-A (File No.024-11016), filed with the SEC on December 5, 2019)

10.2+	Mortgage Note ($14,000,000) dated June 19, 2018, payable to Cerco Capital Inc. (incorporated by reference to Exhibit 6.2 of CaliberCos Inc.’s offering statement on Form 1-A (File No.024-11016), filed with the SEC on June 13, 2019)

10.2.1+	Guaranty of Recourse Obligations dated June 29, 2018, by Chris Loeffler and Jennifer Schrader, in favor of Cerco Capital Inc. (incorporated by reference to Exhibit 6.2.1 of CaliberCos Inc.’s offering statement on Form 1-A (File No.024-11016), filed with the SEC on June 13, 2019)

10.3+	Promissory Note ($62,245,000) dated September 2018, payable to RCC Real Estate, Inc. (incorporated by reference to Exhibit 6.3 of CaliberCos Inc.’s offering statement on Form 1-A (File No.024-11016), filed with the SEC on June 13, 2019)

10.4.1+	Guaranty of Recourse Obligations dated September 2018, by CaliberCos Inc., Jennifer Schrader, John C. Loeffler II, and Frank Heavlin, for the benefit of RCC Real Estate Inc. (incorporated by reference to Exhibit 6.3.1 of CaliberCos Inc.’s offering statement on Form 1-A (File No.024-11016), filed with the SEC on June 13, 2019)

10.5	Office Lease Agreement by and among Pollock Gateway II LLC and CaliberCos Inc. dated July 13, 2018 (incorporated by reference to Exhibit 6.4 of CaliberCos Inc.’s offering statement on Form 1-A (File No.024-11016), filed with the SEC on June 13, 2019)

10.6	First Amendment to Office Lease Agreement, by and among Pollock Gateway II LLC and CaliberCos Inc. dated November 14, 2018 (incorporated by reference to Exhibit 6.4.1 of CaliberCos Inc.’s offering statement on Form 1-A (File No.024-11016), filed with the SEC on June 13, 2019)

10.7+	Executive Employment Agreement dated January 1, 2019 by and among CaliberCos Inc. and Jennifer Schrader (incorporated by reference to Exhibit 6.5 of CaliberCos Inc.’s offering statement on Form 1-A (File No.024-11016), filed with the SEC on August 19, 2019)

10.8+	Executive Employment Agreement dated January 1, 2019 by and among CaliberCos Inc. and John C. Loeffler II (incorporated by reference to Exhibit 6.6 of CaliberCos Inc.’s offering statement on Form 1-A (File No.024-11016), filed with the SEC on August 19, 2019)

10.9+	Executive Employment Agreement dated January 1, 2019 by and among CaliberCos Inc. and Roy Bade (incorporated by reference to Exhibit 6.7 of CaliberCos Inc.’s offering statement on Form 1-A (File No.024-11016), filed with the SEC on August 19, 2019)

10.10+	Executive Employment Agreement dated January 1, 2019 by and among CaliberCos Inc. and Jade Leung (incorporated by reference to Exhibit 6.8 of CaliberCos Inc.’s offering statement on Form 1-A (File No.024-11016), filed with the SEC on August 19, 2019)

10.11	Form of Indemnification Agreement between CaliberCos Inc. and its directors and officers

10.12	Form of Escrow Agreement by and among CaliberCos Inc., SI Securities, LLC and The Bryn Mawr Trust Company of Delaware (incorporated by reference to Exhibit 8.1 of CaliberCos Inc.’s offering statement on Form 1-A (File No.024-11016), filed with the SEC on January 3, 2020)

21.1**	List of Subsidiaries of CaliberCos Inc.

23.1**	Consent of Manatt, Phelps & Phillips LLP (included in Exhibit 5.1)

23.2	Consent of Deloitte & Touche LLP, independent registered public accounting firm

24.1**	Power of Attorney

99.1**	Consent of William J. Gerber, director nominee

99.2**	Consent of Michael Trzupek, director nominee

99.3**	Consent of Daniel P. Hansen, director nominee

107**	SEC Filing Fee Table

*	To be submitted by amendment.
**	Previously filed.
+	Indicates management contract or compensatory plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Scottsdale, Arizona, on November 23, 2022.

CALIBERCOS INC.

By:	/s/ John C. Loeffler, II
Name:	John C. Loeffler
Title:	Chairman and Chief Executive Officer

As required under the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ John C. Loeffler, II	Chairman and Chief Executive Officer (Principal Executive Officer)	November 23, 2022
John C. Loeffler, II

/s/ Jade Leung	Chief Financial Officer (Principal Accounting Officer)	November 23, 2022
Jade Leung

/s/ Jennifer Schrader	President, Chief Operating Officer and Vice-Chairperson	November 23, 2022
Jennifer Schrader

II-6